      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 4, 2001

                                                      REGISTRATION NO. 333-54240
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              CHEVRON CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                          2911                         94-0890210
 (STATE OR OTHER JURISDICTION    (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
     OF INCORPORATION OR         CLASSIFICATION CODE NUMBER)        IDENTIFICATION NUMBER)
        ORGANIZATION)

                               575 MARKET STREET
                            SAN FRANCISCO, CA 94105
                                 (415) 894-7700
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             HARVEY D. HINMAN, ESQ.
                       VICE PRESIDENT AND GENERAL COUNSEL
                              CHEVRON CORPORATION
                               575 MARKET STREET
                            SAN FRANCISCO, CA 94105
                                 (415) 894-7700
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

      TERRY M. KEE, ESQ.          MICHAEL G. MCQUEENEY, ESQ.        DENNIS S. HERSCH, ESQ.
     RODNEY R. PECK, ESQ.           ACTING GENERAL COUNSEL            ULRIKA EKMAN, ESQ.
    PILLSBURY WINTHROP LLP               TEXACO INC.                DAVIS POLK & WARDWELL
      50 FREMONT STREET            2000 WESTCHESTER AVENUE           450 LEXINGTON AVENUE
   SAN FRANCISCO, CA 94105          WHITE PLAINS, NY 10650            NEW YORK, NY 10017
        (415) 983-1000                  (914) 253-4000                  (212) 450-4000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effectiveness of this registration statement and the effective time of the merger of a wholly-owned subsidiary of the registrant with and into Texaco Inc. as described in the Agreement and Plan of Merger dated as of October 15, 2000.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

[Chevron logo]                                                     [Texaco logo]

                      TO CHEVRON AND TEXACO STOCKHOLDERS:
                       A PROPOSAL TO MERGE OUR COMPANIES

     The Boards of Directors of Chevron Corporation and Texaco Inc. have approved a merger agreement that provides for the combination of our two companies. Texaco will join the Chevron group and Chevron will be renamed ChevronTexaco Corporation. We believe ChevronTexaco will rank with the world's largest and most competitive international energy companies and will create greater value for stockholders than either Chevron or Texaco could have achieved on its own.


     If the merger is completed, holders of Texaco common stock will receive
0.77 shares of ChevronTexaco common stock for each share of Texaco common stock they hold. Chevron stockholders will continue to own their existing shares after the merger. Chevron stock, after the closing of the merger, will be ChevronTexaco stock. ChevronTexaco will issue approximately [424] million shares of ChevronTexaco common stock to Texaco stockholders in the merger, based on the outstanding shares of Texaco on [APRIL 30, 2001]. These shares will represent approximately [39.80] percent of the outstanding ChevronTexaco common stock after the merger. Shares of ChevronTexaco common stock will be listed on the New York Stock Exchange under the ticker symbol "CHV." THE VALUE OF THE CHEVRONTEXACO COMMON STOCK TEXACO STOCKHOLDERS WILL RECEIVE IN THE MERGER IS CURRENTLY UNKNOWN AND MAY BE LESS THAN THE CURRENT MARKET VALUE OF CHEVRON COMMON STOCK.


     The Board of Directors of Texaco recommends that its stockholders approve the merger and the merger agreement. Therefore, we are asking the Texaco stockholders to vote FOR this proposal.

     The Board of Directors of Chevron recommends that its stockholders approve the issuance of common stock to Texaco stockholders and the amendment of Chevron's restated certificate of incorporation to change its name to ChevronTexaco Corporation. Therefore, we are asking the Chevron stockholders to vote FOR these proposals.

     We cannot complete the merger unless Texaco stockholders approve the merger and Chevron stockholders approve the common stock issuance. YOUR VOTE IS VERY IMPORTANT.


     WE ENCOURAGE YOU TO READ THIS ENTIRE DOCUMENT, INCLUDING THE DISCUSSION OF RISKS ASSOCIATED WITH THE MERGER BEGINNING ON PAGE 14, CAREFULLY BEFORE VOTING.


     The dates, times and places of the meetings are:

For Chevron stockholders:                      For Texaco stockholders:

[SIGNATURE]                                    [SIGNATURE]

David J. O'Reilly                              Glenn F. Tilton
Chairman of the Board and Chief Executive      Chairman of the Board and Chief Executive
Officer                                        Officer
Chevron Corporation                            Texaco Inc.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE CHEVRONTEXACO COMMON STOCK TO BE ISSUED UNDER THIS JOINT PROXY STATEMENT/ PROSPECTUS OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This joint proxy statement/prospectus is dated                     , 2001,
and was first mailed to stockholders on or about             , 2001.

ADDITIONAL INFORMATION

     This joint proxy statement/prospectus incorporates important business and financial information about Chevron and Texaco from other documents that are not included in or delivered with the joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this joint proxy statement/prospectus through the Securities and Exchange Commission website at www.sec.gov or by requesting them in writing or by telephone from the appropriate company at one of the following addresses:


        Chevron Corporation                        Texaco Inc.
        575 Market Street                          2000 Westchester Avenue
        San Francisco, California 94105            White Plains, New York 10650
        Attn: Corporate Secretary                  Attention: Secretary
        (415) 894-7700                             (914) 253-4000

     IF YOU WOULD LIKE TO REQUEST ANY DOCUMENTS, PLEASE DO SO BY             ,
2001 IN ORDER TO RECEIVE THEM BEFORE THE SPECIAL MEETINGS.


     See "Where You Can Find More Information" on page 91.

[Note: Page for Chevron Booklet only.]                            [Chevron logo]

        NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF CHEVRON CORPORATION

MEETING DATE:         , 2001
MEETING TIME:         a.m., PDT
MEETING LOCATION:     Chevron Park

                      Building A
                      6001 Bollinger Canyon Road
                      San Ramon, CA 94583


AGENDA: IN CONNECTION WITH THE PENDING COMBINATION WITH TEXACO INC.,



     - Vote on the proposed issuance of approximately [424] million shares of common stock to Texaco stockholders at the ratio of 0.77 ChevronTexaco shares for each Texaco share; and



     - Vote on the proposed amendment of the corporation's Restated Certificate of Incorporation to change our name to "ChevronTexaco Corporation."


ADMISSION

     All stockholders and representatives whom stockholders have authorized in writing are cordially invited to attend the Special Meeting. We will hold the Special Meeting at Chevron Park in San Ramon, California. Seating will be limited at Chevron Park. We will give our stockholders priority seating at the Special Meeting. Depending on stockholder attendance, we may have to seat guests in an overflow area.

VOTING

     Only stockholders of record on             , 2001, or their duly authorized
proxies, may vote at the Special Meeting.

     YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE PROMPTLY, OR AUTHORIZE THE INDIVIDUALS NAMED ON YOUR PROXY CARD TO VOTE YOUR SHARES BY CALLING THE TOLL-FREE TELEPHONE NUMBER OR USING THE INTERNET AS DESCRIBED IN THE INSTRUCTIONS INCLUDED WITH YOUR PROXY CARD.

                                          [SIGNATURE]

                                          Lydia I. Beebe
                                          Corporate Secretary

            , 2001

[Note: Page for Texaco Booklet only.]                              [Texaco logo]

                           NOTICE OF SPECIAL MEETING
                  TO BE HELD ON

To the Stockholders of Texaco Inc.:


     A special meeting of stockholders of Texaco Inc. will be held on
               , at                , at                to consider and vote upon
a proposal to approve and adopt the Agreement and Plan of Merger, dated as of October 15, 2000, as amended, among Texaco, Chevron Corporation and Keepep Inc., a subsidiary of Chevron, and the merger, as described in the attached joint proxy statement/prospectus. If the merger is completed, Texaco stockholders will receive 0.77 shares of ChevronTexaco for each Texaco share.


     Only holders of record of Texaco common stock at the close of business on
            , 2001, will be entitled to vote at the Texaco meeting or any adjournment or postponement.

     Your vote is important to us. Even if you do not plan to attend the meeting, please complete and sign the enclosed proxy card and mail it promptly in the return envelope. If you are a stockholder of record, you can also vote over the internet or by calling the toll-free telephone number shown on the proxy card.

     You must have an admission card to be admitted to the meeting. If you are a stockholder of record, we have included an admission card with your proxy card. If you are not a stockholder of record, you should contact the bank or broker holding your shares to obtain an admission card.

                                          [SIGNATURE]

                                          Michael H. Rudy
                                          Secretary

            , 2001

                               TABLE OF CONTENTS


                                         PAGE
                                         ----
THE MERGER.............................    1
QUESTIONS AND ANSWERS ABOUT THE
  MERGER...............................    1
SUMMARY................................    3
  Who We Are...........................    3
  Why We Recommend the Merger..........    3
  Opinions of Financial Advisors.......    3
  What Texaco Stockholders Will Receive
     in the Merger.....................    4
  The Merger is a Tax-Free
     Reorganization....................    4
  Ownership of ChevronTexaco After the
     Merger............................    4
  Stockholder Vote Required to Approve
     the Merger, the Common Stock
     Issuance and the Name Change......    4
  Appraisal Rights Are Not Available...    5
  Board of Directors of ChevronTexaco
     and Related Matters After the
     Merger............................    5
  The Interests of Texaco Directors and
     Officers in the Merger May Differ
     from Your Interests...............    5
  Accounting Treatment.................    5
  Conditions to Completion of the
     Merger............................    5
  We Have Not Yet Obtained All Required
     Regulatory Approvals..............    6
  The Merger Agreement May Be
     Terminated........................    6
  Fees May Be Payable on Termination...    6
  We Have Granted Each Other Stock
     Options...........................    7
  Market Price Information.............    7
SELECTED HISTORICAL AND PRO FORMA
  FINANCIAL DATA.......................    8
  How We Prepared the Financial
     Statements........................    8
  Pooling-of-Interests Accounting
     Treatment.........................    8
  Merger-Related Expenses..............    8
  Integration-Related Expenses.........    8
  Periods Covered......................    9
SELECTED HISTORICAL FINANCIAL DATA.....   10
  Selected Historical Financial Data of
     Chevron...........................   10
  Selected Historical Financial Data of
     Texaco............................   11
  Selected Unaudited Pro Forma Combined
     Financial Data....................   12
  Comparative Per-Share Data...........   13
RISK FACTORS...........................   14



                                         PAGE
                                         ----
  The market value of the merger
     consideration that Texaco
     stockholders will receive may
     decline and will depend on the
     market value of Chevron common
     stock at the effective time of the
     merger............................   14
  Because the exchange ratio is not
     subject to adjustment for changes
     in the price of Chevron or Texaco
     common stock, the fixed exchange
     ratio may be less favorable to
     Chevron or Texaco stockholders on
     the closing date than it was when
     the merger agreement was
     approved..........................   14
  Any delay in the consummation of the
     merger could diminish the
     >benefits of the merger...........   14
  Divestitures or other restrictions
     ordered by government agencies may
     have an adverse effect on the
     combined company..................   15
  The deal-protection provisions of the
     merger agreement may >deter
     alternative business combinations
     and could negatively >impact the
     stock price of either company in
     the event it >terminates the
     merger agreement..................   15
  The anticipated benefits of the
     merger may be more costly to
     realize than expected or may not
     be realized within the anticipated
     time frame or at all..............   15
CAUTIONARY STATEMENT CONCERNING
  FORWARD-LOOKING STATEMENTS...........   16
THE MERGER.............................   17
  General..............................   17
  Background of the Merger.............   17
  Our Reasons for the Merger...........   21
  Recommendation of, and Factors
     Considered by, the Chevron
     Board.............................   23
  Recommendation of, and Factors
     Considered by, the Texaco Board...   26
  Directors of ChevronTexaco...........   29
  Principal Officers of
     ChevronTexaco.....................   29
  Other Executive Officers of
     ChevronTexaco.....................   29
  Accounting Treatment.................   29
  Material Federal Income Tax
     Consequences of the Merger........   30
  Regulatory Matters...................   31
  Appraisal Rights.....................   32

                                         PAGE
                                         ----
  Federal Securities Laws Consequences;
     Stock Transfer Restriction
     Agreements........................   32
OPINIONS OF FINANCIAL ADVISORS.........   34
  Opinion of Chevron's Financial
     Advisor...........................   34
  Valuation Analysis...................   36
  Comparative Transaction Multiples
     Analysis..........................   39
  Contribution Analysis................   39
  Premiums Paid Analysis...............   40
  Synergy Payout Ratio Analysis........   41
  Pro Forma Merger Consequences
     Analysis..........................   42
  Opinion of Texaco's Financial
     Advisor...........................   43
  Valuation Analysis...................   45
  Relative Analyses....................   47
  Pro Forma Merger Analysis............   48
  Other Analyses.......................   48
  Miscellaneous........................   49
  Texaco's Financial Advisors..........   49
INTERESTS OF DIRECTORS AND OFFICERS IN
  THE MERGER...........................   50
  Board of Directors...................   50
  Executive Officers...................   50
  Indemnification; Directors' and
     Officers' Insurance...............   51
  Severance Agreements.................   51
  Employee Severance Benefits..........   53
  Stock Incentive Plans................   55
  Stock Grantor Trust..................   55
COMPARATIVE PER-SHARE MARKET PRICE AND
  DIVIDEND INFORMATION.................   56
  Effect of Merger on Texaco Investor
     Services Plan.....................   57
  Liabilities..........................
  Stockholders' Equity.................
BUSINESS RELATIONSHIPS BETWEEN CHEVRON
  AND TEXACO...........................   68
  The Caltex Group of Companies........   68
  Fuel and Marine Marketing LLC
     (FAMM)............................   68
  P.T. Mandau Cipta Tenaga Nusantara...   68
THE MERGER AGREEMENT...................   69



                                         PAGE
                                         ----
  Structure of the Merger..............   69
  Timing of Closing....................   69
  Merger Consideration.................   69
  Treatment of Texaco Stock Options;
     Other Texaco Stock-Based Awards...   69
  Exchange of Shares...................   69
  ChevronTexaco Board and Related
     Matters...........................   70
  Covenants............................   70
  Representations and Warranties.......   74
  Conditions to the Completion of the
     Merger............................   74
  Termination of the Merger
     Agreement.........................   76
  Expenses.............................   77
  Amendments; Waivers..................   77
  Stock Option Agreements..............   77
INFORMATION ABOUT THE MEETINGS AND
  VOTING...............................   80
  Matters Relating to the Meetings.....   80
  Vote Necessary to Approve the Chevron
     and Texaco Proposals..............   81
  Voting...............................   82
  Other Business; Adjournments.........   83
COMPARISON OF STOCKHOLDER RIGHTS.......   84
DESCRIPTION OF CHEVRON CAPITAL STOCK...   88
  Chevron Common Stock.................   88
  Chevron Preferred Stock..............   88
  Transfer Agent and Registrar.........   89
  Stock Exchange Listing; Delisting and
     Deregistration of Texaco Common
     Stock.............................   89
DESCRIPTION OF TEXACO'S CAPITAL
  STOCK................................   89
LEGAL MATTERS..........................   89
EXPERTS................................   89
STOCKHOLDERS' PROPOSALS................   90
ADDITIONAL INFORMATION FOR
  STOCKHOLDERS.........................   91
WHERE YOU CAN FIND MORE INFORMATION....   91
  Chevron SEC Filings (File No.
     1-368-2)..........................   91
  Texaco SEC Filings (File No. 1-27)...   91

                                         PAGE
                                         ----
Annexes
  Annex A -- Agreement and Plan of
     Merger
  Annex A-1 -- Amendment No. 1 to
     Agreement and Plan of Merger
  Annex B -- Stock Option Agreement
  Annex C -- Stock Option Agreement
  Annex D -- Opinion of Lehman Brothers
  Annex E -- Opinion of Credit Suisse
     First Boston


                                   THE MERGER

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: When and where are the stockholder meetings?

A: Each company's meeting will take place on             , 2001. Chevron's
   meeting will be held at Chevron Park, in San Ramon, California. Texaco's
   meeting will be held at                .

Q: What do I need to do now?

A: Mail your signed proxy card in the enclosed return envelope or vote by telephone or the internet, as soon as possible, so your shares will be represented at your meeting. In order to be sure that your vote is counted, please submit your proxy as instructed on your proxy card even if you plan to attend a meeting in person.

Q: What does my board of directors recommend?

A: The board of directors of Texaco recommends that its stockholders vote in favor of the merger. The board of directors of Chevron recommends that its stockholders vote in favor of the issuance of common stock in the merger and the name change.

Q: What do I do if I want to change my vote?

A: You should send in a later-dated, signed proxy card to your company's
   Secretary or vote again by telephone or the internet before your meeting. Or you can attend your meeting in person and vote. You may also revoke your proxy by sending a notice of revocation to your company's Secretary at the address under "Who We Are" on page 3.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: If you do not provide your broker with instructions on how to vote your "street name" shares, your broker will not be permitted to vote them on the merger. Therefore, you should be sure to provide your broker with instructions on how to vote your shares. Please check the voting form used by your broker to see if it offers telephone or internet voting.

Q: Why is it important for me to vote?

A: We cannot complete the merger without Texaco stockholders voting in favor of the merger and Chevron stockholders voting in favor of the common stock issuance.

Q: What if I don't vote?

A: If you are a Chevron stockholder and you do not give voting instructions to your broker or you do not vote, you will, in effect, be voting against the name change and will not be voting on the issuance of common stock.

   If you are a Texaco stockholder and do not give voting instructions to your broker or you do not vote, you will, in effect, be voting against the merger.

Q: Should I send in my stock certificates now?

A: No. If the merger is completed, we will send Texaco stockholders written instructions for exchanging their share certificates. Chevron stockholders will keep their existing certificates.

Q: What happens to my future dividends?


A: We expect no change in Chevron's or Texaco's dividend policies before the merger. We expect that ChevronTexaco will continue to pay quarterly dividends on ChevronTexaco common stock after the merger. The payment of dividends by ChevronTexaco in the future will continue to depend on business conditions, ChevronTexaco's financial condition and earnings, and other factors. To compare dividends paid by each of Chevron and Texaco, see page 56.


Q: When do you expect the merger to occur?

A: Assuming we receive the required stockholder and regulatory approvals, we expect to complete the merger immediately after the stockholder meetings.

Q: When will Chevron's name change occur?

A: The Chevron name change will take effect if and when the merger is completed and if the Chevron stockholders have also approved the name change.

Q: What are the tax consequences of the merger?

A: The merger has been structured so that the companies and their stockholders will not recognize gain or loss as a result of the merger. Texaco stockholders will not recognize gain or loss on the exchange of their stock, other than on account of cash received for a fractional share.

Q: Who do I call if I have questions about the meetings or the merger?

A: Chevron stockholders may call
   1-800-          . Texaco stockholders may call 1-800-          .

                                    SUMMARY


     This summary highlights material information described more fully elsewhere in this joint proxy statement/prospectus. This summary does not contain all of the information that you should consider. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read this document and the documents we have referred you to carefully, including the merger agreement attached as Annex A to this joint proxy statement/prospectus. See "Where You Can Find More Information" on page 91.


WHO WE ARE

CHEVRON CORPORATION
575 MARKET STREET
SAN FRANCISCO, CA 94105
(415) 894-7700

Chevron manages its investments in, and provides administrative, financial and management support to, U.S. and foreign subsidiaries and affiliates that engage in fully integrated petroleum operations, chemicals operations and coal mining. Collectively, these companies, which we refer to as Chevron, operate in the United States and approximately 100 other countries. Petroleum operations consist of exploring for, developing and producing crude oil and natural gas; refining crude oil into finished petroleum products; marketing crude oil, natural gas and the many products derived from petroleum; and transporting crude oil, natural gas and petroleum products by pipelines, marine vessels, motor equipment and rail car. Chemicals operations include the manufacture and marketing of commodity petrochemicals, plastics for industrial uses and fuel and lube oil additives.

TEXACO INC.
2000 WESTCHESTER AVENUE
WHITE PLAINS, NY 10650
(914) 253-4000

Texaco Inc. and its subsidiary companies, together with affiliates owned 50 percent or less, represent a vertically integrated enterprise principally engaged in the worldwide exploration for and production, transportation, refining and marketing of crude oil, natural gas liquids, natural gas and petroleum products, power generation and gasification. Directly and through affiliates, Texaco operates in more than 150 countries.

WHY WE RECOMMEND THE MERGER

(SEE PAGES 21 THROUGH 29)



We believe the combined ChevronTexaco will be positioned for stronger financial returns than could be achieved by either company separately, partly through significant cost reductions, but also because the combined company will have a broader mix of quality assets, skills and technology. Chevron and Texaco are natural partners, with many complementary operations and a long history of working together successfully. Of course, these benefits depend on our ability to obtain the necessary approvals for the merger, and on other uncertainties described beginning on page 74.


TO CHEVRON STOCKHOLDERS:

The Chevron board believes that the merger, the issuance of common stock in the merger and the name change are fair to you and in your best interest and recommends that you vote for the issuance of common stock and for the name change.

TO TEXACO STOCKHOLDERS:

The Texaco board believes that the merger is fair to you and in your best interest and recommends that you vote for the approval of the merger agreement and the merger.

OPINIONS OF FINANCIAL ADVISORS

(SEE PAGES 34 THROUGH 49)



In deciding to approve the merger, each board considered the opinion of its financial advisor. Chevron received an opinion from Lehman Brothers Inc. as of October 15, 2000 as to the fairness to Chevron from a financial point of view of the exchange ratio, and Texaco received an opinion from Credit Suisse First Boston Corporation as of October 15, 2000 as to the fairness to the holders of Texaco common stock from a financial point of view of the exchange ratio. These opinions, including a discussion of the assumptions made, matters considered and limitations on the review undertaken, are described in this joint statement/prospectus, and the complete texts of the opinions are attached as Annex D and Annex E.



WHAT TEXACO STOCKHOLDERS WILL RECEIVE IN THE MERGER (SEE PAGE 69)


As a result of the merger, Texaco stockholders will receive, for each share of Texaco common stock, 0.77 shares of ChevronTexaco common stock.

ChevronTexaco will not issue any fractional shares. Texaco stockholders will receive a cash payment in the amount of the proceeds from the sale of their fractional shares in the market.

Example:

- If you own 10 shares of Texaco common stock, then after the merger you will receive 7 shares of ChevronTexaco common stock and a cash payment for the sale proceeds for seven-tenths of one share of ChevronTexaco common stock, rounded to the nearest one cent. The value of the stock that you will receive will change as the price of ChevronTexaco common stock changes after the merger.


- On [MAY 31, 2001], the last per-share price of Chevron common stock on the New York Stock Exchange Consolidated Tape was [$96.05]. Applying the 0.77 exchange ratio to this Chevron price, holders of Texaco common stock would be entitled to receive ChevronTexaco common stock with a market value of approximately [$73.96] for each share of Texaco common stock. However, the market prices for Texaco and Chevron common stock are likely to change before the merger. You are urged to obtain current price quotes for Texaco and Chevron common stock. See "Risk Factors" beginning on page 14 for more information about the exchange ratio.


The shares of ChevronTexaco common stock will be listed on the New York Stock Exchange under the ticker symbol "CHV."


THE MERGER IS A TAX-FREE REORGANIZATION (SEE PAGES 30 AND 31)


It is a condition to the obligations of Texaco and Chevron to complete the merger that each receive a legal opinion from its outside counsel that the merger will be a tax-free reorganization for federal income tax purposes. Accordingly, the transaction has been structured so that the companies themselves, as well as holders of Chevron stock, will not recognize gain or loss as a result of the merger. Holders of Texaco common stock will not recognize any gain or loss for federal income tax purposes on the exchange of their Texaco stock for ChevronTexaco stock in the merger, except for any gain or loss recognized in connection with the receipt of cash instead of a fractional share of ChevronTexaco common stock. You should consult your tax advisor regarding the tax consequences of the merger to you.

OWNERSHIP OF CHEVRONTEXACO AFTER THE MERGER


ChevronTexaco will issue approximately [424] million shares of ChevronTexaco common stock to Texaco stockholders in the merger. The shares of ChevronTexaco common stock to be issued to Texaco stockholders in the merger will represent approximately [39.80] percent of the outstanding ChevronTexaco common stock after the merger. This information is based on the number of Chevron and Texaco shares outstanding on [APRIL 30, 2001] and does not take into account stock options or other equity-based awards or any other shares which may be issued before the merger as allowed by the merger agreement.


STOCKHOLDER VOTE REQUIRED TO APPROVE THE MERGER, THE COMMON STOCK ISSUANCE AND THE NAME CHANGE

For Chevron stockholders: Approval of the common stock issuance in the merger requires the affirmative vote of a majority of the votes cast for or against the common stock issuance, provided that the total number of votes cast for or against the common stock issuance represents at least a majority of Chevron's outstanding shares. Approval of the name change requires the affirmative vote of a majority of the outstanding shares of Chevron common stock. As of the record date, Chevron's directors, executive officers and their affiliates beneficially owned in the aggregate less than 1 percent of Chevron's outstanding common stock entitled to vote at the Chevron stockholders meeting.

For Texaco stockholders: Approval of the merger requires the affirmative vote of a majority of the outstanding shares of Texaco common stock. As of the record date, Texaco's directors, executive officers and their affiliates beneficially owned in the aggregate less than 1 percent of Texaco's outstanding common stock entitled to vote at the Texaco stockholders meeting.


APPRAISAL RIGHTS ARE NOT AVAILABLE (SEE PAGE 32)


The holders of Chevron and Texaco common stock do not have any right to an appraisal of the value of their shares in connection with the merger.


BOARD OF DIRECTORS OF CHEVRONTEXACO AND RELATED MATTERS AFTER THE MERGER (SEE PAGE 29)


Following the merger, the board of directors of ChevronTexaco will have 15 members, of whom six must be persons who are Texaco directors designated by Texaco and reasonably acceptable to Chevron. The remainder of the board will be current Chevron directors. Mr. Glenn F. Tilton, Chairman of Texaco, will become a Vice Chairman of ChevronTexaco. In addition, at least one Texaco designee will be appointed to each committee of the board of directors of ChevronTexaco.


THE INTERESTS OF TEXACO DIRECTORS AND OFFICERS IN THE MERGER MAY DIFFER FROM YOUR INTERESTS (SEE PAGE 50)



When you consider the Texaco board's recommendation that Texaco stockholders vote in favor of the merger, you should be aware that a number of Texaco directors and officers may have interests in the merger that may be different from, or in addition to, yours. For instance, as described on page 50, after the merger, some Texaco officers will become executives of ChevronTexaco and other Texaco officers will receive benefits under severance agreements. These agreements are described on pages 51 through 53. While the total amount of these payments is not currently known, assuming that the closing occurs on July 1, 2001, and that all Texaco executives who are party to severance agreements are terminated without cause or resign for good reason immediately following that date, the amount of the cash severance payments payable to these executives would be approximately $50 million and the tax gross-up payment would not be expected to exceed approximately $40 million.



ACCOUNTING TREATMENT (SEE PAGES 29 AND 30)


We expect the merger to qualify as a "pooling-of-interests." This means that we will treat our companies as if they had always been combined for accounting and financial reporting purposes.


CONDITIONS TO COMPLETION OF THE MERGER (SEE PAGES 74 AND 75)


The completion of the merger depends upon meeting a number of conditions, including the following:

- approval of the merger agreement and the merger by the stockholders of Texaco;

- approval of the issuance of common stock in the merger by the Chevron stockholders;

- expiration or termination of the relevant waiting period under the Hart-Scott-Rodino Act;

- approval by the European Commission of the merger;

- absence of any law or court order prohibiting the merger;

- receipt of a letter from the independent accountants of Chevron reconfirming their concurrence with Chevron's management that "pooling-of-interests" accounting treatment for the merger is appropriate;

- receipt of a letter from the independent accountants of Texaco reconfirming their concurrence with Texaco's management that Texaco is eligible to participate in a "pooling-of-interests" transaction;

- receipt of opinions of Chevron's and Texaco's counsel that the merger will qualify as a tax-free reorganization;

- absence of a material adverse effect on Chevron or Texaco during the period from October 15, 2000 until the closing of the merger;

- material accuracy as of closing of the representations and warranties made by Chevron and Texaco, respectively;

- absence of any proceedings seeking to limit Chevron's ownership of Texaco or to compel divestiture of assets, in either case that would be reasonably likely to result in a material adverse effect on ChevronTexaco; and

- receipt of all material regulatory approvals for the merger on terms that are not reasonably likely to result in a material adverse effect on ChevronTexaco.

WE HAVE NOT YET OBTAINED ALL REQUIRED REGULATORY APPROVALS


Under the Hart-Scott-Rodino Act, the merger cannot be completed until after we have given to the Federal Trade Commission information requested by its staff, and a required waiting period has expired or been terminated. We have not yet certified the submission of all the information that the FTC staff has requested. The FTC has the authority to challenge the merger on antitrust grounds by seeking a federal court order enjoining the transaction pending an administrative hearing.


On March 1, 2001 the European Union announced that it had approved the merger.

The merger is also subject to regulatory review in jurisdictions other than the U.S. and the EU.

Chevron and Texaco are working to obtain the required regulatory approvals and consents. However, we can give no assurance as to when or whether any of these approvals and consents will be obtained or the terms and conditions that may be imposed.

We anticipate that the FTC will require asset dispositions as a condition of not challenging the merger. While the scope and method of these dispositions are unknown at this time, we do anticipate being required to make divestitures of Texaco's interests in two joint ventures involved in the United States refining, marketing and transportation businesses in order to address market concentration concerns.


As described beginning on page 74, Chevron and Texaco are not required to close the merger unless the regulatory conditions to completion of the merger are satisfied.



THE MERGER AGREEMENT MAY BE TERMINATED (SEE PAGES 76 AND 77)


Either Chevron or Texaco can terminate the merger agreement if any of the following occurs:

- we do not complete the merger by the end date, October 15, 2001; however, that date will be extended to April 15, 2002 if the reason for not closing by October 15, 2001 is that the regulatory conditions specified in the merger agreement have not been satisfied;

- Chevron or Texaco stockholders do not give the required approvals;

- a law or court order permanently prohibits the merger; or

- a material breach by the other party of the representations and warranties in the merger agreement which is not cured.

In addition, Texaco can terminate the merger agreement if the Chevron board changes its recommendation of the common stock issuance and the name change to its stockholders in a manner adverse to Texaco, and Chevron can terminate the merger agreement if the Texaco board changes its recommendation of the merger to its stockholders in a manner adverse to Chevron.

Neither party can terminate the merger agreement for the reasons described in the first bullet above if the merger has not closed because that party is in material breach of its obligations under the merger agreement.

Finally, the boards of Chevron and Texaco can mutually agree to terminate the merger agreement even if the merger has been approved by their stockholders.


FEES MAY BE PAYABLE ON TERMINATION (SEE PAGES 76 AND 77)


Texaco must pay Chevron a termination fee of $500 million in cash if the merger agreement is terminated in any of the following circumstances:

- the Texaco board fails to recommend the merger or recommends a superior offer to its stockholders,

- Texaco stockholders do not approve the merger and prior to the Texaco stockholders' meeting a proposal by a third party for an alternative transaction was made to Texaco or its stockholders, or

- a proposal by a third party for an alternative transaction was made to Texaco or its stockholders and the merger agreement is thereafter terminated because the merger is not completed by the October 15, 2001 or April 15, 2002 end date.

Texaco must pay Chevron an additional termination fee of $500 million in cash if Texaco agrees to an alternative transaction or consummates an alternative transaction within 12 months after the termination.

Chevron must pay Texaco a termination fee of $500 million in cash if the merger agreement is terminated in any of the following circumstances:

- the Chevron board fails to recommend the common stock issuance or the name change or recommends a superior offer to its stockholders,

- Chevron stockholders do not approve the common stock issuance and prior to the Chevron stockholders' meeting a proposal by a third party for an alternative transaction was made to Chevron or its stockholders, or

- a proposal by a third party for an alternative transaction was made to Chevron or its stockholders and the merger agreement is thereafter terminated because the merger is not completed by the October 15, 2001 or April 15, 2002 end date.

Chevron must pay Texaco an additional termination fee of $500 million in cash if Chevron agrees to an alternative transaction or consummates an alternative transaction within 12 months after the termination.

WE HAVE GRANTED EACH OTHER STOCK OPTIONS

In connection with the merger agreement, Chevron and Texaco entered into a stock option agreement under which Texaco granted to Chevron an option to purchase a number of shares approximately equal to 19.9 percent of the number of outstanding shares of Texaco's common stock, at a price of $53.71 per share. The number of shares subject to the option and the option price per share are subject to adjustment. The option is exercisable under the same circumstances in which Texaco is required to pay to Chevron the termination fee referred to above. This stock option agreement is attached as Annex B. We encourage you to read this agreement.

In connection with the merger agreement, Texaco and Chevron entered into a stock option agreement under which Chevron granted to Texaco an option to purchase a number of shares approximately equal to 19.9 percent of the number of outstanding shares of Chevron's common stock, at a price of $85.96 per share. The number of shares subject to the option and the option price per share are subject to adjustment. The option is exercisable under the same circumstances in which Chevron is required to pay to Texaco the termination fee referred to above. This stock option agreement is attached as Annex C. We encourage you to read this agreement.

MARKET PRICE INFORMATION


Shares of each of Chevron and Texaco common stock are traded on the New York Stock Exchange. On October 13, 2000, the last trading day before the public announcement of the merger, Chevron common stock closed at $84.25 per share and Texaco common stock closed at $55.125 per share. Based on the Texaco common stock exchange ratio, 0.77, the pro forma equivalent per share value of the Texaco common stock on October 13, 2000 was equal to approximately $64.87 per share. On [MAY 31, 2001] Chevron common stock closed at [$96.05] per share and Texaco common stock closed at [$71.40] per share. The pro forma equivalent per share value of the Texaco common stock on [MAY 31, 2001] was approximately [$73.96] per share.

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

HOW WE PREPARED THE FINANCIAL STATEMENTS


     We are providing the following information to aid you in your analysis of the financial aspects of the merger. We derived this information from the audited financial statements of Chevron and Texaco for the years 1996 through 2000 and the unaudited financial statements of Chevron and Texaco for the three months ended March 31, 2001 and 2000. The financial statements also reflect the consolidation of entities commonly owned by Chevron and Texaco, primarily the Caltex Group (Caltex) of equity affiliates. The information is only a summary, and you should read it together with our historical financial statements and related notes contained in the annual reports and other information that we have filed with the SEC and incorporated by reference. See "Where You Can Find More Information" on page 91.


POOLING-OF-INTERESTS ACCOUNTING TREATMENT


     We expect that the merger will be accounted for as a "pooling-of-interests." This means that, for accounting and financial reporting purposes, we will treat our companies as if they had always been combined. For a more detailed description of pooling-of-interests accounting, see "The Merger -- Accounting Treatment" on pages 29 and 30.


     We have presented unaudited pro forma condensed combined financial information that reflects the pooling-of-interests method of accounting to give you a better picture of what our businesses might have looked like had they been combined since January 1, 1998. We prepared the unaudited pro forma condensed combined statements of income and unaudited pro forma condensed combined balance sheet by adding or combining the historical amounts of each company. The accounting policies of Chevron and Texaco are substantially comparable. Consequently, we did not make adjustments to the unaudited pro forma condensed combined financial statements to conform the accounting policies of the combining companies. Additionally, we did not make adjustments to the unaudited pro forma condensed combined financial statements to reflect the effect of any asset dispositions that may be required by order of regulatory agencies.


     The companies may have had different financial results had they always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had our companies always been combined or of the future results that we will experience after the merger. See "Unaudited Pro Forma Condensed Combined Financial Statements" on page 58 for more information.


MERGER-RELATED EXPENSES


     We estimate that merger-related fees and expenses, consisting primarily of SEC filing fees, fees and expenses of investment bankers, attorneys and accountants, and financial printing and other related charges, will total approximately $125 million. See note 5 on page 66 for more information about merger-related expenses.


INTEGRATION-RELATED EXPENSES


     Though not yet fully quantified, significant costs will be incurred for employee severance and other integration-related expenses, including the elimination of duplicate facilities, operational realignment and workforce reductions. These expenditures are necessary to reduce the costs of ongoing operations and to operate more effectively. These amounts are being charged to operations in the appropriate periods. See note 5 on page 66 for more information about integration-related expenses.

PERIODS COVERED


     The unaudited pro forma condensed combined statements of income combine Chevron's and Texaco's results for the three-month periods ended March 31, 2001 and 2000, and the years ended December 31, 2000, 1999 and 1998, giving effect to the merger as if it had occurred on January 1, 1998. The unaudited pro forma condensed combined balance sheet combines the balance sheets of Chevron and Texaco as of March 31, 2001, giving effect to the merger as if it had occurred on March 31, 2001.

                       SELECTED HISTORICAL FINANCIAL DATA

SELECTED HISTORICAL FINANCIAL DATA OF CHEVRON


     The selected historical financial data for the three-month periods ended March 31, 2001 and 2000, have been derived from Chevron's unaudited consolidated financial statements. The selected historical financial data for each of the years ended December 31, 1996 through 2000 have been derived from Chevron's audited consolidated financial statements. This information is only a summary and you should read it together with Chevron's historical financial statements and related notes contained in the annual reports and other information that Chevron has filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" on page 91.



                                              THREE MONTHS
                                                  ENDED
                                                MARCH 31,                  YEARS ENDED DECEMBER 31,
                                            -----------------   -----------------------------------------------
                                             2001      2000      2000      1999      1998      1997      1996
                                            -------   -------   -------   -------   -------   -------   -------
                                                      (MILLIONS OF DOLLARS, EXCEPT PER-SHARE AMOUNTS)
Sales and other operating revenues*.......  $11,965   $11,385   $50,592   $35,448   $29,943   $40,596   $42,782
Net income................................    1,600     1,044     5,185     2,070     1,339     3,256     2,607
Net income per common share:
  Basic...................................     2.49      1.59      7.98      3.16      2.05      4.97      3.99
  Diluted.................................     2.49      1.59      7.97      3.14      2.04      4.95      3.98
Cash dividends per common share...........      .65       .65      2.60      2.48      2.44      2.28      2.08
*Includes consumer excise taxes...........    1,001       942     4,060     3,910     3,756     5,587     5,202



                                              AT MARCH 31,                      AT DECEMBER 31,
                                            -----------------   -----------------------------------------------
                                             2001      2000      2000      1999      1998      1997      1996
                                            -------   -------   -------   -------   -------   -------   -------
Total assets..............................  $42,817   $41,249   $41,264   $40,668   $36,540   $35,473   $34,854
Long-term debt and capital lease
  obligations.............................    4,804     5,400     5,153     5,485     4,393     4,431     3,988

SELECTED HISTORICAL FINANCIAL DATA OF TEXACO


     The selected financial information for the three-month periods ended March 31, 2001 and 2000 have been derived from Texaco's unaudited consolidated financial statements. The selected historical financial data for each of the years ended December 31, 1996 through 2000, have been derived from Texaco's audited consolidated financial statements. This information is only a summary, and you should read it together with Texaco's historical financial statements and related notes contained in the annual reports and other information that Texaco has filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" on page 91.



                                              THREE MONTHS
                                                  ENDED
                                                MARCH 31,                  YEARS ENDED DECEMBER 31,
                                            -----------------   -----------------------------------------------
                                             2001      2000      2000      1999      1998      1997      1996
                                            -------   -------   -------   -------   -------   -------   -------
                                                      (MILLIONS OF DOLLARS, EXCEPT PER-SHARE AMOUNTS)
Sales and services revenues...............  $13,872   $11,086   $50,100   $34,975   $30,910   $45,187   $44,561
Income
  Before cumulative effect of accounting
    changes...............................      833       574     2,542     1,177       603     2,664     2,018
  Cumulative effect of accounting
    changes...............................       --        --        --        --       (25)       --        --
                                            -------   -------   -------   -------   -------   -------   -------
Net income................................      833       574     2,542     1,177       578     2,664     2,018
Preferred stock dividend requirements.....        3         3        15        29        54        56        58
                                            -------   -------   -------   -------   -------   -------   -------
Net income available for common stock.....      830       571     2,527     1,148       524     2,608     1,960
Income per common share -- basic*
  Before cumulative effect of accounting
    changes...............................     1.53      1.05      4.66      2.14      1.04      4.99      3.77
  Cumulative effect of accounting
    changes...............................       --        --        --        --     (0.05)       --        --
                                            -------   -------   -------   -------   -------   -------   -------
Net income -- basic.......................     1.53      1.05      4.66      2.14      0.99      4.99      3.77
Income per common share -- diluted*
  Before cumulative effect of accounting
    changes...............................     1.53      1.05      4.65      2.14      1.04      4.87      3.68
  Cumulative effect of accounting
    changes...............................       --        --        --        --     (0.05)       --        --
                                            -------   -------   -------   -------   -------   -------   -------
Net income -- diluted.....................     1.53      1.05      4.65      2.14      0.99      4.87      3.68
Cash dividends per common share*..........      .45       .45      1.80      1.80      1.80      1.75      1.65


-------------------------

* Reflects two-for-one stock split effective September 29, 1997.


                                              AT MARCH 31,                      AT DECEMBER 31,
                                            -----------------   -----------------------------------------------
                                             2001      2000      2000      1999      1998      1997      1996
                                            -------   -------   -------   -------   -------   -------   -------
Total assets..............................  $32,351   $29,415   $30,867   $28,972   $28,570   $29,600   $26,963
Long-term debt and capital lease
  obligations.............................    6,544     6,590     6,815     6,606     6,352     5,507     5,125

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA


     The following selected unaudited pro forma combined financial data have been derived from and should be read together with the unaudited pro forma condensed combined financial statements and related notes on pages 58 through
67. This information is based on the historical consolidated balance sheets and related historical consolidated statements of income of Chevron and Texaco, giving effect to the merger using the pooling-of-interests method of accounting for business combinations. The financial statements also reflect the consolidation of entities commonly owned by Chevron and Texaco, primarily the Caltex Group (Caltex) of equity affiliates. We did not make adjustments to the unaudited pro forma condensed combined financial statements to reflect the effect of any asset dispositions that may be required by order of regulatory agencies. This information is included for illustrative purposes only. The financial results may have been different had the companies actually been combined during the periods.


     You should not rely on the selected unaudited pro forma combined financial data as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger.


                                          THREE MONTHS ENDED
                                              MARCH 31,            YEARS ENDED DECEMBER 31,
                                          ------------------    ------------------------------
                                           2001       2000        2000       1999       1998
                                          -------    -------    --------    -------    -------
                                            (MILLIONS OF DOLLARS, EXCEPT PER-SHARE AMOUNTS)
Sales and other operating revenues*.....  $29,039    $26,042    $117,102    $83,459    $71,373
Net income..............................    2,433      1,618       7,727      3,247      1,917
Net income per common share
  Basic.................................     2.30       1.50        7.22       3.01       1.75
  Diluted...............................     2.29       1.50        7.21       3.00       1.75
Cash dividends per common share.........      .62        .62        2.50       2.43       2.40
*Includes consumer excise taxes.........    1,629      1,568       6,601      6,029      5,930



                                                                AT MARCH 31,
                                                                    2001
                                                              -----------------
Total assets................................................       $80,072
Long-term debt and capital lease obligations................        12,364

COMPARATIVE PER-SHARE DATA



     Set forth below are the per-common share data for net income, cash dividends and book value, shown separately for Chevron and Texaco on a historical basis, for ChevronTexaco on a pro forma combined basis and on a pro forma combined basis per Texaco equivalent share. The exchange ratio of the business combination is 0.77 shares of ChevronTexaco common stock for each share of Texaco common stock.



     The ChevronTexaco pro forma data was derived by combining the historical consolidated financial information of Chevron and Texaco, using the pooling-of-interests method of accounting for business combinations as described under "Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 58.


     The Texaco equivalent-share pro forma information shows the effect of the merger from the perspective of an owner of Texaco common stock. The information was computed by multiplying the ChevronTexaco pro forma information by the exchange ratio of 0.77.


     You should read the information below together with the historical financial statements and related notes contained in the annual reports and other information filed with the SEC and incorporated by reference. See "Where You Can Find More Information" on page 91. The unaudited pro forma combined data below is for illustrative purposes only. The financial results may have been different had the companies actually been combined during the periods. We did not make adjustments to the unaudited pro forma condensed combined financial statements to reflect the effect of any asset dispositions that may be required by order of regulatory agencies.


     You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or of the future results that the combined company will experience after the merger.


                                                THREE MONTHS ENDED
                                                    MARCH 31,          YEARS ENDED DECEMBER 31,
                                                ------------------    --------------------------
                                                 2001       2000       2000      1999      1998
                                                -------    -------    ------    ------    ------
Chevron historical per common share:
  Net income -- basic.........................  $ 2.49     $ 1.59     $ 7.98    $ 3.16    $ 2.05
  Net income -- diluted.......................    2.49     $ 1.59       7.97      3.14      2.04
  Cash dividends..............................     .65        .65       2.60      2.48      2.44
  Book value at end of period.................   33.13      27.62      31.08     27.04     26.08
  Texaco historical per common share:
  Net income -- basic.........................  $ 1.53     $ 1.05     $ 4.66    $ 2.14    $ 0.99
  Net income -- diluted.......................    1.53     $ 1.05       4.65      2.14      0.99
  Cash dividends..............................     .45        .45       1.80      1.80      1.80
  Book value at end of period.................   25.44      22.20      24.30     21.59     21.24
ChevronTexaco pro forma combined per
  ChevronTexaco common share:
  Net income -- basic.........................  $ 2.30     $ 1.50     $ 7.22    $ 3.01    $ 1.75
  Net income -- diluted.......................    2.29     $ 1.50       7.21      3.00      1.75
  Cash dividends..............................     .62        .62       2.50      2.43      2.40
  Book value at end of period.................   32.80
ChevronTexaco pro forma combined per Texaco
  equivalent common share:
  Net income -- basic.........................  $ 1.77     $ 1.16     $ 5.56    $ 2.32    $ 1.35
  Net income -- diluted.......................    1.76     $ 1.16       5.55      2.31      1.35
  Cash dividends..............................     .48        .48       1.93      1.87      1.85
  Book value at end of period.................   25.26

                                  RISK FACTORS

     In addition to the other information that we have included and incorporated by reference in this joint proxy statement/prospectus, you should carefully read and consider the following factors in evaluating the proposals to be voted on at the special meetings of Chevron and Texaco stockholders.


THE MARKET VALUE OF THE MERGER CONSIDERATION THAT TEXACO STOCKHOLDERS WILL RECEIVE MAY DECLINE AND WILL DEPEND ON THE MARKET VALUE OF CHEVRON COMMON STOCK AT THE EFFECTIVE TIME OF THE MERGER.



     In the merger, Texaco stockholders will receive 0.77 shares of ChevronTexaco common stock in exchange for each of their shares of Texaco common stock. The market value of Chevron common stock is likely to vary between the date of this proxy statement/prospectus and the effective time of the merger and may decline. Because the value of the merger consideration depends on the market value of Chevron common stock at the effective time of the merger, the value of the merger consideration that Texaco stockholders will receive in the merger cannot now be determined. This market value may be less than or greater than [$73.96] per share of Texaco common stock, which is the value of the merger consideration based upon the closing Chevron common stock price on the NYSE of [$96.05] on [MAY 31, 2001], the last full trading day prior to the date of this joint proxy statement/prospectus. If the market value of Chevron common stock declines prior to the effective time of the merger, then the market value, at the time of the merger, of the merger consideration to be received by the holders of Texaco common stock in the merger will correspondingly decline. The merger agreement does not allow Texaco to terminate the merger agreement because of a decline in the price of Chevron common stock. After the merger, the market value of ChevronTexaco common stock will undoubtedly also change over time. Detailed information about various factors which may contribute to changes in securities prices of Chevron and Texaco is contained in their filings with the SEC.


BECAUSE THE EXCHANGE RATIO IS NOT SUBJECT TO ADJUSTMENT FOR CHANGES IN THE PRICE OF CHEVRON OR TEXACO COMMON STOCK, THE FIXED EXCHANGE RATIO MAY BE LESS FAVORABLE TO CHEVRON OR TEXACO STOCKHOLDERS ON THE CLOSING DATE THAN IT WAS WHEN THE MERGER AGREEMENT WAS APPROVED.


     Texaco stockholders will receive 0.77 shares of ChevronTexaco common stock for each of their shares of Texaco common stock on the closing date of the merger. This exchange ratio will not be adjusted for changes in the market price of Chevron common stock or Texaco common stock. In the event the value of Chevron common stock declines in relation to the value of Texaco common stock prior to the closing date, the fixed ratio will be less favorable (in terms of the market value of the merger consideration at the time of the merger) to Texaco stockholders than it was at the time Credit Suisse First Boston rendered its opinion on the exchange ratio to Texaco's board of directors and the Texaco board approved the merger. On the other hand, in the event the value of Chevron common stock increases in relation to the value of Texaco common stock prior to the closing date, the fixed ratio will be less favorable (in terms of the market value of the merger consideration at the time of the merger) to Chevron stockholders than it was at the time Lehman Brothers rendered its opinion on the exchange ratio to Chevron's board of directors and the Chevron board approved the merger.


ANY DELAY IN THE CONSUMMATION OF THE MERGER COULD DIMINISH THE BENEFITS OF THE MERGER.

     The merger is conditioned upon the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Act. In addition, other filings with, notifications to and authorizations and approvals of, various governmental agencies in numerous other countries with respect to the merger relating primarily to antitrust issues must be made and received prior to the consummation of the merger. We cannot predict how long it will take for us to satisfy regulatory requirements. A long delay will have an adverse financial impact on ChevronTexaco to the extent that cost savings and other benefits that we expect from the merger are foregone or deferred.

DIVESTITURES OR OTHER RESTRICTIONS ORDERED BY GOVERNMENT AGENCIES MAY HAVE AN ADVERSE EFFECT ON THE COMBINED COMPANY.

     As in any large transaction, it is possible that governmental agencies may seek restrictions on the combined operations of Chevron and Texaco, including divestitures, as a condition to obtaining the required regulatory approvals. Any such restrictions on operations or divestitures could diminish the benefits of the merger to Chevron and Texaco to the extent they adversely affect the operations of the combined company. In particular, we anticipate that divestiture of Texaco's investments in its United States downstream affiliates, Equilon and Motiva, will be required as a condition of approval of the merger. We have assumed their divestiture in estimating merger synergies. However, under the circumstances of a required divestiture, the terms of which have not yet been negotiated with regulatory authorities, we may realize substantially less value for these assets than if they were retained for sale without conditions imposed on the timing and manner of sale. Texaco has held discussions with Shell and Saudi Refining, its joint venture partners in Equilon and Motiva, regarding such a transaction. However, we cannot predict what value we might receive in exchange for these interests in the event such a disposition is ordered. If we are required to divest these or any other assets on unfavorable terms, the combined company may be adversely affected.

THE DEAL-PROTECTION PROVISIONS OF THE MERGER AGREEMENT MAY DETER ALTERNATIVE BUSINESS COMBINATIONS AND COULD NEGATIVELY IMPACT THE STOCK PRICE OF EITHER COMPANY IN THE EVENT IT TERMINATES THE MERGER AGREEMENT.


     As a result of the provisions of the ChevronTexaco agreements, it is possible that a third party who might be interested in submitting a business combination proposal to either or both of Chevron and Texaco will be discouraged from doing so. Any such proposal might be advantageous to the stockholders of Chevron and Texaco relative to the terms and conditions of the transaction described in this joint proxy statement/prospectus. In particular, the termination fee provisions of the merger agreement and the reciprocal stock options Chevron and Texaco have granted each other may deter third parties from proposing alternative business combinations that might result in greater value to stockholders than the merger. In addition, in the event the merger is terminated by Chevron or Texaco in circumstances that obligate it to pay a termination fee to the other company, the other company's stock option will become exercisable. If this occurs, the terminating company's stock price may decline as a result of the termination fee and because the existence of the stock option could prevent it from accounting for alternative business combinations as a pooling-of-interests. See "The Merger Agreement -- Termination of the Merger Agreement" and "-- Stock Option Agreements" beginning on page 76 for more information.


THE ANTICIPATED BENEFITS OF THE MERGER MAY BE MORE COSTLY TO REALIZE THAN EXPECTED OR MAY NOT BE REALIZED WITHIN THE ANTICIPATED TIME FRAME OR AT ALL.

     The success of the merger will depend, in part, on the ability of ChevronTexaco to realize the anticipated synergies, cost savings and growth opportunities from integrating the businesses of Chevron and Texaco. If the combined company is not able to realize the anticipated synergies, cost savings and growth opportunities, the market value of ChevronTexaco stock may be adversely impacted. ChevronTexaco's success in realizing these synergies, cost savings and growth opportunities, and the timing of this realization, depends on the successful integration of Texaco's operations into Chevron. Even if Chevron and Texaco are able to integrate their business operations successfully, this integration may not result in the realization of the full benefits of the synergies, cost savings and growth opportunities that both companies currently expect to result from this integration or that these benefits will be achieved within the anticipated time frame. For example, the elimination of significant duplicative costs may not be possible or may take longer than anticipated; the benefits from the merger may be offset by costs incurred in integrating the companies; and regulatory authorities may impose adverse conditions on the combined businesses, such as divestiture of product lines, in connection with granting approval of the merger.

                        CAUTIONARY STATEMENT CONCERNING
                           FORWARD-LOOKING STATEMENTS

     This joint proxy statement/prospectus contains or incorporates by reference forward-looking statements that have been made in reliance on the provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of the date of this joint proxy statement/prospectus. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are not historical facts, but simply reflect our current expectations, estimates and projections. Forward-looking statements are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. You should not depend on these forward-looking statements as reliable predictions of future events.

     You should understand that the following important factors, in addition to those discussed elsewhere in this document and in the documents which are incorporated by reference, could affect the future results of Chevron and Texaco, and of ChevronTexaco after the merger, and could cause those results or other outcomes to differ materially from those expressed in our forward-looking statements:

Economic and Industry Conditions

- materially adverse changes in economic, financial or industry conditions generally or in the markets served by our companies

- the competitiveness of alternative energy sources or product substitutes

- actions of competitors

- crude oil and natural gas prices

- refining and marketing margins

- petrochemicals prices and competitive conditions affecting supply and demand for chemical products, including aromatics, olefins and additives products

- changes in demographics and consumer preferences

Transaction or Commercial Factors

- the outcome of negotiations with partners, governments, suppliers, unions, customers or others

- our ability to successfully integrate the operations of Chevron and Texaco after the merger and to minimize the diversion of management's attention and resources during the integration process

- the process of, or conditions imposed in connection with, obtaining regulatory approvals for the merger

Political/Governmental Factors

- political instability or civil unrest in the areas of the world relating to our operations

- political developments and laws and regulations, such as forced divestiture of assets, restrictions on production or on imports or exports, price controls, tax increases and retroactive tax claims, expropriation of assets, cancellation of contract rights, and environmental laws or regulations

- potential liability for remedial actions under environmental regulations and litigation

Operating Factors

- potential failure to achieve expected production from existing and future oil and gas development projects

- potential delays in the development, construction or start-up of planned projects

- successful introduction of new products

- labor relations

- accidents or technical difficulties

- changes in operating conditions and costs

- weather and natural disasters

Advances in Technology

- oil, natural gas and petrochemical project advancement

- the development and use of new technology by us or our competitors

                                   THE MERGER

GENERAL

     Chevron's board of directors is using this joint proxy statement/prospectus to solicit proxies from the holders of Chevron common stock for use at the Chevron meeting. Texaco's board of directors is also using this document to solicit proxies from the holders of Texaco common stock for use at the Texaco meeting.

     Chevron Proposals

     At the Chevron meeting, holders of Chevron common stock will be asked to vote upon:

     - approval of the proposed issuance of ChevronTexaco common stock in connection with the merger; and

     - approval of the amendment of Chevron's restated certificate of incorporation to change Chevron's name to "ChevronTexaco Corporation."

     Texaco Proposals

     At the Texaco meeting, holders of Texaco common stock will be asked to vote upon approval and adoption of the merger agreement and the merger.

BACKGROUND OF THE MERGER

     Against a backdrop of industry consolidations, Chevron and Texaco entered into a confidentiality agreement on February 5, 1999 for the purpose of facilitating discussions concerning a potential business combination. These discussions took place principally between Kenneth Derr, who was then the Chevron Chairman and CEO, and Peter Bijur, who was then the Texaco Chairman and CEO. On May 28, 1999, Chevron proposed a transaction in which each Texaco share would be exchanged for 0.765 of a Chevron share. The discussions were terminated by Texaco on June 2, 1999 following press reports that merger negotiations had occurred. In deciding to terminate these discussions, Texaco's board concluded that the proposed combination with Chevron was not compelling in terms of creating value for Texaco's stockholders. The board's decision was based upon its evaluation at that time of the price and terms being offered, particularly in the context of Texaco's expectation of its ability to create stockholder value by executing its strategic plan. The board concluded at that time that Texaco could satisfactorily grow shareholder value as an independent entity. Chevron expressed its disappointment at the termination of merger discussions, but did not amend its proposal or otherwise seek to keep the discussions alive.


     In February 2000, Chevron and Texaco undertook a joint study of their investment in Caltex Corporation. Mr. Bijur and David O'Reilly, who had succeeded Mr. Derr as Chevron's Chairman and CEO, jointly oversaw the review. On May 19, 2000, Mr. Bijur met privately with Mr. O'Reilly in San Francisco to discuss the Caltex study and to schedule a further meeting on that subject for June 2, 2000. In the course of the year that had elapsed since discussions between Texaco and Chevron had been terminated, it had become apparent to Texaco's senior management that Texaco's goal to create stockholder value by executing its strategic plan on a stand alone basis would be difficult to fulfill. The price-to-earnings multiples of the industry leaders appeared to be tied, among other factors, to size -- a size which Texaco believed would be difficult to achieve through organic growth and expansion. In the course of the private meeting, Mr. Bijur indicated a willingness to begin new discussions with Chevron regarding a potential business combination.


     Following the May 19, 2000 meeting, Mr. O'Reilly engaged Chevron's staff to work with outside financial and legal advisors to develop a recommendation to be presented to Chevron's board of directors at its meeting on May 31, 2000. During the week of May 22, 2000, John Watson, a Chevron Vice President, and Bill Wicker, a Texaco Senior Vice President, together with other Chevron and Texaco employees, had three conference calls to discuss potential synergies in a Chevron-Texaco business combination. At the board meeting, Mr. O'Reilly sought and obtained approval to negotiate a combination with Texaco.

     Messrs. O'Reilly and Watson met with Messrs. Bijur and Wicker in New York on June 2, 2000. At the meeting, Mr. O'Reilly outlined terms of a proposed business transaction. Pursuant to Chevron's proposal, Texaco would become a Chevron subsidiary through a merger in which each Texaco share would be exchanged for 0.75 share of Chevron. Chevron would rename itself ChevronTexaco, but remain headquartered in San Francisco. Texaco Chairman and CEO Peter Bijur would become a Vice Chairman of ChevronTexaco. The transaction would be conditioned on pooling accounting, and regulatory and stockholder approvals. Mr. Bijur, in response to the terms outlined by Mr. O'Reilly, then proposed an exchange ratio in the range of 0.76 and 0.77. Mr. O'Reilly indicated that Chevron could get within that range. A working-level meeting was scheduled to explore issues arising from this proposal.

     On June 7, 2000, Mr. Watson and Mr. Wicker met in Dallas, accompanied by a number of internal and external advisors. The participants discussed possible regulatory issues arising out of a business combination including what should happen in the likely event that antitrust authorities would not permit the combined company to retain both Chevron's and Texaco's United States "downstream" (petroleum refining and marketing) businesses. Chevron's U.S. downstream business is wholly-owned, while Texaco's consists principally of interests in two joint venture companies, Equilon Enterprises LLC and Motiva Enterprises LLC. Equilon is a joint venture with Shell Oil Company and Motiva is a joint venture with Shell and Saudi Refining, Inc. Chevron and Texaco ultimately concluded that it would likely be necessary for Texaco to divest its interests in both Equilon and Motiva to satisfy the competitive concerns that regulatory authorities would likely raise. The conclusion that a divestiture of the U.S. refining, marketing and transportation businesses would likely be required was formulated after reviewing with counsel potential antitrust objections to the merger, based on FTC reviews of the BP/Amoco, BP/Arco and Exxon/Mobil transactions and the market concentration that the FTC would likely deem to result from the merger. Because ChevronTexaco would own a substantial share of Equilon and Motiva, the parties expected that the FTC would likely analyze the merger as the combination of Chevron's downstream business with the Equilon and Motiva downstream businesses, even if those operations remain operationally separate. In prior industry transactions, the FTC had been concerned that the divested assets remain viable competitors in the marketplace. Since a divestiture of Texaco's ownership in Equilon and Motiva would be of equity interests, not of isolated assets or business lines, the parties expected that this divestiture would address these concerns. In addition, such a divestiture would leave intact Chevron's own refining and marketing system, a strategic consideration for Chevron.

     On June 12, 2000, Mr. O'Reilly, accompanied by an outside legal advisor, met in New York with Mr. Bijur, accompanied by Mr. Wicker and Deval Patrick, then Texaco's general counsel. The participants reviewed the progress made at the June 7th meeting, and continued to discuss the proposed transaction. Texaco representatives expressed concerns about the expected complexity of the transaction and the length of time it might take to complete, and also expressed a desire to discuss with Shell the potential effect of a merger on Equilon and Motiva. Mr. Bijur also indicated nevertheless that he would discuss the Chevron proposal with the Texaco board later that month.

     On June 23, 2000, Texaco management reviewed for the Texaco board the consolidations in the petroleum industry and the decreasing opportunities Texaco might have to acquire other oil and gas or energy companies. Management reviewed its long-term strategic plan and described the factors that could cause Texaco to succeed or fail to achieve its strategic objectives. Management also reviewed Texaco's prospects as an independent company as well as the strategic rationale for a merger with Chevron. Management described the terms of the Chevron proposal and presented a preliminary financial analysis relating to the combination. On the basis of its analysis of these factors, the board indicated a willingness to continue merger discussions with Chevron.

     Following the Texaco board meeting, Mr. Bijur telephoned Mr. O'Reilly to report that the Texaco board had expressed a desire for additional information regarding the potential divestitures of the joint ventures and had recommended that Mr. Bijur meet with Shell. On June 26, 2000, legal representatives of

Chevron and Texaco had a teleconference to discuss issues related to the joint ventures. Mr. O'Reilly reported the developments to the Chevron Board at its meeting on June 28, 2000.

     On July 3, 2000, Mr. Bijur and Glenn Tilton, then a Senior Vice President of Texaco, met in London with Mark Moody-Stuart, Chairman of the Royal Dutch/Shell Group and Paul Skinner, CEO of Oil Products for Shell. They discussed, among other things, the fact that Texaco was considering a merger which would likely require divestiture of its interests in the joint ventures and whether, under those circumstances, Shell might be interested in acquiring those interests.

     Representatives of Texaco and Chevron and some of their outside advisors met on July 13, 2000 in New York to discuss potential alternative approaches to handling the issues relating to Equilon and Motiva. At the meeting, representatives of Texaco proposed the use of a liquidating trust to hold the Equilon and Motiva interests if, as expected, they became the subject of a divestiture order as a result of antitrust review of the transaction.

     On July 27, 2000, representatives of Texaco and Shell met in New York to discuss specifically the terms upon which Shell might acquire Texaco's interest in Equilon (it was agreed that there would be no conversations regarding Motiva without Saudi Refining, Inc.'s participation).

     On August 16, 2000, Mr. Bijur met with Mr. Abdullah S. Jum'ah, President & CEO of Saudi Arabian Oil Company, an affiliate of Saudi Refining, Inc. Mr. Bijur told Mr. Jum'ah that Texaco was contemplating a transaction which might affect Texaco's interests in Motiva and Equilon. He discussed the fact that a preliminary meeting had been held with Shell regarding possible alternatives regarding Equilon and suggested a three way meeting.

     On September 6, 2000, Messrs. Bijur and O'Reilly met to consider further the terms of the proposed merger and discussed an exchange ratio of 0.77 of a Chevron share for each Texaco share along with the other terms that had been previously discussed. Following the meeting, Mr. O'Reilly instructed the Chevron staff and outside advisors to prepare draft agreements embodying the terms discussed at the meeting on September 6, 2000.

     On September 9, 2000, Mr. Bijur met with Mr. Jum'ah and Mr. Moody-Stuart in Saudi Arabia. During the course of that meeting it was agreed that Texaco and Shell would try to come to agreement regarding Equilon assuming Texaco were to divest its interests in Equilon and Motiva. Meanwhile, Saudi Refining, Inc. and Shell would meet to discuss views regarding Motiva going forward, with the intent being that once a basis had been agreed for Equilon, the three companies would move on to address Motiva.

     On September 15, 2000, the Texaco board of directors met and Mr. Bijur described his discussions with Chevron's representatives with respect to the principal terms of the proposed merger. Mr. Bijur also described the status of discussions with the Equilon and Motiva joint venture partners. Following the meeting, Mr. Bijur telephoned Mr. O'Reilly to indicate that the Texaco board had authorized management to enter into negotiations with Chevron and requested that Chevron tender draft agreements. Chevron's legal advisers then circulated to Texaco a draft merger agreement embodying the terms that had been discussed and other terms customary to merger agreements of this type, including forms of common deal protections such as a "no shop" clause and breakup fees. Chevron also requested that Texaco grant Chevron an option to purchase the maximum number of shares of Texaco stock that Texaco could issue without stockholder approval. A draft stock option agreement with these terms was included in the package circulated to Texaco.


     On September 20, 2000, Chevron sent Texaco a list of requested due diligence materials. Based on this list, the parties exchanged background information, including summary internal financial projections, on various aspects of their businesses. In essence, these materials served to confirm for both sides that there was no reason to depart from the assessments they had made on the basis of publicly available information for the purpose of evaluating the potential transaction and potential merger synergies.


     On September 21, 2000, representatives of Chevron and its legal advisors met in New York with representatives of Texaco and its legal advisors. At the meeting, the Texaco representatives provided preliminary comments on the initial draft agreements. To help provide certainty of closing, Texaco wanted Chevron to agree that the Texaco companies holding the joint venture interests could be placed in a liquidating trust if divestiture were mandated but no agreement had been reached for the disposition of the joint venture interests. Texaco also expressed concerns about granting a nonreciprocal stock option to Chevron.

     On September 26, 2000, at a meeting of the Chevron board of directors in Caracas, Venezuela, the status of negotiations was discussed and Lehman Brothers advised the board that as of that date the proposed exchange ratio was fair, from a financial point of view, to Chevron.

     On September 29, 2000, Texaco's legal advisors distributed to Chevron and its legal advisors an initial draft of a trust agreement to address Texaco's concerns about Equilon and Motiva.

     On October 3, 2000, the respective legal teams met again in New York to discuss the various draft agreements in detail. Texaco's counsel provided more detailed comments on the earlier Chevron drafts and further explained Texaco's position on the liquidating trust. Revised drafts of the merger and stock option agreements were prepared and distributed by Chevron's counsel on October 6, 2000. The revised drafts incorporated the concept of the liquidating trust and also provided for reciprocal stock options.

     On October 10, 2000, Texaco and Chevron executives, other employees, counsel and financial advisors met by teleconference for approximately half a day to conduct confirmatory due diligence for the transaction. The session was primarily in question-and-answer format, and covered the key aspects of the business of each company, including corporate structure, the exploration and production businesses, the refining and marketing businesses, the gas and power businesses, a financial review, a discussion of material pending legal proceedings and a description of human resources matters. Some follow-up questions, mostly related to the international upstream business, were responded to in the following days.

     Beginning on October 11, 2000, counsel for Chevron and Texaco met again in New York to review and negotiate the draft agreements. During these meetings, numerous points still outstanding relating to the respective representations, warranties, covenants and agreements of Chevron and Texaco were resolved, subject to ultimate approval of the boards of directors of Chevron and Texaco. Revised drafts were prepared, circulated and reviewed by counsel during the remainder of the week.

     On October 14, 2000, Mr. O'Reilly and Mr. Bijur, together with other senior executives of Chevron and Texaco and their respective staff and advisors, met in New York to review merger communications issues. On the same day and through the following morning, counsel to Chevron and Texaco resolved remaining documentary issues.

     On October 15, 2000, the board of directors of Texaco held a special meeting to consider the proposed transaction. At this meeting, the board reviewed the progress of the negotiations with Chevron as well as the status of discussions with the Equilon and Motiva joint venture partners. Texaco's legal advisors discussed with the board its fiduciary duties under Delaware law and described the terms of the proposed merger agreement, stock option agreements and trust agreement and responded to questions from directors. Texaco's financial advisor, Credit Suisse First Boston, presented a summary of its financial analyses relating to the proposed merger and delivered its opinion that as of that date the proposed exchange ratio was fair to the holders of Texaco common stock from a financial point of view. Following discussions, the board approved the merger agreement and the related agreements and the transactions contemplated by those agreements and resolved to recommend that its stockholders vote to approve the merger agreement.

     On the same day, the Chevron board met in San Francisco, with Mr. O'Reilly participating by telephone from New York. The board reviewed information that had been provided to the directors in advance of the meeting by Chevron's counsel and financial advisors, and both counsel and financial advisors were present with Mr. O'Reilly and provided additional advice to the board. Mr. O'Reilly reviewed the course of the merger negotiations and led the discussion of the issues related to the merger. At the meeting, Lehman Brothers delivered its opinion that as of that date the exchange ratio was fair, from a financial point of view, to Chevron. Following the discussion, the board approved the entry into the merger agreement and related transaction documents and resolved to recommend that its stockholders vote to approve the issuance of common stock and the change in the company's name under the merger agreement.

     Following the Texaco and Chevron board meetings, Mr. O'Reilly and Mr. Bijur, accompanied by other senior executives of Chevron and Texaco, and by their respective legal and financial advisors, met in New York on October 15, 2000 to execute the merger agreement and related transaction documents.

OUR REASONS FOR THE MERGER

     By joining Chevron and Texaco we will create a U.S.-based, global enterprise that we believe will rank with the world's largest and most competitive international energy companies and will be highly competitive across all energy sectors. As separate companies, Chevron and Texaco are leading energy companies with positive prospects for the future; however, we believe that a combined Chevron and Texaco will create greater value for the stockholders of both companies than we could deliver as separate companies.

     Simply stated, and as described in more detail below, we believe that by combining Chevron and Texaco we can save money, increase profits and returns and reduce risk. In addition, the combined company will have greater financial, technological, and human resources. All of this will better position us to compete effectively with our global competitors.


     The benefits that we expect to realize by combining Chevron and Texaco depend, in part, on our ability to successfully integrate the operations of the two companies. It is possible that the expected benefits may not be fully realized or that these expected benefits may not be realized in a timely or cost-effective manner. You should review the risk factors beginning on page 14 for a discussion of the risks associated with ChevronTexaco not fully or timely realizing the expected benefits of the merger.


     ChevronTexaco will be positioned for stronger financial returns than could be achieved by either Chevron or Texaco on its own. We believe that these stronger returns will be achieved partly through significant cost savings, but also because we will be able to pursue our business from a much broader base of quality assets, skills and technology. ChevronTexaco will have the financial resources to fund the best growth opportunities of both companies. As a result, we believe this merger will help us accomplish our combined goal: to be first in our industry in total stockholder return.


     Chevron has set a goal of being number one in its industry peer group in total stockholder return for the five-year period January 1, 2000 through December 31, 2004. Total stockholder return is a market-based measure that incorporates both stock price appreciation and dividend reinvestment, with the reinvestment made on the ex-dividend trading date. For the period beginning January 1, 2000 through October 15, 2000 -- the day prior to the merger announcement -- Texaco and Chevron ranked third and fourth, respectively, in total stockholder return among their industry peer group, which includes Royal Dutch/Shell, ExxonMobil and BP. For the period beginning January 1, 2000 through March 31, 2001, Texaco and Chevron ranked first and second, respectively, in total stockholder return among the same peer group. The experience of the last several years has demonstrated, in the opinion of Chevron's and Texaco's management, that investors believe that the so-called "super-majors," Royal Dutch/Shell, ExxonMobil and BP, deserve a higher relative valuation, as measured by price to earnings (P/E) ratios and other measures. Analyst commentaries suggest that this is due in part to the larger companies' ability to achieve higher rates of return on capital employed, which is commonly referred to as ROCE. Over time, we believe that the combined company will be able to generate higher ROCE than either company on a standalone basis, as a result of improved capital efficiency through funding the best growth opportunities of both companies. We believe that following the merger, ChevronTexaco will be able to generate merger synergies that will help ChevronTexaco to better compete with its competitors in earnings growth, ROCE, and total stockholder return.

     We believe the combined company will have the strength and resources to compete more effectively with our largest competitors and succeed around the globe. ChevronTexaco will have

     - world-class positions in reserves, production and exploration opportunities;

     - an integrated, worldwide refining and marketing business;

     - a global chemicals business (principally through Chevron Phillips Chemical Company, a recently formed joint venture with Phillips Petroleum Company);

     - expanded growth opportunities in natural gas and power; and

     - industry leading skills in technology innovation.

     We believe that the benefits of the merger will be realized in many different areas:


     - Significant cost savings: We believe that the combined company can operate more efficiently than can either individual company. Specifically, we expect that the merger will reduce our combined costs by at least $1.2 billion per year within six to nine months of the merger's completion. Based on integration planning efforts to date, we continue to expect that these cost savings will be realized. However, as discussed in the risk factors beginning on page 14, these cost savings are dependent, in part, on the timely and cost-effective integration of the two companies. We expect that the historic associations and strategic compatibility of Chevron and Texaco will enable rapid integration of the two companies. The most significant savings, approximately $700 million, will come from more efficient exploration and production activities, but other areas will contribute as well, including some $300 million from the consolidation of corporate functions and $200 million from other operations. We anticipate that the combined workforce of about 57,000 will be reduced by approximately seven percent worldwide.


     - Leadership position in exploration and production (or "Upstream"): We expect the combined company to be a premier global competitor in the exploration and production of petroleum and natural gas, with a significantly enhanced leadership position in most of the world's major and emerging exploration and producing areas. In addition, Chevron and Texaco have complementary positions in many promising geographical areas, as well as overlap and synergy in many of the mature and large exploration and production operations around the world. For example:

      - ChevronTexaco will have world-class reserves and growth opportunities in both west Africa and the Caspian region, where, in the latter case, the new company will be the largest producer.

      - The combined company will have a superior exploration acreage position in promising deepwater areas in West Africa, Brazil and the U.S. Gulf of Mexico.

      - The combination will significantly strengthen positions in core producing areas in North America and the North Sea.

      - The combination will create an outstanding portfolio of growth opportunities in Latin America and the Asia-Pacific region.

      - On a worldwide basis, the new company will hold the fourth largest oil and gas reserve position, with reserves of 11.5 billion barrels of oil equivalent, and will be the fourth largest producer, with a daily production of 2.7 million barrels.

      - In the United States, ChevronTexaco will be the nation's third largest producer of oil and gas, with production of 1.1 million barrels of oil equivalent per day, and will hold the nation's third largest reserve position, with 3.9 billion barrels of proved reserves.

     - Worldwide petroleum refining and marketing (or "downstream") platform: ChevronTexaco will create a worldwide business built around three well-recognized, international brands: Chevron, Texaco and Caltex. By integrating the operations of Caltex, a 65-year international refining and marketing joint venture between Chevron and Texaco, the combined company will be able to realize efficiencies from streamlined decision-making and management. The merger also allows the combined company to take a worldwide approach to lubricants (including the well-known quality lubricants brands Havoline and Delo), trading, international markets and customers, and to expand on the existing fuels and marine marketing joint venture. In addition, the brand presence of the combined company may help facilitate new activities and entries in other areas, including the upstream, and the gas and power businesses in Asia, Latin America and Europe.

     - Strength and scale in chemicals: The chemicals business of the combined company will mainly consist of Chevron's recently formed 50/50 joint venture, Chevron Phillips Chemical Company. With more than $6 billion in assets and $6 billion in annual revenues, Chevron Phillips Chemical Company has a strong, global position in three primary chemical products: olefins, polyolefins and aromatics.

     - Power generation: Texaco's power and gasification (the conversion of low-grade liquid petroleum products to useful gas products) business, with equity interests in 3,500 megawatts of power operating or under construction, and Chevron's 26 percent stake in Dynegy, Inc., give the combined company more options in the fast-growing power and energy convergence businesses.

     - Broad technology portfolio: The merger will strengthen the new company's technologies in its core businesses by bringing together specialized expertise from the two companies. The combined company will also have a broader portfolio in advanced technologies, e-business ventures and alternate energy, such as fuel cells and gas-to-liquids conversion.

     Chevron and Texaco are natural partners. We have a historic relationship with each other and the operational fit of our companies is highly complementary because we operate in many of the same areas in many of the same lines of business. We know each other well, and we already have long, highly productive experience working together in both the upstream and downstream, which we believe will permit a smooth integration of the companies.

     In addition, Chevron and Texaco share common corporate values. These values include protection of the environment, active support for the communities where we operate, and promoting diversity and opportunity in our workforce and among our business partners.

     Finally, we believe that ChevronTexaco will benefit from improved organizational capability. The capabilities of the new company will be strengthened by the combination of people from both Chevron and Texaco who have the diverse skills, talent and vast experience to compete successfully in an increasingly competitive industry. The merged company will also benefit from proven leadership in many facets of the global, integrated energy business and a track record of success in executing key strategies.

RECOMMENDATION OF, AND FACTORS CONSIDERED BY, THE CHEVRON BOARD

     The Chevron board met on October 15, 2000 to consider and vote upon the merger and related transactions. At this meeting, after due consideration, the Chevron board:

     - determined that the merger and other transactions contemplated by the merger agreement, including the issuance of Chevron common stock in the merger and the stock option agreements, are fair to, and in the best interests of, Chevron and its stockholders;

     - approved the merger agreement, the option agreements, related documents and the transactions contemplated by those agreements and documents;

     - approved and declared advisable the amendment of Chevron's restated certificate of incorporation to change Chevron's name to "ChevronTexaco Corporation"; and

     - determined to recommend that the Chevron stockholders approve the issuance of Chevron common stock in the merger and the proposed name change amendment to the restated certificate of incorporation.

     ACCORDINGLY, THE CHEVRON BOARD RECOMMENDS THAT CHEVRON STOCKHOLDERS VOTE FOR APPROVAL OF (A) THE PROPOSED ISSUANCE OF CHEVRON COMMON STOCK IN CONNECTION WITH THE MERGER AND (B) THE AMENDMENT OF CHEVRON'S RESTATED CERTIFICATE OF INCORPORATION TO CHANGE CHEVRON'S NAME TO "CHEVRONTEXACO CORPORATION."

     In reaching these decisions and recommendations, the Chevron board considered and discussed the information provided to it at and prior to the October 15 meeting, including presentations by Chevron's management, as well as by Chevron's legal and financial advisors. The Chevron board considered the following material factors in the context of information concerning Chevron's and Texaco's respective businesses, financial performance and condition, operations, management, competitive position, and stock performance:


     - all of the reasons described under "Our Reasons for the Merger" beginning on page 21;


     - the exchange ratio being used in the merger and the resulting ownership interest of approximately 61.1 percent in ChevronTexaco by Chevron's current stockholders based upon the number of shares of Chevron and Texaco common stock outstanding on October 15, 2000;


     - the analyses and presentations of Lehman Brothers Inc. on the financial aspects of the merger, and their written opinion, delivered October 15, 2000, that, as of that date, the exchange ratio was fair, from a financial point of view, to Chevron. In accepting the fairness opinion of the financial advisor, the board considered the following:



      - that the merger was expected to be accretive to Chevron's earnings and cash flow per share, and to create an opportunity for a higher stock market valuation as a result of attaining potentially higher trading multiples for the combined company;



      - that the control premium being paid and the implied payout of merger synergies to Texaco stockholders appeared reasonable in relation to comparable transactions; and



      - that the merger exchange ratio was within the total range of the exchange ratios implied by relative valuations performed by Lehman Brothers Inc. using four different and commonly used valuation methodologies, although the ranges of implied exchange ratios for two of the four valuation methodologies (comparable company trading analysis and discounted cash flow analysis) were below the merger exchange ratio when considered without recognition of the need to pay a premium to acquire control of Texaco;



     - the corporate governance arrangements for the combined company, including the fact that nine of the fifteen members of the board of directors of the combined company will be Chevron directors prior to the merger and the fact that David J. O'Reilly will be the Chairman and Chief Executive Officer of the combined company and that Richard A. Matzke, currently a Vice-Chairman of Chevron, will continue in that role in the combined company;


     - the fact that the headquarters of the combined company will be in San Francisco, California;

     - the long-time associations between Chevron and Texaco, and their knowledge of each other's business;

     - the risks and potential rewards associated with, as an alternative to the merger, continuing to execute Chevron's strategic plan as an independent entity. These risks include, among others, those associated with remaining independent amidst industry-wide consolidation, and the rewards include the ability of existing Chevron stockholders to share in the potential future growth and profits of Chevron;


     - the fact that other petroleum companies of substantial size, including Mobil, Amoco, Elf and Arco, had already been acquired by competitors;



     - the increased competitive position achieved by Exxon from its acquisition of Mobil and by BP from its acquisitions of Amoco and ARCO;

     - the higher trading multiples accorded to the equity of the "super-majors" in the securities markets (BP Amoco, ExxonMobil, and Royal Dutch/Shell), such as price-to-2001 estimated earnings multiples, as of October 13, 2000, of 17.0 for BP Amoco, 21.7 for ExxonMobil and 18.8 for Royal Dutch/Shell as compared to 13.7 for Chevron;



     - the fact that a combination with Texaco could provide sufficient scale and opportunities for synergies to make a material difference to Chevron's prospects, competitive position, and market valuation;



     - the expected feasibility of the transaction with Texaco;


     - our expectation that the merger will be a "tax-free reorganization" for U.S. federal income tax purposes;

     - our expectation that the merger will be accounted for as a "pooling-of-interests," the potential restrictions on corporate activities as a condition and consequence of pooling, and the letter from PricewaterhouseCoopers LLP, as of October 15, 2000, concurring with Chevron's conclusion that as of that date, no conditions existed that would preclude accounting for the merger as a pooling-of-interests;


     - our expectation that the merger will yield significant cost savings, in part through a workforce reduction worldwide;


     - the implications and potential advantages and disadvantages of the "deal protection" provisions of the merger agreement, including "no solicitation" clauses, breakup fees, stock options and a restriction against terminating the agreement until it has been voted on by stockholders and that these provisions allow Chevron to furnish information to and conduct negotiations with third parties and also allow the Chevron board, upon receipt of a superior proposal, to change its recommendation to stockholders with respect to the merger; and

     - that the representations and warranties contained in the merger agreement are generally reciprocal and qualified by what does not result in a material adverse effect on either Chevron or Texaco.

     The Chevron board also considered the potential adverse consequences of other factors on the proposed merger, including:

     - the risk of a prolonged delay between the signing of the merger agreement and closing of the merger resulting from potential political and regulatory obstacles typically associated with an antitrust review of a significant transaction in the oil and gas sector;

     - the likelihood that some significant divestitures will be required and the risk that the circumstances of any such divestitures may not maximize the value received for the divested assets;

     - the existence of risks associated with unexpected difficulties in integrating the two companies, disappointments in the quality of the acquired assets or businesses, or material liabilities undetected in the due diligence process;

     - the risk of diverting management focus and corporate resources from other strategic opportunities and operational matters for an extended period of time; and

     - the fact that the deal protection provisions of the merger agreement could discourage alternative proposals being made for Chevron and could prevent an alternative business combination with Chevron from being accounted for as a pooling-of-interests (in this regard, the board took into account the likelihood of a proposal being made for Chevron, that the various provisions are not unusual for transactions of this type and that the termination fees were for amounts within a range that is customary).


     The foregoing discussion of the information and factors considered by the Chevron board may not include every fact or factor that any individual director considered, but does include the material factors the board as a whole considered. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Chevron board did not seek collectively to quantify or otherwise assign relative weights to the specific factors the directors considered. In addition, the Chevron board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the board's ultimate determination or assign any particular weight to any factor, but rather the board conducted an overall analysis of the factors described above, including thorough discussions with and questioning of Chevron's management and legal, financial and accounting advisors. In considering the factors described above, individual members of the Chevron board may have given different weights to different information and different factors. The Chevron board considered this information and these factors as a whole, and overall considered the relevant information and factors to be favorable to, and in support of, its determinations and recommendations.


RECOMMENDATION OF, AND FACTORS CONSIDERED BY, THE TEXACO BOARD

     The Texaco board met on October 15, 2000 to consider and vote on the merger. At this meeting, after due consideration, the Texaco board:

     - determined that the merger and other transactions contemplated by the merger agreement and the stock option agreements are fair to and in the best interests of Texaco and its stockholders;

     - approved the merger agreement, the option agreements, and the transactions contemplated by those agreements; and

     - determined to recommend that the Texaco stockholders approve the merger agreement and the merger.

     ACCORDINGLY, THE TEXACO BOARD RECOMMENDS THAT TEXACO STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AND THE MERGER AGREEMENT.

     In reaching its decision to approve and recommend the merger, the Texaco board considered and discussed the information provided to it at and prior to the October 15 meeting, including presentations by Texaco's management, as well as by Texaco's legal and financial advisors. The Texaco board considered the following material factors in the context of information concerning Texaco's and Chevron's respective businesses, financial performance and condition, operations, management, competitive position and stock performance:


     - all of the reasons described under "Our Reasons for the Merger" beginning on page 21;


     - the risks associated with, as an alternative to the merger, continuing to execute Texaco's strategic plan as an independent entity. The risks included, among others:

      - remaining independent amidst industry-wide consolidation;

      - that the relative size, scale and scope of the operations of oil and gas companies appeared to be making an increasing difference in price/cash flow and price/earnings ratios, as well as to analysts and investors;

      - that historically low upstream prices might reoccur over the strategic plan's period, which would make it difficult to reach plan objectives; and

      - that a delay in any of the company's upstream projects would likely materially impact reaching plan objectives;

     - the board's conclusion that the merger will result in a combined company with the expanded scale, scope and growth opportunities necessary to compete in the changed competitive landscape;

     - the fact that since late 1998 Texaco had seriously considered an acquisition of, or business combination with, several other parties. Of these, three (including Chevron) would have resulted in formation of a mega-major, one would have involved acquisition of an independent upstream company and two would have resulted in a sizeable expansion into the gas/power sectors.

Discussions were held with each of these potential partners, but no transaction resulted with any party except Chevron;

     - current industry, economic and market conditions, including the increased competitive position achieved by Exxon from its acquisition of Mobil and by BP from its acquisitions of Amoco and ARCO, and the higher trading multiples accorded to the equity of the "super-majors" in the securities markets, such as price-to-2001 estimated earnings multiples, as of October 13, 2000, of 15.3 for BP Amoco, 19.2 for Exxon Mobil and 19.4 for Royal Dutch/Shell as compared to 12.4 for Texaco, and price-to-2001 estimated cash flow multiples, as of October 13, 2000, of 9.9 for BP Amoco, 12.3 for Exxon Mobil and 11.9 for Royal Dutch/Shell as compared to
       6.8 for Texaco;

     - that the 0.77 exchange ratio provided for in the merger agreement represented a 17.7 percent premium to the closing Texaco stock price on October 13, 2000, a 25.3 percent premium to the average Texaco stock price over the 30 days prior to the signing of the merger agreement, and premiums ranging from 14.6 percent to 25.9 percent to the average Texaco stock price over other periods ranging from one week to three years;


     - that the 17.7% premium represented by the exchange ratio on October 13 was somewhat below, but the 25.3% premium represented by the exchange ratio over the 30-day average relative trading price of Chevron and Texaco was in line with, premiums paid in comparable transactions reviewed by the board, which ranged from 23% to 33% based on the last closing share price of the applicable companies before the announcement or rumor of a transaction. For the Chevron/Texaco merger, the board considered the last-day premium and the 30-day premium (as well as premiums calculated over longer periods of time, as described above) because of the possibility that the one-day premium had been affected by leaks or market rumors concerning the possibility of a transaction between Chevron and Texaco;



     - that Chevron had proposed an exchange ratio of 0.765 in 1999;


     - the resulting approximate 38.9 percent ownership interest in ChevronTexaco by Texaco's current stockholders;

     - the analyses and presentations of Credit Suisse First Boston on the financial aspects of the merger, including the fact that the 0.77 exchange ratio was above or at the upper end of each exchange ratio reference range implied by each financial analysis that Credit Suisse First Boston presented, and Credit Suisse First Boston's written opinion, delivered October 15, 2000, that, as of that date, the exchange ratio was fair from a financial point of view to the holders of Texaco common stock;

     - the corporate governance arrangements for the combined company, including that six Texaco designees will become directors of the combined company;


     - our expectation that the merger will yield significant cost savings, in part through a workforce reduction worldwide;


     - our expectation that the merger will be a "tax-free reorganization" for U.S. federal income tax purposes;

     - our expectation that the merger will be accounted for as a "pooling-of-interests," the potential restrictions on corporate activities as a condition and consequence of pooling, and the opinion of Arthur Andersen LLP, as of October 15, 2000, to the effect that Texaco is eligible to participate in a transaction accounted for as a pooling-of-interests;

     - the potential effect of the "deal protection" provisions on possible third party proposals to acquire Texaco after execution of the merger agreement, including that if any third party made a superior proposal, the Texaco board could provide information to and engage in negotiations with that third party and decide not to recommend the merger, but that the Texaco Board could not terminate the merger agreement until it had been voted on by stockholders;

     - that while the termination payment provisions of the merger agreement could have the effect of discouraging alternative proposals for a business combination with Texaco and that the stock option agreement could prevent an alternative business combination with Texaco from being accounted for as a pooling-of-interests, these provisions would not preclude bona fide alternative proposals, and that the size of the termination fee was reasonable in light of the size and benefits of the transaction;

     - the ability of Texaco generally to conduct its business in the ordinary course pending closing under the terms of the merger agreement;

     - the representations and warranties contained in the merger agreement are generally reciprocal and qualified by an exception for matters that would not result in a material adverse effect on either Chevron or Texaco; and

     - the long-time associations between Chevron and Texaco, and their knowledge of each other's business.

     The Texaco board also considered the potential adverse consequences of other factors on the proposed merger, including:

     - while the exchange ratio provided for in the merger agreement is approximately the same as the exchange ratio proposed by Chevron in 1999, the dollar value of the merger consideration is somewhat less than the dollar value implied by the exchange ratio proposed in 1999, as explained below. Notwithstanding this difference in value, the board concluded that the merger was in the best interests of Texaco's stockholders for the reasons stated above, especially the recognition that industry consolidation made it important to increase in size to sustain growth in stockholder value.

      - based on Chevron's closing share price of $90.4375 on June 1, 1999 (the last trading day before the Texaco board considered Chevron's 1999 offer), the dollar value of the consideration implied by the proposed ratio would have been $69.18 per share of Texaco stock. Based on Chevron's closing share price of $84.25 on October 13, 2000 (the last trading day before the signing of the merger agreement), the dollar value of consideration implied by the ratio provided for in the merger agreement is $64.87. In either case, the consideration actually to be received by the stockholders will be determined by the Chevron share price on the merger date;

     - the risk of a prolonged delay between the signing of the merger agreement and closing of the merger resulting from potential political and regulatory obstacles typically associated with an antitrust review of a significant transaction in the oil and gas sector;

     - the likelihood that some significant divestitures will be required and the risk that the circumstances of any such divestitures may not maximize the value received for the divested assets;

     - the existence of risks associated with unexpected difficulties in integrating the two companies, disappointments in the quality of Chevron's assets or businesses, or material liabilities undetected in the due diligence process;

     - the risk of diverting management focus and corporate resources from other strategic opportunities and operational matters for an extended period of time; and


     - the interests that executive officers and directors of Texaco may have with respect to the merger in addition to their interests as stockholders of Texaco generally, as described more fully in "Interests of Directors and Officers in the Merger" on page 50.



     The discussion of the information and factors considered by the Texaco board is not intended to be exhaustive but includes all factors that the Texaco board deemed material. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Texaco board did not quantify or otherwise assign relative weights to the specific factors it considered. Individual members of the Texaco board may have given different weights to different information and different factors. The Texaco board considered this information and these factors as a whole, and overall considered the relevant information and factors to be favorable to, and in support of, its determinations and recommendations.

DIRECTORS OF CHEVRONTEXACO

     Upon completion of the merger, the board of directors of ChevronTexaco will be comprised of fifteen individuals, nine of whom will be directors of Chevron prior to the merger and six of whom will be directors of Texaco prior to the merger designated by Texaco. At least one Texaco designee will be appointed to each committee of the board of directors of ChevronTexaco.

PRINCIPAL OFFICERS OF CHEVRONTEXACO

     David J. O'Reilly will be the Chairman and Chief Executive Officer of ChevronTexaco. Richard H. Matzke and Glenn F. Tilton will be Vice Chairmen. Messrs. O'Reilly, Matzke and Tilton will form a newly created Office of the Chairman, which will have oversight of the operations of ChevronTexaco.

OTHER EXECUTIVE OFFICERS OF CHEVRONTEXACO

     Darry W. Callahan, currently Executive Vice President of Chevron, will retain his responsibilities for technology, chemical additives and coal, plus power and gasification as Executive Vice President, Power, Chemicals and Technology of ChevronTexaco. Mr. Callahan will also have responsibility for ChevronTexaco's interests in the Chevron Phillips Chemical Company joint venture, Dynegy, Inc., and the Sasol/Chevron Gas-to-Liquids joint venture;

     Harvey D. Hinman, Esq., currently Vice President and General Counsel of Chevron, will be Vice President and General Counsel of ChevronTexaco;

     George Kirkland, currently Vice President of Chevron and President of Chevron U.S.A. Production Company, will be Vice President and President, North America, of ChevronTexaco;

     Peter J. Robertson, currently Vice President of Chevron and President of Chevron Overseas Petroleum, will be Vice President and President, Overseas Petroleum, of ChevronTexaco;

     John S. Watson, currently Vice President, Finance and Chief Financial Officer of Chevron, will be Vice President, Finance and Chief Financial Officer of ChevronTexaco; and

     Patricia A. Woertz, currently Vice President of Chevron, and President, Chevron Products Company, will lead ChevronTexaco's global downstream businesses as Executive Vice President, Downstream, of ChevronTexaco.

ACCOUNTING TREATMENT

     We expect that the merger will be accounted for under the "pooling-of-interests" method under the requirements of Opinion No. 16 (Business Combinations) of the Accounting Principles Board of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, and the rules and regulations of the SEC.

     Chevron has received a letter regarding pooling dated October 15, 2000 from PricewaterhouseCoopers LLP, its independent accountants. The letter states that, as of October 15, 2000, based on information provided to PricewaterhouseCoopers LLP by Chevron and based on the Arthur Andersen LLP letter described below, PricewaterhouseCoopers LLP concurred with Chevron's conclusion that no conditions existed which would preclude Chevron from accounting for the merger as a pooling-of-interests.

     Texaco has received a letter regarding pooling dated October 15, 2000 from Arthur Andersen LLP, its independent accounting firm. The letter states that, as of October 15, 2000, Arthur Andersen LLP concurred with Texaco's conclusion that Texaco is eligible to participate in a transaction to be accounted for as a pooling-of-interests.

     The receipt of letters from PricewaterhouseCoopers LLP and Arthur Andersen LLP dated as of the closing date of the merger reconfirming their conclusions is a condition to the closing of the merger.


     Under the pooling-of-interests accounting method, the reported balance sheet amounts and results of operations of the separate companies for prior periods will be combined, reclassified and conformed, as appropriate, to reflect the combined financial position and results of operations for ChevronTexaco. See "Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 58.


MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER


     The following discussion summarizes the opinions of McDermott, Will & Emery, tax counsel to Chevron, and Davis Polk & Wardwell, tax counsel to Texaco (together, "tax counsel"), dated as of the date of this joint proxy statement/prospectus, as to the material federal income tax consequences of the merger. We have filed these opinions with the SEC as exhibits to the registration statement related to this joint proxy statement/prospectus. See "Where You Can Find More Information" on page 91. It is a condition to the obligations of Texaco and Chevron to complete the merger that on the closing date each receive an additional legal opinion (the "closing date opinions") from its tax counsel that the merger constitutes a tax-free reorganization, within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, for federal income tax purposes. Although the merger agreement allows us to waive this condition to closing, Chevron and Texaco currently do not anticipate doing so. If either of us does waive the condition that closing date opinions be received, we will circulate a revised joint proxy statement/prospectus and resolicit proxies and ask you to vote on the merger taking this and all risks resulting to the stockholders from such a waiver into consideration.


     In delivering their opinions regarding the merger as of the date of this joint proxy statement/prospectus, tax counsel have each relied, and in delivering the closing date opinions, tax counsel will each rely, on

     - representations and covenants made by Chevron and Texaco, including those contained in certificates of officers of Chevron and Texaco, and

     - specified assumptions, including an assumption regarding the completion of the merger in the manner contemplated by the merger agreement.

In addition, in their opinions dated as of the date of this joint proxy statement/prospectus, tax counsel have assumed, and tax counsel's ability to provide the closing date opinions will depend on, the absence of changes in existing facts or in law between the date of this joint proxy statement/prospectus and the closing date. If any of those representations, covenants or assumptions is inaccurate or if any such change in fact or law occurs, then either or both tax counsel may not be able to provide the required closing date opinions and the tax consequences of the merger could differ from those described in the opinions that tax counsel have delivered. The Internal Revenue Service may not adopt tax counsel's opinions and may adopt a contrary position, which may be sustained by the courts. Neither Texaco nor Chevron intends to obtain a ruling from the Internal Revenue Service with respect to the tax consequences of the merger.


     The opinions of tax counsel are based upon the Internal Revenue Code, the regulations promulgated under the Internal Revenue Code, Internal Revenue Service rulings, and judicial and administrative rulings in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. The discussion below does not address all aspects of federal income taxation that may be relevant to a stockholder in light of the stockholder's particular circumstances or to those Texaco stockholders subject to special rules, such as stockholders who are not citizens or residents of the United States, stockholders that are foreign corporations, foreign estates or foreign trusts, financial institutions, tax-exempt organizations, insurance companies, dealers or brokers in securities, stockholders who acquired their Texaco stock upon the exercise of options or similar derivative securities or otherwise as compensation or stockholders who hold their Texaco stock as part of a hedge, appreciated financial position, straddle or conversion transaction. This discussion assumes that Texaco stockholders hold their respective shares of Texaco stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code.

     As set forth in the exhibits to this joint proxy statement/prospectus, each tax counsel is of the opinion that:



          Qualification of the Merger as a Reorganization. The merger will qualify as a reorganization described in Section 368(a) of the Internal Revenue Code, and Chevron, Texaco and the merger subsidiary will each be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code.



          Federal Income Tax Consequences to Chevron Stockholders. Holders of Chevron stock will not recognize any gain or loss for federal income tax purposes as a result of the merger.



          Federal Income Tax Consequences to Texaco Stockholders. Holders of shares of Texaco stock will (1) not recognize any gain or loss for federal income tax purposes as a result of the exchange of their shares of Texaco stock for ChevronTexaco common stock in the merger except with respect to cash received from the sale of fractional shares of ChevronTexaco common stock and (2) have a tax basis in the ChevronTexaco common stock received in the merger equal to the tax basis of the Texaco stock surrendered in the merger less any tax basis of the Texaco stock surrendered that is allocable to fractional shares of ChevronTexaco common stock for which cash is received. The Texaco stockholders' holding period with respect to the ChevronTexaco common stock received in the merger will include the holding period of the Texaco stock surrendered in the merger.



          To the extent that a holder of shares of Texaco stock receives cash from the sale of a fractional share of ChevronTexaco common stock, the holder will be required to recognize gain or loss for federal income tax purposes, measured by the difference between the amount of cash received and the portion of the tax basis of the holder's shares of Texaco stock allocable to such fractional share of ChevronTexaco common stock. This gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the share of Texaco stock exchanged for the fractional share of ChevronTexaco common stock was held continuously for more than one year at the effective time of the merger.


          Federal Income Tax Consequences to Texaco, Chevron and the Merger Subsidiary. None of Chevron, Texaco, or the merger subsidiary will recognize gain or loss for federal income tax purposes as a result of the merger.

     WE INTEND THIS DISCUSSION TO PROVIDE ONLY A SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. WE DO NOT INTEND THAT IT BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IN ADDITION, WE DO NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT UPON, A STOCKHOLDER'S PARTICULAR CIRCUMSTANCES. MOREOVER, WE DO NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER. ACCORDINGLY, WE STRONGLY URGE YOU TO CONSULT YOUR TAX ADVISOR TO DETERMINE YOUR UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES RESULTING FROM THE MERGER, WITH RESPECT TO YOUR INDIVIDUAL CIRCUMSTANCES.

REGULATORY MATTERS


     U.S. Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related rules, the merger may not be completed until notifications have been given, information requested by the FTC has been furnished to it and waiting period requirements have been satisfied. Chevron and Texaco submitted these notifications on October 23 and October 24, 2000, respectively. On October 25, 2000, we received an informal request for additional information from the FTC, and commenced developing responsive information and submitting it to the FTC on a voluntary basis. On November 17, 2000, Chevron voluntarily re-submitted its filing in order to provide the staff of the FTC additional time to consider the information voluntarily provided by Chevron and Texaco in advance of the staff's formulating a formal second request for information. Chevron and Texaco received additional informal requests for information on December 1, 2000. On December 15, 2000, the staff of the FTC issued a formal second request for information. We have not yet certified the submission of all the information the FTC staff has requested.

     If the FTC believes that the merger would violate the federal antitrust law by substantially lessening competition in any line of commerce affecting U.S. consumers, the FTC has the authority to challenge the merger by seeking a federal court order temporarily enjoining the transaction pending conclusion of an administrative hearing. The FTC may also proceed with an administrative proceeding if the injunction is denied, and if the merger is found to be anticompetitive, challenge it after the fact. We cannot assure you at this time that a challenge to the merger will not be made or, if such a challenge is made, that it would be unsuccessful. In addition, a number of state attorneys general have indicated their intent to review the proposed merger and to coordinate that review with the FTC. Expiration or termination of the HSR Act waiting period is a condition to the merger. See "The Merger Agreement -- Conditions to the Completion of the Merger" beginning on page 74.


     We anticipate that the FTC will require asset dispositions as a condition of not challenging the merger. While the scope and method of such dispositions are unknown at this time, we do anticipate being required to make divestitures of United States refining, marketing and transportation businesses in order to address market concentration concerns. We believe that we will be able to resolve these concerns by the disposition of Texaco's interests in Equilon and Motiva.

     European Union. On March 1, 2001, the European Union announced that it had approved the merger.

     Other Laws. Chevron and Texaco conduct operations in a number of jurisdictions where other regulatory filings or approvals are required or advisable in connection with the completion of the merger. We have made filings in some jurisdictions and are currently in the process of reviewing whether other filings or approvals may be required or desirable in other jurisdictions. We recognize that some of these filings may not be completed before the closing, and that some of these approvals, which are not as a matter of practice required to be obtained prior to effectiveness of a merger transaction, may not be obtained prior to the closing.


     General. It is possible that governmental entities having jurisdiction over Chevron and Texaco may seek regulatory concessions as conditions for granting approval of the merger. If any regulatory body's approval contains terms which would be reasonably likely to result in a material adverse effect on ChevronTexaco after the closing, Chevron or Texaco can decline to close under the merger agreement. We can give no assurance that the required regulatory approvals will be obtained on terms that satisfy the conditions to closing of the merger or within the time frame contemplated by Chevron and Texaco. See "The Merger Agreement -- Conditions to the Completion of the Merger" beginning on page 74.


APPRAISAL RIGHTS

     Holders of Chevron common stock and Texaco common stock are not entitled to appraisal rights under Delaware law in connection with the merger. Appraisal rights under Delaware law are not available in connection with the merger because the shares of ChevronTexaco common stock that Texaco stockholders will be entitled to receive in the merger will be listed on the New York Stock Exchange at the closing and because Texaco common stock was traded on the New York Stock Exchange as of the record date.

FEDERAL SECURITIES LAWS CONSEQUENCES; STOCK TRANSFER RESTRICTION AGREEMENTS

     This joint proxy statement/prospectus does not cover any resales of the ChevronTexaco common stock to be received by the stockholders of Texaco upon completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any such resale.

     All shares of ChevronTexaco common stock received by Texaco stockholders in the merger will be freely transferable, except that shares of ChevronTexaco common stock received by persons who are deemed to be "affiliates" of Texaco under the Securities Act of 1933, as amended, at the time of the Texaco meeting may be resold by them only in transactions permitted by Rule 145 under the 1933 Act or as otherwise permitted under the 1933 Act. Persons who may be deemed to be affiliates of Texaco for such purposes generally include individuals or entities that control, are controlled by or are under common control with Texaco and include directors and some of the executive officers of Texaco. The merger agreement requires Texaco to use its reasonable best efforts to cause each of such affiliates to execute a written agreement to the effect that such persons will not sell, transfer or otherwise dispose of any of the shares of ChevronTexaco common stock issued to them in the merger in violation of the 1933 Act or the related SEC rules.

     In addition, each of the directors and some of the executive officers of Chevron and Texaco are expected to execute written agreements prohibiting them from selling, transferring or otherwise disposing of, or acquiring or selling any options or other securities relating to, securities of Chevron or Texaco that would be intended to reduce the individual's risk relative to, any shares of Chevron common stock or Texaco common stock beneficially owned by him or her during the period, beginning 30 days prior to the closing and ending at such time as financial results covering at least 30 days of combined operations of Chevron and Texaco have been publicly released by ChevronTexaco after the merger.

                         OPINIONS OF FINANCIAL ADVISORS

     We each retained our own financial advisor to assist us and our boards of directors in the consideration of valuation, financial and other matters relating to the merger. Chevron retained Lehman Brothers Inc. as its financial advisor and Texaco retained Credit Suisse First Boston Corporation as its financial advisor.

OPINION OF CHEVRON'S FINANCIAL ADVISOR

     General. Lehman Brothers has acted as financial advisor to Chevron in connection with the merger. On October 15, 2000, Lehman Brothers rendered its opinion to the Chevron board of directors that as of such date, from a financial point of view, the exchange ratio to be paid by Chevron to Texaco stockholders in the merger was fair to Chevron.

     THE FULL TEXT OF THE LEHMAN BROTHERS OPINION DATED OCTOBER 15, 2000 IS INCLUDED AS APPENDIX D TO THIS JOINT PROXY STATEMENT/PROSPECTUS. HOLDERS OF CHEVRON COMMON STOCK MAY READ THE LEHMAN BROTHERS OPINION FOR A DISCUSSION OF THE FACTORS CONSIDERED, ASSUMPTIONS MADE AND QUALIFICATIONS OF THE REVIEW UNDERTAKEN BY LEHMAN BROTHERS IN CONNECTION WITH ITS OPINION.

     LEHMAN BROTHERS' ADVISORY SERVICES AND OPINION WERE PROVIDED FOR THE INFORMATION AND ASSISTANCE OF THE CHEVRON BOARD OF DIRECTORS IN CONNECTION WITH ITS CONSIDERATION OF THE MERGER. LEHMAN BROTHERS' OPINION IS NOT A RECOMMENDATION TO ANY STOCKHOLDER OF CHEVRON AS TO HOW SUCH STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER. LEHMAN BROTHERS WAS NOT REQUESTED TO OPINE AS TO, AND ITS OPINION DOES NOT ADDRESS, CHEVRON'S UNDERLYING BUSINESS DECISION TO PROCEED WITH OR EFFECT THE MERGER.

     In arriving at its opinion, Lehman Brothers reviewed, among other things:

     - the merger agreement and specific terms of the merger;

     - publicly available information concerning Chevron and Texaco that Lehman Brothers believed to be relevant to its analysis, including Annual Reports on Form 10-K for the fiscal year ended December 31, 1999 and Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2000;

     - financial and operating information with respect to the business, operations and prospects of Chevron furnished to Lehman Brothers by Chevron, including the amounts and timing of the cost savings and operating synergies which management of Chevron estimates will result from a combination of the businesses of Chevron and Texaco;

     - the trading histories of Chevron's common stock and Texaco's common stock from September 22, 1999 to October 13, 2000 and a comparison of these trading histories with each other and with those of other companies that Lehman Brothers deemed relevant;

     - a comparison of the historical financial results and present financial condition of each of Chevron and Texaco with each other and with those of other companies that Lehman Brothers deemed relevant;

     - a comparison of the financial terms of the merger with the financial terms of a number of other transactions that Lehman Brothers deemed relevant;

     - the potential pro forma impact of the merger on the future financial performance of Chevron (including the expected cost savings and synergies);

     - the relative contributions of Chevron and Texaco to the historical and future financial performance of the combined company on a pro forma basis; and

     - the pro forma impact on the combined company of the potential divestiture of Texaco's two domestic downstream businesses in connection with the merger.

     In addition, Lehman Brothers had discussions with the managements of Texaco and Chevron concerning their respective businesses, operations, assets, financial conditions and prospects and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

     In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information. With respect to information regarding Chevron, Lehman Brothers relied upon the assurances of the management of Chevron that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. In arriving at its opinion, Lehman Brothers did not rely upon financial forecasts or business plans of Chevron and Texaco prepared by management of Chevron or Texaco. Accordingly, with the consent of Chevron, Lehman Brothers assumed that the published estimates of third-party research analysts were a reasonable basis upon which to evaluate the future financial performance of Chevron and Texaco and that Chevron and Texaco would perform substantially in accordance with such estimates. Upon the advice of Chevron, Lehman Brothers also assumed that the amounts and timing of the expected cost savings and operating synergies were reasonable and that the cost savings would be realized substantially in accordance with such estimates. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of Chevron or Texaco. Lehman Brothers also did not make or obtain any evaluations or appraisals of the assets or liabilities of Chevron or Texaco. Upon advice of Chevron, Lehman Brothers assumed that the merger will qualify (a) for pooling-of-interests accounting treatment and (b) as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction to the stockholders of Texaco. Lehman Brothers' opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, October 15, 2000.


     In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to Chevron or Texaco, but rather made its determination as to the fairness to Chevron, from a financial point of view, of the exchange ratio to be offered to Texaco's stockholders in the merger on the basis of financial and comparative analyses described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description. Furthermore, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. In particular, with regard to the comparable company and comparable transaction analyses summarized below, because of the inherent differences between the businesses, operations, financial conditions and prospects of Chevron and Texaco and the businesses, operations, financial conditions and prospects of the companies included in their comparable company group and in the comparable transaction group, Lehman Brothers believed that it was inappropriate to rely solely on the quantitative results of the analysis. Accordingly, Lehman Brothers also made qualitative judgments concerning differences between the financial and operating characteristics of Chevron, Texaco and the companies in their respective comparable company groups and in the comparable transaction analysis that would affect the public trading values of Chevron, Texaco and the comparable companies. These judgments, based on Lehman Brothers' own experience, involve complex considerations of general economic, market and financial conditions as well as considerations of the business, operations and market positions of some or all of the companies in the comparable companies group and comparable transactions group. Because these judgments and considerations vary from company to company, Lehman Brothers did not discuss with the board of directors of Chevron each qualitative judgment or consideration made with respect to each of the companies included in the comparable companies group and comparable transactions group. However, Lehman Brothers did note that no comparable company or transaction is identical to Chevron, Texaco or the merger as a result of a variety of factors. These factors include size of the subject companies as well as the similarity of the lines of businesses and mix of products, and, with respect to the comparable transaction analysis, the type of consideration paid, the difference in the structure of the transactions considered, and the market conditions prevailing at the time of the transactions. Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Chevron and Texaco. None of Chevron, Texaco, Lehman Brothers or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth in the analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

     The following is a summary of the material financial analyses prepared and used by Lehman Brothers in connection with rendering its opinion to the Chevron board of directors. Some of the summaries of the financial and comparative analyses include information presented in tabular format. In order to fully understand the methodologies used by Lehman Brothers and the results of its financial and comparative analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial and comparative analyses. Accordingly, the information presented in the tables and described below must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying Lehman Brothers' opinion.

VALUATION ANALYSIS

     Lehman Brothers performed a valuation analysis of Chevron and Texaco using the following methodologies: comparable company trading analysis; comparable transaction analysis; discounted cash flow analysis; and segment valuation analysis. Each of these methodologies was used to generate a reference enterprise value range for Chevron and Texaco. The enterprise value ranges were adjusted for relevant on and off balance sheet assets and liabilities to arrive at an equity value range (in aggregate dollars and dollars per share). The per share equity value ranges were then used to determine implied exchange ratio ranges.


     Summary descriptions of each of the valuation methodologies noted above and the implied exchange ratio ranges derived using each methodology are included in the following table. This table should be read together with the more detailed descriptions set forth below. Considering the exchange ratios without considering the narrative description of the financial analyses, including the assumptions underlying these analyses, could create a misleading or incomplete view of the process underlying, and conclusions represented by, Lehman Brothers' opinion. In particular, as further described in "-- Segment Valuation Analysis" below, the Segment Valuation Analysis included in the chart below measures the resultant relative values of Chevron and Texaco by employing this analysis. The ranges derived using this analysis suggest only that the ratio of Texaco's value to Chevron's value is greater than the ratios implied by the relative values of the two companies generated under the three other methodologies, and do not suggest that Texaco is more valuable as separate parts than as one entity. See
"-- Segment Valuation Analysis" for a more detailed description of this analysis.


     VALUATION METHODOLOGY       SUMMARY DESCRIPTION OF VALUATION METHODOLOGY  IMPLIED EXCHANGE RATIO
     ---------------------       --------------------------------------------  ----------------------
COMPARABLE COMPANY TRADING       Market valuation benchmark based on the            0.71 - 0.75
ANALYSIS                         common stock trading multiples of selected
                                 comparable companies
COMPARABLE TRANSACTION ANALYSIS  Market valuation benchmark based on the            0.72 - 0.78
                                 consideration paid in selected comparable
                                 precedent transactions
DISCOUNTED CASH FLOW ANALYSIS    Net present valuation of after-tax cash            0.71 - 0.73
                                 flows (based on third-party research analyst
                                 projections) using various discount rates
                                 and terminal value multiples and selected
                                 hydrocarbon pricing scenarios
SEGMENT VALUATION ANALYSIS       Build up of total enterprise value based on        0.74 - 0.80
                                 the separate valuation of each of the
                                 business segments of the two companies;
                                 those separate segment valuations are based
                                 on the three methodologies highlighted above
                                 (comparable company trading analysis,
                                 comparable transaction analysis, and
                                 discounted cash flow analysis)
-----------------------------------------------------------------------------------------------------
 IMPLIED RANGE                                                                      0.71 - 0.80
-----------------------------------------------------------------------------------------------------
 THE EXCHANGE RATIO IN THE MERGER                                                    0.77
-----------------------------------------------------------------------------------------------------

     In conducting each of the analyses detailed in the above table, Lehman Brothers performed the same type of analysis with respect to both Chevron and Texaco. No additional premium was added to the Texaco valuations in any analysis to reflect the fact that Chevron is acquiring control of Texaco in the merger and that Chevron could thus expect to pay a control premium to Texaco stockholders. Lehman Brothers noted that some of the valuations supported the exchange ratio without incorporation of such a control premium. Lehman Brothers took into consideration that by incorporating a control premium into the Texaco valuations, the resulting implied exchange ratios, in Lehman Brothers' judgment, supported its opinion regarding the fairness, from a financial point of view, of the exchange ratio to Chevron.

     Comparable Company Trading Analysis. With respect to each of Chevron and Texaco, using publicly available information, Lehman Brothers compared selected financial data of each company with similar data of selected large-capitalization domestic and international integrated oil and gas companies. For each of these companies, Lehman Brothers calculated and analyzed the common equity market value multiples of various projected financial criteria based upon published analyst estimates of net income and discretionary cash flow for the years 2000 and 2001. Lehman Brothers also calculated and analyzed the ratio of enterprise value to earnings before interest, taxes, depreciation, amortization and exploration expense, commonly referred to as EBITDAX for the years 2000 and 2001. The enterprise value of each company was obtained by adding long-term debt to the sum of the market value of its common equity, the value of its preferred stock, and the book value of any minority interest minus the cash balance. The companies and their multiples of common equity market value to net income, or p/e ratio, based on consensus earnings estimates for the years 2000 and 2001, are detailed in the following table:

                                                                2000E        2001E
                          COMPANY                             P/E RATIO    P/E RATIO
                          -------                             ---------    ---------
Exxon Mobil Corporation.....................................    20.6x        21.7x
Royal Dutch Petroleum Company / The Shell Transport and
  Trading Company, p.l.c....................................    17.7x        18.8x
TOTAL Fina Elf S.A..........................................    17.3x        16.4x
BP Amoco p.l.c. ............................................    15.2x        17.0x
Chevron Corporation.........................................    12.1x        13.7x
Texaco Inc..................................................    11.5x        13.2x
Eni S.p.A. .................................................     9.8x        10.7x
Conoco Inc..................................................     9.8x        10.7x
Phillips Petroleum Company..................................     9.5x        10.5x
Repsol YPF, S.A.............................................     9.4x         9.5x
USX Corporation-Marathon Group..............................     7.6x         9.1x
Amerada Hess Corporation....................................     7.0x         9.0x
Occidental Petroleum Corporation............................     5.8x         6.9x

This methodology yielded an implied exchange ratio range of 0.71 - 0.75.

     Comparable Transaction Analysis. Lehman Brothers reviewed publicly available information related to the following selected recent corporate merger transactions involving large-capitalization integrated oil and gas companies:

                                                              ANNOUNCEMENT
                        TRANSACTION                               DATE
                        -----------                           ------------
The British Petroleum Company p.l.c. / Amoco Corporation....    8/11/98
Exxon Corporation / Mobil Corporation.......................    12/1/98
TOTAL S.A. / PetroFina S.A. ................................    12/1/98
BP Amoco p.l.c. / Atlantic Richfield Company................     4/1/99
TOTAL Fina S.A. / Elf Aquitaine S.A.........................     7/6/99

For each transaction, Lehman Brothers calculated equity and enterprise value multiples based on net income, discretionary cash flow and EBITDAX. This methodology yielded an implied exchange ratio range of 0.72 - 0.78.

     Discounted Cash Flow Analysis. Lehman Brothers prepared after-tax discounted cash flow models for both Chevron and Texaco utilizing third-party research analyst projections. Discount rates of 8 percent - 10 percent and terminal value EBITDAX multiples of 8.0x to 9.0x were used to generate a range of enterprise values, equity values and equity values per share for each of Chevron and Texaco. This methodology yielded an implied exchange ratio of
0.71 - 0.73. However, because of the subjectivity inherent in the assignment of discount rates to projected cash flows and multiples to derive terminal values, Lehman Brothers believed that it was inappropriate to and therefore did not, rely solely on the quantitative results of the discounted cash flow analysis.

     Segment Valuation Analysis. Lehman Brothers performed a comparable company trading analysis, a comparable transactions analysis and a discounted cash flow analysis for each of the business segments of Chevron and Texaco. Lehman Brothers segmented Chevron and Texaco along the operating segment categories that appear in each of Chevron and Texaco's respective Forms 10-K for the fiscal year ended December 31, 1999. For each segment, a different group of comparable companies and comparable transactions was examined. In addition, different discount rates and terminal multiples were used in the discounted cash flow analysis. The segment enterprise value ranges calculated were added together to calculate an enterprise value range for each of Chevron and Texaco. The segment valuation analysis resulted in an implied exchange ratio range of 0.74 - 0.80.

COMPARATIVE TRANSACTION MULTIPLES ANALYSIS

     Based on the exchange ratio and Chevron's closing stock price as of October 13, 2000, Lehman Brothers calculated an aggregate equity purchase price and an aggregate transaction enterprise value for the merger. Lehman Brothers calculated equity and enterprise value multiples for the merger based on different statistics of Texaco, including EBITDAX, discretionary cash flow and net income. Multiples were based on those statistics for 1999, 1997 - 1999 average and 1995 - 1999 average. Next, these transaction multiples were compared to the same multiples as calculated for the following three precedent transactions:

          The British Petroleum Company p.l.c. / Amoco Corporation Exxon Corporation / Mobil Corporation
          BP Amoco p.l.c. / Atlantic Richfield Company

     Lehman Brothers determined that the transaction multiples implied by the exchange ratio in the merger were generally consistent with multiples of the three above-referenced precedent transactions. The following table sets forth the results of this analysis:

                                                         CHEVRON/     PRECEDENT
                                                          TEXACO     TRANSACTIONS
                 ENTERPRISE VALUE TO:                    MULTIPLE      AVERAGE
                 --------------------                    --------    ------------
EBITDAX
LTM....................................................    7.2x         11.0x
3-Year Average.........................................   10.0x          8.9x
5-Year Average.........................................    9.8x          9.5x

EQUITY PURCHASE PRICE TO:
NET INCOME
LTM....................................................   17.1x         33.6x
3-Year Average.........................................   26.4x         22.4x
5-Year Average.........................................   25.9x         25.2x
DISCRETIONARY CASH FLOW
LTM....................................................    8.5x         11.6x
3-Year Average.........................................   10.4x         10.9x
5-Year Average.........................................   10.5x         11.5x

CONTRIBUTION ANALYSIS

     Lehman Brothers utilized publicly available historical financial data regarding Chevron and Texaco to calculate the relative contributions by Chevron and Texaco to the pro forma combined company with respect to net income and discretionary cash flow for the calendar years 1997, 1998 and 1999. Lehman Brothers also calculated similar contributions based on 2000 and 2001 projected net income and discretionary cash flow based on consensus earnings estimates for both companies as reported by First Call, a service reporting equity analyst estimates. In its analysis, Lehman Brothers did not consider the pro forma impact of any anticipated operating or cost saving synergies associated with the merger. In all cases, Lehman Brothers compared Chevron's contribution percentages to Chevron stockholders' expected

61 percent pro forma ownership of the combined company. The following table summarizes the results of this analysis.

                                                 CHEVRON          TEXACO          IMPLIED
                                               CONTRIBUTION    CONTRIBUTION    EXCHANGE RATIO
                                               ------------    ------------    --------------
HISTORICAL RESULTS
  1997 Net Income                                  62.7%           37.3%            .716
  1998 Net Income                                  68.5%           31.5             .553
  1999 Net Income                                  64.6%           35.4             .660
  1997 Discretionary Cash Flow                     59.6%           40.4             .815
  1998 Discretionary Cash Flow                     63.5%           36.5             .691
  1999 Discretionary Cash Flow                     63.4%           36.6             .693
PROJECTED RESULTS
  2000E Net Income                                 63.6%           36.4             .687
  2001E Net Income                                 64.0%           36.0             .678
  2000E Discretionary Cash Flow                    63.0%           37.0             .707
  2001E Discretionary Cash Flow                    62.1%           37.9             .734

PREMIUMS PAID ANALYSIS

     Using publicly available information, Lehman Brothers reviewed the premiums paid in the following five precedent transactions:

          The British Petroleum Company p.l.c. / Amoco Corporation Exxon Corporation / Mobil Corporation
          BP Amoco p.l.c. / Atlantic Richfield Company
          TOTAL S.A. / PetroFina S.A.
          TOTAL Fina S.A. / Elf Aquitaine S.A.

     For each of these five precedent transactions, Lehman Brothers calculated the premium per share paid by the acquirer by comparing the announced exchange ratio in each transaction to the historical exchange ratio implied by the relative trading performance of both the acquirer company's common stock and the target company's common stock during selected periods leading up the announcement date of the transaction. In two of the five transactions, market rumors of the transaction preceded actual announcement. In these cases, Lehman Brothers measured the premium relative to the two companies' closing prices as of the day before the "rumor surface date," which is a date prior to the date of official announcement when the acquiring company publicly confirmed the existence of discussions with the target company regarding a possible transaction. The two transactions where rumors existed are:

                                                        RUMOR        ANNOUNCEMENT
                    TRANSACTION                      SURFACE DATE        DATE
                    -----------                      ------------    ------------
Exxon Corporation / Mobil Corporation..............    11/25/98        12/1/98
BP Amoco p.l.c. / Atlantic Richfield Company.......     3/29/99         4/1/99

Lehman Brothers compared the premiums paid in the five precedent transactions to the premium being paid by Chevron to Texaco stockholders as calculated based on the two companies' relative stock price performance for various periods ending October 13, 2000. The table below sets forth the summary results of the analysis:

                                                                       FIVE PRECEDENT
                                                                        TRANSACTIONS
                                                                       ---------------
                      TIME PERIOD                        THE MERGER    MEAN     MEDIAN
                      -----------                        ----------    -----    ------
1-Day Prior............................................     17.7%      26.0%    26.0%
5-Day Average..........................................     20.8%      26.6%    26.3%
10-Day Average.........................................     23.2%      28.2%    27.5%
20-Day Average.........................................     24.9%      30.3%    27.9%
30-Day Average.........................................     25.4%      29.6%    27.4%
60-Day Average.........................................     25.3%      28.9%    23.9%
90-Day Average.........................................     24.4%      27.7%    25.9%
120-Day Average........................................     25.5%      26.9%    25.2%

SYNERGY PAYOUT RATIO ANALYSIS

     Using publicly available information, Lehman Brothers reviewed the synergy payout ratios in the following five precedent transactions:

          The British Petroleum Company p.l.c. / Amoco Corporation Exxon Corporation / Mobil Corporation
          BP Amoco p.l.c. / Atlantic Richfield Company
          TOTAL S.A. / PetroFina S.A.
          TOTAL Fina S.A. / Elf Aquitaine S.A.

     To arrive at the synergy payout ratios, Lehman Brothers first calculated the aggregate dollar value of the premium being paid by the acquiring company to the stockholders of the target company. Such premiums were calculated based on the per share premium implied by the relative performance of the acquirer's and target's common share prices over selected time periods. Lehman Brothers then compared those total dollar value amounts of the premium to the estimated net present value of the after-tax projected synergies as announced in connection with each of the five transactions. Next, Lehman Brothers prepared the same calculation for the merger based on stock price performance during various periods ending October 13, 2000 and based on $1.2 billion in estimated pre-tax cost savings expected to result from the merger.

     This analysis is theoretical. It assumes that mergers create shareholder value for the companies' stockholders through earnings accretion that derives from the synergies. At the same time, the analysis assumes that, from the perspective of the acquirer's stockholders, value is transferred through payment of a premium to the stockholders of the target company. The purpose of the analysis is to assess how much of the value created by the merger synergies is theoretically conveyed, or paid, to the stockholders of the target through the payment of a control premium. The analysis concludes that, in the five precedent transactions, the acquiror theoretically conveyed an average of 69.8 percent of the value created by synergies to the target stockholders in the form of premium. By comparison, the amount of the synergy value being theoretically conveyed by Chevron to Texaco's shareholders is 57.7 percent.

                                                                       FIVE PRECEDENT
                                                                        TRANSACTIONS
                                                                       ---------------
                      TIME PERIOD                        THE MERGER    MEAN     MEDIAN
                      -----------                        ----------    -----    ------
1-Day Prior............................................     57.7%      69.8%     71.3%
5-Day Average..........................................     67.8%      70.1%     71.5%
10-Day Average.........................................     73.9%      73.1%     72.2%
20-Day Average.........................................     77.8%      76.5%     75.2%
30-Day Average.........................................     79.8%      74.7%     74.9%
60-Day Average.........................................     77.8%      72.6%     67.4%
90-Day Average.........................................     76.5%      71.2%     71.5%
120-Day Average........................................     80.6%      69.4%     71.8%

PRO FORMA MERGER CONSEQUENCES ANALYSIS

     Lehman Brothers analyzed the pro forma impact of the merger on Chevron's historical and projected earnings per share and discretionary cash flow per share. Historical analysis was based on net income and discretionary cash flow for both Chevron and Texaco for the 12-month period ending June 30, 2000. Projected net income and discretionary cash flow for fiscal years 2000 and 2001 was based on consensus earnings estimates for both companies as reported by First Call, a service reporting equity analyst estimates. The pro forma results reflected the following adjustments: (a) the inclusion of $1.2 billion in pretax synergies; (b) the estimated impact of a potential disposition of Texaco's joint venture interests in Equilon and Motiva; and (c) the consolidation of the Chevron's and Texaco's Caltex joint venture under unified ownership. Based on these assumptions, Lehman Brothers' analysis indicated that the merger would be accretive to Chevron's earnings per share by 4.2 percent to 4.5 percent, and would be accretive to Chevron's discretionary cash flow per share by 3.1 percent to 5.0 percent.

     Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Chevron board of directors selected Lehman Brothers because of its expertise, reputation and familiarity with Chevron and the oil and gas industry in general and because its investment banking professionals have substantial experience in transactions comparable to the merger.

     Lehman Brothers has previously rendered various financial advisory and investment banking services to Chevron unrelated to the merger, for which it has received compensation. During the two years prior to the announcement of the merger, Lehman Brothers was paid for such services an aggregate of $6,748,625 in fees, $5,000,000 of which were fees paid to Lehman Brothers by Chevron for financial advisory services in connection with Chevron's formation of a chemical joint venture with Phillips Petroleum Company, which was completed in July 2000.

     Under Chevron's engagement letter with Lehman Brothers, dated April 13, 1999, Chevron has agreed to pay Lehman Brothers upon completion of the merger an aggregate fee equal to 0.085 percent of the total consideration payable in the merger, including liabilities assumed by Chevron. If this fee were calculated as of the date of this joint proxy statement/prospectus, such fee would be approximately $39 million. In addition, Chevron has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with Lehman Brothers' work in connection with the merger and to indemnify Lehman Brothers for various liabilities that may arise out of its engagement by Chevron and the rendering of the Lehman Brothers opinion.

     In the ordinary course of its business, Lehman Brothers may actively trade in the debt or equity securities of Chevron and Texaco for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

OPINION OF TEXACO'S FINANCIAL ADVISOR

     Credit Suisse First Boston Corporation has acted as Texaco's financial advisor in connection with the merger. Texaco selected Credit Suisse First Boston based on Credit Suisse First Boston's experience, expertise, reputation and familiarity with Texaco's business. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     In connection with Credit Suisse First Boston's engagement, Texaco requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, to the holders of Texaco common stock of the exchange ratio provided for in the merger. On October 15, 2000, at a meeting of Texaco's board of directors held to consider the merger, Credit Suisse First Boston delivered to Texaco's board of directors its written opinion, dated October 15, 2000, to the effect that, as of that date and based on and subject to the matters described in its opinion, the exchange ratio was fair from a financial point of view to the holders of Texaco common stock.


     THE FULL TEXT OF CREDIT SUISSE FIRST BOSTON'S WRITTEN OPINION DATED OCTOBER 15, 2000 TO TEXACO'S BOARD OF DIRECTORS IS ATTACHED AS ANNEX E AND IS INCORPORATED BY REFERENCE INTO THIS JOINT PROXY STATEMENT/PROSPECTUS. TEXACO STOCKHOLDERS ARE URGED TO READ CAREFULLY THIS OPINION IN ITS ENTIRETY. CREDIT SUISSE FIRST BOSTON'S OPINION IS ADDRESSED TO TEXACO'S BOARD OF DIRECTORS AND RELATES ONLY TO THE FAIRNESS TO HOLDERS OF TEXACO COMMON STOCK OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW. THE OPINION DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED MERGER OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW TO VOTE OR ACT ON ANY MATTER RELATING TO THE MERGER. THE SUMMARY OF CREDIT SUISSE FIRST BOSTON'S OPINION IN THIS JOINT PROXY STATEMENT/PROSPECTUS, INCLUDING THE SUMMARY OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, ALL OF WHICH ARE SET FORTH IN THE OPINION, IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.


     In arriving at its opinion, Credit Suisse First Boston reviewed the merger agreement and related documents, as well as publicly available business and financial information relating to Texaco and Chevron. Credit Suisse First Boston also reviewed other information relating to Texaco and Chevron, including financial forecasts, which Texaco and Chevron provided to or discussed with Credit Suisse First Boston, and met with the managements of Texaco and Chevron to discuss the businesses and prospects of Texaco and Chevron.

     Credit Suisse First Boston also considered financial and stock market data of Texaco and Chevron and compared those data with similar data for other publicly held companies in businesses similar to Texaco and Chevron and considered, to the extent publicly available, the financial terms of other business combinations and other transactions that have recently been effected. Credit Suisse First Boston also considered other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant.

     In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the information that was provided to, or otherwise reviewed by, it and relied on that information being complete and accurate in all material respects. With respect to financial forecasts, Credit Suisse First Boston was advised, and assumed, that the forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Texaco and Chevron, respectively, as to the future financial performance of Texaco and Chevron and the potential synergies and strategic benefits anticipated to result from the merger, including the amount, timing and achievability of those synergies and benefits. Credit Suisse First Boston also assumed that the merger will be treated as a pooling-of-interests in accordance with generally accepted accounting principles and will qualify as a tax-free reorganization for U.S. federal income tax purposes. In addition, Credit Suisse First Boston assumed that the merger would be completed in accordance with the terms of the merger agreement without any amendments or waivers and also assumed that in the course of obtaining the necessary regulatory and third party consents for the proposed merger and related transactions, there will be no delays, restrictions or dispositions of assets that will have a material adverse effect on the contemplated benefits of the proposed merger to the holders of Texaco common stock. Whether or not these assumptions continue to be accurate, Texaco has no legal or contractual obligation to seek an updated opinion from Credit Suisse First Boston and does not intend to do so.

     Credit Suisse First Boston was not requested to, and did not, make an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Texaco or Chevron, and was not furnished with any such evaluations or appraisals. Credit Suisse First Boston's opinion was based on information available to, and financial, economic, market and other conditions as they existed and could be evaluated by, Credit Suisse First Boston on the date of its opinion. Credit Suisse First Boston did not express any opinion as to the actual value of Chevron common stock when issued in the merger or the prices at which shares of Chevron common stock will trade after the merger. In connection with its engagement, Credit Suisse First Boston was not requested to, and did not, solicit third-party indications of interest in the possible acquisition of all or a part of Texaco. Although Credit Suisse First Boston evaluated the exchange ratio from a financial point of view, Credit Suisse First Boston was not requested to, and did not, recommend the specific consideration payable in the merger, which consideration Credit Suisse First Boston understood was determined through arm's length negotiations between Texaco and Chevron. No other limitations were imposed on Credit Suisse First Boston with respect to the investigations made or procedures followed in rendering its opinion.

     In preparing its opinion to Texaco's board of directors, Credit Suisse First Boston performed a variety of valuation and relative analyses, including those described below. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances; therefore, a fairness opinion is not readily susceptible to summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

     In its analyses, Credit Suisse First Boston considered industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Texaco and Chevron. No company, transaction or business used in Credit Suisse First Boston's analyses as a comparison is identical to Texaco or Chevron or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

     The estimates contained in Credit Suisse First Boston's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Credit Suisse First Boston's analyses and estimates are inherently subject to substantial uncertainty.

     Credit Suisse First Boston's opinion and financial analyses were not the only factors considered by Texaco's board of directors in its evaluation of the proposed merger and should not be viewed as necessarily determinative of the views of Texaco's board of directors with respect to the exchange ratio.

     The following is a summary of the material analyses underlying Credit Suisse First Boston's opinion to Texaco's board of directors in connection with the merger. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. To understand fully Credit Suisse First Boston's financial analyses, the tables must be read together with the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses of each summary. Not doing so could create a misleading or incomplete view of Credit Suisse First Boston's financial analyses.

VALUATION ANALYSIS

     Credit Suisse First Boston conducted three valuation analyses:

     - a discounted cash flow analysis,

     - a comparable companies analysis, and

     - a comparable transactions analysis.

     Each of these analyses compared the exchange ratio in the merger of 0.77x with the exchange ratios implied by each of these analyses.

Discounted Cash Flow Analysis

     Credit Suisse First Boston estimated the present value of the stand-alone, unlevered, after-tax free cash flows that Texaco could produce over calendar years 2001 through 2004 and that Chevron could produce over the same period. The analysis was based on estimates of the managements of Texaco and Chevron adjusted, as reviewed by or discussed with Texaco management, to reflect, among other things, differing assumptions about future oil and gas prices.

     Ranges of estimated terminal values were calculated by multiplying estimated calendar year 2004 earnings before interest, taxes, depreciation, amortization and exploration expense, commonly referred to as EBITDAX, by terminal EBITDAX multiples of 6.5x to 7.5x in the case of both Texaco and Chevron. The estimated unlevered after-tax free cash flows and estimated terminal values were then discounted to present value using discount rates of
9.0 percent to 10.0 percent. That analysis indicated an implied exchange ratio reference range of 0.56x to 0.80x.

Comparable Companies Analysis

     Credit Suisse First Boston compared financial, operating and stock market data of Texaco and Chevron to corresponding data of three categories of companies in the integrated petroleum business. Chevron and Texaco are each comparable to the companies in each of the three categories in some, but not in all, respects, though Credit Suisse First Boston believed Chevron to be somewhat more comparable to the "Super Majors" (as identified below) than was Texaco. The categories and the companies in each category are:

- Super Majors:                             - BP Amoco p.l.c
                                            - Exxon Mobil Corporation
                                            - Royal Dutch Petroleum Company/The Shell
                                              Transport and Trading Company p.l.c

- International Majors:                     - Eni S.p.A
                                            - Repsol YPF S.A.
                                            - TOTAL Fina Elf S.A.

- Domestic Integrateds:                     - Conoco Inc.
                                            - USX Corporation -- Marathon Group
                                            - Phillips Petroleum Company

     Credit Suisse First Boston reviewed:

     - adjusted market value as a multiple of estimated EBITDAX for calendar years 2000 and 2001,

     - market value as a multiple of estimated after-tax cash flow for calendar years 2000 and 2001, and

     - market value as a multiple of estimated net income for calendar years 2000 and 2001.

     Market values were calculated by multiplying the October 13, 2000 stock price for the relevant company by the diluted number of shares outstanding, after taking into account option proceeds, and adjusted market values were calculated as market value plus net debt (including preferred stock and minority interests). Estimated after-tax cash flows, estimated net income and estimated EBITDAX for purposes of determining public trading multiples for the selected companies were based on Credit Suisse First Boston research and for Texaco and Chevron were based on Credit Suisse First Boston research and the adjusted management cases.

     The range of selected multiples for the comparable companies are indicated in the following table. In this table, "AMV" refers to adjusted market value and "MV" refers to market value.

                                                 TEXACO                     CHEVRON
                                          ---------------------      ---------------------
                                          COMPARABLE COMPANIES       COMPARABLE COMPANIES
                                             REFERENCE RANGE            REFERENCE RANGE
                                          ---------------------      ---------------------
          VALUATION PARAMETER              LOW            HIGH        LOW            HIGH
          -------------------             -----           -----      -----           -----
AMV/2000E EBITDAX.......................   5.0x      -     6.0x       5.5x      -     6.5x
AMV/2001E EBITDAX.......................   6.0x      -     7.0x       6.5x      -     7.5x
MV/2000E Cash Flow......................   6.0x      -     7.0x       6.5x      -     7.5x
MV/2001E Cash Flow......................   6.0x      -     7.0x       7.0x      -     8.0x
MV/2000E Net Income.....................  11.0x      -    13.0x      11.5x      -    13.5x
MV/2001E Net Income.....................  12.0x      -    14.0x      14.0x      -    16.0x

     Based on the multiples shown on this table, Credit Suisse First Boston then applied a range of selected multiples for the comparable companies to corresponding financial data of Texaco and Chevron, utilizing adjusted management case estimates for Texaco and Chevron. That analysis indicated an implied exchange ratio reference range of 0.52x to 0.75x.

Comparable Transactions Analysis

     Credit Suisse First Boston analyzed the implied transaction multiples paid in the following selected merger and acquisition transactions involving major integrated petroleum companies announced since August 1998:


         DATE                         ACQUIROR                       ACQUIRED COMPANY
         ----                         --------                       ----------------
August 11, 1998.......  The British Petroleum Company p.l.c.    Amoco Corporation
December 1, 1998......  Exxon Corporation                       Mobil Corporation
December 1, 1998......  TOTAL S.A.                              PetroFina S.A.
April 1, 1999.........  BP Amoco p.l.c.                         Atlantic Richfield Company
April 30, 1999........  Repsol S.A.                             YPF S.A.
July 5, 1999..........  TOTAL Fina S.A.                         Elf Aquitaine S.A.


     Credit Suisse First Boston compared market values in the selected transactions as multiples of the latest 12 months after-tax cash flow and net income, and adjusted market values as multiples of the latest 12 months EBITDAX. Market values were calculated by multiplying the announced transaction price per share for the relevant transaction by the diluted number of target company shares outstanding, after taking into account option proceeds, and adjusted market values were calculated as market value plus net debt (including preferred stock and minority interests). All multiples were based on publicly available financial information.

     The range of selected multiples for the comparable transactions are indicated in the following table. In this table, "AMV" refers to adjusted market value, "MV" refers to market value, and "LTM" refers to latest 12 months results based on the most recently completed four quarters for which results have been publicly reported.

                                                             REFERENCE RANGE
                                                          ---------------------
                  VALUATION PARAMETER                      LOW            HIGH
                  -------------------                     -----           -----
AMV/LTM EBITDAX.........................................   8.5x      -    10.5x
MV/LTM Cash Flow........................................   9.0x      -    12.0x
MV/LTM Net Income.......................................  22.0x      -    26.0x

     Based on the multiples shown in this table, Credit Suisse First Boston then applied a range of selected multiples for the selected transactions of the latest 12 months after-tax cash flow, net income and EBITDAX to corresponding financial data of Texaco and Chevron. That analysis indicated an implied exchange ratio reference range of 0.51x to 0.82x.

RELATIVE ANALYSES

     Credit Suisse First Boston also conducted two relative analyses -- relative contribution analysis and historical stock trading analysis -- and compared the exchange ratio in the merger of 0.77x with the exchange ratios implied by those analyses.

Relative Contribution Analysis

     Credit Suisse First Boston performed an exchange ratio analysis, based on adjusted management case estimates of Texaco and Chevron, comparing the relative contributions of Texaco and Chevron to estimated net income and after-tax cash flows of the combined company in calendar years 2000, 2001 and 2002. No synergies were assumed in that analysis. That analysis yielded an implied exchange ratio reference range of 0.64x to 0.74x, as indicated in the following table:

                                                  TEXACO         CHEVRON
                                                PERCENTAGE      PERCENTAGE         IMPLIED
                                               CONTRIBUTION    CONTRIBUTION    EXCHANGE RATIOS
                                               ------------    ------------    ---------------
NET INCOME:
  2000E......................................      35%             65%              0.64x
  2001E......................................      37%             63%              0.70x
  2002E......................................      36%             64%              0.69x
AFTER-TAX CASH FLOW:
  2000E......................................      36%             64%              0.69x
  2001E......................................      37%             63%              0.73x
  2002E......................................      38%             62%              0.74x

Historical Stock Trading Analysis

     Credit Suisse First Boston performed an exchange ratio analysis comparing the exchange ratios implied by average daily closing stock prices for Texaco common stock and Chevron common stock on October 13, 2000, and during the one-week, one-month, three-month, six-month, one-year, two-year and three-year periods preceding October 13, 2000, and the premiums over market exchange ratios for those periods implied by the exchange ratio in the merger. That analysis indicated an implied exchange ratio reference range of 0.61x to 0.67x and is shown in the following table:

                                                              IMPLIED PREMIUM AT MERGER
              PERIOD                IMPLIED EXCHANGE RATIO         EXCHANGE RATIO
              ------                ----------------------    -------------------------
October 13, 2000..................          0.65x                       17.7%
One week preceding................          0.63x                       21.6%
One month preceding...............          0.61x                       25.3%
Three months preceding............          0.62x                       25.1%
Six months preceding..............          0.61x                       25.9%
One year preceding................          0.63x                       22.6%
Two years preceding...............          0.65x                       18.7%
Three years preceding.............          0.67x                       14.6%

PRO FORMA MERGER ANALYSIS

     Credit Suisse First Boston analyzed the potential pro forma effect of the merger on Chevron's estimated diluted earnings per share, commonly referred to as diluted EPS, and estimated diluted after-tax cash flow per share for calendar years 2001 and 2002, based on the adjusted management cases of Texaco and Chevron, both before and after giving effect to potential cost savings and other synergies anticipated by the management of Texaco and Chevron to result from the merger. Based on the exchange ratio in the merger of 0.77x, that analysis indicated that, in each of the years analyzed, the merger would be accretive to Chevron with synergies and dilutive without synergies on an EPS basis, and accretive both with and without synergies on an after-tax cash flow basis. The actual results achieved by the combined company may vary from projected results and the variations may be material.

OTHER ANALYSES

     In the course of preparing its opinion, Credit Suisse First Boston also reviewed and considered other information and data and performed other analyses, including the three analyses described below.

Premiums Paid in Precedent Transactions

     Credit Suisse First Boston compared the premiums paid in the following selected merger and acquisition transactions involving major integrated petroleum companies announced since August 1998:


         DATE                         ACQUIROR                       ACQUIRED COMPANY
         ----                         --------                       ----------------
August 11, 1998.......  The British Petroleum Company p.l.c.    Amoco Corporation
December 1, 1998......  Exxon Corporation                       Mobil Corporation
December 1, 1998......  TOTAL S.A.                              PetroFina S.A.
April 1, 1999.........  BP Amoco p.l.c.                         Atlantic Richfield Company
July 5, 1999..........  TOTAL Fina S.A.                         Elf Aquitaine S.A.



For the precedent transactions, the one-day premiums paid ranged from 23 percent to 33 percent, compared with 18 percent for the Chevron/Texaco merger calculated using the closing stock prices for Texaco common stock and Chevron common stock on October 13, 2000, or 25 percent calculated using the average daily closing stock prices for Texaco common stock and Chevron common stock during the 30-day period leading up to October 13, 2000.


Ratio of Premium Paid to Capitalized Synergies in Precedent Transactions

     Credit Suisse First Boston compared, for the transactions used in the premiums paid analysis described above, the ratio of the premium paid to the capitalized expected synergies. For the precedent transactions, this ratio ranged from 57 percent to 109 percent, compared with 61 percent for the Chevron/ Texaco merger calculated using the closing stock prices for Texaco common stock and Chevron common stock on October 13, 2000, or 83 percent calculated using the average daily closing stock prices for Texaco common stock and Chevron common stock during the 30-day period leading up to October 13, 2000.

Return on Gross Invested Capital Comparison

     Credit Suisse First Boston compared the ten-year average return on gross invested capital generated by each of Chevron and Texaco, and for the following parts of their respective businesses:

     - exploration and production -- worldwide,

     - exploration and production -- U.S. only,

     - exploration and production -- non-U.S. only,

     - refining and marketing -- worldwide,

     - refining and marketing -- U.S. only, and

     - refining and marketing -- non-U.S. only.

These comparisons indicated that Texaco's return on gross invested capital was lower than Chevron's return on gross invested capital for each business segment other than worldwide and international refining and marketing.

MISCELLANEOUS


     Texaco has agreed to pay Credit Suisse First Boston for its financial advisory services upon completion of the merger an aggregate fee equal to 0.075 percent of the total consideration payable in the merger, including liabilities assumed by Chevron. If the merger had been completed on May 11, 2001, Credit Suisse First Boston's aggregate fee would have been approximately $36 million. Texaco also has agreed to reimburse Credit Suisse First Boston for its reasonable out-of-pocket expenses, including reasonable fees and expenses of legal counsel and any other advisor retained by Credit Suisse First Boston, and to indemnify Credit Suisse First Boston and related parties against liabilities arising out of its engagement.



     Credit Suisse First Boston and its affiliates have in the past provided financial services to Texaco and its affiliates and to Chevron and its affiliates unrelated to the proposed merger, for which services Credit Suisse First Boston and its affiliates have received compensation. During the past two years Credit Suisse First Boston has received approximately $1.2 million in fees from Texaco. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of both Texaco and Chevron for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities.


TEXACO'S FINANCIAL ADVISORS

     In May 2000, Texaco retained Credit Suisse First Boston as its financial advisor, as more fully described above. In addition, in October 2000, Texaco retained Morgan Stanley & Co. Incorporated as financial advisor to provide additional advice with respect to this transaction. Morgan Stanley was not asked to, and did not, provide a fairness opinion with respect to the merger, but has provided advice relating to the anticipated divestitures of Equilon and Motiva which may be necessary to effect the merger. The fees to be paid Morgan Stanley are normal and customary and have been included in the overall estimate of $125 million of merger-related expenses.

               INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER

     In considering the recommendation of the Texaco board with respect to the merger agreement, Texaco stockholders should be aware that members of the management of Texaco and the Texaco board have interests in the merger that may be different from, or in addition to, the interests of the other stockholders of Texaco generally.

BOARD OF DIRECTORS


     Chevron has agreed that as of the closing of the merger it will expand its board of directors to 15 members and, in part by filling the resulting vacancies, will appoint to the ChevronTexaco board Mr. Tilton and five other persons who immediately prior to the closing were directors of Texaco. See "The Merger Agreement -- ChevronTexaco Board and Related Matters" on page 70. It is
expected that in addition to Mr. Tilton,                ,                ,
               ,                , and                will be the directors of
Texaco who will be nominated by Texaco for election to the ChevronTexaco board as of the closing.


     Texaco's directors will not receive any special payments as the result of the merger, although payment of certain amounts previously earned will be accelerated.

EXECUTIVE OFFICERS

     After the merger, some Texaco executives will become executives of ChevronTexaco. Glenn F. Tilton, currently Texaco's Chairman and Chief Executive Officer, will become a Vice Chairman of ChevronTexaco. Discussions have been held with Mr. Tilton regarding the terms of his post-merger employment, but no agreement has been reached. Janet Stoner, currently Texaco's Vice President for Human Resources, and Rosemary Moore, currently Texaco's Vice President for Corporate Communications and Government Affairs, will both have similar positions with ChevronTexaco. Ms. Stoner and Ms. Moore are each eligible to receive a retention bonus approximately equivalent to the applicable "base pay severance" and "bonus severance" payments described below payable within three years following the closing of the merger.

     Other than salary increases in the ordinary course and the arrangements described above, the only change in compensation for a Texaco executive officer since the announcement of the merger is the promotion of Mr. Tilton from Senior Vice President to Chairman and Chief Executive Officer and a corresponding increase in his annual base salary effective February 4, 2001 from $426,300 to $889,600. Mr. Tilton's bonus and long term awards for 2001 will be based on his new position.

     Since the announcement of the merger, Peter I. Bijur has resigned as Chairman and Chief Executive Officer of Texaco, and Deval Patrick has resigned as Vice President and General Counsel of Texaco.


     Texaco's executive officers are entitled to benefits under their individual severance agreements if they do not continue employment with ChevronTexaco. The amounts payable under the severance agreements are slightly more than three times annual cash compensation. These agreements are described on pages 51 through 53. Assuming that the closing occurs on July 1, 2001 and all Texaco executives who are party to severance agreements are terminated without cause or resign for good reason immediately following that date, the amount of the cash severance payments payable to these executives would be approximately $50 million and the tax gross-up payment would not be expected to exceed approximately $40 million.


     In addition, the Compensation Committee of the Texaco board may, in its discretion, award special cash bonuses totaling up to $15 million in the aggregate. No decision regarding any such payments has been made. Some executive officers, as well as other Texaco employees, may receive payments under this program.

INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE


     Chevron has agreed to indemnify, to the extent provided under Texaco's certificate of incorporation and by-laws in effect on October 15, 2000, the individuals who on or before the closing were officers, directors and employees of Texaco or its subsidiaries with respect to all acts or omissions before the closing by these individuals in these capacities. Chevron has further agreed to cause Texaco to honor all its indemnification agreements, including under Texaco's by-laws, in effect on October 15, 2000. Chevron has also agreed to provide, for six years after the closing, directors' and officers' liability insurance in respect of acts or omissions occurring before the closing covering each person currently covered by Texaco's directors' and officers' liability insurance policy, up to 300 percent of the per annum rate of premium paid by Texaco. See "The Merger Agreement -- Covenants -- Indemnification and Insurance of Texaco Directors and Officers" on page 73.


SEVERANCE AGREEMENTS

     Twenty Texaco executives have severance agreements with Texaco, which expire as of the first day of the month immediately following the executive's 65th birthday. An executive will be entitled to the severance benefits set forth in the severance agreements if, after the date of first contact by a party, or a party's representative, with Texaco which results in a "change of control" (as defined in the severance agreements) involving that party or its affiliate and up to 36 months after a change of control, either the executive's employment is terminated without "just cause" (as defined in the severance agreements) or the executive resigns for "good reason." Under the severance agreements, an executive will be deemed to resign for good reason if he or she resigns within 60 days after:

     - a reduction in the executive's base pay;

     - a reduction in the executive's cash bonus in excess of 20 percent of the prior year's award (unless the reduction is due to Texaco's performance under the objective measurements of Texaco's Incentive Bonus Plan effective immediately before the change of control or under the objective measurements of an incentive compensation program with target bonuses and performance goals comparable to and not materially less favorable to the executive than the targets and goals described in the Incentive Bonus Plan in existence prior to the change of control);

     - the assignment of any duties inconsistent with the position in Texaco that the executive held immediately prior to the change of control or a significant adverse alteration in the nature or status of the executive's responsibilities or condition of employment from those in effect immediately prior to such change of control;

     - the failure of Texaco to continue in effect any material compensation or benefit plan in which the executive participated immediately prior to the change of control, unless an equitable arrangement (embodied in an ongoing substitute or alternate plan) has been made with respect to such plan, or the failure by Texaco to continue the executive's participation in such material compensation or benefit plan (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the executive's participation relative to other participants, as that which existed at the time of the change of control, unless any such change is independently justified based on peer group practices; or

     - the requirement to relocate to a work location which is 50 or more miles from the executive's former work location, without the executive's consent.

     If there is a change of control and the executive is terminated without just cause or resigns for good reason within three years thereafter, a typical executive will be entitled to receive a cash payment, except as otherwise provided below, equal to the following (although benefits may vary slightly on a case by case basis):

     - "base pay severance" equal to thirty-six months' base pay, which means the monthly base salary in effect immediately before the change of control or, if greater, the base salary during the year immediately before the executive's termination without just cause or resignation for good reason; plus

     - "bonus severance" equal to three times the highest cash bonus earned by the executive in any of the five years preceding the executive's termination date (if the executive has not yet earned a company bonus prior to the change of control, then the executive's target bonus will be used in this regard); plus

     - three times the annual value of benefits earned or accrued by the executive as a result of the executive's participation in the following plans immediately preceding the change of control or immediately preceding the executive's resignation, whichever is greater:

      - in lieu of additional service credit under the retirement and supplemental plans, a cash payment equal to 10 percent of the amount of the total of base pay severance and bonus severance; plus

      - in lieu of additional contributions to the thrift and supplemental plans, a cash payment equal to 6 percent of the amount of base pay severance; plus

      - if the executive is not eligible for retiree medical coverage under the bullet immediately below, a cash payment equal to three times the annual company contribution to the Texaco comprehensive medical plan (or alternate sponsored medical plan or HMO) for the executive's elected coverage option.

     - executives who are age 45 or older with at least ten years of service will receive retiree medical coverage under the terms and conditions that existed immediately prior to the change of control with the full company portion of the premium paid by the company. In order to qualify, the executive must have been covered under a company-sponsored medical plan immediately prior to the change of control or immediately prior to termination of employment;

     - executives who are age 45 or older with at least ten years of service will receive full retiree life insurance coverage under the terms and conditions that existed immediately prior to the change of control with the full amount of insurance paid by the company. In order to qualify for retiree life insurance, the executive must have participated in contributory life insurance coverage immediately prior to the date of the change of control or immediately prior to termination of employment;

     - outplacement services with a nationally recognized outplacement firm, with a cost not to exceed $15,000; plus

     - continued participation under the terms and practices of the company's tax assistance plan for the year of termination or resignation and three calendar years immediately following.

     Notwithstanding the above, if the executive is within 36 months of attaining age 65 at the time of termination of employment or resignation, the benefits described in the first three bullets above will be reduced by multiplying such benefit amounts by a fraction the numerator of which is the number of full and partial months from the date the executive terminates employment to the last day of the month he or she turns age 65, and the denominator of which is 36 months.

     Under the severance agreements, Texaco is required, if necessary, to make an additional gross-up payment to any executive to offset fully the effect of any excise tax imposed by Section 4999 of the Internal Revenue Code on any excess parachute payment, whether made to that executive under the severance agreements or otherwise. In general, Section 4999 imposes an excise tax on the recipient of any excess parachute payment equal to 20 percent of that payment. A parachute payment is any payment contingent on a change of control that equals or exceeds three times the executive's "base amount", which is defined as average taxable compensation received by the executive from the employer during the five taxable years preceding the year in which the change of control occurs. Excess parachute payments consist of the excess of parachute payments over an individual's base amount. If the individual has been employed for fewer than five taxable years, all years of employment preceding the year in which the change of control occurs will be used to calculate the excess parachute payment. Severance benefits received by the executive under the severance agreements will be made in lieu of and will replace any benefit entitlements under the U.S. Separation Pay Plan.


     The merger will constitute a change of control under the severance agreements. Assuming that the closing occurs on July 1, 2001 (which assumption may not be valid) and all of the Texaco executives who are party to the severance agreements are terminated without just cause or resign for good reason immediately following that date, the amount of the cash severance payments payable to all of the Texaco executive officers who are party to the severance agreements would be approximately $50 million and the tax gross-up payment payable would not be expected to exceed approximately $40 million.


EMPLOYEE SEVERANCE BENEFITS

     Texaco maintains severance pay programs in most locations around the world. In general, all regular, full-time Texaco employees on the U.S. payroll are eligible to participate in the U.S. Separation Pay Plan. Under the terms of the U.S. Separation Pay Plan, benefits will be provided to all eligible employees if their employment is terminated or the conditions of their employment are changed adversely within two years following a change of control. The severance pay programs maintained outside the United States are designed to be competitive locally and do not provide special change of control benefits.

     Under the U.S. Separation Pay Plan, an eligible Texaco employee will receive change of control benefits if any of the following occurs within two (2) years after a change of control of Texaco:

     - the employee's employment is terminated without "just cause" (as defined in the U.S. Separation Pay Plan);

     - the employee resigns within 60 days after:

      - a reduction in the employee's base pay; or

      - a reduction in approved overtime (other than an across-the-board cut for operational reasons); or

      - a reduction in the employee's cash bonus or cash stipend bonus in excess of 20 percent of the employee's prior year award (unless the reduction is due to Texaco's performance under the objective measurements of its incentive bonus plan effective immediately before the change of control or under the objective measurements of an incentive compensation program with target bonuses and performance goals comparable to and not materially less favorable to the employee than the targets and goals described in Texaco's incentive bonus plan in existence prior to the change of control); or

      - a reduction in the employee's position or position grade or any equivalent action; or

      - the benefits under one or more of the benefit plans or perquisites in which the employee may participate at the time of the change of control are reduced or terminated (except as required by law) unless any such change is independently justified based on peer group practices; or

      - being required to relocate to a work location which is 50 or more miles from the employee's former work location, without the employee's consent.

The change of control benefits consist of an amount equal to the following:

     - "base pay benefit" -- one month's base pay (which means the greater of the monthly rate of pay in effect immediately prior to the change of control or during the highest paid month in the year immediately prior to the employee's termination or resignation) for each completed or partial year of service up to a maximum of 24 months' base pay (minimum of 3 months' base pay if the employee has at least one year of service); plus

     - "bonus and overtime benefit" -- 1/12 of the employee's highest cash bonus, PCP award, cash stipend bonus, merit stipend or annual overtime pay received in any of the five years immediately preceding the employee's termination and qualifying resignation, multiplied by the same number of months used to calculate the employee's base pay benefit; plus

     - the benefit plans make-up payment equal to the sum of:

      - retirement plan -- 10 percent of the sum of the base pay benefit and the bonus and overtime benefit;

      - thrift plan -- 6 percent of the base pay benefit; and

      - medical plan -- company's monthly contribution to the Texaco comprehensive medical plan (or alternate company-sponsored medical plan or HMO), for the employee's elected coverage option either immediately preceding a change of control or immediately preceding the employee's termination or qualifying resignation, whichever is greater, multiplied by the number of years of service determined in calculating the base pay benefit;

     - "retiree medical coverage" -- employees who are age 45 with at least 10 years of service will receive retiree medical coverage. Employees with 20 or more years of service will receive 100 percent of Texaco's contribution. Texaco's contribution will be pro-rated downward 5 percent per year for years of service less than 20. In order to qualify for retiree coverage, the employee must have been covered under a Texaco-sponsored medical plan immediately prior to the change of control or immediately prior to termination or qualifying resignation. Employees who are not eligible for retiree medical can participate in the Texaco-sponsored medical plan at their own expense for three years following termination (inclusive of COBRA coverage); and

     - "retiree life insurance coverage" -- employees age 45 or older with at least 10 years of service will be eligible for Texaco-provided retiree life insurance coverage. Employees with 20 or more years of service will receive 100 percent retiree life insurance coverage. Coverage is reduced 5 percent per year for each year of service below 20 years. The amount of coverage will be determined based on the employee's level of participation in Texaco's term life insurance plan immediately prior to the date of the change of control or immediately prior to termination or qualifying resignation; and

     - "retirement plan" -- more favorable early commencement discount factors will apply when an employee starts his or her pension at age 50 or older, even if the employee leaves Texaco before age 50. Social security offset in the final average pay formula will not apply until age 62, if the employee starts pension before age 62.

     Also, employees in Grade 20 or higher qualifying for benefits under the U.S. Separation Pay Plan will be entitled to the following supplemental benefit. In determining years of company service under the first bullets above setting forth benefits to be provided to eligible participants in the separation pay plan upon a change of control, employees will be credited with a minimum of twelve years of deemed service plus (a) for employees in Grade 20, one additional year for each actual completed or partial year of company service;
(b) for employees in Grade 21, one and one-half additional years for each actual completed or partial year of company service; or (c) for employees in Grades 22 and above, two additional years for each actual completed or partial year of company service. In no event will the aggregate years of service, actual and deemed, used in determining benefits under the U.S. Separation Pay Plan exceed 24 years of service.

     Under the U.S. Separation Pay Plan, Texaco is required, if necessary, to make an additional gross-up payment to any employee to offset fully the effect of any excise tax imposed by Section 4999 of the Internal Revenue Code on any excess parachute payment.


     The merger will constitute a change of control under the U.S. Separation Pay Plan. If the closing occurs on July 1, 2001 and if all of the eligible Texaco employees are terminated without just cause or resign for the specified reasons immediately following that date, the amount of the cash severance payment payable to all of the U.S. Texaco employees would be approximately $1.2 billion and the tax gross-up payment payable would not be expected to exceed approximately $25 million.

STOCK INCENTIVE PLANS

     At the effective time, each outstanding option granted by Texaco to purchase shares of Texaco common stock will cease to represent a right to acquire shares of Texaco common stock and will, after the effective time, constitute an option to acquire, on the same terms and conditions as applied to the Texaco stock option prior to the effective time, the number, rounded to the nearest whole number, of shares of ChevronTexaco common stock determined by multiplying:

     - the number of shares of Texaco common stock subject to the option immediately before the effective time by

     - the exchange ratio.

The exercise price of each of these options will be a price per share of ChevronTexaco common stock, rounded to the nearest one-hundredth of a cent, equal to:

     - the per share exercise price for Texaco common stock that otherwise could have been purchased under the Texaco stock option divided by

     - the exchange ratio.

As of December 31, 2000, options to purchase 13,719,638 shares of Texaco common stock were outstanding, with a weighted average exercise price of $61.95 per share. Of these outstanding options, options to purchase 9,657,813 shares were exercisable, with a weighted average exercise price of $63.35 per share.

     Under the merger agreement, each other stock-based award granted by Texaco under its employee or director plans or arrangements maintained as of October 15, 2000 will be vested and converted, as of the effective time, into a similar ChevronTexaco stock-based award, adjusted as appropriate to preserve the award's inherent value.

     The other terms and conditions of these other stock-based awards, and the plans or agreements under which they were issued, will continue to apply in accordance with their terms and conditions as these terms and conditions have been interpreted and applied by Texaco in accordance with its past practice, but with such adjustments as are necessary or appropriate in light of the merger.

STOCK GRANTOR TRUST

     Texaco maintains a stock grantor trust which secures Texaco's obligations under various employee benefit and executive compensation programs, including the obligations under the severance agreements. As of December 31, 2000, the stock grantor trust held assets valued at approximately $572 million. The stock grantor trust will continue to hold assets following the merger.

          COMPARATIVE PER-SHARE MARKET PRICE AND DIVIDEND INFORMATION

     Chevron common stock and Texaco common stock are each listed on the NYSE. Chevron's ticker symbol on the NYSE is "CHV" and Texaco's ticker symbol on the NYSE is "TX." The following table shows, for the periods indicated, the high and low prices per share of Chevron common stock and Texaco common stock, and the dividends per share.


                                       CHEVRON COMMON STOCK             TEXACO COMMON STOCK(1)
                                  -------------------------------   ------------------------------
                                    HIGH        LOW      DIVIDEND     HIGH       LOW      DIVIDEND
                                  ---------   --------   --------   --------   --------   --------
1997
  First Quarter.................  $ 72.6250   $63.5000    $0.540    $55.7500   $48.8750    $0.425
  Second Quarter................  $ 77.2500   $61.7500    $0.580    $57.4375   $50.5000    $0.425
  Third Quarter.................  $ 89.1875   $73.5000    $0.580    $61.6875   $54.3438    $0.450
  Fourth Quarter................  $ 88.8750   $71.5000    $0.580    $63.4375   $51.1250    $0.450
1998
  First Quarter.................  $ 90.1875   $67.7500    $0.610    $65.0000   $49.0625    $0.450
  Second Quarter................  $ 86.8125   $77.3750    $0.610    $63.7500   $55.7500    $0.450
  Third Quarter.................  $ 89.0000   $73.0000    $0.610    $64.8750   $55.2500    $0.450
  Fourth Quarter................  $ 89.4375   $78.3750    $0.610    $63.8750   $50.2500    $0.450
1999
  First Quarter.................  $ 90.3125   $73.1250    $0.610    $59.1875   $44.5625    $0.450
  Second Quarter................  $104.9375   $86.3750    $0.610    $70.0625   $55.1250    $0.450
  Third Quarter.................  $100.8125   $85.5625    $0.610    $68.5000   $60.3125    $0.450
  Fourth Quarter................  $ 96.9375   $83.3750    $0.650    $67.1875   $52.3750    $0.450
2000
  First Quarter.................  $ 94.2500   $69.9375    $0.650    $61.4375   $44.2500    $0.450
  Second Quarter................  $ 94.8750   $82.3125    $0.650    $59.6875   $48.5625    $0.450
  Third Quarter.................  $ 92.3125   $76.8750    $0.650    $56.1300   $48.2500    $0.450
  Fourth Quarter................  $ 88.9375   $78.1875    $0.650    $63.7500   $50.8100    $0.450
2001
  First Quarter.................  $ 93.4500   $78.4375    $0.650    $70.2100   $57.8100    $0.450
  Second Quarter(2).............  $ 98.4900   $84.5900    $0.650    $73.9000   $63.1600    $0.450


-------------------------
(1) Reflects a two-for-one stock split effective September 29, 1997.


(2) Through May 31, 2001.



     On October 13, 2000, the last full trading day before the public announcement of the proposed merger, the last reported closing price was $84.25 per share for Chevron common stock and $55.125 per share for Texaco common stock. On [MAY 31, 2001], the most recent practicable date prior to the printing of this joint proxy statement/prospectus, the last reported closing price was [$96.05] per share for Chevron common stock and [$71.40] per share for Texaco common stock. We urge you to obtain current market quotations prior to making any decision as to how to vote your shares with respect to the merger. See "Risk Factors" beginning on page 14 for more information about the value of the merger consideration and fixed exchange ratio.


     Following the merger, ChevronTexaco common stock will be traded on the NYSE under the ticker symbol "CHV."

     The merger agreement permits Chevron and Texaco to pay, prior to the closing, regular quarterly cash dividends to holders. The merger agreement also permits the subsidiaries of Chevron and Texaco to pay, prior to the closing, regular periodic cash or other required dividends to holders. The parties have agreed in the merger agreement to coordinate the declaration of dividends and the related record dates and payment dates so that Texaco stockholders do not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their Texaco shares and the ChevronTexaco shares to be received by them in the merger.

     Chevron and Texaco expect that the combined company will continue to pay quarterly dividends on ChevronTexaco common stock after completion of the merger. The payment of dividends by ChevronTexaco in the future will continue to depend on business conditions, ChevronTexaco's financial condition and earnings, and other factors.

EFFECT OF MERGER ON TEXACO INVESTOR SERVICES PLAN

     Upon completion of the merger, Texaco's Investor Services Plan will terminate. In its place, ChevronTexaco's investment program will be available to former Texaco stockholders. For each Texaco plan participant, the procedures for transitioning to ChevronTexaco's investment program will depend on how the participant's shares are held when the merger closes, as follows: If the Texaco shares in a plan participant's account are held in book-entry form by the custodian, shares of ChevronTexaco, including any interest in a fractional portion of a share, will be automatically issued in exchange for the Texaco shares and the participant will automatically be rolled over into ChevronTexaco's investment program. If the Texaco shares in a plan participant's account are held in certificated form, ChevronTexaco shares will not be automatically issued in exchange for the Texaco shares. Instead, participants holding Texaco stock certificates will be required to exchange their certificates for shares of ChevronTexaco. In this case, you will receive instructions on how to exchange your shares. Once a participant receives the ChevronTexaco certificates, he or she can enroll those shares in ChevronTexaco's investment program.

     Upon completion of the merger, the participation preferences of Texaco plan participants will be automatically carried forward into ChevronTexaco's investment program to the extent practicable. However, the mechanics of merging records may require that certain provisions of the Texaco plan be suspended or that participants receive a dividend in cash. ChevronTexaco's investment program will require participants to pay fees for certain services including the reinvestment of dividends. Should they so desire, Texaco plan participants will be provided with an opportunity to terminate or revise their plan enrollment to avoid participation in any fee-based plan services. Texaco plan participants will receive additional information regarding ChevronTexaco's investment program as soon as practicable following the merger.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


     The following unaudited pro forma condensed combined financial statements combine the historical consolidated balance sheet and statements of income of Chevron and Texaco, giving effect to the merger using the pooling-of-interests method of accounting for a business combination. The financial statements also reflect the consolidation of entities jointly owned by Chevron and Texaco, primarily the Caltex Group (Caltex) of equity affiliates.


     We are providing the following information to aid you in your analysis of the financial aspects of the merger. We derived this information from the audited financial statements of Chevron, Texaco and Caltex for the years 2000, 1999 and 1998. The income statement information for the three-month periods ended March 31, 2001 and 2000, and the balance sheet information at March 31, 2001, were derived from the unaudited financial information of the companies. The information is only a summary and you should read it together with the historical financial statements and related notes contained in the annual reports and other information filed with the SEC and incorporated by reference. See "Where You Can Find More Information" on page 91.



     The unaudited pro forma condensed combined statements of income assume the merger was effected on January 1, 1998. The unaudited pro forma condensed combined balance sheet gives effect to the merger as if it had occurred on March 31, 2001. Since accounting policies of the combining companies are substantially comparable, we did not make any conforming accounting policy adjustments to the unaudited pro forma condensed combined financial statements.



     The unaudited pro forma combined financial information is for illustrative purposes only. The financial results may have been different had the companies actually been combined. Further, the unaudited pro forma condensed combined financial statements do not reflect the effect of any asset dispositions that may be required by order of regulatory agencies. See note 7 on pages 66 and 67 for more information.


     You should not rely on the unaudited pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies been combined during the periods or the future results that the combined company will experience after the merger.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                               AT MARCH 31, 2001

                             (MILLIONS OF DOLLARS)




                                                                                       PRO FORMA
                                                                 HISTORICAL           ADJUSTMENTS
                                                              -----------------   --------------------      PRO FORMA
                                                              CHEVRON   TEXACO    CALTEX(6A)    OTHER       COMBINED
                                                              -------   -------   ----------   -------      ---------
ASSETS
Cash and cash equivalents...................................  $ 2,315   $   333    $   194     $    18(6B)   $ 2,560
                                                                                                  (300)(6E)
Marketable securities.......................................    1,471        60         13          --         1,544
Accounts and notes receivable, net..........................    3,424     5,885      1,472        (368)(4)    10,432
                                                                                                    19(6B)
Inventories
Crude oil and petroleum products............................      694     1,248        593          --         2,535
Chemicals...................................................      192        --         --          --           192
Materials, supplies and other...............................      247       218         23           4(6B)       492
                                                              -------   -------    -------     -------       -------
                                                                1,133     1,466        616           4         3,219
Prepaid expenses and other current assets...................      868       474         49          --         1,391
                                                              -------   -------    -------     -------       -------
Total Current Assets........................................    9,211     8,218      2,344        (627)       19,146
Long-term receivables.......................................      732       864         52          --         1,648
Investments and advances....................................    8,735     6,035      2,295      (4,376)(6A)   12,411
                                                                                                  (215)(6B)
                                                                                                   (62)(6C)
                                                                                                    (1)(6F)
Properties, plant and equipment, at cost....................   52,486    33,300      9,754         167(6B)    95,707
Less: accumulated depreciation, depletion and
  amortization..............................................   29,629    17,407      4,668           3(6B)    51,707
                                                              -------   -------    -------     -------       -------
Properties, plant and equipment, net........................   22,857    15,893      5,086         164        44,000
Deferred charges and other assets...........................    1,282     1,341        231          13(6B)     2,867
                                                              -------   -------    -------     -------       -------
Total Assets................................................  $42,817   $32,351    $10,008     $(5,104)      $80,072
                                                              =======   =======    =======     =======       =======
LIABILITIES
Short-term debt.............................................  $ 1,876   $   354    $ 1,368          --       $ 3,598
Accounts payable............................................    3,100     4,274      1,203        (368)(4)     8,287
                                                                                                     3(6B)
                                                                                                    75(5)
Accrued liabilities.........................................    1,372     1,165        206          --         2,743
Federal and other taxes on income...........................    1,706       452         79          --         2,237
Other taxes payable.........................................      409       688         82          --         1,179
                                                              -------   -------    -------     -------       -------
Total Current Liabilities...................................    8,463     6,933      2,938        (290)       18,044
Long-term debt..............................................    4,525     6,507      1,010          --        12,042
Capital lease obligations...................................      279        37          6          --           322
Deferred credits and other noncurrent obligations...........    1,539     1,370      1,342          --         4,251
Minority Interests..........................................       63       702         27         (62)(6C)      730
Noncurrent deferred income taxes............................    4,871     1,625        224          --         6,720
Reserves for employee benefit plans.........................    1,827     1,098         85          --         3,010
                                                              -------   -------    -------     -------       -------
Total Liabilities...........................................   21,567    18,272      5,632        (352)       45,119
                                                              -------   -------    -------     -------       -------
STOCKHOLDERS' EQUITY
Preferred stock.............................................       --       300         --        (300)(6E)       --
Common stock................................................      534     1,774        355        (355)(6A)      853
                                                                                                (1,455)(6D)
Capital in excess of par value..............................    2,761     1,309          2          (2)(6A)    4,769
                                                                                                   699(6D)
Deferred compensation and benefit plan trust................     (511)     (300)        --          --          (811)
Accumulated other comprehensive loss........................     (169)     (131)      (213)        213(6A)      (300)
Retained earnings...........................................   22,098    11,883      4,232      (4,232)(6A)   33,906
                                                                                                   (75)(5)
Treasury stock, at cost.....................................   (3,463)     (756)        --         756(6D)    (3,464)
                                                                                                    (1)(6F)
                                                              -------   -------    -------     -------       -------
Total Stockholders' Equity..................................   21,250    14,079      4,376      (4,752)       34,953
                                                              -------   -------    -------     -------       -------
Total Liabilities and Stockholders' Equity..................  $42,817   $32,351    $10,008     $(5,104)      $80,072
                                                              =======   =======    =======     =======       =======



See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME


                       THREE MONTHS ENDED MARCH 31, 2001


                 (MILLIONS OF DOLLARS EXCEPT PER-SHARE AMOUNTS)



                                                                     PRO FORMA
                                              HISTORICAL            ADJUSTMENTS
                                          -------------------   --------------------      PRO FORMA
                                          CHEVRON     TEXACO    CALTEX(6A)    OTHER        COMBINED
                                          --------   --------   ----------   -------      ----------
Revenues and Other Income
Sales and other operating revenues*.....  $ 11,965   $ 14,503     $3,904     $(1,353)(4)  $   29,039
                                                                                  20(6B)
Income from equity affiliates...........       220        222         70        (206)(6A)        290
                                                                                 (12)(6B)
                                                                                  (4)(6C)
Other income............................       113         (9)        24          (1)(6B)        127
                                          --------   --------     ------     -------      ----------
     Total Revenues and Other Income....    12,298     14,716      3,998      (1,556)         29,456
                                          --------   --------     ------     -------      ----------
Costs and Other Deductions
Purchased crude oil and products........     5,961      9,458      2,779      (1,334)(4)      16,864
Minority interests......................         1         41         --          (4)(6C)         38
Operating expenses......................     1,182        524        239         (19)(4)       1,928
                                                                                   2(6B)
Selling, general and administrative
  expenses..............................       441        344        129                         914
Exploration expenses....................       107         49          6          --             162
Depreciation, depletion and
  amortization..........................       682        319        133           2(6B)       1,136
Taxes other than on income*.............     1,189      2,465        309          --           3,963
Interest and debt expense...............        87        115         58          --             260
                                          --------   --------     ------     -------      ----------
     Total Costs and Other Deductions...     9,650     13,315      3,653      (1,353)         25,265
                                          --------   --------     ------     -------      ----------
Income Before Income Tax Expense........     2,648      1,401        345        (203)          4,191
Income Tax Expense......................     1,048        568        139           3(6B)       1,758
                                          --------   --------     ------     -------      ----------
Net Income..............................  $  1,600   $    833     $  206     $  (206)     $    2,433
                                          ========   ========     ======     =======      ==========
Per Share of Common Stock:
Net Income
  -- Basic..............................  $   2.49   $   1.53                             $     2.30(3)
  -- Diluted............................  $   2.49   $   1.53                             $     2.29(3)
Dividends...............................  $    .65   $    .45                             $      .62(3)
Weighted Average Number of
  Shares Outstanding (thousands)
  -- Basic..............................   642,025    541,052                              1,058,635(3)
  -- Diluted............................   643,143    542,959                              1,061,221(3)
* Includes consumer excise taxes........  $  1,001   $    623     $    5                  $    1,629



See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME


                       THREE MONTHS ENDED MARCH 31, 2000


                 (MILLIONS OF DOLLARS EXCEPT PER-SHARE AMOUNTS)



                                                                    PRO FORMA
                                             HISTORICAL            ADJUSTMENTS
                                         -------------------   --------------------      PRO FORMA
                                         CHEVRON     TEXACO    CALTEX(6A)    OTHER        COMBINED
                                         --------   --------   ----------   -------      ----------
Revenues and Other Income
Sales and other operating revenues*....  $ 11,385   $ 11,712     $4,311     $(1,366)(4)  $   26,042
Income from equity affiliates..........       196        134         40        (102)(6A)        266
                                                                                  2(6B)
                                                                                 (4)(6C)
Other income...........................       146         12         29          --             187
                                         --------   --------     ------     -------      ----------
     Total Revenues and Other Income...    11,727     11,858      4,380      (1,470)         26,495
                                         --------   --------     ------     -------      ----------
Costs and Other Deductions
Purchased crude oil and products.......     6,249      6,862      3,325      (1,342)(4)      15,094
Minority interests.....................         1         27         --          (4)(6C)         24
Operating expenses.....................     1,237        521        186         (24)(4)       1,924
                                                                                  4(6B)
Selling, general and administrative
  expenses.............................       377        325        135                         837
Exploration expenses...................        96         53          5          --             154
Depreciation, depletion and
  amortization.........................       651        484        123          --           1,258
Taxes other than on income*............     1,138      2,527        342          --           4,007
Interest and debt expense..............       129        122         45          --             296
                                         --------   --------     ------     -------      ----------
     Total Costs and Other
       Deductions......................     9,878     10,921      4,161      (1,366)         23,594
                                         --------   --------     ------     -------      ----------
Income Before Income Tax Expense.......     1,849        937        219        (104)          2,901
Income Tax Expense.....................       805        363        117          (2)(6B)      1,283
                                         --------   --------     ------     -------      ----------
Net Income.............................  $  1,044   $    574     $  102     $  (102)     $    1,618
                                         ========   ========     ======     =======      ==========
Per Share of Common Stock:
Net Income
  -- Basic.............................  $   1.59   $   1.05                             $     1.50(3)
  -- Diluted...........................  $   1.59   $   1.05                             $     1.50(3)
Dividends..............................  $    .65   $    .45                             $      .62(3)
Weighted Average Number of
  Shares Outstanding (thousands)
  -- Basic.............................   656,132    543,899                              1,074,934(3)
  -- Diluted...........................   658,124    545,478                              1,078,142(3)
* Includes consumer excise taxes.......  $    942   $    621     $    5                  $    1,568



See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                          YEAR ENDED DECEMBER 31, 2000
                 (MILLIONS OF DOLLARS EXCEPT PER-SHARE AMOUNTS)


                                           HISTORICAL        PRO FORMA ADJUSTMENTS
                                       ------------------    ---------------------      PRO FORMA
                                       CHEVRON    TEXACO     CALTEX(6A)     OTHER       COMBINED
                                       -------    -------    ----------    -------      ---------
REVENUES AND OTHER INCOME
Sales and other operating
  revenues*..........................  $50,592    $52,638     $20,267      $(6,403)(4)  $ 117,102
                                                                                 8(6B)
Income from equity affiliates........      750        785          85         (519)(6A)     1,076
                                                                                (5)(6B)
                                                                               (20)(6C)
Other income.........................      787         97          80           (4)(6B)       960
                                       -------    -------     -------      -------      ---------
     Total Revenues and Other
       Income........................   52,129     53,520      20,432       (6,943)       119,138
                                       -------    -------     -------      -------      ---------
COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products.....   27,292     32,843      15,928       (6,334)(4)     69,729
Minority interests...................        6        125          --          (20)(6C)       111
Operating expenses...................    5,171      2,419         733          (69)(4)      8,260
                                                                                 6(6B)
Selling, general and administrative
  expenses...........................    1,725      1,291         565           --          3,581
Exploration expenses.................      564        358          27           --            949
Depreciation, depletion and
  amortization.......................    2,848      1,917         494            1(6B)      5,260
Taxes other than on income*..........    4,793      9,891       1,405           --         16,089
Interest and debt expense............      460        458         192           --          1,110
                                       -------    -------     -------      -------      ---------
     Total Costs and Other
       Deductions....................   42,859     49,302      19,344       (6,416)       105,089
                                       -------    -------     -------      -------      ---------
Income Before Income Tax Expense.....    9,270      4,218       1,088        (527)         14,049
Income Tax Expense...................    4,085      1,676         569           (8)(6B)     6,322
                                       -------    -------     -------      -------      ---------
Net Income...........................  $ 5,185    $ 2,542     $   519      $  (519)     $   7,727
                                       =======    =======     =======      =======      =========
Per Share of Common Stock:
Net Income
  -- Basic...........................  $  7.98    $  4.66                               $    7.22(3)
  -- Diluted.........................  $  7.97    $  4.65                               $    7.21(3)
Dividends............................  $  2.60    $  1.80                               $    2.50(3)
Weighted Average Number of Shares
  Outstanding (thousands)
  -- Basic...........................  649,948    542,322                               1,067,494(3)
  -- Diluted.........................  651,085    543,952                               1,069,928(3)
* Includes consumer excise taxes.....  $ 4,060    $ 2,519     $    22                   $   6,601


See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                          YEAR ENDED DECEMBER 31, 1999
                 (MILLIONS OF DOLLARS EXCEPT PER-SHARE AMOUNTS)


                                                               PRO FORMA
                                       HISTORICAL             ADJUSTMENTS
                                   ------------------    ---------------------          PRO FORMA
                                   CHEVRON    TEXACO     CALTEX(6A)     OTHER           COMBINED
                                   -------    -------    ----------    -------          ---------
REVENUES AND OTHER INCOME
Sales and other operating
  revenues*......................  $35,448    $37,112     $14,970      $(4,071)(4)      $  83,459
Income from equity affiliates....      526        483         260         (390)(6A)           851
                                                                           (10)(6B)
                                                                           (18)(6C)
Other income.....................      612        184          61            1(6B)            858
                                   -------    -------     -------      -------          ---------
     Total Revenues and Other
       Income....................   36,586     37,779      15,291       (4,488)            85,168
                                   -------    -------     -------      -------          ---------
COSTS AND OTHER DEDUCTIONS
Purchased crude oil and
  products.......................   17,982     20,895      11,631       (4,014)(4)         46,494
Minority interests...............        4         83           2          (18)(6C)            71
Operating expenses...............    5,086      2,050         694          (57)(4)          7,765
                                                                            (8)(6B)
Selling, general and
  administrative expenses........    1,404      1,186         632           --              3,222
Exploration expenses.............      538        501          33           --              1,072
Depreciation, depletion and
  amortization...................    2,866      1,543         459           --              4,868
Taxes other than on income*......    4,586      9,238         908           --             14,732
Interest and debt expense........      472        504         152            4(6B)          1,132
                                   -------    -------     -------      -------          ---------
     Total Costs and Other
       Deductions................   32,938     36,000      14,511       (4,093)            79,356
                                   -------    -------     -------      -------          ---------
Income Before Income Tax
  Expense........................    3,648      1,779         780         (395)             5,812
Income Tax Expense...............    1,578        602         390           (5)(6B)         2,565
                                   -------    -------     -------      -------          ---------
Net Income.......................  $ 2,070    $ 1,177     $   390      $  (390)         $   3,247
                                   =======    =======     =======      =======          =========
Per Share of Common Stock:
Net Income
  -- Basic.......................  $  3.16    $  2.14                                   $    3.01(3)
  -- Diluted.....................  $  3.14    $  2.14                                   $    3.00(3)
Dividends........................  $  2.48    $  1.80                                   $    2.43(3)
Weighted Average Number of Shares
  Outstanding (thousands)
  -- Basic.......................  656,537    535,369                                   1,068,758(3)
  -- Diluted.....................  659,457    537,860                                   1,073,683(3)
* Includes consumer excise
  taxes..........................  $ 3,910    $ 2,097     $    22                       $   6,029


See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                          YEAR ENDED DECEMBER 31, 1998
                 (MILLIONS OF DOLLARS EXCEPT PER-SHARE AMOUNTS)


                                                                   PRO FORMA
                                           HISTORICAL             ADJUSTMENTS
                                       ------------------    ---------------------      PRO FORMA
                                       CHEVRON    TEXACO     CALTEX(6A)     OTHER       COMBINED
                                       -------    -------    ----------    -------      ---------
REVENUES AND OTHER INCOME
Sales and other operating
  revenues*..........................  $29,943    $33,088     $11,550      $(3,208)(4)  $ 71,373
Income from equity affiliates........      228        485          65         (143)(6A)      634
                                                                                 3(6B)
                                                                                (4)(6C)
Other income.........................      386        227          74           --           687
                                       -------    -------     -------      -------      --------
     Total Revenues and Other
       Income........................   30,557     33,800      11,689       (3,352)       72,694
                                       -------    -------     -------      -------      --------
COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products.....   14,036     17,672       8,310       (3,208)(4)    36,810
Minority interests...................        7         56           3           (4)(6C)       62
Operating expenses...................    4,827      2,262         573            3(6B)     7,665
Selling, general and administrative
  expenses...........................    2,239      1,224         720           --         4,183
Exploration expenses.................      478        461          31           --           970
Depreciation, depletion and
  amortization.......................    2,320      1,675         431           --         4,426
Taxes other than on income*..........    4,411      9,294         980           --        14,685
Interest and debt expense............      405        480         172           --         1,057
                                       -------    -------     -------      -------      --------
     Total Costs and Other
       Deductions....................   28,723     33,124      11,220       (3,209)       69,858
                                       -------    -------     -------      -------      --------
Income Before Income Tax Expense.....    1,834        676         469         (143)        2,836
Income Tax Expense...................      495         98         326           --           919
                                       -------    -------     -------      -------      --------
Net Income...........................  $ 1,339    $   578     $   143      $  (143)     $  1,917
                                       =======    =======     =======      =======      ========
Per Share of Common Stock:
Net Income
  -- Basic...........................  $  2.05    $   .99                               $   1.75(3)
  -- Diluted.........................  $  2.04    $   .99                               $   1.75(3)
Dividends............................  $  2.44    $  1.80                               $   2.40(3)
Weighted Average Number of
Shares Outstanding (thousands)
  -- Basic...........................  654,858    528,416                               1,061,768(3)
  -- Diluted.........................  657,076    528,965                               1,064,430(3)
* Includes consumer excise taxes.....  $ 3,756    $ 2,148     $    26                   $  5,930


See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION


     The unaudited pro forma condensed combined statements of income are based on the audited consolidated financial statements of Chevron and Texaco for the years ended December 31, 2000, 1999 and 1998 , and the unaudited financial statements of Chevron and Texaco for the three months ended March 31, 2001 and 2000. The unaudited pro forma condensed combined balance sheet is based on the unaudited consolidated financial statements of Chevron and Texaco at March 31, 2001. The financial statements also reflect the consolidation of entities commonly owned by Chevron and Texaco, primarily the Caltex Group (Caltex) of equity affiliates. We have presented the consolidating financial data of Caltex separately from other pro forma adjustments to aid your analysis of all pro forma adjustments.


     Chevron and Texaco consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States and require estimates that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. In the opinion of Chevron and Texaco, the unaudited pro forma condensed combined financial statements include all adjustments necessary to present fairly the results of the periods presented.

     The unaudited pro forma combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma combined financial information as being indicative of the historic results that would have been achieved had the companies actually been combined or the future results that the combined company will experience after the merger.

NOTE 2. ACCOUNTING POLICIES AND FINANCIAL STATEMENT CLASSIFICATIONS

     Since the accounting policies of the combining companies are substantially comparable, we did not make any accounting policy conformance adjustments to the unaudited pro forma condensed combined financial statements.

     Certain revenues, costs and other deductions in the consolidated statements of income for Texaco and Caltex have been reclassified to conform to the line-item presentation in the unaudited pro forma condensed combined statements of income. Certain assets and liabilities in the consolidated balance sheets for Texaco and Caltex have been reclassified to conform to the line-item presentation in the unaudited pro forma condensed combined balance sheet.

NOTE 3. UNAUDITED PRO FORMA COMBINED NET INCOME PER SHARE AND DIVIDENDS PER
SHARE

     The unaudited pro forma combined net income per common share is based on net income less preferred stock dividends and the weighted average number of outstanding common shares. Diluted net income per common share includes the effect of dilutive securities, including stock options. The historical weighted average number of outstanding common shares has been adjusted to reflect the exchange ratio of 0.77 shares of ChevronTexaco common stock for each share of Texaco common stock.

     The pro forma combined dividends per share reflect the sum of the dividends paid by Chevron and Texaco divided by the number of shares that would have been outstanding for the periods, after adjusting the Texaco shares for the exchange ratio of 0.77 shares of ChevronTexaco common stock.

NOTE 4. INTERCOMPANY TRANSACTIONS

     Intercompany sales and purchase transactions among Chevron, Texaco and Caltex have been eliminated in the unaudited pro forma condensed combined statements of income. Intercompany amounts receivable and payable have been eliminated in the unaudited pro forma condensed combined balance sheet.

NOTE 5. MERGER-RELATED AND INTEGRATION-RELATED EXPENSES


     Merger-related fees and expenses, consisting primarily of SEC filing fees; fees and expenses of investment bankers, attorneys and accountants; and financial printing and other related charges, are estimated to be approximately $125 million. Through March 31, 2001, approximately $50 million had been incurred since the merger announcement and is included in the pro forma financial results for 2000 and the three months ended March 31, 2001. The remaining fees and expenses of $75 million have been reflected in the unaudited pro forma condensed combined balance sheet as of March 31, 2001.


     Though not yet fully quantified, significant costs will be incurred for integration-related expenses, including the elimination of duplicate facilities, operational realignment and workforce reductions. These expenditures are necessary to reduce the costs of ongoing operations and to operate more effectively. These amounts will be charged to operations in the appropriate periods and, therefore, are not reflected in the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements reflect neither the impact of these charges nor the benefits from the expected synergies.

NOTE 6. OTHER PRO FORMA ADJUSTMENTS

     (A) Pro forma adjustments have been made to consolidate the accounts of Caltex, which is owned 50 percent each by Chevron and Texaco. Both companies accounted for their respective investments in Caltex using the equity method.

     (B) Pro forma adjustments have been made to consolidate the accounts of P.T. Mandau Cipta Tenaga Nusantara, an Indonesian company, which is owned jointly by the combining companies and which was accounted for by Chevron and Texaco using the equity method.

     (C) Pro forma adjustments have been made for certain accounts relating to Fuel and Marine Marketing LLC (FAMM), which is owned 69 percent by Texaco and 31 percent by Chevron. Texaco consolidated the results of FAMM and recorded entries to reflect Chevron's minority interest. Chevron accounted for its share of FAMM using the equity method.


     (D) A pro forma adjustment has been made to reflect the cancellation of approximately 17 million shares of Texaco common stock accounted for as treasury stock and the assumed issuance of approximately 420 million shares of Chevron common stock in exchange for all of the outstanding Texaco common stock (based on the exchange ratio of 0.77). The actual number of shares of Chevron common stock to be issued in connection with the merger will be based on the number of shares of Texaco common stock issued and outstanding at the effective time.


     (E) A pro forma adjustment has been made for the redemption of Texaco's 1,200 Market Auction Preferred Shares at their liquidation preference of $250,000 per share as provided for in the Merger Agreement.


     (F) A pro forma adjustment has been made to reclassify 14,496 shares of Chevron and 6,935 shares of Texaco owned by Caltex at March 31, 2001 to treasury stock, at cost. The Texaco shares have been converted to Chevron stock at the exchange ratio of 0.77. The shares reclassified to treasury stock have been excluded from the pro forma number of shares outstanding at March 31, 2001.


NOTE 7. EXPECTED ASSET DISPOSITIONS


     We anticipate that the Federal Trade Commission (FTC) will require certain asset dispositions as a condition of not challenging the merger. While the scope and method of such dispositions are not fully known at this time, we do anticipate being required to make divestitures of Texaco's interests in two joint ventures involved in the United States refining, marketing and transportation businesses in order to address


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

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (CONTINUED)



market concentration concerns. We believe that we will be able to resolve these concerns by the disposition of Texaco's interests in Equilon and Motiva. Since discussions with the FTC are ongoing, the unaudited pro forma condensed combined financial statements do not include any adjustments for the anticipated divestiture of Equilon and Motiva or for any other operations of the combined company. At March 31, 2001, Texaco's combined investment in Equilon and Motiva was $2,474 million. For the years ended December 31, 2000, 1999 and 1998, Texaco's after-tax equity in net income of Equilon and Motiva combined was $198 million, $139 million and $218 million, respectively. For the three-month periods ended March 31, 2001 and March 31, 2000, Texaco's after-tax equity in net income of Equilon and Motiva combined was $69 million and $13 million, respectively.

               BUSINESS RELATIONSHIPS BETWEEN CHEVRON AND TEXACO

THE CALTEX GROUP OF COMPANIES

     Chevron and Texaco each hold a 50 percent interest in the Caltex Group of Companies, which consists of

     - Caltex Corporation, which, through its subsidiaries and affiliates, conducts refining, trading and marketing activities principally in Asia, Africa, the Middle East, Australia and New Zealand;

     - P.T. Caltex Pacific Indonesia, an exploration and production company operating in Indonesia; and

     - American Overseas Petroleum Limited, which, through its subsidiary, manages operations in Indonesia.


     Chevron and Texaco created the Caltex Group of Companies in 1936. For more information about the Caltex Group of Companies, please see the financial statements and related notes contained in the annual reports and other information that Chevron and Texaco have filed with the SEC and incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information" on page 91.


FUEL AND MARINE MARKETING LLC (FAMM)


     Chevron and Texaco formed FAMM in 1998. FAMM is a joint venture which purchases residual fuel oil from Chevron and Texaco, including the residual fuel output of Chevron's and Texaco's refineries worldwide and other suppliers, and markets that fuel to marine vessel operators, power plants and other industrial users. FAMM also conducts research, development and marketing of marine lubricants, coolants and other maritime products. Texaco holds 69 percent of FAMM and Chevron owns 31 percent. For more information about FAMM, please see information that Chevron and Texaco have filed with the SEC and incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information" on page 91.


P.T. MANDAU CIPTA TENAGA NUSANTARA


     Chevron and Texaco formed P.T. Mandau Cipta Tenaga Nusantara, or MCTN, in 1998. MCTN is an Indonesian company which provides steam and electricity supply for operations in Indonesia. Chevron and Texaco each hold 47.5 percent of MCTN. See note 6 on page 66 for more information about MCTN.


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

                              THE MERGER AGREEMENT


     The complete text of the merger agreement, as amended, is attached as Annex A to this joint proxy statement/prospectus. We urge you to read the full text of the merger agreement, as amended.


STRUCTURE OF THE MERGER

     Under the merger agreement, a Chevron subsidiary will merge with and into Texaco so that Texaco becomes a wholly-owned subsidiary of ChevronTexaco.

TIMING OF CLOSING

     We expect that the closing will occur on the day on which the last of the conditions set forth in the merger agreement has been satisfied or waived. Under the merger agreement, Texaco may not hold its stockholder meeting until such time at which, in the reasonable judgment of Chevron and Texaco, all conditions to closing (other than Texaco stockholder approval) have been satisfied or are then capable of being satisfied or to the extent legally permissible have been waived by the applicable party. As such, assuming Texaco stockholders approve the merger, we expect to close the transaction immediately after the Texaco stockholders meeting. Immediately upon the closing of the merger, we will file a certificate of merger with the Secretary of State of the State of Delaware, at which time the merger will be effective. The Chevron name change will only take effect if the merger closes and Chevron stockholders have approved the name change.

MERGER CONSIDERATION

     The merger agreement provides that each share of Texaco common stock outstanding immediately prior to the effective time will, at the effective time, be converted into the right to receive 0.77 shares of ChevronTexaco common stock. However, any shares of Texaco common stock held by Texaco as treasury stock or owned by Chevron or any subsidiary of Chevron will be canceled without any payment for those shares. Shares held in Texaco's stock grantor trust will not be treated as treasury stock for this purpose.

TREATMENT OF TEXACO STOCK OPTIONS; OTHER TEXACO STOCK-BASED AWARDS

     At the effective time, each outstanding option granted by Texaco to purchase shares of Texaco common stock will be converted into an option to acquire ChevronTexaco common stock having the same terms and conditions as the Texaco stock option had before the effective time. The number of shares that the new ChevronTexaco option will be exercisable for and the exercise price of the new ChevronTexaco option will be adjusted in accordance with the exchange ratio in the merger.


     Each other stock-based award granted by Texaco under its employee or director plans or arrangements maintained as of October 15, 2000 will be converted, as of the effective time, into a similar ChevronTexaco stock-based award, adjusted as appropriate to preserve the award's inherent value. For additional information on Texaco stock-based awards, see "Interests of Directors and Officers in the Merger" beginning on page 50.


EXCHANGE OF SHARES

     We will appoint an exchange agent to handle the exchange of Texaco stock certificates in the merger for ChevronTexaco stock and the payment of cash for fractional shares of ChevronTexaco stock. Soon after the closing, the exchange agent will send to each holder of Texaco stock a letter of transmittal for use in the exchange and instructions explaining how to surrender Texaco stock certificates to the exchange agent. Holders of Texaco stock who surrender their certificates to the exchange agent, together with a properly completed letter of transmittal, will receive the appropriate merger consideration. Holders of unexchanged shares of Texaco stock will not be entitled to receive any dividends or other distributions payable by ChevronTexaco after the closing until their certificates are surrendered. Exchange procedures for participants in Texaco's Investor Services Plan are described on page 57 under "Effect of Merger on Texaco Investor Services Plan."


     ChevronTexaco will not issue any fractional shares in the merger. Holders of Texaco common stock will receive a cash payment in the amount of the proceeds from the sale of their fractional shares in the market.

CHEVRONTEXACO BOARD AND RELATED MATTERS

     Chevron has agreed to take the necessary corporate action so that, as of the closing:

     - The ChevronTexaco board size will be increased to 15 directors.

     - Mr. Tilton will become a Vice Chairman of the ChevronTexaco board.

     - Five directors of Texaco designated by Texaco, in addition to Mr. Tilton, will also become directors of ChevronTexaco.

     - At least one Texaco designee will become a member of each committee of the ChevronTexaco board.

COVENANTS

     Each of Chevron and Texaco has undertaken various covenants in the merger agreement. The following summarizes the more significant of these covenants.

     No Solicitation. Each of Chevron and Texaco has agreed that it and its subsidiaries and their officers, directors, employees and advisers will not take action to solicit or encourage an offer for an alternative acquisition transaction involving Chevron or Texaco. An "alternative acquisition transaction" is any offer or proposal for, or indication of interest in, any:

     - direct or indirect acquisition or purchase of a business or asset of Chevron or Texaco or any of its subsidiaries that constitutes 20 percent or more of the net revenue, net income or assets of Chevron or Texaco and its subsidiaries, taken as a whole;

     - direct or indirect acquisition or purchase of 20 percent or more of any class of equity securities of Chevron or Texaco or of any of its subsidiaries whose business constitutes 20 percent or more of the net revenue, net income or assets of Chevron or Texaco and its subsidiaries, taken as a whole;

     - tender offer or exchange offer that, if completed, would result in any person owning 20 percent or more of any class of equity securities of Chevron or Texaco, or any of its subsidiaries whose business constitutes 20 percent or more of the net revenue, net income or assets of Chevron or Texaco and its subsidiaries, taken as a whole; or

     - merger, consolidation, business combination, joint venture, partnership, recapitalization, liquidation, dissolution or similar transaction involving Chevron or Texaco or any of its subsidiaries whose business constitutes 20 percent or more of the net revenue, net income or assets of Chevron or Texaco and its subsidiaries, taken as a whole.

Excluded from this definition are transactions by Chevron that would not materially delay the merger and that are otherwise not prohibited by the merger agreement, and the disposition by Texaco of its interests in Equilon and Motiva.

     Restricted actions include engaging in discussions or negotiations with any potential bidder, disclosing non-public information or affording access to their properties, books or records to a potential bidder. These actions are permitted in response to an unsolicited bona fide offer so long as prior to doing so:

     - the Chevron or Texaco board, as applicable, concludes in good faith, after receipt of the advice of a financial advisor of nationally recognized reputation and outside legal counsel, that such offer is reasonably likely to result in a superior proposal with respect to Chevron or Texaco, as applicable;

     - Chevron or Texaco, as applicable, complies with all of its obligations under the merger agreement; and

     - the Chevron or Texaco board, as applicable, receives from such person an executed confidentiality agreement with terms no less favorable to Chevron or Texaco and no less restrictive to such person than those contained in the existing confidentiality agreement between Chevron and Texaco.

     Any party must keep the other informed of the identity of any potential bidder and the terms and status of any offer.

     Texaco Board's Covenant to Recommend. The Texaco board has agreed to recommend the approval and adoption of the merger agreement to Texaco's stockholders. However, the Texaco board is permitted not to make this recommendation or to withdraw or modify it in a manner adverse to Chevron if:

     - Texaco has received a superior proposal;

     - the Texaco board determines in its good faith judgment, after receiving the advice of outside legal counsel, that in light of the superior proposal, failure to withdraw or modify its recommendation would be reasonably likely to be inconsistent with fulfilling its fiduciary duty to stockholders under applicable law;

     - Texaco has given Chevron five business days' advance written notice of its decision to withdraw or modify its recommendation;

     - Texaco has given Chevron the opportunity to propose revisions to the merger agreement in response to the superior proposal and negotiated in good faith with Chevron with respect to those revisions; and

     - Texaco has complied with its obligations under the no solicitation covenant described above under "No Solicitation."

Even if the Texaco board changes, in a manner adverse to Chevron, its recommendation in favor of the merger, Texaco must still call a stockholders' meeting as otherwise required by the merger agreement to vote on the approval and adoption of the merger agreement and the merger.

     Chevron Board's Covenant to Recommend. The Chevron board has agreed to recommend to Chevron's stockholders the approval of the issuance of common stock in the merger and the amendment of Chevron's restated certificate of incorporation to change its name. However, the Chevron board is permitted not to make this recommendation, or to withdraw or modify it in a manner adverse to Texaco if:

     - Chevron has received a superior proposal;

     - the Chevron board determines in its good faith judgment, after receiving the advice of outside legal counsel, that in light of the superior proposal, failure to withdraw or modify its recommendation would be reasonably likely to be inconsistent with fulfilling its fiduciary duty to stockholders under applicable law;

     - Chevron has given to Texaco five business days' advance written notice of its decision to withdraw or modify its recommendation;

     - Chevron has given Texaco the opportunity to propose revisions to the merger agreement in response to the superior proposal and negotiated in good faith with Texaco with respect to those revisions; and

     - Chevron has complied with its obligations under the no solicitation covenant described above under "No Solicitation."

Even if the Chevron board changes, in a manner adverse to Texaco, its recommendation in favor of the merger, Chevron must still call a stockholders' meeting as otherwise required by the merger agreement to vote on the common stock issuance and the name change amendment. The merger agreement provides that the Chevron stockholders' meeting may be held on the same date as the Texaco stockholders' meeting, but that it must conclude prior to the Texaco stockholders' meeting.

     Interim Operations of Chevron and Texaco. Each of Chevron and Texaco has undertaken a separate covenant that places restrictions on it and its subsidiaries until either the merger becomes effective or the merger agreement is terminated. In general, Chevron and its subsidiaries and Texaco and its subsidiaries are required to conduct their business in the ordinary course consistent with past practice and in a manner not representing a new strategic direction and to use their reasonable best efforts to preserve intact their business organizations and relationships with third parties. The companies have also agreed to some specific restrictions which are subject to exceptions described in the merger agreement. The following table summarizes the more significant of these restrictions undertaken by each company:

                    RESTRICTED ACTIONS:                       CHEVRON    TEXACO
                    -------------------                       -------    ------
Amendment of its organizational documents...................     X          X
Entering into any merger, liquidation or other significant
  transaction...............................................     X          X
Issuance or disposal of equity securities, options or other
  securities convertible into or exercisable for equity
  securities................................................     X          X
Split, combination or reclassification of its capital
  stock.....................................................     X          X
Declaration of dividends, except for regular quarterly or
  periodic cash or other required dividends as they may
  periodically be increased consistent with past practice...     X          X
Redemption or repurchase of its capital stock...............     X          X
Amendment of the terms of any outstanding stock options.....                X
Capital expenditures except within the budget for a given
  year, subject to ordinary course exceptions...............                X
Increase in employee compensation or benefits except for
  normal ordinary course increases consistent with past
  practice..................................................                X
Acquisition of material assets, except in ordinary course
  consistent with past practice.............................                X
Disposal of material assets, except in ordinary course
  consistent with past practice or under existing
  commitments...............................................     X          X
Entering into any material joint venture or partnership.....                X
Any tax election or change in an existing tax election
  relating to a material tax liability......................     X          X
Entering into any agreement that would prevent ChevronTexaco or any of its subsidiaries from competing in any line of
  business or geographic area...............................                X
Changing accounting policies................................     X          X
Any other action that would make any representation or
  warranty by it inaccurate in any material respect.........     X          X
Any action that delays or impedes the merger................     X          X

     Best Efforts Covenant. Chevron and Texaco have agreed to cooperate with each other and use their best efforts to take all actions and do all things necessary or advisable under the merger agreement and applicable laws to complete the merger and the other transactions contemplated by the merger agreement. However, neither Chevron nor Texaco is required to take any action if that action would reasonably be expected to result in a material adverse effect on Chevron, Texaco and their subsidiaries, taken as a whole, following the merger.

     Chevron and Texaco anticipate that there will be objections raised by the FTC to the combination of Chevron's U.S. downstream operations with Texaco's alliance interests in two joint ventures, Equilon Enterprises LLC and Motiva Enterprises LLC. In this regard, Texaco and Chevron have agreed to jointly determine how to promptly address any FTC objections to the merger. If any such objections require negotiations regarding Equilon and Motiva, Texaco has agreed to negotiate, in consultation with Chevron, definitive agreements responsive to the regulatory requirements. The merger agreement further provides that if an agreement of this kind is required and Texaco has not entered into such an agreement 15 days before the date of the Texaco stockholders' meeting for the merger, Mr. O'Reilly and Mr. Tilton will meet to discuss the status of such efforts by Texaco. Chevron and Texaco have agreed to place Texaco's alliance interests in a liquidating trust if necessary to achieve any remaining conditions to closing.

     The merger agreement specifically provides that a disposition of Texaco's alliance interests in Equilon and Motiva under agreements contemplated above will not be deemed to have a material adverse effect on Texaco for purposes of determining whether conditions to closing have been satisfied. Conversely, the merger agreement also provides that any requirement imposed by a regulatory agency to sell, hold separate or limit in any material respect the operations of Chevron's refining and marketing business in the Western United States will be deemed to have a material adverse effect on Chevron for purposes of determining whether conditions to closing have been satisfied and would therefore give Chevron the option not to complete the merger.

     Chevron and Texaco do not expect that any regulatory agency will impose a requirement in connection with the merger that Chevron sell, hold separate or limit in any material respect Chevron's Western U.S. refining and marketing business.

     Employee Benefits Matters. The merger agreement provides that Chevron will cause the surviving corporation to honor in accordance with their terms all obligations under Texaco's executive benefit arrangements and under all other existing Texaco employee and retiree arrangements and plans to the extent entitlements or rights exist under those arrangements or plans as of the effective time of the merger. Chevron and Texaco have agreed that the merger will constitute a change in control under Texaco's employment arrangements and benefit plans in accordance with the terms of those arrangements and plans.

     Chevron has also agreed, following the closing, to provide Texaco employees who were employed by Texaco or its subsidiaries at the closing and who continue as employees of ChevronTexaco or its subsidiaries, for so long as they remain so employed, employee benefits, under benefit plans and arrangements as provided to those employees immediately prior to the closing, or under benefit plans and arrangements maintained by Chevron providing coverage and benefits which, in the aggregate, are no less favorable than those provided to employees of Chevron in positions comparable to the positions held by the continuing Texaco employees.

     In addition, Chevron has agreed that, following the closing, ChevronTexaco will continue to provide former employees of Texaco and its subsidiaries (and to Texaco employees whose employment terminates prior to the closing) post-retirement benefits, other than pensions, under benefit plans and arrangements applicable to those retirees as in effect as of October 15, 2000, or under benefit plans or arrangements maintained by Chevron or its subsidiaries providing post-retirement coverage and benefits, other than pensions, which, in the aggregate, are no less favorable than those provided to former employees of Chevron.


     Please see "Interests of Directors and Officers in the Merger," beginning on page 50, for additional information on employee benefits matters covered in the merger agreement.


     Indemnification and Insurance of Texaco Directors and Officers. Chevron has agreed that:

     - it will indemnify former Texaco directors, officers and employees for liabilities from their acts or omissions in those capacities occurring prior to closing to the extent provided under Texaco's certificate of incorporation and by-laws as in effect on October 15, 2000;

     - it will cause Texaco to honor all indemnification agreements with its former directors, officers and employees in effect as of October 15, 2000; and

     - for six years after the merger becomes effective, it will provide officers' and directors' liability insurance covering acts or omissions occurring prior to the effective time of the merger by each person currently covered by Texaco's officers' and directors' liability insurance policy. This ChevronTexaco policy must be no less favorable than the Texaco policy in effect on October 15, 2000, except that ChevronTexaco will be obligated to pay only up to 300 percent of the annual premium paid by Texaco for such insurance as of October 15, 2000. Chevron may provide this coverage through a policy underwritten by a wholly-owned Chevron subsidiary.

     Other Covenants. The merger agreement contains additional mutual covenants of the parties, including an agreement not to jeopardize the intended tax or accounting treatment of the merger.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains substantially reciprocal representations and warranties made between Chevron and Texaco. The most significant of these relate to:

     - corporate authorization to enter into the transactions contemplated by the merger agreement;

     - the stockholder votes and governmental approvals required in connection with the contemplated transactions;

     - absence of any breach of organizational documents, law or various material agreements as a result of the contemplated transactions;

     - capitalization;

     - ownership of subsidiaries;

     - filings with the SEC;

     - financial statements;

     - accuracy of information provided for inclusion in this joint proxy statement/prospectus;

     - absence of material changes since a specified balance sheet date;

     - absence of undisclosed material liabilities;

     - litigation;

     - tax matters;

     - employee benefits matters;

     - compliance with laws;

     - finders' or advisors' fees;

     - environmental matters;

     - the receipt of accountants' letters regarding accounting treatment of the merger;

     - absence of circumstances inconsistent with the intended accounting treatment of the merger;

     - inapplicability of the Delaware anti-takeover statute; and

     - amendments to stockholder rights plans to render them inapplicable to the merger and the stock options.


     In addition, Texaco represents and warrants to the best of its knowledge and belief to Chevron as to the fair presentation of the audited consolidated financial statements of each of Equilon Enterprises LLC and Motiva Enterprises LLC.


     The representations and warranties in the merger agreement do not survive the closing or termination of the merger agreement.

CONDITIONS TO THE COMPLETION OF THE MERGER

     Mutual Closing Conditions. The obligations of Chevron and Texaco to complete the merger are subject to the satisfaction or, to the extent legally permissible, waiver of the following conditions:

     - approval by the Chevron stockholders of the common stock issuance in the merger;

     - approval by the Texaco stockholders of the merger agreement and the merger;

     - expiration of the HSR Act waiting period;

     - approval by the European Commission of the contemplated transactions;

     - absence of any legal prohibition on completion of the merger or any legal requirement that, if not complied with, will be reasonably likely to have a material adverse effect on ChevronTexaco following the merger;

     - Chevron's registration statement on Form S-4, which includes this proxy statement/prospectus, being effective and not subject to any stop order by the SEC;

     - approval for the listing on the NYSE of the shares of Chevron common stock to be issued in the merger;

     - receipt of a letter from the independent accountants of Chevron reconfirming their concurrence with Chevron's management that "pooling-of-interests" accounting treatment for the merger is appropriate;

     - receipt of a letter from the independent public accountant of Texaco reconfirming their concurrence with Texaco's management that Texaco is eligible to participate in a "pooling-of-interests" transaction;

     - absence of any condition to approval of the merger by the Federal Trade Commission or the Department of Justice that would be reasonably likely to result in a material adverse effect on ChevronTexaco following the merger;

     - absence of any proceeding seeking to limit Chevron's ownership of Texaco or to compel divestiture of assets, in either case that would be reasonably likely to result in a material adverse effect on ChevronTexaco following the merger;

     - absence of any statute, rule or other governmental order applicable to the merger that would be reasonably likely to result in a material adverse effect on ChevronTexaco following the merger;

     - receipt of all material regulatory approvals for the merger on terms that are not reasonably likely to result in a material adverse effect on ChevronTexaco following the merger;

     - performance in all material respects by the other party of the obligations required to be performed by it at or prior to closing;

     - accuracy as of closing of the representations and warranties made by the other party to the extent specified in the merger agreement;

     - receipt of opinions of Chevron's and Texaco's counsel that the merger will qualify as a tax-free reorganization; and

     - absence of a material adverse effect or any reasonable likelihood of a material adverse effect on Chevron or Texaco during the period from October 15, 2000 until closing.

     For purposes of the applicable closing conditions listed above, any requirement imposed by a regulatory agency to sell, hold separate, or limit in any material respect the operations of Chevron's refining and marketing business in the Western United States will be deemed to have a material adverse effect on ChevronTexaco following the merger.

     Satisfaction of Closing Conditions. On March 1, 2001, the European Commission announced that it had approved the merger. The other conditions listed above have not been satisfied and may not be satisfied until immediately prior to the closing.

TERMINATION OF THE MERGER AGREEMENT

     Right to Terminate. The merger agreement may be terminated at any time prior to the closing in any of the following ways:

          (a) by mutual written consent of Chevron and Texaco.

          (b) by either Chevron or Texaco if:

           - the merger has not been completed by October 15, 2001. However, that date becomes April 15, 2002 if the reason for not closing by October 15, 2001 is that the regulatory conditions specified in the merger agreement have not been satisfied by that date;

           - Chevron or Texaco stockholders fail to give the necessary approvals; or

           - there is a permanent legal prohibition to closing the merger.

          (c) by Chevron if the Texaco board fails to recommend the merger or withdraws or modifies in a manner adverse to Chevron its approval or recommendation of the merger, breaches its agreement to call the Texaco meeting or recommends a superior offer.

          (d) by Texaco if the Chevron board fails to recommend the merger or withdraws or modifies in a manner adverse to Texaco its approval or recommendation of the common stock issuance or name change, breaches its agreement to call the Chevron meeting or recommends a superior offer.

          (e) by Chevron or Texaco if the other party has breached its representations, warranties, covenants or obligations under the merger agreement, which breach would result in the failure to satisfy related closing conditions and such breach shall be incapable of being cured, or, if capable of being cured, shall not have been cured within 30 days after written notice thereof was received.

     Neither Chevron nor Texaco can terminate the merger agreement for the reasons described in the first bullet under paragraph (b) above if its failure to fulfill in any material respect its obligations under the merger agreement has resulted in the failure to complete the merger.

     If the merger agreement is validly terminated, the agreement will become void without any liability on the part of any party unless such party is in willful breach. However, the provisions of the merger agreement relating to expenses and termination fees, as well as the confidentiality agreement and the stock option agreements entered into between Chevron and Texaco, will continue in effect notwithstanding termination of the merger agreement.

     Termination Fees Payable by Texaco. Texaco has agreed to pay Chevron a cash amount equal to $500 million in any of the following circumstances:

     - Chevron terminates the merger agreement as described in paragraph (c) under "Right to Terminate" above;

     - either Chevron or Texaco terminates the merger agreement if Texaco stockholders fail to give the necessary approval at a duly held meeting and prior to such meeting an alternative offer was made to Texaco or its stockholders; or

     - a third party makes an alternative offer to Texaco or its stockholders and thereafter the merger agreement is terminated as described in the first bullet of paragraph (b) above.

Texaco has agreed to pay Chevron an additional termination fee of $500 million in cash if an alternative transaction is agreed to or consummated within 12 months after the termination of the merger agreement.

     Termination Fees Payable by Chevron. Chevron has agreed to pay Texaco a cash amount equal to $500 million in any of the following circumstances:

     - Texaco terminates the merger agreement as described in paragraph (d) under "Right to Terminate" above;

     - either Texaco or Chevron terminates the merger agreement if Chevron stockholders fail to approve the common stock issuance at a duly held meeting and prior to such meeting an alternative offer was made to Chevron or its stockholders; or

     - a third party makes an alternative offer to Chevron or its stockholders and thereafter the merger agreement is terminated as described in the first bullet of paragraph (b) above.

Chevron has agreed to pay Texaco an additional termination fee of $500 million in cash if an alternative transaction is agreed to or consummated within 12 months after the termination of the merger agreement.

EXPENSES

     Except as described above, all costs and expenses incurred in connection with the merger agreement and related transactions will be paid by the party incurring such costs or expenses. We estimate that merger-related fees and expenses, consisting primarily of SEC filing fees, fees and expenses of investment bankers, attorneys and accountants, and financial printing and other related charges, will total approximately $125 million assuming the merger is completed.

AMENDMENTS; WAIVERS

     Any provision of the merger agreement may be amended or waived prior to closing if the amendment or waiver is in writing and signed, in the case of an amendment, by Texaco, Chevron and the merger subsidiary or, in the case of a waiver, by the party against whom the waiver is to be effective. After the approval of the merger agreement by the stockholders of Texaco, no amendment or waiver shall change the amount or kind of merger consideration or any term of Chevron's or Texaco's certificate of incorporation or otherwise adversely affect the Texaco stockholders without the further approval of such stockholders.

STOCK OPTION AGREEMENTS

     The following summary of the stock option agreements is qualified by reference to the complete text of the two stock option agreements, which are incorporated by reference into this proxy statement/prospectus and attached as Annex B and Annex C.

     General. At the same time that Chevron and Texaco entered into the merger agreement, they also entered into two separate stock option agreements. Under the stock option agreements, Texaco granted Chevron an irrevocable option to purchase up to 107,000,000 shares of Texaco common stock at a price per share of $53.71, and Chevron granted Texaco an irrevocable option to purchase up to 127,000,000 shares of Chevron common stock at a price per share of $85.96. The exercise price of each option was calculated based on the average of the closing prices of the stock subject to the option for the ten trading days prior to the announcement of the merger agreement. The options are exercisable in the circumstances described below.


     Exercise of the Stock Option. Chevron can exercise the option in whole or in part at any time after the occurrence of any event, which we call a trigger event in this section, entitling Chevron to receive the cash termination fee payable by Texaco under the merger agreement (see "-- Termination of the Merger Agreement -- Termination Fees Payable by Texaco" on page 76) and prior to termination of the option. Texaco can exercise the option in whole or in part at any time after the occurrence of any event, which we call a trigger event in this section, entitling Texaco to receive the cash termination fee payable by Chevron under the merger agreement (see "-- Termination of the Merger
Agreement -- Termination Fees Payable by Chevron" on pages 76 and 77) and prior to termination of the option.


     The option terminates upon the earliest to occur of

     - the closing of the merger;

     - 90 days after Chevron or Texaco, as applicable, has paid the cash termination fee in full; or

     - one day after termination of the merger agreement so long as no trigger event has occurred or could still occur.

     The exercise price and number of option shares are also subject to anti-dilution and other adjustments specified in the stock option agreements. Any purchase of option shares is subject to specified closing conditions, including receipt of applicable regulatory approvals. The closing of any purchase of option shares may be postponed for up to nine months beyond the termination of the option pending satisfaction of the conditions to purchase.

     Cash Election. The stock option agreements further provide that, so long as the option is exercisable, Chevron or Texaco, as applicable, may, instead of exercising the option, elect to require the other party to pay, in exchange for the cancellation of the relevant portion of the option, an amount in cash equal to the "spread" (as defined below) multiplied by the number of option shares as to which such a cash election is made.

     "Spread" means the excess, if any, over the exercise price of the higher of

     - the highest price per share of Texaco common stock or Chevron common stock, as applicable, paid or proposed to be paid by any third party under an alternative acquisition proposal (which we call the alternative exercise price) and

     - the average of the closing price of shares of Texaco common stock or Chevron common stock, as applicable, on the NYSE, at the end of the regular session, as reported on the Consolidated Tape, Network A for the five consecutive trading days ending on the trading date immediately preceding the date on which Chevron or Texaco notifies the other party that it intends to make a cash election (which we call the average market price).

     At any time following exercise of either of the stock options, the company against which the option was exercised has the right, within 5 business days after written notice to the other, to purchase for cash all of the option shares at a purchase price per share equal to the higher of the alternative exercise price or the average market price.

     Limitation on Total Profit. The stock option agreements provide that, notwithstanding any other provision of the stock option agreements or the merger agreement, neither company's total profit (as defined below) will exceed $1.1 billion in the aggregate. If either party's total profit otherwise would exceed such amount that party, at its sole election, may pay cash to the other, deliver to the other for cancellation option shares previously acquired by it or any combination thereof, so that its actually realized total profit does not exceed $1.1 billion after taking into account the foregoing actions.

     For purposes of the stock option agreements, "total profit" means the aggregate amount, before taxes, of the following: (1)(x) the cash amount actually received by a party in payment by the other party of the termination fee under the merger agreement, less (y) any repayment by that party as described in the preceding paragraph; (2) the net cash amounts received by that party upon the sale of option shares (or of any other securities into or for which such option shares are converted or exchanged), less its purchase price for such option shares (or other securities), plus (3) the aggregate amount received by that party upon exercise of the cash election described under "Cash Election" above.

     The stock option agreements also provide that, notwithstanding any other provision of the agreements, the option may not be exercised for a number of option shares that would, as of the date of exercise, result in a notional total profit (as described below) exceeding $1.1 billion. For purposes of the stock option agreements, the "notional total profit" with respect to the option shares for which Chevron or Texaco may propose to exercise the option means the total profit determined as of the date a party notifies the other party of its intent to exercise the option and assuming that the applicable option shares, together with all other option shares previously acquired upon exercise of the option and held by the exercising party or its affiliates as of such date, were sold for cash at the NYSE closing price on the preceding trading day.

     Listing and Registration Rights. Each of Chevron and Texaco has agreed to list the option shares on the NYSE and to grant the other customary rights to require registration of the option shares under the securities laws.

     Effect of Options. The options are intended to make it more likely that the merger will be completed on the agreed terms and to compensate Chevron or Texaco for its efforts and costs in case the merger is not completed under circumstances generally involving a third party proposal for a business combination with the other party. Among other effects, the options could also prevent an alternative business combination with either party from being accounted for as a "pooling-of-interests." The options may therefore discourage proposals for alternative business combinations with Texaco and Chevron even if a third party were prepared to offer Texaco stockholders consideration with a higher market value than the value of the ChevronTexaco stock to be exchanged for Texaco stock in the merger.

                   INFORMATION ABOUT THE MEETINGS AND VOTING

     Chevron's board of directors is using this joint proxy statement/prospectus to solicit proxies from the holders of Chevron common stock for use at the Chevron meeting. Texaco's board of directors is also using this document to solicit proxies from the holders of Texaco common stock for use at the Texaco meeting. We are first mailing this joint proxy statement/prospectus and accompanying form of proxy to Chevron and Texaco stockholders on or about
            , 2001.

MATTERS RELATING TO THE MEETINGS


------------------------------------------------------------------------------------------------
                                   CHEVRON MEETING                      TEXACO MEETING
------------------------------------------------------------------------------------------------
 Time and Place:
------------------------------------------------------------------------------------------------
 Purpose of Meeting is    1. The proposed issuance of         1. The proposal to approve and
 to Vote on the              ChevronTexaco common stock to    adopt the merger agreement and the
 Following Items:            the Texaco stockholders under       merger.
                             the terms of the merger
                             agreement; and
                          2. The proposed amendment to
                             Chevron's restated certificate
                             of incorporation to change its
                             name to "ChevronTexaco
                             Corporation" upon the closing
                             of the merger.
------------------------------------------------------------------------------------------------
 Record Date:             The record date for shares          The record date for shares
                          entitled to vote is                 entitled to vote is
                                         , 2001.                             , 2001.
------------------------------------------------------------------------------------------------
 Outstanding Shares on    At [APRIL 30, 2001], there were     At [APRIL 30, 2001], there were
 Record Date:             [642,033,128] shares of Chevron     [550,943,922] shares of Texaco
                          common stock outstanding.           common stock outstanding.
------------------------------------------------------------------------------------------------

 Shares Entitled to       Shares entitled to vote are shares  Shares entitled to vote are shares
 Vote:                    of Chevron common stock held at     of Texaco common stock held at the
                          the close of business on the        close of business on the record
                          record date,                ,       date,                , 2001.
                          2001.                               Each share of Texaco common stock
                          Each share of Chevron common stock  that you own entitles you to one
                          that you own entitles you to one    vote.
                          vote.                               Shares held by Texaco in its
                          Shares held by Chevron in its       treasury are not voted. This does
                          treasury are not voted.             not include shares held in its
                                                              stock grantor trust, which are
                                                              treated in a manner similar to
                                                              treasury shares for accounting
                                                              purposes only.
------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------
                                   CHEVRON MEETING                      TEXACO MEETING
------------------------------------------------------------------------------------------------
 Quorum Requirement:      A quorum of stockholders is         A quorum of stockholders is
                          necessary to hold a valid meeting.  necessary to hold a valid meeting.
                          The presence in person or by proxy
                          at the meeting of holders of        The presence in person or by proxy
                          shares representing a majority of   at the meeting of holders of
                          the votes of the Chevron common     shares representing a majority of
                          stock entitled to vote at the       the votes of the Texaco common
                          meeting is a quorum. Abstentions    stock entitled to vote at the
                          and broker "non-votes" count as     meeting is a quorum. Abstentions
                          present for establishing a quorum.  and broker "non-votes" count as
                          Shares held by Chevron in its       present for establishing a quorum.
                          treasury do not count toward a      Shares held by Texaco in its
                          quorum.                             treasury do not count toward a
                          A broker "non-vote" occurs on an    quorum, except for shares held in
                          item when a broker is not           its stock grantor trust, which are
                          permitted to vote on that item      treated in a manner similar to
                          without instruction from the        treasury shares for accounting
                          beneficial owner of the shares and  purposes only.
                          no instruction is given.
                                                              A broker "non-vote" occurs on an
                                                              item when a broker is not
                                                              permitted to vote on that item
                                                              without instruction from the
                                                              beneficial owner of the shares and
                                                              no instruction is given.
------------------------------------------------------------------------------------------------

VOTE NECESSARY TO APPROVE THE CHEVRON AND TEXACO PROPOSALS


-----------------------------------------------------------------------------------------------------
               ITEM                                          VOTE NECESSARY*
-----------------------------------------------------------------------------------------------------
 Merger Proposals                   Chevron:     Approval of the common stock issuance requires the
                                                 affirmative vote of a majority of the votes cast by
                                                 holders of Chevron common stock, provided that the
                                                 total number of votes cast for or against the common
                                                 stock issuance represents at least a majority of
                                                 Chevron's outstanding shares. Withheld votes and
                                                 abstentions will have no effect on the approval of
                                                 the common stock issuance.
                                                 Approval of the name change requires the affirmative
                                                 vote of holders of at least a majority of the
                                                 outstanding shares of Chevron common stock. Withheld
                                                 votes and abstentions have the same effect as a vote
                                                 against the name change. The common stock issuance
                                                 and name change are provided for in the merger and
                                                 merger agreement described beginning on pages 17 and
                                                 69. If the merger is not completed for any reason,
                                                 the name change will not be made.
                                    Texaco:      Approval of the merger and the merger agreement
                                                 described beginning on pages 17 and 69 requires the
                                                 affirmative vote of holders of at least a majority
                                                 of the outstanding shares of Texaco common stock.
                                                 Withheld votes and abstentions have the same effect
                                                 as a vote against.
-----------------------------------------------------------------------------------------------------


* Under New York Stock Exchange rules, if your broker holds your shares in its name, your broker may not vote your shares on the merger proposals absent instructions from you. Without your voting instructions, a broker non-vote will occur on the merger proposals and, if you are a Chevron stockholder, will have the same effect as a vote against the name change and will have no effect on the approval of the common stock issuance and, if you are a Texaco stockholder, will have the effect of a vote against the merger.

VOTING

     Voting Your Proxy. You may vote in person at your meeting or by proxy. We recommend you vote by proxy even if you plan to attend your meeting. You can always change your vote at the meeting.

     Voting instructions are included on your proxy card. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. You may vote for or against the merger proposals or abstain from voting.

     How to Vote by Proxy


 -------------------------------------------------------------------------------------------------

                      CHEVRON                                TEXACO

--------------------------------------------------------------------------------------------------

 By Telephone*:       Call toll-free                and      Call toll-free                and
                      follow the instructions. You will      follow the instructions. You will
                      need to give the personal              need to give the control number
                      identification number contained on     contained on your proxy card.
                      your proxy card.

--------------------------------------------------------------------------------------------------

 By Internet*:        Go to www.               and follow    Go to www.               and follow
                      the instructions. You will need to     the instructions. You will need to
                      give the personal identification       give the control number contained on
                      number contained on your proxy card.   your proxy card.

--------------------------------------------------------------------------------------------------

 In Writing:          Complete, sign, date and return your   Complete, sign, date and return your
                      proxy card in the enclosed envelope.   proxy card in the enclosed envelope.


--------------------------------------------------------------------------------------------------

* If you hold shares through a broker or other custodian, please check the voting form used by that firm to see if it offers telephone or internet voting. Applicable laws authorize the use of telephonic transmission and electronic transmission, such as transmission over the internet, to grant a proxy.

     If you submit your proxy but do not make specific choices, your proxy will follow the board's recommendations and vote your shares:


                   CHEVRON                                        TEXACO
                   -------                                        ------
"FOR" the proposed issuance of shares of       "FOR" the approval and adoption of the merger
  ChevronTexaco common stock in connection       agreement and the merger.
  with the merger.

"FOR" the proposed amendment of Chevron's restated certificate of incorporation to change the name of the corporation to "ChevronTexaco Corporation."


     Revoking Your Proxy. You may revoke your proxy before it is voted by:

     - submitting a new proxy with a later date, including a proxy given by telephone or internet;

     - notifying your company's Secretary in writing before the meeting that you have revoked your proxy; or

     - voting in person at the meeting.

     Voting in person. If you plan to attend a meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you are the
beneficial owner of the shares on             , 2001, the record date for
voting.

     Confidential voting. Ballots, proxy forms and voting instructions returned to brokerage firms, banks and other holders of record are treated as confidential. Only the proxy solicitor, the proxy tabulator and the inspectors of election have access to the ballots, proxy forms and voting instructions. Anyone who processes or inspects the ballots, proxy forms and voting instructions signs a pledge to treat them as confidential. None of these persons is a director, officer or employee of Chevron or Texaco.

     The proxy solicitor and the proxy tabulator will disclose information taken from the ballots, proxy forms and voting instructions only in the event of a proxy contest or as otherwise required by law.

     The proxy tabulator will forward comments written on proxy form to management but will not disclose your identity unless you request it in writing.

     Proxy solicitation. Each of Chevron and Texaco will pay its own costs of soliciting proxies.

     In addition to this mailing, Chevron and Texaco employees may solicit proxies personally, electronically or by telephone. Chevron is paying
                    a fee of $          plus their reasonable out-of-pocket
expenses to help with the solicitation. Texaco is paying                     a
fee of $          plus their reasonable out-of-pocket expenses to help with the solicitation.

     The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are submitted. YOU SHOULD SEND IN YOUR PROXY BY MAIL, TELEPHONE OR INTERNET WITHOUT DELAY. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

     DO NOT SEND IN ANY STOCK CERTIFICATES WITH YOUR PROXY CARDS. THE EXCHANGE AGENT WILL MAIL TRANSMITTAL FORMS WITH INSTRUCTIONS FOR THE SURRENDER OF STOCK CERTIFICATES FOR TEXACO COMMON STOCK TO FORMER TEXACO STOCKHOLDERS AS SOON AS PRACTICABLE AFTER THE COMPLETION OF THE MERGER.

OTHER BUSINESS; ADJOURNMENTS

     Under the laws of Delaware, where Chevron and Texaco are incorporated, no business other than procedural matters may be raised at the stockholder meetings, unless proper notice to the stockholders has been given.

     Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time without further notice other than by an announcement made at the meeting. For Texaco, the chairman of the meeting has the power to adjourn the Texaco stockholder meeting. For Chevron, any adjournment may be made by approval of the holders of shares representing a majority of the votes present in person or by proxy at the meeting, whether or not a quorum exists. Under the merger agreement, Texaco must adjourn its meeting until such time as all conditions to the merger (other than Texaco stockholder approval) have been satisfied or waived.

                        COMPARISON OF STOCKHOLDER RIGHTS


     The rights of Texaco stockholders under Delaware law, the Texaco certificate of incorporation and the Texaco by-laws prior to the merger are substantially the same as the rights ChevronTexaco stockholders will have following the merger under Delaware law, the ChevronTexaco restated certificate of incorporation and the ChevronTexaco by-laws, with principal exceptions summarized in the chart below. The certificate of incorporation and by-laws of ChevronTexaco will be identical in all respects to those of Chevron after giving effect to the name change. Copies of the Texaco certificate of incorporation, the Texaco by-laws, the Chevron restated certificate of incorporation and the Chevron by-laws are incorporated by reference and will be sent to holders of shares of Texaco common stock upon request. See "Where You Can Find More Information" on page 91. The summary contained in the following chart is qualified by reference to Delaware law, the Texaco certificate of incorporation, the Texaco by-laws, the Chevron restated certificate of incorporation and the Chevron by-laws.



----------------------------------------------------------------------------------------------------------------
                                                                                   CHEVRONTEXACO
                              TEXACO STOCKHOLDER RIGHTS                         STOCKHOLDER RIGHTS
----------------------------------------------------------------------------------------------------------------
 Authorized           The authorized capital stock of Texaco        The current authorized capital stock of
 Capital Stock:       consists of 850 million shares of common      Chevron consists of two billion shares of
                      stock and 30 million shares of preferred      common stock and one hundred million shares
                      stock.                                        of preferred stock. Chevron's board and
                                                                    stockholders have approved an amendment to
                                                                    Chevron's restated certificate of
                                                                    incorporation increasing its authorized
                                                                    common stock to four billion shares. This
                                                                    increase is contingent on the closing of the
                                                                    merger and will be effective at the
                                                                    effective time of the merger or shortly
                                                                    thereafter.
----------------------------------------------------------------------------------------------------------------
 Number of            Texaco's by-laws provide that the number of   Chevron's by-laws provides that the number
 Directors:           directors will be as determined by the        of directors will be determined by the
                      Texaco board but shall not be less than       Chevron board. Chevron's board currently
                      three. The Texaco board currently consists    consists of 9 directors.
                      of 13 directors.
                                                                    Under the merger agreement, Chevron has
                                                                    agreed to increase the number of directors
                                                                    on its board to 15.
----------------------------------------------------------------------------------------------------------------
 Classification of    Texaco's board is divided into three classes  Chevron does not have a classified board.
 Board of Directors:  as nearly equal in number as possible, with   Chevron's by-laws require that all directors
                      each class serving a staggered three-year     be elected at each annual meeting of
                      term.                                         stockholders for a term of one year.
----------------------------------------------------------------------------------------------------------------
 Removal of           Texaco's certificate of incorporation and     Chevron stockholders may remove directors
 Directors:           Texaco's by-laws provide that Texaco          with or without cause by the affirmative
                      directors may be removed from office with or  vote of the majority of stockholders
                      without cause only by the affirmative vote    entitled to vote in the election of
                      of the holders of two-thirds of the voting    directors.
                      power of the then outstanding shares
                      entitled to vote generally in the election
                      of directors, voting as a single class.
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
                                                                                   CHEVRONTEXACO
                              TEXACO STOCKHOLDER RIGHTS                         STOCKHOLDER RIGHTS
----------------------------------------------------------------------------------------------------------------
 Two-thirds vote      The affirmative vote of at least two-thirds   The affirmative vote of at least two-thirds
 requirements:        of the voting power of Texaco's outstanding   of the voting power of Chevron's outstanding
                      voting stock is required to amend by-law and  voting stock is required to amend various
                      charter provisions relating to                provisions of the Chevron restated
                                                                    certificate of incorporation, including
                      - stockholder action,                         provisions relating to
                      - the number, election and terms of           - prior notice of stockholders' meetings,
                        directors,
                                                                    - stockholder action and
                      - newly created directorships and vacancies,
                                                                    - the fairness committee.
                      - nominations and removal of directors and
                      - various charter and by-laws amendments.
----------------------------------------------------------------------------------------------------------------
 Stockholder Rights   Under the Texaco stockholder rights plan,     Under the Chevron stockholder rights plan,
 Plan:                the rights become exercisable if a person or  the beneficial ownership threshold is 10
                      group acquires beneficial ownership of 20     percent rather than 20 percent. Chevron has
                      percent or more of the outstanding Texaco     taken all action necessary to render its
                      common stock. Texaco has taken all action     rights plan inapplicable to the merger
                      necessary to render its rights plan           agreement and the related agreements and
                      inapplicable to the merger agreement and the  transactions.
                      related agreements and transactions.

                      The Texaco stockholder rights plan includes   The Chevron stockholder rights plan does not
                      an exception for an all-cash, fully-financed  include such an exception.
                      tender offer, provided it remains open for
                      at least 45 days, results in the acquiror
                      owning a majority of Texaco's voting stock
                      and the acquiror agrees to purchase for cash
                      all remaining shares.
----------------------------------------------------------------------------------------------------------------
 Stockholder          Texaco's by-laws contain advance notice       Chevron's by-laws do not contain similar
 Proposals and        provisions applicable to stockholder          advance notice provisions. Chevron's
 Nominations:         proposals and nominations. In order to bring  restated certificate of incorporation,
                      business before a Texaco annual meeting, a    however, precludes taking action on any
                      stockholder must deliver written notice       proposal at a stockholder meeting that is
                      thereof to Texaco generally not less than 60  not included in the proxy statement for that
                      days nor more than 90 days before the first   meeting (unless this requirement is waived
                      anniversary of the prior year's annual        by the board of directors).
                      meeting. In order to nominate directors, a
                      stockholder must deliver written notice
                      thereof to Texaco not later than 90 days
                      before an annual meeting or 7 days after
                      notice of a special meeting, as applicable.
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
                                                                                   CHEVRONTEXACO
                              TEXACO STOCKHOLDER RIGHTS                         STOCKHOLDER RIGHTS
----------------------------------------------------------------------------------------------------------------
 Business             Texaco's certificate of incorporation and     Chevron's restated certificate of
 Combinations:        by-laws provide that any Business             incorporation provides that a fairness
                      Combination with an interested stockholder    committee of the board of directors will be
                      of Texaco requires, in addition to any vote   established during any period of the
                      required by law, the affirmative approval of  existence of a 10 percent stockholder. The
                      at least 80 percent of the voting power of    fairness committee will consist of all
                      the outstanding shares of voting stock,       directors serving at the time any such
                      voting together as a single class, unless     stockholder becomes a 10 percent
                      either:                                       stockholder. The fairness committee will
                                                                    look into the fairness to the corporation
                      - a majority of disinterested directors, as   and its stockholders of transactions the
                        defined in Texaco's charter and by-laws,    committee deems "extraordinary," which may
                        have expressly approved the Business        include mergers or liquidations,
                        Combination or                              transactions with major stockholders, major
                                                                    asset sales or recapitalizations. The
                      - fair price criteria and disclosure          fairness committee may require that the
                        obligations set forth in the charter and    corporation's stockholders ratify such an
                        bylaws are satisfied.                       extraordinary transaction by the affirmative
                                                                    vote of two-thirds of the shares of
                                                                    outstanding common stock or a majority of
                      The fair price criteria and disclosure        the outstanding shares of common stock,
                      obligations generally require that:           excluding shares held by the 10 percent
                                                                    stockholder.
                      - common stockholders and holders of any
                        other class of outstanding voting stock     The Chevron fairness committee has taken all
                        receive the same form of consideration and  action necessary to approve the merger and
                        the highest per share price (or fair        the related transactions (including the
                        market value) paid by the interested        stock option agreements) and has not
                        stockholder within two years prior to the   required that Chevron stockholders ratify
                        announcement date of the Business           the merger and the related transactions
                        Combination.                                (including the stock option agreements) by a
                                                                    two-thirds majority.
                      - since such person becomes an interested
                        stockholder: (i) there be no failure to
                        pay quarterly dividends on the preferred
                        stock or reduction in the annual dividends
                        on the common stock; and (ii) such
                        interested stockholder not become the
                        beneficial owner of additional shares of
                        voting stock.
                      - the interested stockholder not receive the
                        benefit of any loans, financial assistance
                        or tax advantages from Texaco.
                      - a proxy statement be mailed at least 30
                        days prior to the consummation of the
                        Business Combination.
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
                                                                                   CHEVRONTEXACO
                              TEXACO STOCKHOLDER RIGHTS                         STOCKHOLDER RIGHTS
----------------------------------------------------------------------------------------------------------------
                      "Business Combination" is defined in
                      Texaco's charter and by-laws, and generally
                      includes a merger, significant asset sales,
                      significant stock issuances, and other
                      significant transactions.
                      "Interested stockholder" is also defined in
                      the Texaco charter and by-laws and generally
                      means a 20 percent stockholder of Texaco.

                      The Texaco board has taken the necessary
                      action to make the foregoing provisions of
                      the Texaco charter and by-laws inapplicable
                      to the merger and the related transactions
                      (including the stock option agreements).
----------------------------------------------------------------------------------------------------------------

                      DESCRIPTION OF CHEVRON CAPITAL STOCK


     The following describes the material terms of the capital stock of Chevron. This description is qualified in its entirety by reference to the restated certificate of incorporation and by-laws of Chevron which are incorporated herein by reference. See "Where You Can Find More Information" on page 91 for more information about the documents incorporated by reference in this joint proxy statement/prospectus.



     The authorized capital stock of Chevron currently consists of two billion shares of common stock, par value $0.75 per share, and one hundred million shares of preferred stock, par value $1.00 per share. At [APRIL 30, 2001], there were outstanding [642,033,128] shares of Chevron common stock, with an additional [70,453,940] issued and held in treasury. There are no shares of Chevron preferred stock outstanding. Chevron's board and stockholders have approved an amendment to Chevron's restated certificate of incorporation increasing its authorized common stock to four billion shares. This increase is contingent on the closing of the merger and will be effective at the effective time of the merger or shortly thereafter.


CHEVRON COMMON STOCK


     The holders of Chevron common stock are entitled to receive such dividends or distributions as are lawfully declared on Chevron common stock, to have notice of any authorized meeting of stockholders, and to one vote for each share of Chevron common stock on all matters which are properly submitted to a vote of Chevron stockholders. As a Delaware corporation, Chevron is subject to statutory limitations on the declaration and payment of dividends. In the event of a liquidation, dissolution or winding up of Chevron, holders of Chevron common stock have the right to a ratable portion of assets remaining after satisfaction in full of the prior rights of creditors, including holders of Chevron's indebtedness, all liabilities and the aggregate liquidation preferences of any outstanding shares of Chevron preferred stock. The holders of Chevron common stock have no conversion, redemption, preemptive or cumulative voting rights. All outstanding shares of Chevron common stock are, and the shares of Chevron common stock to be issued in the merger will be, validly issued, fully paid and non-assessable. At [MAY 18, 2001], there were [105,457] holders of Chevron common stock.


CHEVRON PREFERRED STOCK

     Chevron's restated certificate of incorporation expressly authorizes the board of directors to issue preferred stock in one or more series, to establish the number of shares in any series and to set the designation and preferences of any series and the powers, rights, qualifications, limitations or restrictions on each series of preferred stock.

     In connection with the adoption of the Chevron stockholder rights plan, the Chevron board has designated 5,000,000 shares of preferred stock as series A participating preferred stock, $1.00 par value per share (the "Chevron participating preferred stock"). Upon issuance, each share of Chevron participating preferred stock is entitled to a preferential quarterly dividend in an amount equal to 1,000 times the dividend declared on each share of Chevron common stock, but in no event less than $25. In the event of liquidation, the holders of shares of Chevron participating preferred stock will receive a preferred liquidation payment equal to the greater of $1000 or 1000 times the payment made per each share of Chevron common stock.

     Each share of Chevron participating preferred stock is entitled to 1,000 votes, voting together with the shares of Chevron common stock. In the event of any merger, consolidation or other transaction in which shares of Chevron common stock are exchanged, each share of Chevron participating preferred stock will be entitled to receive 1,000 times the amount and type of consideration received per share of Chevron common stock. The rights of the Chevron participating preferred stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary anti-dilution provisions.

     The Chevron participating preferred stock ranks junior to all other series of Chevron preferred stock as to the payment of dividends and the distribution of assets, unless the terms of any such series provide otherwise. At [MAY 31, 2001], there were no shares of Chevron participating preferred stock outstanding.


TRANSFER AGENT AND REGISTRAR

     Mellon Investor Services, L.L.C., is the transfer agent and registrar for the Chevron common stock.

STOCK EXCHANGE LISTING; DELISTING AND DEREGISTRATION OF TEXACO COMMON STOCK

     It is a condition to the merger that the shares of ChevronTexaco common stock issuable in the merger be approved for listing on the NYSE at or prior to the closing, subject to official notice of issuance. If the merger is completed, Texaco common stock will cease to be listed.

                     DESCRIPTION OF TEXACO'S CAPITAL STOCK


     Texaco's certificate of incorporation authorizes the issuance of eight hundred fifty million shares of common stock, par value $3.125 per share, and thirty million shares of preferred stock, par value $1.00 per share, of which 3,000,000 are designated Series D Junior Participating Preferred Stock and 1,200 are designated Market Auction Preferred Shares of various series. At [APRIL 30, 2001], there were outstanding [550,943,922] shares of Texaco common stock, no shares of Series D Junior Participating Preferred Stock and 1,200 shares of Market Auction Preferred Stock. All shares of Market Auction Preferred Stock will be redeemed prior to the merger.


     The holders of Texaco common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding Texaco preferred stock, holders of Texaco common stock are entitled to receive ratably such dividends as may be declared by the Texaco board out of funds legally available therefor. In the event of a liquidation or dissolution of Texaco, holders of Texaco Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding Texaco preferred stock. Holders of Texaco common stock have no preemptive rights, no redemption rights and no rights to convert their Texaco common stock into any other securities.


     Under Texaco's stockholder rights plan, rights to purchase Texaco's Series D Junior Participating Preferred Stock are attached to shares of common stock. For a description of the rights, see Texaco's definitive proxy statement on
Schedule 14 filed with the SEC on March 17, 1998 and Amendment No. 1 to its Form 8-A filed with the SEC on October 25, 2000.



     Texaco's certificate of incorporation contains a provision imposing special requirements on business combinations with large stockholders. See "Certain Legal Information -- Comparison of Stockholder Rights" beginning on page 84.


                                 LEGAL MATTERS


     The validity of the ChevronTexaco common stock to be issued to Texaco stockholders in the merger will be passed upon by Pillsbury Winthrop LLP, San Francisco, California. It is a condition to the completion of the merger that Chevron and Texaco receive opinions from McDermott, Will & Emery and Davis Polk & Wardwell, respectively, with respect to the tax treatment of the merger. See "The Merger Agreement -- Conditions to the Completion of the Merger" on pages 74 and 75 and "The Merger -- Material Federal Income Tax Consequences of the Merger" beginning on page 30.


                                    EXPERTS

     The consolidated financial statements and schedule incorporated in this joint proxy statement/ prospectus by reference to the Annual Report on Form 10-K of Chevron Corporation for the year ended

December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


     The combined financial statements of the Caltex Group of Companies as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000 have been incorporated in this joint proxy statement/prospectus by reference to the Annual Reports on Form 10-K of Chevron and Texaco, respectively, for the year ended December 31, 2000, in reliance upon the report of KPMG, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.


     The audited consolidated financial statements and schedule included or incorporated by reference in the Annual Report of Texaco Inc. for the fiscal year ended December 31, 2000 filed on Form 10-K, incorporated by reference in this joint proxy statement/prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.


     The consolidated financial statements of Equilon Enterprises LLC as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, incorporated in this joint proxy statement/prospectus by reference to the Annual Report of Texaco Inc. on Form 10-K (amended by Form 10-K/A filed on May 18, 2001) for the year ended December 31, 2000, incorporated herein by reference, have been audited by Arthur Andersen LLP and PricewaterhouseCoopers LLP, independent accountants, as indicated in their report with respect thereto, and have been so incorporated in reliance upon the report of such firms given upon their authority as experts in accounting and auditing.



     The financial statements of Motiva Enterprises LLC as of December 31, 2000 and 1999, and for the years ended December 31, 2000 and 1999, and for the six months ended December 31, 1998, incorporated in this joint proxy statement/prospectus by reference to the Annual Report of Texaco Inc. on Form 10-K for the year ended December 31, 2000, incorporated herein by reference, have been audited by Arthur Andersen LLP, Deloitte & Touche LLP, and PricewaterhouseCoopers LLP, independent accountants, as indicated in their report with respect thereto, and have been so incorporated in reliance upon the report of such firms given upon their authority as experts in accounting and auditing.


                            STOCKHOLDERS' PROPOSALS

     Under Rule 14a-8 under the Securities and Exchange Act of 1934, stockholders may present proper proposals for inclusion in a company's proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to the company in a timely manner.


     Chevron. Chevron's restated certificate of incorporation precludes taking action on any proposal that is not included in the proxy statement unless the board decides to waive the restriction. For stockholder proposals to be included in the proxy statement, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC. One of the requirements is that the proposal be received by the corporate secretary no later than November 21, 2001. Proposals that Chevron receives after that date will not be included in the proxy statement or acted upon at the annual meeting. We urge Chevron stockholders to submit proposals by certified mail, return receipt requested. You should address your proposal to: Corporate Secretary, Chevron Corporation, 575 Market Street, San Francisco, California 94105. Chevron prints qualifying proposals in the proxy statement in the form that we receive them. We do not print the name, address and share ownership of the stockholder submitting a qualifying proposal but will promptly send the information upon oral or written request.


     Texaco. Texaco will hold an annual meeting in the year 2002 only if the merger has not already been completed. You may present a proposal to be considered for inclusion in Texaco's 2002 proxy statement, provided we receive it at our principal executive office no later than November 13, 2001, and that it complies with applicable laws and SEC regulations. In addition, Texaco's by-laws allow you to bring business before the annual meeting of stockholders, if you have given us written notice not less than

60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting of stockholders (subject to adjustment if the subsequent year's meeting date is substantially moved). Your notice must include the proposed business and your interest in it, your address, and your stockholdings. You should address your proposal to: Secretary, Texaco Inc., 2000 Westchester Avenue, White Plains, New York 10650.

                    ADDITIONAL INFORMATION FOR STOCKHOLDERS

                      WHERE YOU CAN FIND MORE INFORMATION

     Chevron and Texaco file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

     Chevron filed a registration statement on Form S-4 to register with the SEC the Chevron common stock to be issued to Texaco stockholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Chevron in addition to being a proxy statement of Chevron and Texaco for the meetings. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

     The SEC allows us to "incorporate by reference" information into this joint proxy statement/ prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information in, or incorporated by reference in, this joint proxy statement/ prospectus. This joint proxy statement/prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their finances.

CHEVRON SEC FILINGS (FILE NO. 1-368-2)

     1. Annual Report on Form 10-K for the year ended December 31, 2000.

     2. Amendment No. 1 to Registration Statement on Form 8A/A filed December 7, 2000.


     3. Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001.


TEXACO SEC FILINGS (FILE NO. 1-27)


     1. Annual Report on Form 10-K for the year ended December 31, 2000 (amended by Form 10-K/A filed on May 18, 2001).



     2. Current Reports on Form 8-K filed on January 24, 2001, February 7, 2001 and April 26, 2001.



     3. Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001.


     We are also incorporating by reference all documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and the date of the stockholder meetings.

     Chevron has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Chevron, and Texaco has supplied all such information relating to Texaco.

     If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this joint proxy statement/prospectus. You may obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

Chevron Corporation                        Texaco Inc.
575 Market Street                          2000 Westchester Avenue
San Francisco, California 94105            White Plains, New York 10650
Attn: Corporate Secretary                  Attention: Secretary
(415) 894-7700                             (914) 253-4000

     If you would like to request documents from us, please do so by , 2001, to receive them before the meetings.

     You can also get more information by visiting Chevron's web site at www.Chevron.com and Texaco's web site at www.Texaco.com. Web site materials are not part of this joint proxy statement/prospectus.

     You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus to vote on the Chevron merger proposals and the Texaco merger proposals. We have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/ prospectus. This joint proxy statement/prospectus is
dated             , 2001.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                  DATED AS OF
                                OCTOBER 15, 2000
                                     AMONG

                                  TEXACO INC.

                              CHEVRON CORPORATION

                                      AND

                                  KEEPEP INC.

                               TABLE OF CONTENTS

                                                                                    PAGE
                                                                                    ----

  ARTICLE 1  THE MERGER...........................................................   A-1

    SECTION 1.1       The Merger..................................................   A-1

    SECTION 1.2       Conversion of Shares........................................   A-2

    SECTION 1.3       Surrender and Payment.......................................   A-2

    SECTION 1.4       Stock Options and Equity Awards.............................   A-4

    SECTION 1.5       Adjustments.................................................   A-5

    SECTION 1.6       Fractional Shares...........................................   A-5

    SECTION 1.7       Withholding Rights..........................................   A-5

    SECTION 1.8       Lost Certificates...........................................   A-6

    SECTION 1.9       Shares Held by Company Affiliates...........................   A-6

    SECTION 1.10      Appraisal Rights............................................   A-6

  ARTICLE 2  CERTAIN GOVERNANCE MATTERS...........................................   A-6

    SECTION 2.1       Name; Trade Name............................................   A-6

    SECTION 2.2       Parent Board of Directors...................................   A-6

    SECTION 2.3       Transition Committee........................................   A-6

    SECTION 2.4       Certificate of Incorporation of the Surviving Corporation...   A-7

    SECTION 2.5       By-laws of the Surviving Corporation........................   A-7

    SECTION 2.6       Directors and Officers of the Surviving Corporation.........   A-7

  ARTICLE 3  REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.............   A-7

    SECTION 3.1       Corporate Existence and Power...............................   A-7

    SECTION 3.2       Corporate Authorization.....................................   A-7

    SECTION 3.3       Governmental Authorization..................................   A-8

    SECTION 3.4       Non-Contravention...........................................   A-8

    SECTION 3.5       Capitalization..............................................   A-9

    SECTION 3.6       Subsidiaries................................................   A-9

    SECTION 3.7       Commission Filings..........................................  A-10

    SECTION 3.8       Financial Statements........................................  A-11

    SECTION 3.9       Disclosure Documents........................................  A-11

    SECTION 3.10      Absence of Certain Changes..................................  A-11

    SECTION 3.11      No Undisclosed Material Liabilities.........................  A-12

    SECTION 3.12      Litigation..................................................  A-12

    SECTION 3.13      Taxes.......................................................  A-12

    SECTION 3.14      Employee Benefit Plans......................................  A-13

    SECTION 3.15      Compliance with Laws........................................  A-15

    SECTION 3.16      Finders' or Advisors' Fees..................................  A-15

    SECTION 3.17      Environmental Matters.......................................  A-15

    SECTION 3.18      Opinion of Financial Advisor................................  A-15

    SECTION 3.19      Pooling; Tax Treatment......................................  A-15

    SECTION 3.20      Pooling Letter..............................................  A-16

    SECTION 3.21      Takeover Statutes...........................................  A-16

    SECTION 3.22      Stockholder Rights Plan.....................................  A-16

    SECTION 3.23      Joint Ventures..............................................  A-16

  ARTICLE 4  REPRESENTATIONS, WARRANTIES AND COVENANTS OF PARENT..................  A-16

    SECTION 4.1       Corporate Existence and Power...............................  A-16

    SECTION 4.2       Corporate Authorization.....................................  A-17

                                                                                    PAGE
                                                                                    ----

    SECTION 4.3       Governmental Authorization..................................  A-17

    SECTION 4.4       Non-Contravention...........................................  A-17

    SECTION 4.5       Capitalization..............................................  A-18

    SECTION 4.6       Subsidiaries................................................  A-18

    SECTION 4.7       Commission Filings..........................................  A-19

    SECTION 4.8       Financial Statements........................................  A-19

    SECTION 4.9       Disclosure Documents........................................  A-20

    SECTION 4.10      Absence of Certain Changes..................................  A-20

    SECTION 4.11      No Undisclosed Material Liabilities.........................  A-21

    SECTION 4.12      Litigation..................................................  A-21

    SECTION 4.13      Taxes.......................................................  A-21

    SECTION 4.14      Employee Benefit Plans......................................  A-21

    SECTION 4.15      Compliance with Laws........................................  A-22

    SECTION 4.16      Finders' or Advisors' Fees..................................  A-22

    SECTION 4.17      Environmental Matters.......................................  A-23

    SECTION 4.18      Opinion of Financial Advisor................................  A-23

    SECTION 4.19      Pooling; Tax Treatment......................................  A-23

    SECTION 4.20      Pooling Letter..............................................  A-23

    SECTION 4.21      Takeover Statutes...........................................  A-23

    SECTION 4.22      Stockholder Rights Plan.....................................  A-23

  ARTICLE 5  COVENANTS OF THE COMPANY.............................................  A-24

    SECTION 5.1       Conduct of the Company......................................  A-24

    SECTION 5.2       Company Stockholder Meeting; Proxy Material.................  A-26

    SECTION 5.3       Equity Conversion...........................................  A-27

    SECTION 5.4       Resignation of Company Directors............................  A-27

  ARTICLE 6  COVENANTS OF PARENT..................................................  A-27

    SECTION 6.1       Conduct of Parent...........................................  A-27

    SECTION 6.2       Obligations of Merger Subsidiary............................  A-28

    SECTION 6.3       Director and Officer Liability..............................  A-28

    SECTION 6.4       Parent Stockholder Meeting; Form S-4........................  A-29

    SECTION 6.5       Stock Exchange Listing......................................  A-30

    SECTION 6.6       Employee Benefits...........................................  A-30

  ARTICLE 7  COVENANTS OF PARENT AND THE COMPANY..................................  A-31

    SECTION 7.1       Best Efforts................................................  A-31

    SECTION 7.2       Certain Filings.............................................  A-32

    SECTION 7.3       Access to Information.......................................  A-32

    SECTION 7.4       Tax and Accounting Treatment................................  A-33

    SECTION 7.5       Public Announcements........................................  A-33

    SECTION 7.6       Further Assurances..........................................  A-33

    SECTION 7.7       Notices of Certain Events...................................  A-33

    SECTION 7.8       Affiliates..................................................  A-33

    SECTION 7.9       Payment of Dividends........................................  A-34

    SECTION 7.10      No Solicitation.............................................  A-34

    SECTION 7.11      Letters from Accountants....................................  A-36

    SECTION 7.12      Takeover Statutes...........................................  A-36

    SECTION 7.13      Headquarters................................................  A-36

    SECTION 7.14      Section 16(b)...............................................  A-36

                                                                                    PAGE
                                                                                    ----

  ARTICLE 8  CONDITIONS TO THE MERGER.............................................  A-37

    SECTION 8.1       Conditions to the Obligations of Each Party.................  A-37

                      Conditions to the Obligations of Parent and Merger
    SECTION 8.2       Subsidiary..................................................  A-38

    SECTION 8.3       Conditions to the Obligations of the Company................  A-38

  ARTICLE 9  TERMINATION..........................................................  A-39

    SECTION 9.1       Termination.................................................  A-39

    SECTION 9.2       Effect of Termination.......................................  A-40

  ARTICLE 10  MISCELLANEOUS.......................................................  A-40

    SECTION 10.1      Notices.....................................................  A-40

    SECTION 10.2      Non-Survival of Representations and Warranties..............  A-41

    SECTION 10.3      Amendments; No Waivers......................................  A-41

    SECTION 10.4      Expenses....................................................  A-42

    SECTION 10.5      Company Termination Fee.....................................  A-42

    SECTION 10.6      Parent Termination Fee......................................  A-42

    SECTION 10.7      Successors and Assigns......................................  A-42

    SECTION 10.8      Governing Law...............................................  A-42

    SECTION 10.9      Jurisdiction................................................  A-42

    SECTION 10.10     Waiver of Jury Trial........................................  A-43

    SECTION 10.11     Counterparts; Effectiveness.................................  A-43

    SECTION 10.12     Entire Agreement............................................  A-43

    SECTION 10.13     Captions....................................................  A-43

    SECTION 10.14     Severability................................................  A-43

                              EXHIBITS AND ANNEXES

    Exhibit A    -- Company Stock Option Agreement

    Exhibit B    -- Parent Stock Option Agreement

    Exhibit C-1  -- Affiliate's Pooling Letter (for Parent Affiliates)

    Exhibit C-2  -- Affiliate's Pooling Letter (for Company Affiliates)

    Exhibit C-3  -- Affiliate's Rule 145 Letter (for Company Affiliates)

    Annex 7.1    -- Form of Agreement and Declaration of Trust

                                 DEFINED TERMS

                                                                         SECTION

368 Reorganization...................................................... 3.19(b)
Acquisition Proposal.................................................... 7.10(b)
Affected Employees....................................................... 6.6(b)
Affected Retirees........................................................ 6.6(b)
Agreement.............................................................. Preamble
Alliance Interests.................................................... 7.1(d)(i)
Alliance Transaction Agreement........................................ 7.1(d)(i)
Anti-Discrimination Laws................................................ 3.14(h)
Benefit Triggers........................................................ 3.14(e)
Certificates............................................................. 1.3(a)
Closing.................................................................. 1.1(d)
Closing Date............................................................. 1.1(d)
Code................................................................... Recitals
Commission............................................................. Recitals
Common Shares Trust...................................................... 1.6(b)
Common Stock Issuance....................................................... 4.2
Common Stock Issuance Approval.............................................. 4.2
Company................................................................ Preamble
Company 10-K................................................................ 3.7
Company 2000 Capital Expenditure Budget.................................. 5.1(g)
Company 2001 Permitted Capital Expenditure Budget........................ 5.1(g)
Company 2002 Permitted Capital Expenditure Budget........................ 5.1(g)
Company Award............................................................ 1.4(c)
Company Balance Sheet....................................................... 3.8
Company Balance Sheet Date.................................................. 3.8
Company Benefit Plans................................................... 3.14(a)
Company Board Designees.................................................. 2.2(a)
Company Commission Documents................................................ 3.7
Company Common Stock................................................... Recitals
Company Disclosure Schedules.......................................... Article 3
Company Non-U.S. Employees.................................................. 3.7
Company Option Agreement............................................... Recitals
Company Proxy Statement..................................................... 3.9
Company Rights.............................................................. 3.5
Company Rights Agreement.................................................... 3.5
Company Securities.......................................................... 3.5
Company Stock Option..................................................... 1.4(a)
Company Stock Option Plans............................................... 1.4(a)
Company Stockholder Approval................................................ 3.2
Company Stockholder Meeting................................................. 5.2
Company Subsidiary Securities............................................ 3.6(b)
Company U.S. Employees.................................................. 3.14(e)
Condition Satisfaction Time................................................. 5.2
Confidentiality Agreement................................................... 7.3
Delaware Law............................................................. 1.1(a)
downstream............................................................... 5.1(l)
EC Merger Regulation........................................................ 3.3
Effective Time........................................................... 1.1(b)
employee benefit plan................................................... 3.14(a)
End Date.............................................................. 9.1(b)(i)
Environmental Laws...................................................... 3.17(b)
Equity Conversion........................................................... 5.3
ERISA................................................................... 3.14(a)
Excess Shares............................................................ 1.6(a)
Exchange Act................................................................ 3.3
Exchange Agent........................................................... 1.3(a)
Exchange Ratio...................................................... 1.2(a)(iii)
Foreign Company Benefit Plan............................................ 3.14(a)
Foreign Parent Benefit Plan............................................. 4.14(a)
Form S-4................................................................. 4.9(a)
GAAP................................................................... Recitals
HSR Act..................................................................... 3.3
Indemnitees.............................................................. 6.3(a)
Joint Ventures............................................................. 3.23
Lien........................................................................ 3.4
Market Auction Preferred Stock.............................................. 3.5
Material Adverse Effect..................................................... 3.1
Merger................................................................... 1.1(a)
Merger Consideration..................................................... 1.2(b)
Merger Subsidiary...................................................... Preamble
mid-stream............................................................... 5.1(l)
multiemployer plan...................................................... 3.14(a)
Name Change Amendment.................................................... 2.1(a)
Name Change Amendment Approval........................................... 4.2(a)
NYSE..................................................................... 1.6(a)
Option Agreements...................................................... Recitals
Parent................................................................. Preamble
Parent 10-K.............................................................. 4.7(a)
Parent Balance Sheet........................................................ 4.8
Parent Balance Sheet Date................................................... 4.8
Parent Benefit Plans.................................................... 4.14(a)
Parent Commission Documents.............................................. 4.7(a)
Parent Common Stock.................................................... Recitals
Parent Disclosure Schedules........................................... Article 4
Parent Option Agreement................................................ Recitals
Parent Proxy Statement................................................... 4.9(a)
Parent Rights....................................................... 1.2(a)(iii)
Parent Rights Agreement............................................. 1.2(a)(iii)
Parent Securities........................................................... 4.5
Parent Stockholder Approvals............................................. 4.2(a)
Parent Stockholder Meeting.................................................. 6.4
Parent Subsidiary Securities............................................. 4.6(b)
Person................................................................... 1.3(c)
                                       A-v
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Rabbi Trust Shares.................................................... 1.2(a)(i)
Securities Act........................................................... 1.4(d)
Significant Subsidiary................................................... 3.6(a)
Subsidiary............................................................... 3.6(a)
Superior Proposal....................................................... 7.10(b)
Surviving Corporation.................................................... 1.1(a)
Tax Returns................................................................ 3.13
Taxes...................................................................... 3.13
Transition Committee........................................................ 2.3
Trust Agreement..................................................... 7.1(d)(iii)
Trustees............................................................ 7.1(d)(iii)
upstream................................................................. 5.1(l)

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                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of October 15, 2000 by and among TEXACO INC., a Delaware corporation (the "Company"), CHEVRON CORPORATION, a Delaware corporation ("Parent"), and KEEPEP INC., a newly formed Delaware corporation and a wholly owned subsidiary of Parent ("Merger Subsidiary").

                                  WITNESSETH:

     WHEREAS, the respective Boards of Directors of Parent, Merger Subsidiary and the Company have approved this Agreement, and deem it advisable and in the best interests of their respective stockholders to consummate the merger of Merger Subsidiary with and into the Company on the terms and conditions set forth herein;

     WHEREAS, for United States federal income tax purposes, it is intended that the Merger contemplated by this Agreement qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code");

     WHEREAS, for accounting purposes, it is intended that the Merger be accounted for as a "pooling of interests" under United States generally accepted accounting principles ("GAAP") and the rules and regulations of the Securities and Exchange Commission (the "Commission");

     WHEREAS, (i) as a condition and inducement to Parent's willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Parent and the Company are entering into a Stock Option Agreement dated as of the date of this Agreement in the form attached as Exhibit A (the "Company Option Agreement"), pursuant to which the Company shall grant to Parent an option to purchase shares of common stock, par value $3.125 per share, of the Company ("Company Common Stock") at $53.71 per share, under certain circumstances, and (ii) as a condition and inducement to the Company's willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Parent and the Company are entering into a Stock Option Agreement dated as of the date of this Agreement in the form attached as Exhibit B (the "Parent Option Agreement" and, together with the Company Option Agreement, the "Option Agreements"), pursuant to which Parent shall grant to the Company an option to purchase shares of common stock, par value $0.75 per share, of Parent ("Parent Common Stock"), at $85.96 per share, under certain circumstances.

     NOW, THEREFORE, in consideration of the promises and the respective representations, warranties, covenants, and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE 1

                                   THE MERGER

     SECTION 1.1  The Merger.

     (a) At the Effective Time, Merger Subsidiary shall be merged (the "Merger") with and into the Company in accordance with the requirements of the General Corporation Law of the State of Delaware (the "Delaware Law"), whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation in the Merger (the "Surviving Corporation").

     (b) On the Closing Date, immediately after the Closing, the Company will file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger (the "Effective Time").

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     (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Merger Subsidiary, all as provided under Delaware Law.

     (d) The closing of the Merger (the "Closing") shall take place (i) at the offices of Pillsbury Madison & Sutro LLP, 50 Fremont Street, San Francisco, California, as soon as practicable on the day on which the last to be fulfilled or waived of the conditions set forth in Article 8 (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) shall be fulfilled or waived in accordance with this Agreement, including pursuant to Sections 5.2 and 7.1, or
(ii) at such other place and time or on such other date as the Company and Parent may agree in writing (the date of the Closing, the "Closing Date").

     SECTION 1.2  Conversion of Shares.

     (a) At the Effective Time by virtue of the Merger and without any action on the part of the holder thereof:

          (i) each share of the Company Common Stock held by the Company as treasury stock or owned by Parent or any subsidiary of Parent or the Company (excluding shares, if any, held in any "Rabbi trust" identified on Section 3.14 of the Company Disclosure Schedule, which may be accounted for as treasury stock ("Rabbi Trust Shares")) immediately prior to the Effective Time (together with the associated Company Right (as defined in
     Section 3.5), if any) shall be canceled, and no payment shall be made with respect thereto;

          (ii) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

          (iii) each share of Company Common Stock (including each Rabbi Trust Share) (together with the associated Company Right) outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 1.2(a)(i), be converted into the right to receive 0.77 of a share of Parent Common Stock (the "Exchange Ratio"), including the corresponding fraction of a right to purchase shares of Series A Participating Preferred Stock of Parent (the "Parent Rights") in accordance with the Rights Agreement (the "Parent Rights Agreement") dated as of November 23, 1998 between Parent and ChaseMellon Shareholder Services, L.L.C., as Rights Agent. References herein to shares of Parent Common Stock issuable pursuant to the Merger shall also be deemed to include the associated Parent Rights.

     (b) All Parent Common Stock issued as provided in this Section 1.2 shall be of the same class and shall have the same terms as the currently outstanding Parent Common Stock. The shares of Parent Common Stock to be received as consideration pursuant to the Merger with respect to shares of Company Common Stock (together with cash in lieu of fractional shares of Parent Common Stock as specified below) are referred to herein as the "Merger Consideration."

     (c) From and after the Effective Time, all shares of Company Common Stock (together with the associated Company Rights) converted in accordance with
Section 1.2(a)(iii) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any dividends payable pursuant to Section 1.3(f). From and after the Effective Time, all certificates representing the common stock of Merger Subsidiary shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with Section 1.2(a)(ii).

     SECTION 1.3  Surrender and Payment.

     (a) Prior to the Effective Time, Parent shall appoint ChaseMellon Shareholder Services, L.L.C. or such other exchange agent reasonably acceptable to the Company (the "Exchange Agent") for the purpose of

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exchanging certificates representing shares of Company Common Stock
("Certificates") for the Merger Consideration. Parent will make available to the Exchange Agent, as needed, the Merger Consideration to be delivered in respect of the shares of Company Common Stock. Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record of shares of Company Common Stock as of the Effective Time, a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) in such form as the Company and Parent may reasonably agree, for use in effecting delivery of shares of Company Common Stock to the Exchange Agent.

     (b) Each holder of shares of Company Common Stock that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, will be entitled to receive the Merger Consideration in respect of the shares of Company Common Stock represented by such Certificate. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

     (c) If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. For purposes of this Agreement, "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

     (d) After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock. If, after the Effective Time, Certificates are presented to the Exchange Agent, the Surviving Corporation or the Parent, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article 1.

     (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.3(a) that remains unclaimed by the holders of shares of Company Common Stock one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his shares of Company Common Stock for the Merger Consideration in accordance with this
Section 1.3 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration in respect of such holder's shares. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares for any Merger Consideration delivered to a public official pursuant to applicable abandoned property laws. Any Merger Consideration remaining unclaimed by holders of shares of Company Common Stock three years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

     (f) No dividends or other distributions with respect to shares of Parent Common Stock issued in the Merger shall be paid to the holder of any unsurrendered Certificates until such Certificates are surrendered as provided in this Section 1.3. Subject to the effect of applicable laws, following such surrender, there shall be paid, without interest, to the record holder of the shares of Parent Common Stock issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of such shares of Parent Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the Merger (but not options therefor described in Section 1.4 unless actually exercised at the

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

Effective Time) shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

     SECTION 1.4  Stock Options and Equity Awards.

     (a) The Board of Directors of the Company shall take such action as is necessary so that at the Effective Time, each outstanding option to purchase shares of Company Common Stock (a "Company Stock Option") granted under the Company's plans or agreements identified in Company Disclosure Schedule (defined in the introductory clause to Article 3) 1.4 as being the only compensation or benefit plans or agreements pursuant to which shares of Company Common Stock may be issued (collectively, the "Company Stock Option Plans"), whether vested or not vested, shall cease to represent a right to acquire shares of Company Common Stock and shall thereafter constitute an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option (including without limitation the stock option restoration feature applicable thereto) pursuant to the relevant Company Stock Option Plan under which it was issued and the agreement evidencing the grant thereof prior to the Effective Time, the number (rounded to the nearest whole number) of shares of Parent Common Stock determined by multiplying (x) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by
(y) the Exchange Ratio. The exercise price per share of Parent Common Stock subject to any such Company Stock Option at and after the Effective Time shall be an amount (rounded to the nearest one-hundredth of a cent) equal to (x) the exercise price per share of Company Common Stock subject to such Company Stock Option prior to the Effective Time, divided by (y) the Exchange Ratio. Notwithstanding any other provisions of this Section 1.4(a), if use of the above methods would disqualify the Merger as a "pooling of interests" for financial accounting purposes, then such methods will be adjusted to the extent necessary to preserve such accounting treatment. In addition, prior to the Effective Time, the Company will make any amendments to the terms of such Company Stock Option Plans that are necessary to give effect to the transactions contemplated by this
Section 1.4. The Company represents and warrants that no consents are or will be necessary to give effect to the transactions contemplated by this Section 1.4.

     (b) Parent shall take all corporate action necessary to assume as of the Effective Time the Company's obligations under the Company Stock Options and reserve for issuance a sufficient number of shares of Parent Common Stock for delivery pursuant to the terms set forth in this Section 1.4.

     (c) At the Effective Time, each award or account (including restricted stock, stock equivalents and stock units, but excluding Company Stock Options) outstanding as of the Effective Time ("Company Award") that has been established, made or granted under any employee incentive or benefit plans, programs or arrangements and non-employee director plans maintained by the Company on or prior to the date hereof that provide for grants of equity-based awards or equity-based accounts and which are identified in Company Schedule 1.4 shall to the extent practicable be amended or converted into a similar instrument of Parent, in each case with such adjustments to the terms and conditions of such Company Awards as are appropriate to preserve the value inherent in such Company Awards with no detrimental effects on the holders thereof. The other terms and conditions of each Company Award, and the plans or agreements under which they were issued, shall continue to apply in accordance with their terms and conditions, including any provisions for acceleration (as such terms and conditions have been interpreted and applied by the Company in accordance with its past practice), but with such adjustments, if any, as may be necessary or appropriate in light of the transactions contemplated hereby and which do not materially affect the intended value of such awards, in each case to the extent consistent with Section 7.4. The Company represents and warrants that (i) there are as of the date hereof no Company Awards or Company Stock Options other than those reflected in Section 3.5 and (ii) all employee incentive or benefit plans, programs or arrangements and non-employee director plans under which any Company Award has been established, made or granted and all Company Stock Option Plans are disclosed in Company Disclosure Schedule 1.4.

     (d) As soon as practicable after the Effective Time, Parent shall file with the Commission a registration statement on an appropriate form or a post-effective amendment to a previously filed registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Parent Common Stock subject to options and other equity based awards described in this Section 1.4, and shall use its

                                       A-4
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reasonable best efforts to maintain the current status of the prospectus contained therein, as well as comply with any applicable state securities or "blue sky" laws, for so long as such options or other equity based awards remain outstanding.

     SECTION 1.5 Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent or the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration shall be appropriately adjusted to provide the holders of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

     SECTION 1.6  Fractional Shares.

     (a) No fractional shares of Parent Common Stock shall be issued in the Merger, but in lieu thereof each holder of shares of Company Common Stock otherwise entitled to a fractional share of Parent Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this
Section 1.6, a cash payment in lieu of such fractional shares of Parent Common Stock representing such holder's proportionate interest, if any, in the proceeds from the sale by the Exchange Agent in one or more transactions of shares of Parent Common Stock equal to the excess of (x) the aggregate number of shares of Parent Common Stock to be delivered to the Exchange Agent by Parent pursuant to
Section 1.3(a) over (y) the aggregate number of whole shares of Parent Common Stock to be distributed to the holders of Certificates pursuant to Section 1.3(b) (such excess being herein called the "Excess Shares"). The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting problems that would otherwise be caused by the issuance of fractional shares. As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of the certificates representing shares of Company Common Stock, shall sell the Excess Shares at then prevailing prices on the New York Stock Exchange (the "NYSE") in the manner provided in the following paragraph.

     (b) The sale of the Excess Shares by the Exchange Agent, as agent for the holders that would otherwise receive fractional shares, shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. The compensation payable to the Exchange Agent and the expenses incurred by the Exchange Agent, in each case, in connection with such sale or sales of the Excess Shares, and all related commissions, transfer taxes and other out-of-pocket transaction costs, will be paid by the Surviving Corporation out of its own funds and will not be paid directly or indirectly by Parent. Until the proceeds of such sale or sales have been distributed to the holders of shares of Company Common Stock, the Exchange Agent shall hold such proceeds in trust for the holders of shares of Company Common Stock (the "Common Shares Trust"). The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of shares of Company Common Stock shall be entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of shares of Company Common Stock would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of shares of Company Common Stock would otherwise be entitled.

     (c) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of Company Common Stock in lieu of any fractional shares of Parent Common Stock, the Exchange Agent shall make available such amounts to such holders of shares of Company Common Stock without interest.

     SECTION 1.7 Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 1 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this

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Agreement as having been paid to the holder of the shares of Company Common
Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

     SECTION 1.8 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate as contemplated by this
Article 1.

     SECTION 1.9 Shares Held by Company Affiliates. Anything to the contrary herein notwithstanding, no shares of Parent Common Stock (or certificates therefor) shall be issued in exchange for any Certificate to any Person who may be an "affiliate" of the Company (identified pursuant to Section 7.8) until such Person shall have delivered to Parent duly executed letters as contemplated by
Section 7.8. Such Person shall be subject to the restrictions described in such letters, and such shares (or certificates therefor) shall bear a legend describing such restrictions.

     SECTION 1.10 Appraisal Rights. In accordance with Section 262 of the Delaware Law, no appraisal rights shall be available to holders of shares of Company Common Stock in connection with the Merger.

                                   ARTICLE 2

                           CERTAIN GOVERNANCE MATTERS

     SECTION 2.1  Name; Trade Name.

     (a) Parent shall take all such action as is necessary to change its name to "ChevronTexaco Corporation" effective as of the Effective Time, which action shall include, without limitation, seeking stockholder approval to amend Parent's Restated Certificate of Incorporation to effect such name change (the "Name Change Amendment") as provided in Section 6.4. Subject to Parent obtaining the necessary approval of its stockholders under Delaware Law for the Name Change Amendment, simultaneously with the filing of the certificate of merger contemplated by Section 1.1(b), Parent shall file a certificate of amendment to its Restated Certificate of Incorporation with the Secretary of State of the State of Delaware and make all other filings and records required by Delaware Law in connection with the amendment of the certificate of incorporation contemplated hereby. This amendment shall become effective at the Effective Time.

     (b) It is the intention of Parent that the marketing operations currently conducted by the Company and its Subsidiaries outside the United States will continue to be conducted under the "Texaco" trademark.

     SECTION 2.2  Parent Board of Directors.

     (a) At the Effective Time, the Board of Directors of Parent shall consist of fifteen (15) directors, of whom six (6) directors shall be persons who are directors of the Company designated prior to the Effective Time by the Company and reasonably acceptable to Parent (the "Company Board Designees"), and the remainder of whom shall be directors of Parent prior to the Effective Time. Prior to the Effective Time, the Board of Directors of Parent shall take all action necessary to increase the size of the Board of Directors of Parent as necessary and to elect the Company Board Designees to the Board of Directors of Parent, in each case as of the Effective Time.

     (b) The Board of Directors of Parent shall take all action necessary to cause Peter I. Bijur to be elected as Vice Chairman of the Board of Directors of Parent as of the Effective Time.

     (c) Parent shall cause, as of the Effective Time, each Committee of the Board of Directors of Parent to include at least one Company Board Designee.

     SECTION 2.3 Transition Committee. The parties agree to establish a transition committee (the "Transition Committee") which will have a consultative role and which will be in effect from the date hereof

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

until the earlier of the termination hereof and the Effective Time. The Transition Committee shall be comprised of Peter I. Bijur and David J. O'Reilly. The Transition Committee will be concerned with matters relating to planning the integration after the Effective Time of Parent and the Company, including organization and staffing. Notwithstanding anything in this Section 2.3, Parent shall not be deemed to control the business or operations of the Company and, likewise, the Company shall not be deemed to control the business or operations of Parent. The members of the Transition Committee may delegate specific tasks to others and otherwise will draw upon the resources of Parent and the Company as necessary or appropriate.

     SECTION 2.4 Certificate of Incorporation of the Surviving Corporation. The certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until subsequently amended in accordance with applicable law.

     SECTION 2.5 By-laws of the Surviving Corporation. The by-laws of the Company in effect at the Effective Time shall be the by-laws of the Surviving Corporation until subsequently amended in accordance with applicable law.

     SECTION 2.6 Directors and Officers of the Surviving Corporation. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation, and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

                                   ARTICLE 3

            REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

     The Company represents and warrants to Parent that (except as set forth in the disclosure schedules delivered by the Company to Parent simultaneously with the execution of this Agreement (the "Company Disclosure Schedules")):

     SECTION 3.1 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect on the Company. For purposes of this Agreement, a "Material Adverse Effect" with respect to any Person means a material adverse effect on the financial condition, business, liabilities, properties, assets or results of operations of such Person and its Subsidiaries, taken as a whole, except, to the extent resulting from (x) any changes in general United States or global economic conditions, (y) any changes affecting the oil and gas industry in general (including changes to commodity prices) except, other than where referring to a Material Adverse Effect on Parent after the Effective Time, to the extent that the changes disproportionately affect Parent or the Company, as applicable, compared to the manner in which the changes affect the other party or (z) any disposition of the Alliance Interests (as defined in Section 7.1) in accordance with the terms of Section 7.1. The Company has heretofore delivered to Parent true and complete copies of the Company's certificate of incorporation and by-laws as currently in effect.

     SECTION 3.2  Corporate Authorization.

     (a) The execution, delivery and performance by the Company of this Agreement and the Option Agreements and the consummation by the Company of the transactions contemplated hereby and thereby are within the Company's corporate powers and, except for any required approval by the Company's stockholders (the "Company Stockholder Approval") in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action. The affirmative vote of holders of a majority of the outstanding

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shares of Company Common Stock in favor of the approval and adoption of this
Agreement and the Merger is the only vote of the holders of any of the Company's capital stock necessary in connection with consummation of the Merger. Assuming due authorization, execution and delivery of this Agreement and the Option Agreements by Parent and/or Merger Subsidiary, as applicable, each of this Agreement and each Option Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights, and to general equity principles.

     (b) The Company's Board of Directors, at a meeting duly called and held on or prior to the date hereof, has (i) determined that this Agreement and the Option Agreements and the transactions contemplated hereby and thereby (including the Merger) are advisable, fair to and in the best interests of the Company's stockholders, (ii) approved and adopted this Agreement and the Option Agreements and the transactions contemplated hereby and thereby (including the Merger), and (iii) resolved (subject to Section 5.2) to recommend the approval and adoption of this Agreement and the Merger by its stockholders.

     SECTION 3.3 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the Option Agreements and the consummation by the Company of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in accordance with Delaware Law, (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (c) compliance with any applicable requirements of Council Regulation No. 4064/89 of the European Community, as amended (the "EC Merger Regulation"), (d) compliance with any applicable requirements of laws, rules and regulations in other foreign jurisdictions governing antitrust or merger control matters, (e) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), (f) compliance with any applicable requirements of the Securities Act and (g) other actions or filings which if not taken or made would not, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect on the Company or prevent or materially delay the Company's consummation of the Merger.

     SECTION 3.4 Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the Option Agreements and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not, assuming compliance with the matters referred to in Sections 3.2 and 3.3,
(a) contravene or conflict with the certificate of incorporation or by-laws of the Company, (b) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any of its Subsidiaries, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any of its Subsidiaries or to a loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by the Company or any of its Subsidiaries, or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause (b) or defaults, rights of termination, cancellation or acceleration, or losses or Liens referred to in clause (c) or (d) that would not, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect on the Company. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset other than any such mortgage, lien, pledge, charge, security interest or encumbrance (i) for Taxes (as defined in Section 3.13) not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Parent Balance Sheet or the Company Balance Sheet, as the case may be) or (ii) which is a carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like lien arising in the ordinary course of business. Neither the Company nor any Subsidiary of the Company, nor to the knowledge of the Company, neither Joint Venture (as defined in Section 3.23 herein) nor any of its Subsidiaries, is a party to any agreement that expressly limits the ability of the Company or any Subsidiary of

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the Company, or would limit Parent or any Subsidiary of Parent after the
Effective Time, to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time except to the extent that any such limitation, individually or in the aggregate, would not have, or be reasonably likely to have, a Material Adverse Effect on the Company.

     SECTION 3.5 Capitalization. The authorized capital stock of the Company consists of 850,000,000 shares of Company Common Stock and 30,000,000 shares of preferred stock, par value $1.00 per share (of which 3,000,000 are designated Series D Junior Participating Preferred Stock, 300 are designated Market Auction Preferred Shares, Series G-1 through G-300, 300 are designated Market Auction Preferred Shares, Series H-1 through H-300, 300 are designated Market Auction Preferred Shares, Series I-1 through I-300 and 300 are designated Market Auction Preferred Shares, Series J-1 through J-300, and the remaining shares of such preferred stock are not subject to any designation). As of the close of business on September 30, 2000, there were outstanding, (i) 550,182,530 shares of Company Common Stock, including 9,200,000 Rabbi Trust Shares, (ii) no shares of Series D Junior Participating Preferred Stock (all of which are reserved for issuance in accordance with the Amended Rights Agreement (the "Company Rights Agreement"), dated as of March 16, 1989, by and between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, as amended April 28, 1998, pursuant to which the Company has issued rights to purchase Series D Junior Participating Preferred Stock ("Company Rights"), and (iii) 300 shares of Market Auction Preferred Shares, Series G-1 through G-300, 300 shares of Market Auction Preferred Shares, Series H-1 through H-300, 300 shares of Market Auction Preferred Shares, Series I-1 through I-300, 300 shares of Market Auction Preferred Shares, Series J-1 through J-300 (collectively, the "Market Auction Preferred Stock") and no other shares of capital stock or other voting securities of the Company were then outstanding. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. As of September 30, 2000, there were outstanding (i) Company Awards (other than shares of restricted stock or other awards included in the number of shares of Company Common Stock outstanding set forth above) with respect to 2,558,307 shares of Company Common Stock and (ii) Company Stock Options to purchase 13,683,804 shares of Company Common Stock. Except as set forth in this Section 3.5 and except for changes since the close of business on September 30, 2000 resulting from the exercise of employee stock options outstanding on such date, or options or other stock-based awards granted or other securities issued as permitted by Section 5.1, there are outstanding
(a) no shares of capital stock or other voting securities of the Company, (b) no Company Awards, and (c) except for the Company Rights, and the option granted pursuant to the Company Option Agreement, (i) no options, warrants or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, and (ii) no preemptive or similar rights, subscription or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock of the Company, obligating the Company to issue, transfer or sell any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or obligating the Company to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in clauses 3.5(a), 3.5(b) and 3.5(c) being referred to collectively as the "Company Securities"). Except as required by the terms of any series of the Market Auction Preferred Stock or any Company Stock Options or as permitted by Section 5.1(e), there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

     SECTION 3.6  Subsidiaries.

     (a) Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect on the Company. For purposes of this Agreement, the word "Subsidiary" when used with respect to any Person means any other Person, whether incorporated or unincorporated, of which (i) more than fifty percent of the securities or other ownership interests or (ii) securities or other interests having by their terms ordinary voting power to elect more than fifty percent of the board of directors or others performing similar functions with

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respect to such corporation or other organization, is directly owned or controlled by such Person or by any one or more of its subsidiaries. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect on the Company. All "significant subsidiaries," as such term is defined in Section 1-02 of Regulation S-X under the Exchange Act (each, a "Significant Subsidiary") of the Company and their respective jurisdictions of incorporation are identified in Section 3.6(a) of the Company Disclosure Schedule.

     (b) Except for directors' qualifying shares and except as set forth in the Company 10-K, all of the outstanding capital stock of, or other ownership interests in, each Significant Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any material Lien and free of any other material limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Significant Subsidiary of the Company or (ii) options, warrants or other rights to acquire from the Company or any of its Significant Subsidiaries any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Significant Subsidiary of the Company, and no preemptive or similar rights, subscription or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock of any Significant Subsidiary of the Company, obligating the Company or any of its Significant Subsidiaries to issue, transfer or sell, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Significant Subsidiary of the Company or obligating the Company or any Significant Subsidiary of the Company to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in clauses 3.6(b)(i) and 3.6(b)(ii) being referred to collectively as the "Company Subsidiary Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Company Subsidiary Securities. As of the date hereof, the Company indirectly owns a 44% limited liability company interest in Equilon Enterprises LLC and a 30.6% limited liability company interest in Motiva Enterprises LLC.

     SECTION 3.7  Commission Filings.

     (a) The Company has made available to Parent (i) its annual reports on Form 10-K for its fiscal years ended December 31, 1997, 1998 and 1999, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended after December 31, 1999, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since December 31, 1999, and (iv) all of its other reports, statements, schedules and registration statements filed with the Commission since December 31, 1999 (the documents referred to in this Section 3.7(a) being referred to collectively as the "Company Commission Documents"). The Company's annual report on Form 10-K for its fiscal year ended December 31, 1999 is referred to herein as the "Company 10-K".

     (b) As of its filing date, each Company Commission Document complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act.

     (c) As of its filing date, each Company Commission Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (d) Each registration statement, as amended or supplemented, if applicable, filed by the Company since January 1, 1997 pursuant to the Securities Act as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

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     SECTION 3.8  Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including any related notes and schedules) included in its annual reports on Form 10-K and the quarterly reports on Form 10-Q referred to in
Section 3.7 present fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and their cash flows for the periods then ended (subject to normal year-end adjustments and the absence of notes in the case of any unaudited interim financial statements), in each case in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto). For purposes of this Agreement, "Company Balance Sheet" means the consolidated balance sheet of the Company as of December 31, 1999 set forth in the Company 10-K and "Company Balance Sheet Date" means December 31, 1999.

     SECTION 3.9  Disclosure Documents.

     (a) Neither the proxy statement of the Company (the "Company Proxy Statement") to be filed with the Commission in connection with the Merger, nor any amendment or supplement thereto, will, at the date the Company Proxy Statement or any such amendment or supplement is first mailed to stockholders of the Company or at the time such stockholders vote on the adoption and approval of this Agreement and the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company Proxy Statement, including all amendments or supplements, will, when filed, comply as to form in all material respects with the requirements of the Exchange Act. No representation or warranty is made by the Company in this Section 3.9 with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Subsidiary for inclusion or incorporation by reference in the Company Proxy Statement.

     (b) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Parent Proxy Statement (as defined in Section 4.9) or in the Form S-4 (as defined in Section 4.9) or any amendment or supplement thereto will, at the time the Parent Proxy Statement or any such supplement or amendment thereto is first mailed to the stockholders of Parent or at the time such stockholders vote on the matters constituting the Parent Stockholder Approvals (as defined in Section 4.2) or at the time the Form S-4 or any such amendment or supplement becomes effective under the Securities Act or at the Effective Time, as the case may be, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 3.10 Absence of Certain Changes. Except as disclosed in the Company Commission Documents filed prior to the date of this Agreement, or except as is not prohibited after the date hereof by Section 5.1 (or as is otherwise permitted by Section 5.1), since the Company Balance Sheet Date, the Company and its Subsidiaries have conducted their business in the ordinary course, consistent with past practice, and there has not been:

          (a) any event, occurrence or development of a state of circumstances or facts which, individually or in the aggregate, has had, or would be reasonably likely to have, a Material Adverse Effect on the Company;

          (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company (other than (i) regular quarterly cash dividends payable by the Company (x) consistent with past practice (including periodic dividend increases consistent with past practice) and (y) that are not special dividends, or
     (ii) required dividends on the Market Auction Preferred Stock), or any repurchase, redemption or other acquisition by the Company or any of its wholly owned Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Significant Subsidiaries (other than any such repurchases prior to the date hereof pursuant to the Company's publicly announced stock buyback program or, after the date hereof, as permitted under Section 5.1(e) or
     Section 5.3 or pursuant to the terms of Company Stock Options and Company Awards, in each case subject to Section 7.4);

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          (c) any amendment of any material term of any outstanding security of the Company or any of its Significant Subsidiaries;

          (d) any transaction or commitment made, or any contract, agreement or settlement entered into, by (or judgment, order or decree affecting) the Company or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of its Subsidiaries of any contract or other right, in either case, material to the Company and its Subsidiaries taken as a whole, other than transactions, commitments, contracts, agreements or settlements (including without limitation settlements of litigation and tax proceedings) in the ordinary course of business consistent with past practice, those contemplated by this Agreement, or as agreed to in writing by Parent;

          (e) any change in any method of accounting or accounting practice (other than any change for tax purposes) by the Company or any of its Subsidiaries, except for any such change which is not material or which is required by reason of a concurrent change in GAAP;

          (f) any (i) grant of any severance or termination pay to (or amendment to any such existing arrangement with) any director, officer or employee of the Company or any of its Subsidiaries, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries, (iii) increase in benefits payable under any existing severance or termination pay policies or (iv) increase in (or amendments to the terms of) compensation, bonus or other benefits payable to directors, officers or employees of the Company or any of its Subsidiaries, other than, in each case (x) in the ordinary course of business consistent with past practice, (y) as permitted by this Agreement, or (z) required by applicable law; or

          (g) any (i) Tax election made or changed, (ii) audit settled, or (iii) amended Tax return filed, in each case, that is reasonably likely to result in a Tax liability material to the Company and its Subsidiaries, taken as a whole.

     SECTION 3.11 No Undisclosed Material Liabilities. There are no liabilities of the Company or any Subsidiary of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

          (a) liabilities disclosed or provided for in the Company Balance Sheet or in the notes thereto;

          (b) liabilities which, individually or in the aggregate, would not have, or be reasonably likely to have, a Material Adverse Effect on the Company;

          (c) liabilities disclosed in the Company Commission Documents filed prior to the date of this Agreement; and

          (d) liabilities under this Agreement.

     SECTION 3.12 Litigation. Except as disclosed in the Company Commission Documents filed prior to the date of this Agreement, there is no action, suit, investigation or proceeding pending against, or to the knowledge of the Company threatened against or affecting, the Company or any of its Subsidiaries or any of their respective properties or any of their respective officers or directors before any court or arbitrator or any governmental body, agency or official except as would not, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect on the Company.

     SECTION 3.13  Taxes.

     (a) Except as set forth in the Company Balance Sheet (including the notes thereto) and except as would not, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect on the Company, (i) all Company Tax Returns required to be filed with any taxing authority by, or with respect to, the Company and its Subsidiaries have been filed in accordance with all applicable laws; (ii) the Company and its Subsidiaries have timely paid all Taxes shown as due and payable on the Company Tax Returns that have been so filed, and, as of the time of filing, the Company Tax Returns correctly reflected the facts

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regarding the income, business, assets, operations, activities and the status of the Company and its Subsidiaries (other than Taxes which are being contested in good faith and for which adequate reserves are reflected on the Company Balance Sheet); (iii) the Company and its Subsidiaries have made provision for all Taxes payable by the Company and its Subsidiaries for which no Company Tax Return has yet been filed; (iv) the charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected on the Company Balance Sheet are adequate under GAAP to cover the Tax liabilities accruing through the date thereof; (v) there is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax where there is a reasonable possibility of an adverse determination; and (vi) to the best of the Company's knowledge and belief, neither the Company nor any of its Subsidiaries is liable for any Tax imposed on any entity other than such Person, except as the result of the application of Treas. Reg. section 1.1502-6 (and any comparable provision of the tax laws of any state, local or foreign jurisdiction) to the affiliated group of which the Company is the common parent. For purposes of this Agreement, "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, excise, stamp, real or personal property, ad valorem, withholding, social security (or similar), unemployment, occupation, use, production, service, service use, license, net worth, payroll, franchise, severance, transfer, recording, employment, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, profits, disability, sales, registration, value added, alternative or add-on minimum, estimated or other taxes, assessments or charges imposed by any federal, state, local or foreign governmental entity and any interest, penalties, or additions to tax attributable thereto. For purposes of this Agreement, "Tax Returns" shall mean any return, report, form or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     (b) Neither the Company nor any Company Subsidiary has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

     SECTION 3.14  Employee Benefit Plans.

     (a) The Company has provided Parent with a list (set forth in Section 3.14(a) of the Company Disclosure Schedule) identifying each material "employee benefit plan", as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), each material employment, severance or similar contract, plan, arrangement or policy applicable to any director, former director, employee or former employee of the Company and each material plan or arrangement (written or oral), providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any Subsidiary and covers any employee or director or former employee or director of the Company or any Subsidiary, or under which the Company has any liability; provided however, that such list need not include any Company Benefit Plan that constitutes a Foreign Company Benefit Plan (as defined below). The material plans, agreements or arrangements of the Company and its Subsidiaries referred to in the first sentence of this paragraph (a) (excluding any such plan that is a "multiemployer plan", as defined in section 3(37) of ERISA, but including Foreign Company Benefit Plans) are referred to collectively herein as the "Company Benefit Plans." "Foreign Company Benefit Plan" means any Company Benefit Plan of the Company or any of its Subsidiaries that is governed by the laws of any jurisdiction other than the United States. To the extent practicable, the Company shall provide and deliver to Parent a list of Foreign Company Benefit Plans as soon as practicable.

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     (b) Each Company Benefit Plan has been established and maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (including but not limited to, to the extent applicable, ERISA and the Code) which are applicable to such Plan, except where failure to so comply would not, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect on the Company.

     (c) Neither the Company nor any affiliate of the Company has incurred a liability under Title IV of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any affiliate of the Company of incurring any such liability other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

     (d) Each Company Benefit Plan which is intended to be qualified under section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from federal income tax pursuant to section 501(a) of the Code and, to the knowledge of the Company, no circumstances exist which will adversely affect such qualification or exemption.

     (e) Section 3.14(e) of the Company Disclosure Schedule sets forth (a) with respect to directors and officers of the Company as a group, the aggregate amount of all severance and similar benefits, including enhanced or accelerated benefits, to which such officers and directors will become entitled (including any acceleration of vesting or lapse of repurchase rights or obligations with respect to any Company Stock Option Plans or other benefit under any compensation plan or arrangement of the Company), and (b) the aggregate amount of all severance and similar benefits, including enhanced or accelerated benefits, payable in cash or stock to which all other United States payroll employees of the Company and its Subsidiaries (the "Company U.S. Employees") will become entitled, in each case, (i) solely as a result of obtaining the Company Stockholder Approval or the transactions contemplated hereby and (ii) if a "second" trigger, including, but not limited to, a termination for "good reason" or without "cause," is applicable, assuming it has occurred (collectively, (i) and (ii) are hereinafter defined as the "Benefit Triggers"). With regard to employees of the Company and its Subsidiaries other than the Company U.S. Employees (the "Company Non-U.S. Employees"), there are severance pay plans (some legally mandated and others Company designed) in many countries around the world which provide severance payments in the event of termination. To the knowledge of the Company, there are no severance agreements with respect to the Company Non-U.S. Employees which provide enhanced severance on account of a change in control which would be triggered by the transactions contemplated hereby. The Company Disclosure Schedule sets forth the aggregate amounts for the Retirement Plan which will become vested upon a Change of Control. This amount is based on the 1999 Actuarial Reports. In addition, the comparable amounts for Supplement #1 and Supplement #3, calculated as of July 2000, are also disclosed. To the Company's knowledge, there are no other retirement plans which require accelerated vesting solely due to the transactions contemplated hereunder.

     (f) Except as reflected in the Company Commission Documents filed prior to the date hereof, no Company Benefit Plan provides post-retirement health and medical, life or other insurance benefits for retired employees of the Company or any of its Subsidiaries.

     (g) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Subsidiaries relating to, or change in, employee participation or coverage under, any Company Benefit Plan (other than a Foreign Company Benefit Plan) which would increase materially the expense of maintaining such Company Benefit Plan above the level of the expense incurred in respect thereof for the 12 months ended on the Company Balance Sheet Date.

     (h) The Company and its Subsidiaries are in compliance in all material respects with all applicable material federal, state and local laws, rules and regulations respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, including all civil rights and anti-discrimination laws, rules and regulations (collectively, "Anti-Discrimination Laws"), and no material work stoppage or slowdown or labor strike against the Company or any of its Subsidiaries is pending or threatened, nor is the Company or any of its Subsidiaries involved in or threatened with labor disputes, grievances, or litigation relating to labor matters, including with respect to Anti-Discrimination Laws, involving classes or alleged classes of persons.

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     SECTION 3.15  Compliance with Laws. Neither the Company nor any of its
Subsidiaries is in violation of, or has since January 1, 1998 violated, any applicable provisions of any laws, statutes, ordinances or regulations except for any violations that, individually or in the aggregate, would not have, or be reasonably likely to have, a Material Adverse Effect on the Company.

     SECTION 3.16 Finders' or Advisors' Fees. Except for Credit Suisse First Boston Corporation and Morgan Stanley & Co. Incorporated, copies of whose engagement agreements have been provided to Parent, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

     SECTION 3.17  Environmental Matters.

     (a) Except as set forth in the Company Commission Documents filed prior to the date hereof and with such exceptions as, individually or in the aggregate, would not have, or be reasonably likely to have, a Material Adverse Effect on the Company, (i) no notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company or any of its Subsidiaries, threatened by any Person against, the Company or any of its Subsidiaries, and no penalty has been assessed against the Company or any of its Subsidiaries, in each case, with respect to any matters relating to or arising out of any Environmental Law; (ii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws; (iii) there are no liabilities of or relating to the Company or any of its Subsidiaries relating to or arising out of any Environmental Law of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability; and (iv) there has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to any current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned, leased or operated by the Company or any of its Subsidiaries which has not been delivered to Parent prior to the date hereof.

     (b) For purposes of this Section 3.17 and Section 4.17, the term "Environmental Laws" means federal, state, local and foreign statutes, laws (including, without limitation, common law), judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits, governmental agreements or governmental restrictions relating to human health and safety, the environment or to pollutants, contaminants, wastes, or chemicals.

     SECTION 3.18 Opinion of Financial Advisor. The Company has received the opinion of Credit Suisse First Boston Corporation to the effect that, as of the date of such opinion, the Exchange Ratio is fair from a financial point of view to the holders of shares of Company Common Stock, and as of the date hereof such opinion has not been withdrawn.

     SECTION 3.19  Pooling; Tax Treatment.

     (a) The Company intends that the Merger be accounted for under the "pooling of interests" method under the requirements of Opinion No. 16 (Business Combinations) of the Accounting Principles Board of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, and the rules and regulations of the Commission.

     (b) Neither the Company nor any of its affiliates has taken or agreed to take any action or is aware of any fact or circumstance with respect to the Company that would prevent the Merger from qualifying (i) for "pooling of interests" accounting treatment as described in (a)above or (ii) as a reorganization within the meaning of Section 368 of the Code (a "368 Reorganization").

     (c) Immediately after the execution of this Agreement, the Company will terminate all stock repurchase programs (provided that the Company shall be permitted to effect the redemption contemplated by Section 5.3).

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     SECTION 3.20  Pooling Letter. The Company has received a letter from Arthur
Andersen LLP dated as of October 15, 2000 and addressed to the Company, a copy of which has been delivered to Parent, stating that Arthur Andersen LLP concurs with the Company management's conclusion that, as of October 15, 2000, the Company is eligible to participate in a transaction accounted for as a "pooling of interests" under Opinion 16 (Business Combination) of the Accounting Principles Board of the American Institute of Certified Public Accountants and the rules and regulations of the Commission.

     SECTION 3.21 Takeover Statutes. The Board of Directors of the Company has taken the necessary action to render section 203 of the Delaware Law, any other potentially applicable antitakeover or similar statute or regulation and the supermajority voting provisions of Article XIII of the Company's certificate of incorporation and Article VII of the Company's by-laws inapplicable to this Agreement and the Company Option Agreement and the transactions contemplated hereby and thereby.

     SECTION 3.22 Stockholder Rights Plan. The Board of Directors of the Company has resolved to, and the Company promptly after execution of this Agreement will, take all action necessary to render the rights issued pursuant to the terms of the Company Rights Agreement inapplicable to the Merger, this Agreement, the Company Option Agreement and the other transactions contemplated hereby and thereby.

     SECTION 3.23 Joint Ventures. To the knowledge of the Company, the audited consolidated financial statements of each of Equilon Enterprises LLC and Motiva Enterprises LLC (the "Joint Ventures") for the years ended and at December 31, 1999 and 1998 (including the notes thereto) previously furnished by the Company to Parent present fairly, in all material respects, the consolidated financial position of the applicable Joint Venture as of the dates thereof and the consolidated results of operations and their cash flows for the periods then ended, in each case in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto). To the knowledge of the Company, neither Joint Venture nor any of its Subsidiaries is subject to any liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities disclosed or provided for in the respective consolidated balance sheets at December 31, 1999 of the applicable Joint Venture included in the audited consolidated financial statements referred to above, (b) liabilities which, individually or in the aggregate, would not have, or be reasonably likely to have, a Material Adverse Effect on the Company, and (c) liabilities disclosed in the Company Commission Documents filed prior to the date of this Agreement. To the knowledge of the Company, since December 31, 1999, the Joint Ventures have conducted their respective businesses in the ordinary course.

                                   ARTICLE 4

              REPRESENTATIONS, WARRANTIES AND COVENANTS OF PARENT

     Parent represents and warrants to the Company that (except as set forth in the disclosure schedules delivered by Parent to the Company simultaneously with the execution of this Agreement (the "Parent Disclosure Schedules")):

     SECTION 4.1 Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect on Parent. Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect on Parent. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement. Parent has heretofore delivered to the Company true and complete copies of Parent's and Merger Subsidiary's certificate of incorporation and by-laws as currently in effect.

                                       A-16
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     SECTION 4.2  Corporate Authorization.

     (a) The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement, and by Parent of the Option Agreements, and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby and thereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action, except for the required approval of Parent's stockholders of (i) the Name Change Amendment (the "Name Change Amendment Approval") and (ii) the issuance of Parent Common Stock (the "Common Stock Issuance") in accordance with the rules and regulations of the NYSE (the "Common Stock Issuance Approval", together with the Name Change Amendment Approval, the "Parent Stockholder Approvals")) in each case, in connection with the Merger. The affirmative vote of holders of at least a majority of the outstanding shares of Parent Common Stock in favor of the Name Change Amendment is the only vote of the holders of any of the Parent's capital stock necessary in connection with obtaining the Name Change Amendment. The affirmative vote in favor of the Common Stock Issuance of a majority of the votes cast with respect to the Common Stock Issuance by the holders of Parent Common Stock (provided that the total number of the votes cast in favor of or against the Common Stock Issuance represents at least a majority of the outstanding shares of Parent Common Stock) is the only vote of the holders of any of Parent's capital stock necessary in connection with obtaining the Common Stock Issuance Approval. Assuming due authorization, execution and delivery of this Agreement and the Option Agreements by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary and each Option Agreement constitutes a valid and binding agreement of Parent, in each case enforceable against such party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. The shares of Parent Common Stock issued pursuant to the Merger, when issued in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

     (b) Parent's Board of Directors, at a meeting duly called and held on or prior to the date hereof, has (i) determined that this Agreement and the Option Agreements and the transactions contemplated hereby and thereby (including the Merger) are fair to and in the best interests of Parent's stockholders (and, in the case of the Name Change Amendment, declaring its advisability), (ii) approved this Agreement and the Option Agreements and the transactions contemplated hereby and thereby (including the Merger and the Common Stock Issuance), and (iii) resolved (subject to Section 6.4) to recommend approval by Parent's stockholders of the matters constituting the Parent Stockholder Approvals.

     SECTION 4.3 Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement, and by Parent of the Option Agreements, and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger and a certificate of amendment to Parent's certificate of incorporation, in each case in accordance with Delaware Law, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of the EC Merger Regulation, (d) compliance with any applicable requirements of laws, rules and regulations in other foreign jurisdictions governing antitrust or merger control matters, (e) compliance with any applicable requirements of the Exchange Act,
(f) compliance with any applicable requirements of the Securities Act and (g) other actions or filings which if not taken or made would not, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect on Parent or prevent or materially delay Parent's and Merger Subsidiary's consummation of the Merger.

     SECTION 4.4 Non-Contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement, and by Parent of the Option Agreements, and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby and thereby do not and will not, assuming compliance with the matters referred to in Sections 4.2 and 4.3, (a) contravene or conflict with the certificate of incorporation or by-laws of Parent or Merger Subsidiary, (b) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Parent or any of its Subsidiaries, (c) constitute a default under or give rise to any right of

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termination, cancellation or acceleration of any right or obligation of Parent or any of its Subsidiaries or to a loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement, contract or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by Parent or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause (b) or defaults, rights of termination, cancellation or acceleration, or losses or Liens referred to in clause (c) or (d) that would not, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect on Parent. Neither Parent nor any Subsidiary of Parent is a party to any agreement that expressly limits the ability of Parent or any Subsidiary of Parent to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time except to the extent that any such limitation, individually or in the aggregate, would not have, or be reasonably likely to have, a Material Adverse Effect on Parent.

     SECTION 4.5 Capitalization. The authorized capital stock of Parent consists of 2,000,000,000 shares of Parent Common Stock, and 100,000,000 shares of preferred stock, par value $1.00 per share (of which 5,000,000 are designated Series A Participating Preferred Stock, and the remaining shares of such preferred stock are not subject to any designation). As of the close of business on September 30, 2000, there were outstanding 642,411,517 shares of Parent Common Stock, no shares of Series A Participating Preferred Stock (all of which are reserved for issuance in accordance with the Parent Rights Agreement pursuant to which Parent has issued Parent Rights), and no other shares of capital stock or other voting securities of Parent. All outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable. As of September 30, 2000, there were outstanding
(i) options to purchase 11,320,461 shares of Parent Common Stock and (ii) other stock-based awards (other than shares of restricted stock or other equity-based awards included in the number of shares of Parent Common Stock outstanding set forth above) with respect to 1,475,291 shares of Parent Common Stock. Except as set forth in this Section 4.5 and except for changes since the close of business on September 30, 2000 resulting from the exercise of employee stock options outstanding on such date or options or other stock-based awards granted or securities issued as permitted by Section 6.1 and except for the shares to be issued in connection with the Merger, there are outstanding (a) no shares of capital stock or other voting securities of Parent, and (b) except for securities issuable pursuant to compensation plans or arrangements, including options issued pursuant to Parent stock option plans and performance units of Parent convertible into Parent Common Stock and the option granted pursuant to the Parent Option Agreement, (i) no options, warrants or other rights to acquire from Parent any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent, and (ii) no preemptive or similar rights, subscription or other rights, convertible securities, agreements, arrangements, or commitments of any character, relating to the capital stock of Parent, obligating Parent to issue, transfer or sell any capital stock, voting security or securities convertible into or exchangeable for capital stock or voting securities of Parent or obligating Parent to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in clauses 4.5(a), 4.5(b) and 4.5(c) being referred to collectively as the "Parent Securities"). Except as required by the terms of any employee or director options or other stock based awards and or as permitted by 6.1(e), there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities.

     SECTION 4.6  Subsidiaries.

     (a) Each Subsidiary of Parent is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect on Parent. Each Subsidiary of Parent is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualifications necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect on Parent. All Significant

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Subsidiaries of Parent and their respective jurisdictions of incorporation are identified in Section 4.6(a) of the Parent Disclosure Schedule.

     (b) Except for directors' qualifying shares and except as set forth in the Parent 10-K, all of the outstanding capital stock of, or other ownership interests in, each Significant Subsidiary of Parent is owned by Parent, directly or indirectly, free and clear of any material Lien and free of any other material limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Significant Subsidiary of Parent, or (ii) options, warrants or other rights to acquire from Parent or any of its Significant Subsidiaries any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Significant Subsidiary of Parent, and no preemptive or similar rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock of any Significant Subsidiary of Parent, obligating Parent or any of its Significant Subsidiaries to issue, transfer or sell, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Significant Subsidiary of Parent or obligating Parent or any Significant Subsidiary of Parent to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (items in clauses 4.6(b)(i) and 4.6(b)(ii) being referred to collectively as the "Parent Subsidiary Securities"). There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Parent Subsidiary Securities.

     SECTION 4.7  Commission Filings.

     (a) Parent has made available to the Company (i) its annual reports on Form 10-K for its fiscal years ended December 31, 1997, 1998 and 1999, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended after December 31, 1999, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of Parent held since December 31, 1999, and (iv) all of its other reports, statements, schedules and registration statements filed with the Commission since December 31, 1999 (the documents referred to in this Section 4.7(a) being referred to collectively as the "Parent Commission Documents"). Parent's annual report on Form 10-K for its fiscal year ended December 31, 1999 is referred to herein as the "Parent 10-K".

     (b) As of its filing date, each Parent Commission Document complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act.

     (c) As of its filing date, each Parent Commission Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (d) Each registration statement, as amended or supplemented, if applicable, filed by Parent since January 1, 1997 pursuant to the Securities Act as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     SECTION 4.8 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent (including any related notes and schedules) included in the annual reports on Form 10-K and the quarterly reports on Form 10-Q referred to in Section 4.7 present fairly, in all material respects, the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and the consolidated results of their operations and their cash flows for the periods then ended (subject to normal year-end adjustments and the absence of notes in the case of any unaudited interim financial statements), in each case in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto). For purposes of this Agreement, "Parent Balance Sheet" means the consolidated balance sheet of Parent as of December 31, 1999 set forth in the Parent 10-K and "Parent Balance Sheet Date" means December 31, 1999.

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     SECTION 4.9  Disclosure Documents.

     (a) The proxy statement of Parent (the "Parent Proxy Statement") to be filed with the Commission in connection with the Merger and the Registration Statement on Form S-4 of Parent (the "Form S-4") to be filed under the Securities Act relating to the issuance of Parent Common Stock in the Merger, and any amendments or supplements thereto, will, when filed, subject to the last sentence of Section 4.9(b), comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

     (b) Neither the Parent Proxy Statement nor any amendment or supplement thereto, will, at the date the Parent Proxy Statement or any such amendment or supplement is first mailed to stockholders of Parent or at the time such stockholders vote on the matters constituting the Parent Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Neither the Form S-4 nor any amendment or supplement thereto will at the time it becomes effective under the Securities Act or at the Effective Time contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. No representation or warranty is made by Parent in this Section 4.9 with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Parent Proxy Statement or the Form S-4.

     (c) None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Company Proxy Statement or any amendment or supplement thereto will, at the date the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of Company or at the time such stockholders vote on the adoption and approval of this Agreement and the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 4.10 Absence of Certain Changes. Except as disclosed in the Parent Commission Documents filed prior to the date of this Agreement, or except as is not prohibited after the date hereof by Section 6.1 (or as is otherwise permitted by Section 6.1), since the Parent Balance Sheet Date, Parent and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

          (a) any event, occurrence or development of a state of circumstances or facts which, individually or in the aggregate, has had, or would be reasonably likely to have, a Material Adverse Effect on Parent; or

          (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent (other than regular quarterly cash dividends payable by Parent (x) consistent with past practice (including periodic dividend increases consistent with past practice) and (y) that are not special dividends), or any repurchase, redemption or other acquisition by Parent or any of its wholly owned Subsidiaries of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, Parent or any of its Significant Subsidiaries (other than any such repurchases prior to the date hereof pursuant to Parent's publicly announced stock buyback program or, after the date hereof, as permitted under Section 6.1(e), or pursuant to the terms of employee and director stock options); or

          (c) any change prior to the date hereof in any method of accounting or accounting practice (other than any change for tax purposes) by Parent or any of its Subsidiaries, except for any such change which is not material or which is required by reason of a concurrent change in GAAP; or

          (d) any transaction or commitment made, or any contract, agreement or settlement entered into, by (or judgment, order or decree affecting) Parent or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by Parent or any of its Subsidiaries of any contract or other right, in either case, material to Parent and its Subsidiaries taken as a whole, other than transactions, commitments, contracts, agreements or settlements (including without limitation settlements of litigation and tax proceedings) in the ordinary course of business consistent with past practice, those contemplated by this Agreement, or as agreed to in writing by the Company;

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

          (e) any amendment of any material term of any outstanding security of Parent or any of its Significant Subsidiaries; or

          (f) any (i) Tax election made or changed, (ii) audit settled, or (iii) amended Tax return filed, in each case, that is reasonably likely to result in a Tax liability material to Parent and its Subsidiaries, taken as a whole.

     SECTION 4.11 No Undisclosed Material Liabilities. There are no liabilities of the Parent or any Subsidiary of the Parent of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

          (a) liabilities disclosed or provided for in the Parent Balance Sheet or in the notes thereto;

          (b) liabilities which, individually or in the aggregate, would not have, or be reasonably likely to have, a Material Adverse Effect on Parent;

          (c) liabilities disclosed in the Parent Commission Documents filed prior to the date of this Agreement; and

          (d) liabilities under this Agreement.

     SECTION 4.12 Litigation. Except as disclosed in the Parent Commission Documents filed prior to the date of this Agreement, there is no action, suit, investigation or proceeding pending against, or to the knowledge of Parent threatened against or affecting, Parent or any of its Subsidiaries or any of their respective properties or any of their respective officers or directors before any court or arbitrator or any governmental body, agency or official except as would not, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect on Parent.

     SECTION 4.13 Taxes. Except as set forth in the Parent Balance Sheet (including the notes thereto) and except as would not, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect on Parent, (i) all Parent Tax Returns required to be filed with any taxing authority by, or with respect to, Parent and its Subsidiaries have been filed in accordance with all applicable laws; (ii) Parent and its Subsidiaries have timely paid all Taxes shown as due and payable on Parent Tax Returns that have been so filed, and, as of the time of filing, the Parent Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of Parent and its Subsidiaries (other than Taxes which are being contested in good faith and for which adequate reserves are reflected on the Parent Balance Sheet); (iii) Parent and its Subsidiaries have made provision for all Taxes payable by Parent and its Subsidiaries for which no Parent Tax Return has yet been filed; (iv) the charges, accruals and reserves for Taxes with respect to Parent and its Subsidiaries reflected on the Parent Balance Sheet are adequate under GAAP to cover the Tax liabilities accruing through the date thereof; (v) there is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to Parent or any of its Subsidiaries in respect of any Tax where there is a reasonable possibility of an adverse determination; and (vi) to the best of Parent's knowledge and belief, neither Parent nor any of its Subsidiaries is liable for any Tax imposed on any entity other than such Person, except as the result of the application of Treas. Reg. section 1.1502-6 (and any comparable provision of the tax laws of any state, local or foreign jurisdiction) to the affiliated group of which Parent is the common parent.

     SECTION 4.14  Employee Benefit Plans.

     (a) Parent has provided the Company with a list (set forth in Section 4.14(c) of the Parent Disclosure) identifying each material "employee benefit plan," as defined in section 3(3) of ERISA, each material management, consulting, non-compete, employment, severance or similar contract, plan, arrangement or policy applicable to any director, former director, employee or former employee of Parent and each material plan, program, policy, agreement or arrangement (written or oral), providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance

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benefits) or other employee benefits of any kind, whether funded or unfunded which is maintained, administered or contributed to by Parent or any Subsidiary and covers any employee or director or former employee or director of Parent, or under which Parent or any Subsidiary has any liability, contingent or otherwise; provided however, that such list need not include any Parent Benefit Plan that constitutes a Foreign Parent Benefit Plan (as defined below). The material plans, agreement or arrangements of the Parent and its Subsidiaries referred to in the first sentence of this paragraph (a) (excluding any such plan that is a "multiemployer plan," as defined in section 3(37) of ERISA, but including Foreign Parent Benefit Plans) are referred to collectively herein as the "Parent Benefit Plans." "Foreign Parent Benefit Plan" means any Parent Benefit Plan of Parent or any of its Subsidiaries that is governed by the laws of any jurisdiction other than the United States. To the extent practicable, Parent shall provide and deliver to the Company a list of Foreign Parent Benefit Plans as soon as practicable.

     (b) Each Parent Benefit Plan has been established and maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (including but not limited to, to the extent applicable, ERISA and the Code) which are applicable to such Plan, except where failure to so comply would not, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect on Parent.

     (c) Neither Parent nor any affiliate of Parent has incurred a liability under Title IV of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to Parent or any affiliate of Parent of incurring any such liability other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

     (d) Each Parent Benefit Plan which is intended to be qualified under section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from federal income tax pursuant to section 501(a) of the Code and, to the knowledge of Parent, no circumstances exist which will adversely affect such qualification or exemption.

     (e) No director, officer or other employee of Parent will become entitled to any severance or similar benefit or enhanced or accelerated benefit solely as a result of obtaining the Parent Stockholder Approval or otherwise as a result of the transactions contemplated hereby.

     (f) Except as reflected in the Parent Commission Documents filed prior to the date hereof, no Parent Benefit Plan provides post-retirement health and medical, life or other insurance benefits for retired employees of Parent or any of its Subsidiaries.

     (g) There has been no amendment to, written interpretation or announcement (whether or not written) by Parent, any Subsidiary or any of its affiliates relating to, or change in employee participation or coverage under, any Parent Benefit Plan (other than a Foreign Parent Benefit Plan) which would increase materially the expense of maintaining such Parent Benefit Plan above the level of the expense incurred in respect thereof for the 12 months ended on the Parent Balance Sheet Date.

     (h) Parent and its Subsidiaries are in compliance in all material respects with all applicable material federal, state and local laws, rules and regulations respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, including Anti-Discrimination Laws, and no material work stoppage or slowdown or labor strike against Parent or any of its Subsidiaries is pending or threatened, nor is Parent or any of its Subsidiaries involved in or threatened with labor disputes, grievances or litigation relating to labor matters involving any employees, including with respect to Anti-Discrimination Laws, involving classes or alleged classes of persons.

     SECTION 4.15 Compliance with Laws. Neither Parent nor any of its Subsidiaries is in violation of, or has since January 1, 1998 violated, any applicable provisions of any laws, statutes, ordinances or regulations except for any violations that, individually or in the aggregate, would not have, or be reasonably likely to have, a Material Adverse Effect on Parent.

     SECTION 4.16 Finders' or Advisors' Fees. Except for Lehman Brothers Inc., whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary which has been retained by or is

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authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

     SECTION 4.17 Environmental Matters. Except as set forth in the Parent Commission Documents filed prior to the date hereof and with such exceptions as, individually or in the aggregate, would not have, or be reasonably likely to have, a Material Adverse Effect on Parent, (i) no notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of Parent or any of its Subsidiaries, threatened by any Person against, Parent or any of its Subsidiaries, and no penalty has been assessed against Parent or any of its Subsidiaries, in each case, with respect to any matters relating to or arising out of any Environmental Law; (ii) Parent and its Subsidiaries are and have been in compliance with all Environmental Laws; (iii) there are no liabilities of or relating to Parent or any of its Subsidiaries relating to or arising out of any Environmental Law of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability; and (iv) there has been no environmental investigation, study, audit, test, review or other analysis conducted of which Parent has knowledge in relation to any current or prior business of Parent or any of its Subsidiaries or any property or facility now or previously owned, leased or operated by Parent or any of its Subsidiaries which has not been delivered to the Company prior to the date hereof.

     SECTION 4.18 Opinion of Financial Advisor. Parent has received the opinion of Lehman Brothers Inc. to the effect that, as of the date of such opinion, the exchange ratio to be paid by Parent in the Merger is fair, from a financial point of view, to Parent, and, as of the date hereof, such opinion has not been withdrawn.

     SECTION 4.19  Pooling; Tax Treatment.

     (a) Parent intends that the Merger be accounted for as a "pooling of interests" as described in Section 3.19(a).

     (b) Neither Parent nor any of its affiliates has taken or agreed to take any action or is aware of any fact or circumstance that would prevent the Merger from qualifying (i) for "pooling of interests" accounting treatment as described in Section 3.19(a) or (ii) as a 368 Reorganization.

     (c) Immediately after execution of this Agreement, Parent will terminate all stock repurchase programs.

     SECTION 4.20 Pooling Letter. Parent has received a letter from PricewaterhouseCoopers LLP dated as of October 15, 2000 and addressed to Parent, a copy of which has been delivered to the Company, stating that based on the information furnished to PricewaterhouseCoopers LLP in the related certificate of Parent's management and based on the letter from Arthur Andersen LLP referenced in Section 3.20, PricewaterhouseCoopers LLP concurs with Parent management's conclusion that, as of October 15, 2000, no conditions exist that would preclude Parent's accounting for the Merger as a pooling of interests, and such letter has not been withdrawn or modified in any material respect as of the date hereof.

     SECTION 4.21 Takeover Statutes. The Board of Directors of Parent has (i) taken the necessary action to render section 203 of the Delaware Law and any other potentially applicable antitakeover or similar statute or regulation inapplicable to this Agreement and the Parent Option Agreement and the transactions contemplated hereby and thereby and (ii) has resolved to, and promptly after the execution of this Agreement will, take the necessary action to render the supermajority voting provisions of Article VII of Parent's Certificate of Incorporation inapplicable to this Agreement and the Parent Option Agreement and the transactions contemplated hereby and thereby.

     SECTION 4.22 Stockholder Rights Plan. The Board of Directors of Parent has resolved to, and Parent promptly after execution of this Agreement will, take all action necessary to render the rights issued pursuant to the terms of the Parent Rights Agreement inapplicable to the Merger, this Agreement, the Parent Option Agreement and the other transactions contemplated hereby and thereby.

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                                   ARTICLE 5

                            COVENANTS OF THE COMPANY

     The Company agrees that:

     SECTION 5.1 Conduct of the Company. From the date of this Agreement until the Effective Time, the Company and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and in a manner not representing a new strategic direction for the Company and its Subsidiaries and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties. Without limiting the generality of the foregoing, except with the prior written consent of Parent or as contemplated by this Agreement or as set forth in the Company Disclosure Schedule, from the date hereof until the Effective Time:

          (a) the Company will not, and will not permit any of its Significant Subsidiaries to, adopt or propose any change in its certificate of incorporation or by-laws, except that any Significant Subsidiary may make any changes that would not adversely affect the rights of the Company, Parent or its stockholders under this Agreement, the transactions contemplated by this Agreement, or the rights of holders of Company Common Stock;

          (b) the Company will not, and will not permit any Significant Subsidiary of the Company to, adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of the Company or any of its Significant Subsidiaries (other than a merger or consolidation between its wholly owned Subsidiaries, and immaterial recapitalizations of Significant Subsidiaries);

          (c) the Company will not, and will not permit any Subsidiary of the Company to, issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of the Company or its Subsidiaries other than (i) issuances pursuant to the exercise of convertible securities outstanding on the date hereof or issuances pursuant to stock based awards or options that are outstanding on the date hereof and are reflected in
     Section 3.5 or are granted in accordance with clause 5.1(c)(ii), (ii) additional options or stock-based awards to acquire shares of Company Common Stock granted under the terms of any Company Stock Option Plan as in effect on the date hereof in the ordinary course consistent with past practice, (iii) issuances of such securities as consideration in acquisition transactions permitted by Section 5.1(i) and Section 5.1(l), provided that the aggregate value of all such securities issued pursuant to this clause 5.1(c)(iii) in any period of any twelve consecutive months following the date of this Agreement shall in no event exceed $100 million, and that the value of any securities issued in connection with any acquisition transaction or a series of related acquisition transactions permitted by Section 5.1(i) and Section 5.1(l) shall in no event exceed $25 million (valued, in each case, at the fair market value of such securities as of the date of the agreement to issue such securities) and such securities shall be issued only to the extent consistent with Section 7.4,
     (iv) transfers or issuances of shares of any Subsidiary of the Company to the Company or any of its wholly-owned Subsidiaries, and (v) where required by applicable law, issuances of director qualifying shares in jurisdictions other than the United States;

          (d) the Company will not, and will not permit any Subsidiary of the Company to, (i) split, combine, subdivide or reclassify its outstanding shares of capital stock, or (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than, subject to Section 7.9, (x) regular quarterly cash dividends payable by the Company, or regular periodic cash or other required dividends payable by any Subsidiary of the Company, in each case
     (1) consistent with past practice (including periodic dividend increases consistent with past practice) and (2) that are not special dividends, unless, in either case, required to be paid under an applicable agreement in effect as of the date of this Agreement, (y) any required dividends on the Market Auction Preferred Stock or (z) dividends paid by any Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company;

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

          (e) the Company will not, and will not permit any Subsidiary of the Company to, redeem, purchase or otherwise acquire directly or indirectly any of the Company's or any Subsidiary's capital stock, except for repurchases, redemptions or acquisitions (x) required by the terms of its capital stock or any securities outstanding on the date hereof or required under Section 5.3, (y) required by or in connection with the respective terms, as of the date hereof, of any Company Stock Option Plan or any dividend reinvestment plan as in effect on the date hereof in the ordinary course of the operations of such plan consistent with past practice and only to the extent consistent with Section 7.4 or (z) effected in the ordinary course consistent with past practice and only to the extent consistent with Section 7.4;

          (f) the Company will not amend the terms (including the terms relating to accelerating the vesting or lapse of repurchase rights or obligations) of any outstanding options to purchase shares of Company Common Stock (which, it is understood, will not limit the administration of the relevant plans in accordance with past practices and interpretations of the Company's Board and the Company's Compensation Committee to the extent consistent with Section 7.4);

          (g) the Company will not, and will not permit any Subsidiary of the Company to, (x) make or commit to make any capital expenditure in 2000 except within the aggregate amount of the capital expenditure budget for 2000 heretofore furnished to Parent (the "Company 2000 Capital Expenditure Budget"), (y) make or commit to make any capital expenditure in 2001 except within a Company 2001 Permitted Capital Expenditure Budget or (z) make or commit to make any capital expenditure in 2002 except within a Company 2002 Permitted Capital Expenditure Budget. A "Company 2001 Permitted Capital Expenditure Budget" means any capital expenditure budget of the Company for 2001 adopted by the board of directors of the Company in the ordinary course of business so long as the aggregate amount of capital expenditures for 2001 provided for therein does not exceed 120% of the aggregate amount of capital expenditures provided for in the Company 2000 Capital Expenditure Budget. "Company 2002 Permitted Capital Expenditure Budget" means any capital expenditure budget of the Company for 2002 adopted by the board of directors of the Company in the ordinary course of business so long as the aggregate amount of capital expenditures for 2002 provided for therein does not exceed 120% of the aggregate amount of capital expenditures provided for in the Company 2001 Capital Expenditure Budget;

          (h) the Company will not, and will not permit any Subsidiary of the Company to, (1) increase the compensation or benefits of any director, officer or employee, except for normal increases in the ordinary course of business consistent with past practice or as required under applicable law or any existing agreement or commitment, or (2) enter into (or adopt) any employment or severance agreement or arrangement except, with respect to individual non-U.S. payroll employees, in the ordinary course of business consistent with past practice or as required by applicable law;

          (i) the Company will not, and will not permit any of its Subsidiaries to, acquire a material amount of assets or property (as measured with respect to the consolidated assets of the Company and its Subsidiaries taken as a whole) of any other Person, except in the ordinary course of business consistent with past practice;

          (j) except as contemplated by Section 7.1 hereof, the Company will not, and will not permit any of its Subsidiaries to, sell, lease, license, encumber (including by the grant of any option thereon) or otherwise dispose of any material assets or property (as measured with respect to the consolidated assets of the Company and its Subsidiaries taken as a whole) except pursuant to existing contracts or commitments or except in the ordinary course of business consistent with past practice;

          (k) except for any such change which is not material or which is required by reason of a concurrent change in GAAP, the Company will not, and will not permit any Subsidiary of the Company to, change any method of accounting or accounting practice (other than any change for tax purposes) used by it;

          (l) the Company will not, and will not permit any Subsidiary of the Company to, enter into any material joint venture, partnership or other similar arrangement except in the ordinary course of business, and so long as such arrangements do not obligate the Company or any Subsidiary to invest assets or resources, or to assume or incur a liability or loss, in excess of $250 million with respect to any individual

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

     mid-stream or downstream (including power) arrangement or $500 million, with respect to any individual upstream arrangement. The terms "downstream", "mid-stream" and "upstream" shall have the meanings commonly assigned to them in the oil and gas industry.

          (m) the Company will not, and will not permit any of its Subsidiaries to, take any action that would make any representation or warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time;

          (n) the Company will not amend or waive any provisions of any standstill agreement;

          (o) the Company will not (i) make or change any Tax election, (ii) settle any audit or (iii) file any amended Tax Return, in each case, that is reasonably likely to result in a Tax liability material to the Company and its Subsidiaries, taken as a whole;

          (p) the Company will not, and will not permit any of its Subsidiaries to, enter into any agreement that limits (other than in an insignificant manner) the ability of the Company or any Subsidiary of the Company, or would limit (other than in an insignificant manner) the ability of Parent or any Subsidiary of Parent after the Effective Time, to compete in or conduct any line of business or compete with any Person in any geographic area or during any period; and

          (q) the Company will not, and will not permit any of its Subsidiaries to, take any action that would prevent, materially delay or materially impede the consummation of the Merger; and

          (r) the Company will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

     SECTION 5.2 Company Stockholder Meeting; Proxy Material. Even if the Board of Directors of Parent shall take any action permitted by the third sentence of
Section 6.4, at such time at which Parent and the Company determine in their reasonable judgment that, within 60 days, the Condition Satisfaction Time will occur, the Company shall cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held for the purpose of voting on the approval and adoption of this Agreement and the Merger; provided that the Company shall not hold the Company Stockholder Meeting, and if the Company Stockholder Meeting has been called, the Company shall adjourn the Company Stockholder Meeting, until such time (the "Condition Satisfaction Time") at which, in the reasonable judgment of Parent and the Company, all conditions to the Closing (other than the condition set forth in Section 8.1(a)) have been satisfied or (to the extent legally permissible) waived (by the applicable party) or are then capable of being satisfied, including by placing the Alliance Interests into an irrevocable trust as contemplated by Section 7.1(d)(iii), (assuming that all references to the Closing Date contained in Sections 8.2(a) and 8.3(a) are deemed to be references to the date of the Condition Satisfaction
Time). Except as provided in the next sentence, the Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company's stockholders. The Board of Directors of the Company shall be permitted (i) not to recommend to the Company's stockholders that they give the Company Stockholder Approval or (ii) to withdraw or modify in a manner adverse to Parent its recommendation to the Company's stockholders that they give the Company Stockholder Approval, only if (v) the Company has received a Superior Proposal (defined in Section 7.10), (w) the Board of Directors of the Company determines in its good faith judgment, after receiving the advice of outside legal counsel, that, in light of the Superior Proposal, failure to so withdraw or modify its recommendation would be reasonably likely to be inconsistent with fulfilling its fiduciary duty to stockholders under applicable law, (x) five business days have elapsed following delivery by the Company to Parent of written notice advising Parent that the Board of Directors of the Company has resolved to so withdraw or modify its recommendation, specifying the material terms and conditions of the Superior Proposal and identifying the Person making the Superior Proposal, (y) the Company has given Parent the opportunity to propose revisions to the terms of this Agreement in response to the Superior Proposal and negotiated in good faith with Parent with respect to the proposed revisions, if any, and (z) the Company has complied with its obligations set forth in Section 7.10 in all material respects; provided, however, that in the case of (i) and (ii) above, the Company shall nevertheless submit this Agreement and the Merger to the holders of shares of Company Common Stock for approval at the Company Stockholder Meeting unless this Agreement shall

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

have been terminated in accordance with its terms prior to the date of the Company Stockholder Meeting. In connection with the Company Stockholder Meeting, the Company (i) will prepare and file with the Commission, will use its reasonable best efforts to have cleared by the Commission the Company Proxy Statement and all other materials for the Company Stockholder Meeting, and (ii) will mail to its stockholders the Company Proxy Statement and all other proxy materials for the Company Stockholder Meeting a sufficient time prior to the Company Stockholder Meeting as is necessary to comply with applicable law, including applicable rules and regulations of the Commission, (iii) will use its reasonable best efforts, subject to the immediately preceding sentence, to obtain the Company Stockholder Approval and (iv) will otherwise comply with all legal requirements applicable to the Company Stockholder Meeting.

     SECTION 5.3 Equity Conversion. Prior to the Closing Date, the Company shall cause each issued and outstanding share of the Market Auction Preferred Stock to be redeemed for cash (the "Equity Conversion").

     SECTION 5.4 Resignation of Company Directors. In order to fulfill the requirements of Section 2.6 hereof, the Company shall (i) cause each director of the Company to deliver a written resignation to the Company effective at the Effective Time and (ii) cause the vacancies resulting from such resignations to be filled by persons who are directors of Merger Subsidiary immediately prior to the Effective Time.

                                   ARTICLE 6

                              COVENANTS OF PARENT

     Parent agrees that:

     SECTION 6.1 Conduct of Parent. From the date of this Agreement until the Effective Time, Parent and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and in a manner not representing a new strategic direction for Parent and its Subsidiaries and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties. Without limiting the generality of the foregoing, and except with the prior written consent of the Company or as contemplated by this Agreement or as set forth in the Parent Disclosure Schedule, from the date hereof until the Effective Time:

          (a) Parent will not, and will not permit any of its Significant Subsidiaries to, adopt or propose any change in its certificate of incorporation or by-laws, except as contemplated hereby, and except that any Significant Subsidiary may make any changes that would not adversely affect the rights of Parent, the Company or its stockholders under this Agreement, the transactions contemplated by this Agreement, or the rights of holders of Parent Common Stock;

          (b) Parent will not, and will not permit any of its Significant Subsidiaries to, adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of Parent or any of its Significant Subsidiaries (other than a merger or consolidation between its wholly-owned Subsidiaries, and immaterial recapitalizations of Significant Subsidiaries);

          (c) Parent will not issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of Parent, other than
     (i) issuances pursuant to the exercise of convertible securities outstanding on the date hereof or issuances pursuant to stock-based awards or options outstanding on the date hereof or that are granted in accordance with clause 6.1(c)(ii), (ii) additional options or stock-based awards to acquire Parent Common Stock granted under the terms of any employee or director stock option or compensation plan or arrangement of Parent as in effect as of the date hereof in the ordinary course consistent with past practice, (iii) issuances of such securities for any other purpose, provided that the aggregate number of shares of Parent Common Stock issued (which shall include, for purposes of this paragraph (c), the number of shares of Parent Common Stock issuable upon the exercise, conversion or exchange of convertible securities, options, warrants or other similar rights) pursuant to this clause 6.1(c)(iii) in any period of any twelve consecutive months following the

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

     date of this Agreement shall in no event exceed more than 2% of the total number of shares of Parent Common Stock outstanding as of the close of business on September 30, 2000 as set forth in Section 4.5 and such shares and securities shall be issued only to the extent consistent with Section 7.4, and (iv) transfers or issuances of shares of any Subsidiary of Parent to Parent or any of its wholly owned Subsidiaries;

          (d) Parent will not (i) split, combine, subdivide or reclassify its outstanding shares of capital stock or (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than, subject to Section 7.9, (a) regular quarterly cash dividends payable by Parent in respect of the shares of Parent Common Stock, or regular periodic cash or other required dividends payable by any Subsidiary of Parent, in each case (x) consistent with past practice (including periodic dividend increases consistent with past practice) and (y) that are not special dividends, unless, in either case, required to be paid under an applicable agreement in effect as of the date of this Agreement, or (b) dividends paid by any Subsidiary of Parent to Parent or any wholly owned Subsidiary of Parent;

          (e) Parent will not, and will not permit any Subsidiary of Parent to, redeem, purchase or otherwise acquire directly or indirectly any of Parent's capital stock, except for repurchases, redemptions or acquisitions
     (x) required by the terms of capital stock or any securities outstanding on the date hereof, (y) required by or in connection with the respective terms, as of the date hereof, of any employee stock option plan or compensation plan or arrangement of Parent or any dividend reinvestment plan as in effect as of the date hereof in the ordinary course of operations of such plan consistent with past practice and only to the extent consistent with Section 7.4 or (z) effected in the ordinary course consistent with past practice and only to the extent consistent with
     Section 7.4;

          (f) except for any such change which is not significant or which is required by reason of a concurrent change in GAAP, Parent will not, and will not permit any Subsidiary of Parent to, change any method of accounting or accounting practice (other than any change for tax purposes) used by it;

          (g) Parent will not (i) make or change any Tax election, (ii) settle any audit or (iii) file any amended Tax Return, in each case, that is reasonably likely to result in a Tax liability material to Parent and its Subsidiaries, taken as a whole;

          (h) Parent will not, and will not permit any of its Subsidiaries to, take any action that would make any representation or warranty of Parent hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time; and

          (i) Parent will not, and will not permit any of its Subsidiaries to, take any action which would prevent, materially delay or materially impede the consummation of the Merger.

          (j) Parent will not, and will not permit any of its Subsidiaries to, sell, lease, license, encumber (including by the grant of any option thereon) or otherwise dispose of any of its assets or properties which would be material to Parent and its Subsidiaries, taken as a whole.

          (k) Parent will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

     SECTION 6.2 Obligations of Merger Subsidiary. Parent will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

     SECTION 6.3  Director and Officer Liability.

     (a) Parent shall indemnify and hold harmless the individuals who on or prior to the Effective Time were officers, directors and employees of the Company or its Subsidiaries (collectively, the "Indemnitees") with respect to all acts or omissions by them in their capacities as such or taken at the request of the Company or any of its Subsidiaries at any time prior to the Effective Time to the extent provided under the Company's certificate of incorporation and by-laws in effect on the date hereof. Parent shall cause the Surviving Corporation to honor all indemnification agreements with Indemnitees (including under the Company's

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

by-laws) in effect as of the date hereof in accordance with the terms thereof. The Company has disclosed to Parent all such indemnification agreements prior to the date hereof.

     (b) For six years after the Effective Time, Parent shall procure the provision of officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and in amounts no less favorable than those of such policy in effect on the date hereof; provided, that if the aggregate annual premiums for such insurance at any time during such period shall exceed 300% of the per annum rate of premium paid by the Company and its Subsidiaries as of the date hereof for such insurance, then Parent shall, or shall cause its Subsidiaries to, provide only such coverage as shall then be available at an annual premium equal to 300% of such rate.

     (c) The obligations of Parent under this Section 6.3 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 6.3 applies without the consent of such affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 6.3 applies shall be third party beneficiaries of this Section 6.3).

     SECTION 6.4 Parent Stockholder Meeting; Form S-4. Even if the Board of Directors of the Company shall take any action permitted by the third sentence of Section 5.2, Parent shall cause a meeting of its stockholders (the "Parent Stockholder Meeting") to be duly called and held for the purpose of approving the matters constituting the Parent Stockholder Approvals; provided that the Parent Stockholder Meeting shall conclude prior to the Company Stockholder Meeting and may be held on the same date as the Company Stockholder Meeting. Except as provided in the next sentence, the Board of Directors of Parent shall recommend approval of the matters constituting the Parent Stockholder Approvals. The Board of Directors of Parent shall be permitted (i) not to recommend to Parent's stockholders that they give the Parent Stockholder Approvals or (ii) to withdraw or modify in a manner adverse to the Company its recommendation to the Parent's stockholders that they give the Parent Stockholder Approval, only if
(v) Parent has received a Superior Proposal, (w) the Board of Directors of Parent determines, after receiving the advice of outside legal counsel, in its good faith judgment that, in light of the Superior Proposal, failure to so withdraw or modify its recommendation would be reasonably likely to be inconsistent with fulfilling its fiduciary duty to stockholders under applicable law, (x) five business days have elapsed following delivery by Parent to the Company of written notice advising the Company that the Board of Directors of Parent has resolved to so withdraw or modify its recommendation, specifying the material terms and conditions of the Superior Proposal and identifying the Person making the Superior Proposal, (y) Parent has given the Company the opportunity to propose revisions to the terms of this Agreement in response to the Superior Proposal and negotiated in good faith with the Company with respect to the proposed revisions, if any, and (z) Parent has complied with its obligations set forth in Section 7.10; provided, however, that in the case of
(i) and (ii) above, Parent shall nevertheless submit the matters constituting the Parent Stockholder Approvals to Parent's stockholders for approval at the Parent Stockholder Meeting unless this Agreement shall have been terminated in accordance with its terms prior to the date of the Parent Stockholder Meeting. In connection with the Parent Stockholder Meeting, Parent (i) will promptly prepare and file with the Commission, will use its reasonable best efforts to have cleared by the Commission, (ii) will mail to its stockholders the Parent Proxy Statement and all other proxy materials for such meeting a sufficient time prior to the Parent Stockholder Meeting as is necessary to comply with applicable laws including the rules and regulations of the Commission, (iii) will use its reasonable best efforts, subject to the immediately preceding sentence, to obtain the Parent Stockholder Approvals, and (iv) will otherwise comply with all legal requirements applicable to the Parent Stockholder Meeting. Subject to the terms and conditions of this Agreement, Parent shall prepare and file with the Commission under the Securities Act the Form S-4, and shall use its reasonable best efforts to cause the Form S-4 to be declared effective by the Commission a sufficient time prior to the Parent Stockholder Meeting to allow the Company and Parent to mail the Company Proxy Statement or Parent Proxy Statement, as applicable, to their respective stockholders, as required by applicable laws, including the rules and regulations of the Commission, prior to the meeting of their respective stockholders. Parent shall take any action required to be taken under foreign or state securities or Blue Sky laws in connection with the issuance of Parent Common Stock in connection with the Merger.

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     SECTION 6.5  Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be listed on the NYSE, subject to official notice of issuance.

     SECTION 6.6  Employee Benefits.

     (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to honor in accordance with their terms all benefits and obligations, subject to Section 6.6(b) hereof, under the Company Benefit Plans, each as in effect on the date hereof (or as amended with the prior written consent of Parent), to the extent that entitlements or rights, actual or contingent (whether such entitlements or rights are vested as of the Effective Time or become vested or payable only upon the occurrence of a further event, including a discretionary determination) exist in respect thereof as of the Effective Time. Parent and the Company hereby agree that the consummation of the Merger shall constitute a "Change in Control" for purpose of any employee arrangement and all other Company Benefit Plans, pursuant to the terms of such plans in effect on the date hereof, provided, however, to the extent consistent with Section 7.4, that the Board of Directors of the Company will take all actions necessary so that the consummation of the Merger and related transactions hereunder will not create additional funding obligations on behalf of Parent, the Company or the Surviving Corporation with respect to the Company Stock Grantor Trust. No provision of this Section 6.6(a) shall be construed as a limitation on the right of Parent to amend or terminate any Company Benefit Plans which the Company would otherwise have under the terms of such Company Benefit Plan, and no provision of this Section 6.6(a) shall be construed to create a right in any employee or beneficiary of such employee under a Company Benefit Plan that such employee or beneficiary would not otherwise have under the terms of such Company Benefit Plan; provided, however, the Parent agrees that it will respect deferrals of salary, bonus or other compensation in place prior to the Effective Time pursuant to the Company Benefit Plans. Parent acknowledges that the Company's Separation Pay Plan by its terms provides that benefits thereunder are vested on the day immediately prior to a change of control.

     (b) Following the Effective Time, Parent shall continue to provide to individuals who are employed by the Company and its Subsidiaries as of the Effective Time who remain employed with Parent or any Subsidiary of Parent ("Affected Employees"), for so long as such Affected Employees remain employed by Parent or any Subsidiary of Parent, employee benefits (i) pursuant to the Company's or its Subsidiaries' employee benefit plans, programs, policies and arrangements as provided to such employees immediately prior to the Effective Time or (ii) pursuant to employee benefit plans, programs, policies or arrangements maintained by Parent or any Subsidiary of Parent providing coverage and benefits which, in the aggregate, are no less favorable than those provided to employees of Parent in positions comparable to positions held by Affected Employees with Parent or its Subsidiaries from time to time after the Effective Time. Following the Effective Time, Parent shall continue to provide to former employees of the Company or its Subsidiaries (and to employees of the Company or its Subsidiaries whose employment terminates prior to the Effective Time) ("Affected Retirees") post-retirement benefits (other than pensions) (i) pursuant to the Company Benefit Plans applicable to such Affected Retirees, each as in effect on the date of this Agreement, or (ii) pursuant to employee benefit plans, programs, policies or arrangements maintained by Parent or any Subsidiary of Parent providing post-retirement coverage and benefits (other than pensions) which, in the aggregate, are no less favorable than those provided to former employees of Parent.

     (c) Parent will, or will cause the Surviving Corporation to, give Affected Employees full credit for purposes of eligibility, vesting and benefit accrual (including benefit accrual under any defined benefit pension plans, provided that a participant's benefit under any such defined benefit pension plan may be offset by such participant's accrued benefit under the Company defined benefit pension plan) under any employee benefit plans or arrangements maintained by Parent or any Subsidiary of Parent for such Affected Employees' service with the Company or any Subsidiary of the Company to the same extent recognized by the Company immediately prior to the Effective Time.

     (d) Parent will, or will cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such employees may be eligible to participate

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in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Affected Employees immediately prior to the Effective Time, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

                                   ARTICLE 7

                      COVENANTS OF PARENT AND THE COMPANY

     The parties hereto agree that:

     SECTION 7.1  Best Efforts.

     (a) Subject to Sections 5.2, 6.4, 7.1(b), 7.1(c) and 7.1(d), Company and Parent shall each cooperate with the other and use (and shall cause their respective Subsidiaries to use) their respective best efforts to promptly (i) take or cause to be taken all necessary actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including, without limitation, preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any third party necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement. Subject to applicable laws relating to the exchange of information, the Company and Parent shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the Company and its Subsidiaries or Parent and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any governmental authority in connection with the Merger and the other transactions contemplated by this Agreement.

     (b) Without limiting Section 7.1(a), Parent and the Company shall subject to Sections 7.1(c) and 7.1(d), as applicable:

          (i) Each use its best efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, on or before the End Date (as defined in Section 9.1(b)(i)), including without limitation defending through litigation on the merits any claim asserted in any court by any Person; and

          (ii) each use its best efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law that may be asserted by any governmental authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date), including, without limitation, (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or the Company (or any of their respective Subsidiaries) and (y) otherwise taking or committing to take actions that after the Closing Date would limit Parent or its Subsidiaries' freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries' businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or materially delaying the Closing.

     (c) Notwithstanding anything else contained herein, the provisions of this
Section 7.1 shall not be construed to require either party to undertake any efforts or to take any action if such efforts or action would, or would reasonably be expected to, result in a Material Adverse Effect on Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken as a whole, at or after the Effective Time; provided, further, that any requirement to divest or hold separate, or limit in any material respect the

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operations of the business of Parent and its Subsidiaries (prior to Closing)
involving the refining, marketing or transportation of petroleum products in the Western United States, other than with respect to insignificant operations of such business shall be deemed for purposes of this Section 7.1(c) and Sections 8.1(d), 8.1(i), 8.1(j), 8.1(k) and 8.1(l) to result in a Material Adverse Effect.

     (d)(i) The parties anticipate that there will be objections raised by the United States Federal Trade Commission or the Antitrust Division of the United States Department of Justice to the combination of Parent's United States downstream operations with the Company's interests in the Joint Ventures (collectively, the "Alliance Interests"). The parties will jointly determine how to address any objections promptly and the Company will, subject to Section 7.4 and in consultation on an ongoing basis with Parent, negotiate one or more definitive agreements responsive to the regulatory requirements (each, an "Alliance Transaction Agreement") and shall promptly inform Parent of all material developments in the negotiations. The Company shall be permitted to enter into any Alliance Transaction Agreement only with the prior written consent of Parent, which consent shall not be unreasonably withheld.

          (ii) In the event the Company shall not have entered into an Alliance Transaction Agreement fifteen days prior to the scheduled date of the Company Stockholder Meeting, the Chairman of Parent and the Chairman of the Company shall meet to discuss the status of such efforts by the Company.

          (iii) If the stockholders of the Company, at the Company Stockholder Meeting (which shall not take place prior to the Condition Satisfaction
     Time), approve and adopt the Merger and the Merger Agreement in accordance with Delaware Law, then, immediately upon the conclusion of such meeting, the parties shall consummate the Closing. If the utilization of the Trust Agreement, described below, is required in order to meet immediately any remaining conditions to Closing, the Company shall cause all of the then outstanding capital stock of the Subsidiary or the Subsidiaries of the Company which own the Alliance Interests, and such other assets as Parent and the Company shall agree, to be placed into an irrevocable trust pursuant to an Agreement and Declaration of Trust (the "Trust Agreement") substantially in the form of Annex 7.1 to this Agreement, with only such changes as are (x) required by any governmental body, agency, official or authority or (y) mutually agreed by Parent, the Company and the Trustees. For purposes of this Section 7.1(d), "Trustees" shall mean those Persons selected jointly by Parent and the Company to serve as the trustees under the Trust Agreement.

     SECTION 7.2 Certain Filings. The Company and Parent shall cooperate with one another (a) in connection with the preparation of the Company Proxy Statement, the Parent Proxy Statement and the Form S-4, (b) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement, the Parent Proxy Statement or the Form S-4 and seeking timely to obtain any such actions, consents, approvals or waivers.

     SECTION 7.3 Access to Information. From the date of this Agreement until the Effective Time, to the extent permitted by applicable law, the Company and Parent will upon reasonable request give the other party, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of such party and its Subsidiaries during normal business hours, furnish to the other party, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct its own employees, counsel and financial advisors to cooperate with the other party in its investigation of the business of the Company or Parent, as the case may be; provided that no investigation of the other party's business shall affect any representation or warranty given by either party hereunder. All information obtained by Parent or the Company pursuant to this
Section 7.3 shall be kept confidential in accordance with, and shall otherwise be subject to the terms of, the Confidentiality Agreement dated February 5, 1999 between Parent and the Company (the "Confidentiality Agreement").

     SECTION 7.4 Tax and Accounting Treatment. Neither Parent nor the Company shall, nor shall they permit their Subsidiaries to take, any action, and Parent and the Company shall not, and shall ensure that its Subsidiaries do not, fail to take any action which action or failure to act would prevent, or would be reasonably likely to prevent, the Merger from qualifying (a) for "pooling of interests" accounting treatment as described in Section 3.19(a) or (b) as a 368 Reorganization.

     SECTION 7.5 Public Announcements. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and shall not issue any press release or make any public statement without the prior consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, any press release or public statement as may be required by applicable law or any listing agreement with any national securities exchange may be issued prior to such consultation, if the party making the release or statement has used its reasonable best efforts to consult with the other party.

     SECTION 7.6 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take any other actions and do any other things, in the name and on behalf of the Company or Merger Subsidiary, reasonably necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     SECTION 7.7  Notices of Certain Events.

     (a) Each of the Company and Parent shall promptly notify the other party of:

          (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

          (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement.

     (b) The Company and Parent shall promptly notify the other party of any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the consummation of the transactions contemplated by this Agreement.

     SECTION 7.8  Affiliates.

     (a) Not less than 45 days prior to the Effective Time, each of Parent and the Company (i) shall have delivered to the other party a letter identifying all Persons who, in the opinion of the party delivering the letter, may be, as of the date of the Company Stockholder Meeting or Parent Stockholder Meeting, as applicable, its "affiliates" for purposes of SEC Accounting Series Releases 130 and 135 and/or, in the case of the Company, for purposes of Rule 145 under the Securities Act, and (ii) shall use its reasonable best efforts to cause each Person who is identified as an "affiliate" of it in such letter to deliver, as promptly as practicable but in no event later than 30 days prior to the Closing (or after such later date as the Parent and the Company may agree) to Parent in the case of affiliates of Parent, a signed agreement substantially in the form attached as Exhibit C-1, and in the case of affiliates of the Company, substantially in the forms attached as Exhibits C-2 and C-3. Each of Parent and the Company shall notify the other party from time to time after the delivery of the letter described in Section 7.8(a)(i) of any Person not identified on such letter who then is, or may be, such an "affiliate" and use its reasonable best efforts to cause each additional Person who is identified as an "affiliate" to execute a signed agreement or agreements as set forth in this Section 7.8(a).

     (b) Shares of Parent Common Stock and shares of Company Common Stock beneficially owned by each such "affiliate" of Parent or Company who has not provided a signed agreement or agreements, as applicable, in accordance with
Section 7.8(a) shall not be transferable during any period prior to and after the Effective Time if, as a result of this transfer during any such period, taking into account the nature, extent and timing of this transfer and similar transfers by all other "affiliates" of Parent and the Company, this transfer

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

will, in the reasonable judgment of accountants of Parent, interfere with, or prevent the Merger from being accounted for, as a "pooling-of-interests" under GAAP and/or the rules and regulations of the SEC. Neither Parent or the Company shall register, or allow its transfer agent to register, on its books, any transfer of any shares of Parent Common Stock or Company Common Stock of any affiliate of Parent or the Company who has not provided a signed agreement in accordance with Section 7.8(a) unless the transfer is made in compliance with the foregoing.

     SECTION 7.9 Payment of Dividends. From the date hereof until the Effective Time, Parent and the Company will coordinate with each other regarding the declaration of dividends in respect of the shares of Parent Common Stock and the shares of Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of shares of Company Common Stock will not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Company Common Stock and the shares of Parent Common Stock any holder of shares of Company Common Stock receives in exchange therefor in connection with the Merger.

     SECTION 7.10  No Solicitation.

     (a) Each of Parent and the Company and their respective Subsidiaries will not, and Parent and the Company will direct and use their respective best efforts to cause their and their Subsidiaries' respective officers, directors, employees, investment bankers, consultants, attorneys, accountants, agents and other representatives not to, directly or indirectly, take any action to solicit, initiate, encourage or facilitate the making of any Acquisition Proposal (including without limitation by amending, or granting any waiver under, the Parent Rights Agreement or the Company Rights Agreement, as applicable) or any inquiry with respect thereto or engage in discussions or negotiations with any Person with respect thereto, or disclose any nonpublic information or afford access to properties, books or records to, any Person that has made, or to such party's knowledge, is considering making, any Acquisition Proposal. Nothing contained in this Agreement shall prevent the Board of Directors of Parent or the Company from complying with Rule 14e-2 under the Exchange Act with regard to an Acquisition Proposal; provided that the Board of Directors of such party shall not recommend that the stockholders of such party tender their shares in connection with a tender offer or exchange offer except to the extent that, after receiving a Superior Proposal, such Board of Directors of such party determines in its good faith judgment, after receiving the advice of outside legal counsel, that, in light of such Superior Proposal, failure to make such a recommendation would be reasonably likely to be inconsistent with fulfilling the fiduciary duties of the Board of Directors to such party's stockholders under applicable law and such party shall have complied with the procedure set forth in Section 5.2 or 6.4, to the extent applicable. Notwithstanding anything to the contrary in this Agreement, prior to the date of approval of this Agreement and the Merger by the stockholders of Parent or the Company, as applicable, Parent or the Company may (A) furnish information and access to a third party, but only in response to a request for information or access, to any Person making an Acquisition Proposal to the board of directors of Parent or the Company, as applicable, after the date hereof which was not knowingly encouraged, solicited or initiated by Parent or the Company, as applicable, or any of its affiliates or any director, employee, representative or agent of Parent or the Company, as applicable, or any of its respective Subsidiaries (including, without limitation, any investment banker, attorney or accountant retained by Parent or the Company or any of its Subsidiaries) on or after the date hereof and (B) may participate in discussions and negotiate with such Person concerning any such Acquisition Proposal, if and only if, in any such case set forth in clause A or B of this paragraph, (i) the Board of Directors of Parent or Company, as applicable, concludes in good faith, after receipt of the advice of a financial advisor of nationally recognized reputation and outside legal counsel, that such Acquisition Proposal is reasonably likely to result in a Superior Proposal with respect to Parent or the Company, as applicable, (ii) the Company or Parent, as applicable, complies with all of its obligations under this Agreement, and (iii) the board of directors of Parent or the Company, as applicable, receives from the Person making such an Acquisition Proposal an executed confidentiality agreement the material terms of which are (without regard to the terms of such Acquisition Proposal) in all material respects (x) no less favorable to the Company or Parent, as applicable, and (y) no less restrictive to the Person making such Acquisition Proposal than those contained in the Confidentiality Agreement.

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

     (b) Any party receiving an Acquisition Proposal will (A) promptly (and in no event later than 48 hours after receipt of any Acquisition Proposal) notify (which notice shall be provided orally and in writing and shall identify the Person making such Acquisition Proposal and set forth the material terms thereof) the other party to this Agreement after receipt of any Acquisition Proposal, any indication of which such party has knowledge that any Person is considering making an Acquisition Proposal, or any request for nonpublic information relating to such party or any Subsidiary of such party or for access to the properties, books or records of such party or any Subsidiary of such party by any Person that has made, or to such party's knowledge may be considering making, an Acquisition Proposal, and (B) will keep the other party to this Agreement informed of the status and material terms of (including all changes to the status or material terms of) any such Acquisition Proposal or request. Each of Parent and the Company (x) shall, and shall cause their respective Subsidiaries to, immediately cease and cause to be terminated and shall use reasonable best efforts to cause its and their officers, directors, employees, investment bankers, consultants, attorneys, accountants, agents and other representatives to, immediately cease and cause to be terminated, all discussions and negotiations, if any, that have taken place prior to the date hereof with any Persons with respect to any Acquisition Proposal and (y) shall promptly request each Person, if any, that has executed a confidentiality agreement within the 9 months prior to the date hereof in connection with its consideration of any Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

     For purposes of this Agreement, "Acquisition Proposal" means any bona fide written offer or proposal for, or any written indication of interest in, any (i) direct or indirect acquisition or purchase of any business or assets of Parent or the Company or any of their respective Subsidiaries that, individually or in the aggregate, constitutes 20% or more of the net revenues, net income or assets of such party and its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of 20% or more of any class of equity securities of Parent or the Company or any of their respective Subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of such party and its Subsidiaries, taken as a whole, (iii) tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of any class of equity securities of Parent or the Company or any of their respective Subsidiaries whose business constitutes 20% or more the net revenues, net income or assets of such party and its Subsidiaries, taken as a whole, or
(iv) merger, consolidation, business combination, joint venture, partnership, recapitalization, liquidation, dissolution or similar transaction involving Parent or the Company or any of their respective Subsidiaries whose business constitutes 20% or more of the net revenue, net income or assets of such party and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement; provided, however, that (a) with respect to Parent, an offer or proposal shall not be deemed an Acquisition Proposal if (x) the execution of agreement with respect to, and consummation of, the transaction contemplated thereby would not be reasonably likely to prevent the Parent and Merger Subsidiary from consummating the Merger or to materially delay Parent's or Merger Subsidiary's ability to consummate the Merger and (y) execution of an agreement with respect to the transaction contemplated thereby is not prohibited by Section 6.1, or, if the execution of such agreement would be prohibited by
Section 6.1, such an agreement will not be entered into until after the provisions contained in Section 6.1 are no longer in effect and (b) with respect to the Company, any offer or proposal for the disposition by the Company of the Alliance Interests shall not be deemed to be an Acquisition Proposal. For purposes of this Agreement, "Superior Proposal" means any bona fide written Acquisition Proposal for or in respect of at least a majority of the outstanding shares of Company Common Stock, or Parent Common Stock, as applicable (i) on terms that the Board of Directors of Parent or the Company, as applicable, determines in its good faith judgment (after consultation with, and taking into account the advice of, a financial advisor of nationally recognized reputation, taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation) are more favorable from a financial point of view to its stockholders than the Merger and the other transactions contemplated hereby and
(ii) that constitutes a transaction that is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal.

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

     (c) Each of the Company and Parent agrees that it will take the necessary steps promptly to inform its Subsidiaries and its officers, directors, investment bankers, consultants, attorneys, accountants, agents and other representatives of the obligations undertaken in this Section 7.10.

     SECTION 7.11  Letters from Accountants.

     (a) Parent shall use reasonable best efforts to cause to be delivered to Parent and the Company two letters from PricewaterhouseCoopers LLP, one dated the date on which the Form S-4 shall become effective and one dated the Closing Date, each addressed to the Boards of Directors of Parent and the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

     (b) Parent shall use reasonable best efforts to cause to be delivered to Parent and the Company a letter from PricewaterhouseCoopers LLP, dated as of the Closing Date, addressed to the Boards of Directors of Parent and the Company, stating that PricewaterhouseCoopers LLP concurs with Parent's management's conclusion that accounting for the Merger as a "pooling of interests" under Opinion No. 16 (Business Combination) of the Accounting Principles Board of the American Institute of Certified Public Accountants and the rules and regulations of the Commission is appropriate if the Merger is closed and consummated in accordance with the terms hereof.

     (c) The Company shall use reasonable best efforts to cause to be delivered to the Company and Parent two letters from Arthur Andersen LLP, one dated the date on which the Form S-4 shall become effective and one dated the Closing Date, each addressed to the Boards of Directors of the Company and Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statement similar to the Form S-4.

     (d) The Company shall use reasonable best efforts to cause to be delivered to the Company a letter from Arthur Andersen LLP, dated as of the Closing Date, addressed to the Board of Directors of the Company, stating that Arthur Andersen LLP concurs with the Company's management's conclusion that the Company is eligible to participate in a transaction accounted for as a "pooling of interests" under Opinion No. 16 (Business Combination) of the Accounting Principles Board of the American Institute of Certified Public Accountants and the rules and regulations of the Commission.

     SECTION 7.12 Takeover Statutes. If any anti-takeover or similar statute or regulation is or may become applicable to the transactions contemplated hereby, each of the parties and its Board of Directors shall grant such approvals and take all such actions as are legally permissible so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

     SECTION 7.13 Headquarters. After the Effective Time, the headquarters of Parent shall continue to be located in San Francisco, California.

     SECTION 7.14 Section 16(b). Parent shall take all such steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of Parent equity securities (including derivative securities) in connection with this Agreement by each individual who (a) is a director or officer of the Company or (b) at the Effective Time, will become a director or officer of Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

                                   ARTICLE 8

                            CONDITIONS TO THE MERGER

     SECTION 8.1 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent legally permissible, waiver) of the following conditions:

          (a) this Agreement and the Merger shall have been approved and adopted by the stockholders of the Company in accordance with Delaware Law;

          (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired;

          (c) the approval by the European Commission of the transactions contemplated by this Agreement shall have been obtained pursuant to the EC Merger Regulation;

          (d) no provision of any applicable law or regulation and no judgment, injunction, order or decree (i) shall prohibit or enjoin the consummation of the Merger or (ii) if not complied with, shall have or be reasonably likely to have a Material Adverse Effect on Parent (including the Surviving Corporation) after the Effective Time;

          (e) the Common Stock Issuance shall have been approved by the stockholders of Parent in accordance with the rules and regulations of the NYSE;

          (f) the Form S-4 shall have been declared effective under the Securities Act and such Form S-4 shall indicate that Parent will account for the Merger as a "pooling of interests," and no stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for such purpose shall be pending before or threatened by the Commission;

          (g) the shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance;

          (h) Parent shall have received letters of PricewaterhouseCoopers LLP and Arthur Andersen LLP as contemplated by paragraphs (b) and (d) of
     Section 7.11;

          (i) neither the Federal Trade Commission nor the Antitrust Division of the Department of Justice, as the case may be, shall have, as a condition to its approval of the Merger and the other transactions contemplated by this Agreement, required Parent to take any action which, individually or in the aggregate, would result in, or be reasonably likely to result in, a Material Adverse Effect on Parent (including the Surviving Corporation) after the Effective Time;

          (j) there shall not be instituted or pending any action or proceeding by any governmental authority (whether domestic, foreign or supranational) before any court or governmental authority or agency, domestic, foreign or supranational, seeking to (i) restrain, prohibit or otherwise interfere with the ownership or operation by Parent or any Subsidiary of Parent of all or any portion of the business of the Company or any of its Subsidiaries or of Parent or any of its Subsidiaries or to compel Parent or any Subsidiary of Parent to dispose of or hold separate all or any portion of the business or assets of the Company or any of its Subsidiaries or of Parent or any of its Subsidiaries, (ii) to impose or confirm limitations on the ability of Parent or any Subsidiary of Parent effectively to exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) including, without limitation, the right to vote any shares of Company Common Stock (or shares of stock of the Surviving Corporation) on any matters properly presented to stockholders or
     (iii) seeking to require divestiture by Parent or any Subsidiary of Parent of any shares of Company Common Stock (or shares of stock of the Surviving Corporation), if any such matter referred to in subclauses (i), (ii) and
     (iii) hereof, individually or in the aggregate, would result in, or would be reasonably likely to result in, a Material Adverse Effect on Parent (including the Surviving Corporation) after the Effective Time;

          (k) there shall not be any statute, rule, regulation, injunction, order or decree, enacted, enforced, promulgated, entered, issued or deemed applicable to the Merger and the other transactions contem-plated hereby (or in the case of any statute, rule or regulation, awaiting signature or reasonably expected to become law), by any court, government or governmental authority or agency or legislative body, domestic, foreign or supranational, which, individually or in the aggregate, would result in, or would be reasonably likely to result in, a Material Adverse Effect on Parent (including the Surviving Corporation) after the Effective Time; and

          (l) all required approvals or consents of any governmental authority (whether domestic, foreign or supranational) in connection with the Merger and the consummation of the other transactions contemplated hereby shall have been obtained (and all relevant statutory, regulatory or other governmental waiting periods, whether domestic, foreign or supranational, shall have expired) unless the failure to receive any such approval or consent would not and would not be reasonably expected to result in a Material Adverse Effect on Parent (including the Surviving Corporation) after the Effective Time and (ii) all such approvals and consents which have been obtained shall be on terms which, individually or in the aggregate, would not result in, or would not be reasonably likely to result in, a Material Adverse Effect on Parent (including the Surviving Corporation) after the Effective Time;

     SECTION 8.2 Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent legally permissible, waiver) of the following further conditions:

          (a)(i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it as of or prior to the Closing Date, (ii) the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) when made and at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect on the Company, and (iii) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect;

          (b) Parent shall have received an opinion of McDermott, Will & Emery (or such other counsel reasonably acceptable to Parent), on the basis of customary representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon customary representations of officers of Parent and the Company reasonably requested by counsel; and

          (c) since the date of this Agreement, there shall not have been any event, occurrence, development or state of circumstances which, individually or in the aggregate, would have, or would be reasonably likely to have, a Material Adverse Effect on the Company.

     SECTION 8.3 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction (or, to the extent legally permissible, waiver) of the following further conditions:

          (a)(i) Parent shall have performed in all material respects all of its obligations hereunder required to be performed by it as of or prior to the Closing Date, (ii) the representations and warranties of Parent contained in this Agreement and in any certificate or other writing delivered by Parent pursuant hereto shall be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth herein) when made and at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date, except where the failure of such representations to be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth herein) would not, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect on Parent and (iii) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect;

          (b) the Company shall have received an opinion of Davis Polk & Wardwell (or such other counsel reasonably acceptable to the Company), on the basis of customary representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon customary representations of officers of Parent and the Company reasonably requested by counsel; and

          (c) since the date of this Agreement, there shall not have been any event, occurrence, development or state of circumstances which, individually or in the aggregate, would have, or would be reasonably likely to have, a Material Adverse Effect on Parent.

                                   ARTICLE 9

                                  TERMINATION

     SECTION 9.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding the obtaining of the Company Stockholder Approval or the Parent Stockholder Approval);

     (a) by mutual written consent of the Company and Parent;

     (b) by either the Company or Parent;

          (i) if the Merger has not been consummated by October 15, 2001 (the "End Date"); provided, however, that if (x) the Effective Time has not occurred by such date by reason of nonsatisfaction of any of the conditions set forth in Sections 8.1(b), 8.1(c), 8.1(i), 8.1(j), 8.1(k), 8.1(l) and
     (y) all other conditions in Article 8 have theretofore been satisfied or (to the extent legally permissible) waived or are then capable of being satisfied, the End Date will be April 15, 2002; provided further that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose failure to fulfill in any material respect any obligation under this Agreement has caused or resulted in the failure of the Effective Time to occur on or before the End Date;

          (ii) if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or any adjournment thereof; or

          (iii) if the Common Stock Issuance Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or any adjournment thereof;

     (c) by either the Company or Parent, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Parent or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

     (d) by Parent, if the Board of Directors of the Company shall have failed to recommend or withdrawn or modified or changed in a manner adverse to Parent its approval or recommendation of this Agreement or the Merger, whether or not permitted by the terms hereof, or shall have failed to call and hold the Company Stockholder Meeting in accordance with Section 5.2, or shall have recommended a Superior Proposal (or the Board of Directors of the Company shall resolve to do any of the foregoing);

     (e) by the Company, if the Board of Directors of Parent shall have failed to recommend or shall have withdrawn or modified or changed in a manner adverse to the Company its approval and recommendation of the Common Stock Issuance or the Name Change Amendment, whether or not permitted by the terms hereof, or shall have failed to call and hold the Parent Stockholder Meeting in accordance with Section 6.4 or shall have recommended a Superior Proposal (or the Board of Directors of Parent resolves to do any of the foregoing);

     (f) by either Parent or the Company, if there shall have been a breach by the other of any of its representations, warranties, covenants or obligations contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 8.2(a) (in the case of a breach by the Company) or Section 8.3(a) (in the case of a breach by Parent), and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by the party alleged to be in breach;

     The party desiring to terminate this Agreement pursuant to clause (b), (c),
(d), (e) or (f) of this Section 9.1 shall give written notice of such termination to the other party in accordance with Section 10.1, specifying the provision hereof pursuant to which such termination is effected.

     SECTION 9.2 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that (a) the agreements contained in this Section 9.2, in Section 10.4, 10.5 and 10.6 hereof or in the Option Agreements and in the Confidentiality Agreement, and the representations and warranties with respect to the Option Agreements, shall survive the termination hereof and (b) no such termination shall relieve any party of any liability or damages resulting from any willful breach by that party of this Agreement or the Option Agreements.

                                   ARTICLE 10

                                 MISCELLANEOUS

     SECTION 10.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

     if to Parent or Merger Subsidiary, to:

        Harvey D. Hinman, Esq.
        Vice President and General Counsel
        Chevron Corporation

        575 Market Street
        San Francisco, California 94105
        Facsimile No.: (415) 894-6017

     with copies to:

        Alfred L. Pepin, Esq.
        1156 Mee Lane
        St. Helena, California 94574
        Facsimile No.: (707) 967-0551

     and

        Arthur Fleischer, Jr., Esq.
        Gary P. Cooperstein, Esq.
        Fried, Frank, Harris, Shriver & Jacobson
        One New York Plaza
        New York, New York 10004-1980
        Facsimile No.: (212) 859-4000
     and
        Terry M. Kee, Esq.
        Rodney R. Peck, Esq.
        Pillsbury Madison & Sutro LLP
        50 Fremont Street
        San Francisco, California 94105
        Facsimile No.: (415) 983-1200

     if to the Company, to:

        William M. Wicker
        Senior Vice President
        Texaco Inc.
        2000 Westchester Avenue
        White Plains, New York 10650
        Facsimile No.: (914) 253-4280

     with copies to:

        Deval Patrick, Esq.
        General Counsel and Vice President
        Texaco Inc.
        2000 Westchester Avenue
        White Plains, New York 10650
        Facsimile No.: (914) 253-4477

     and

        Dennis S. Hersch, Esq.
        Ulrika Ekman, Esq.
        Davis Polk & Wardwell
        450 Lexington Avenue
        New York, New York 10017
        Facsimile No.: (212) 450-4800

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

     SECTION 10.2 Non-Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement.

     SECTION 10.3  Amendments; No Waivers.

     (a) Any provision of this Agreement (including the Exhibits and Schedules hereto) may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Subsidiary, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company or (ii) any term of the certificate of incorporation of Parent.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     SECTION 10.4  Expenses.

     (a) Except as otherwise specified in Section 10.5 or 10.6, or the Option Agreements or as otherwise agreed to in writing by the parties, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such cost or expense.

     SECTION 10.5  Company Termination Fee. If:

          (i) Parent shall terminate this Agreement pursuant to Section 9.1(d), or

          (ii) either the Company or Parent shall terminate this Agreement pursuant to Section 9.1(b)(ii) and prior to the Company Stockholder Meeting an Acquisition Proposal relating to the Company has been made to the Company or to the stockholders of the Company by any Person; or

          (iii) any Person shall have made to the Company or to the stockholders of the Company an Acquisition Proposal relating to the Company and thereafter this Agreement is terminated pursuant to Section 9.1(b)(i);

then in any case as described in clause (i), (ii), or (iii) the Company shall pay to Parent (by wire transfer of immediately available funds) (x) $500,000,000 not later than the date of termination of this Agreement and (y) an additional $500,000,000, if and not later than the date an Acquisition Proposal is consummated or a definitive agreement is entered into by the Company in connection with any Acquisition Proposal, as long as such Acquisition Proposal is consummated or such definitive agreement is executed within 12 months after the date of termination of this Agreement.

     SECTION 10.6  Parent Termination Fee. If:

          (i) The Company shall terminate this Agreement pursuant to Section 9.1(e); or

          (ii) either the Company or Parent shall terminate this Agreement pursuant to Section 9.1(b)(iii) and prior to the Parent Stockholder Meeting an Acquisition Proposal relating to Parent has been made by any Person to the Parent or the stockholders of Parent by any Person; or

          (iii) any Person shall have made to Parent or its stockholders an Acquisition Proposal relating to Parent and thereafter this Agreement is terminated pursuant to Section 9.1(b)(i);

then in any case as described in clause (i), (ii) or (iii) Parent shall pay to the Company (by wire transfer of immediately available funds) (x) $500,000,000 not later than the date of termination of this Agreement and (y) an additional $500,000,000, if and not later than the date an Acquisition Proposal is consummated or a definitive agreement is entered into by Parent in connection with any Acquisition Proposal, as long as such Acquisition Proposal is consummated or such definitive agreement is executed within 12 months after the date of termination of this Agreement.

     SECTION 10.7 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of its affiliates, its rights under this Agreement, but any such transfer or assignment will not relieve Merger Subsidiary of its obligations hereunder.

     SECTION 10.8 Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without regard to principles of conflicts of law.

     SECTION 10.9 Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement, the Option Agreements or the transactions contemplated hereby or thereby may be brought in any federal or state court located in the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.1 shall be deemed effective service of process on such party.

     SECTION 10.10 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     SECTION 10.11 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

     SECTION 10.12 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Option Agreements and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof. Except as provided in Section 6.3(c), no provision of this Agreement or any other agreement contemplated hereby is intended to confer on any Person other than the parties hereto any rights or remedies.

     SECTION 10.13 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

     SECTION 10.14 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                          TEXACO INC.

                                          By:      /s/ PETER I. BIJUR
                                            ------------------------------------
                                          Name: Peter I. Bijur
                                          Title: Chairman of the Board and
                                                 Chief Executive Officer

                                          CHEVRON CORPORATION

                                          By:     /s/ DAVID J. O'REILLY
                                            ------------------------------------
                                          Name: David J. O'Reilly
                                          Title: Chairman of the Board and
                                                 Chief Executive Officer

                                          KEEPEP INC.

                                          By:     /s/ DAVID J. O'REILLY
                                            ------------------------------------
                                          Name: David J. O'Reilly
                                          Title: President

                                                                       ANNEX A-1

                               AMENDMENT NO. 1 TO
                          AGREEMENT AND PLAN OF MERGER

     This Amendment No. 1 to the Agreement and Plan of Merger dated as of October 15, 2000 among Texaco Inc. ("Texaco"), Chevron Corporation ("Chevron") and Keepep Inc. ("Keepep") ("Agreement") is dated as of March 30, 2001. Texaco, Chevron and Keepep are sometimes collectively referred to as the "Parties".

     The Parties hereby agree to amend the Agreement as follows:

     1. Amendment of Section 2.2(b). The name "Peter I. Bijur" set forth in
Section 2.2(b) of the Agreement is hereby deleted and replaced with "Glenn F. Tilton".

     2. Amendment of Section 2.3. The name "Peter I. Bijur" set forth in Section
2.3 of the Agreement is hereby deleted and replaced with "Glenn F. Tilton".

     All other terms and conditions of the Agreement shall remain in full force and effect and unaffected by the foregoing amendments. Sections 10.3 (Amendments; No Waivers), 10.8 (Governing Law), 10.9 (Jurisdiction), 10.10 (Waiver of Jury Trial), 10.11 (Counterparts; Effectiveness) of the Agreement are incorporated herein by reference.

     IN WITNESS WHEREOF, the Parties hereto have executed this Amendment to be effective as of the date set forth above.

                                          TEXACO INC.

                                          By:     /s/ WILLIAM M. WICKER
                                            ------------------------------------
                                              Name: William M. Wicker
                                              Title:  Senior Vice President
                                              Date:  March 30, 2001

                                          CHEVRON CORPORATION

                                          By:     /s/ DAVID J. O'REILLY
                                            ------------------------------------
                                              Name: David J. O'Reilly
                                              Title:  Chairman and CEO
                                              Date:  March 27, 2001

                                          KEEPEP INC.

                                          By:      /s/ JOHN S. WATSON
                                            ------------------------------------
                                              Name: John S. Watson
                                              Title:  Vice President, Secretary
                                              & Treasurer
                                              Date:  March 28, 2001

                                      A-1-1

                                                                         ANNEX B

                             STOCK OPTION AGREEMENT

     THIS STOCK OPTION AGREEMENT (this "Agreement"), dated as of October 15, 2000, between Chevron Corporation, a Delaware corporation ("Parent"), and Texaco Inc., a Delaware corporation (the "Company").

                                  WITNESSETH:

     WHEREAS, Parent and the Company are concurrently with the execution and delivery of this Agreement entering into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which, among other things, Merger Subsidiary will merge with and into the Company on the terms and subject to the conditions stated therein; and

     WHEREAS, in order to induce Parent to enter into the Merger Agreement and as a condition for Parent's agreeing so to do, the Company has granted to Parent the Stock Option (as hereinafter defined), on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the Merger Agreement, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties hereto agree as follows:

     SECTION 1. Definitions. Capitalized terms used and not defined herein have the respective meanings assigned to them in the Merger Agreement.

     SECTION 2.  Grant of Stock Option.

     (a) The Company hereby grants to Parent an irrevocable option (the "Stock Option") to purchase, on the terms and subject to the conditions hereof, for $53.71 per share (the "Exercise Price") in cash, up to 107,000,000 fully paid and non-assessable shares (the "Option Shares") of the Company's common stock, par value $3.125 per share (the "Common Stock"). The Exercise Price and number of Option Shares shall be subject to adjustment as provided in Sections 2(b) and 6 below.

     (b) In the event that any (i) additional shares of Common Stock are issued or otherwise become outstanding after the date of the Agreement (other than pursuant to this Agreement) or (ii) shares of Common Stock are redeemed, repurchased, retired or otherwise cease to be outstanding after the date of the Agreement, the number of shares of Common Stock subject to the Stock Option shall be increased or decreased, as appropriate, so that after such issuance or redemption, such number equals 19.9% of the number of shares of Common Stock then issued and outstanding (without giving effect to any shares subject or issued pursuant to the Stock Option). Nothing contained in this Section 2(b) or elsewhere in this Agreement shall be deemed to authorize Parent or the Company to breach any provision of the Merger Agreement.

     SECTION 3.  Exercise of Stock Option.

     (a) Parent may, subject to the provisions of this Section, exercise the Stock Option, in whole or in part, at any time or from time to time, after the occurrence of a Company Trigger Event (defined below) and prior to the Termination Date. "Termination Date" shall mean the earliest of (i) the Effective Time of the Merger, (ii) 90 days after the date full payment contemplated by Section 10.5 of the Merger Agreement is made by the Company to Parent thereunder or (iii) one day after the date of the termination of the Merger Agreement so long as, in the case of this clause (iii), no Company Trigger Event has occurred or could still occur pursuant to Section 10.5 of the Merger Agreement. Notwithstanding the occurrence of the Termination Date, Parent shall be entitled to purchase Option Shares pursuant to any exercise of the Stock Option, on the terms and subject to the conditions hereof, to the extent Parent exercised the Stock Option prior to the occurrence of the Termination Date. A "Company Trigger Event" shall mean an event the result of which is that the Company becomes obligated to pay a fee to Parent pursuant to Section 10.5 of the Merger Agreement.

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

     (b) Parent may purchase Option Shares pursuant to the Stock Option only if all of the following conditions are satisfied: (i) no preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States shall be in effect prohibiting delivery of the Option Shares, (ii) any applicable waiting period under the HSR Act shall have expired or been terminated, and (iii) any prior notification to or approval of any other regulatory authority in the United States or elsewhere required in connection with such purchase shall have been made or obtained, other than those which if not made or obtained would not reasonably be expected to result in a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

     (c) If Parent shall be entitled to and wishes to exercise the Stock Option, it shall do so by giving the Company written notice (the "Stock Exercise Notice") to such effect, specifying the number of Option Shares to be purchased and a place and closing date not earlier than three business days nor later than 10 business days from the date of such Stock Exercise Notice. If the closing cannot be consummated on such date because any condition to the purchase of Option Shares set forth in Section 3(b) has not been satisfied or as a result of any restriction arising under any applicable law or regulation, the closing shall occur five days (or such earlier time as Parent may specify) after satisfaction of all such conditions and the cessation of all such restrictions; provided that in no event shall the closing of the purchase be postponed by more than nine months after the Termination Date as a result of this clause (c).

     (d) So long as the Stock Option is exercisable pursuant to the terms of
Section 3(a) Parent may elect to send a written notice to the Company (the "Cash Exercise Notice") specifying a date not later than 20 business days and not earlier than 10 business days following the date such notice is given on which date the Company shall pay to Parent in exchange for the cancellation of the relevant portion of the Stock Option an amount in cash equal to the Spread (as hereinafter defined) multiplied by all or such portion of the Option Shares subject to the Stock Option as Parent shall specify. As used herein, "Spread" shall mean the excess, if any, over the Exercise Price of the higher of (x) if applicable, the highest price per share of Common Stock paid or proposed to be paid by any Person pursuant to any Acquisition Proposal relating to the Company (the "Alternative Exercise Price") or (y) the average of the closing price of the shares of Common Stock on the NYSE at the end of the regular session, as reported on the Consolidated Tape, Network A for the five consecutive trading days ending on and including the trading date immediately preceding the date on which the Cash Exercise Notice is given (the "Average Market Price"). If the Alternative Exercise Price includes any property other than cash, the Alternative Exercise Price shall be the sum of (i) the fixed cash amount, if any, included in the Alternative Exercise Price plus (ii) the fair market value of such other property. If such other property consists of securities with an existing public trading market, the average of the closing prices (or the average of the closing bid and asked prices if closing prices are unavailable) for such securities in their principal public trading market on the five trading days ending five days prior to the date on which the Cash Exercise Notice is given shall be deemed to equal the fair market value of such property. If such other property includes anything other than cash or securities with an existing public trading market, the Alternative Exercise Price shall be deemed to equal the Average Market Price. Upon exercise of its right pursuant to this Section 3(d) and the receipt by Parent of the applicable cash amount with respect to the Option Shares or the applicable portion thereof, the obligations of the Company to deliver Option Shares pursuant to Section 3(e) shall be terminated with respect to the number of Option Shares specified in the Cash Exercise Notice. The Spread shall be appropriately adjusted, if applicable, to give effect to
Section 6.

     (e)(i) At any closing pursuant to Section 3(c) hereof, Parent shall make payment to the Company of the aggregate purchase price for the Option Shares to be purchased and the Company shall deliver to Parent a certificate representing the purchased Option Shares, registered in the name of Parent or its designee and (ii) at any closing pursuant to Section 3(d) hereof, the Company will deliver to Parent cash in an amount determined pursuant to Section 3(d) hereof. Any payment made by Parent to the Company, or by the Company to Parent, pursuant to this Agreement shall be made by wire transfer of immediately available funds to a bank designated by the party receiving such funds, provided that the failure or refusal by the Company to designate such a bank account shall not preclude Parent from exercising the Stock Option. If at the time of the issuance of Option Shares pursuant to the exercise of the Stock Option, Company Rights or any similar securities are outstanding, then the Option Shares issued pursuant to such exercise shall be accompanied by corresponding Company Rights or such similar securities.

     (f) Certificates for Common Stock delivered at the closing described in
Section 3(c) hereof shall be endorsed with a restrictive legend which shall read substantially as follows:

          "The transfer of the shares represented by this certificate is subject to resale restrictions arising under the Securities Act of 1933, as amended. The shares represented by this certificate are also subject to repurchase by the Issuer pursuant to the Stock Option Agreement dated as of October 15, 2000, a copy of which agreement may be obtained upon request from the Issuer."

     It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without this reference (i) if Parent shall have delivered to the Company a copy of a no-action letter from the staff of the Securities and Exchange Commission, or a written opinion of counsel, in form and substance reasonably satisfactory to the Company, to the effect that such legend is not required for purposes of, or resale may be effected pursuant to an exemption from registration under, the Securities Act or (ii) in connection with any sale registered under the Securities Act. In addition, these certificates shall bear any other legend as may be required by applicable law.

     (g) At any time following the exercise by Parent of the Stock Option, the Company shall have the right, within 5 business days after written notice to Parent, to purchase for cash all of the Option Shares received by Parent pursuant to this Agreement at a purchase price per share equal to the higher of
(x) the Alternative Exercise Price or (y) the Average Market Price. At any closing pursuant to this Section 3(g), the Company shall make payment to Parent of the aggregate purchase price for the Option Shares to be purchased and Parent shall deliver to the Company a certificate representing the purchased Option Shares.

     SECTION 4. Representations and Warranties of the Company. The Company hereby represents and warrants to Parent as follows:

          (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby (i) are within the Company's corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) require no action by or in respect of, or filing with, any governmental body, agency or official, except for compliance with any applicable requirements of the HSR Act, the Exchange Act, the Securities Act, and laws, rules and regulations in foreign jurisdictions governing antitrust or merger control matters (iv) assuming compliance with the matters referred to in clause (iii), do not contravene, or constitute a violation of, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Company or of any judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries, (v) do not and will not constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any of its Subsidiaries or to a loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by the Company or any of its Subsidiaries, and (vi) do not and will not result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause (iv) or defaults, rights of termination, cancellation or acceleration, or losses or Liens referred to in clauses (v) and (vi) that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company.

          (b) The Company has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof until such time as the obligation to deliver Option Shares upon the exercise of the Stock Option terminates, will have reserved for issuance upon any exercise of the Stock Option, the number of Option Shares subject to the Stock Option (less the number of Option Shares previously issued upon any partial exercise of the Stock Option). All of the Option Shares to be issued pursuant to the Stock Option have been duly authorized and, upon issuance and delivery thereof pursuant to this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will be delivered free and clear of all claims, liens, charges, encumbrances and security interests (other than those created by this Agreement). Option Shares issued upon exercise of the Stock Option will not be subject to any preemptive or similar rights. The Board of Directors of the Company has resolved to, and the Company promptly after execution of this Agreement will, take all necessary action to render the Company Rights Agreement inapplicable to the grant or exercise of the Stock Option and the transactions contemplated hereby. The Board of Directors of the Company has taken all necessary action to render section 203 of the Delaware Law, or any other antitakeover statute or similar statute or regulation, and the supermajority voting provisions of Article XIII of the Company's certificate of incorporation and Article VII of the Company's by-laws inapplicable to the acquisition of the Option Shares pursuant to this Agreement.

     SECTION 5. Representations and Warranties of Parent. Parent hereby represents and warrants to the Company as follows: Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby (i) are within Parent's corporate powers and (ii) have been duly authorized by all necessary corporate action. The Option Shares acquired by Parent upon the exercise of the Stock Option will not be, and the Stock Option is not being, acquired by Parent with the intention of making a public distribution thereof. Neither the Stock Option nor the Option Shares acquired upon exercise of the Stock Option will be sold or otherwise disposed of by Parent except in compliance with the Securities Act. This agreement has been duly executed and delivered by Parent and constitutes a valid and binding agreement of Parent.

     SECTION 6. Adjustment upon Changes in Capitalization or Merger.

     (a) In the event of any change in the outstanding shares of Common Stock by reason of a stock dividend, stock split, reverse stock split, split-up, merger, consolidation, recapitalization, combination, conversion, exchange of shares, extraordinary or liquidating dividend or similar transaction which would affect Parent's rights hereunder, the type and number of shares or securities purchasable upon the exercise of the Stock Option and the Exercise Price shall be adjusted appropriately, and proper provision will be made in the agreements governing such transaction, as shall fully preserve the economic benefits provided hereunder to Parent and the full satisfaction of the Company's obligations hereunder. In no event shall the number of shares of Common Stock subject to the Stock Option exceed 19.9% of the number of shares of Common Stock issued and outstanding at the time of exercise (without giving effect to any shares subject or issued pursuant to the Stock Option).

     (b) Without limiting the foregoing, whenever the number of Option Shares purchasable upon exercise of the Stock Option is adjusted as provided in this
Section 6, the Exercise Price shall be adjusted by multiplying the Exercise Price by a fraction, the numerator of which is equal to the number of Option Shares purchasable prior to the adjustment and the denominator of which is equal to the number of Option Shares purchasable after the adjustment.

     (c) Without limiting or altering the parties' rights and obligations under the Merger Agreement, in the event that the Company enters into an agreement (i) to consolidate with or merge into any Person, other than Parent or one of its Subsidiaries, and the Company will not be the continuing or surviving corporation in such consolidation or merger, (ii) to permit any Person, other than Parent or one of its Subsidiaries, to merge into the Company and the Company will be the continuing or surviving corporation, but in connection with such merger, the shares of Common Stock outstanding immediately prior to the consummation of such merger will be changed into or exchanged for stock or other securities of the Company or any other Person or cash or any other property, or the shares of Common Stock outstanding immediately prior to the consummation of such merger will, after such merger, represent less than 50% of the outstanding voting securities of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any Person, other than Parent or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction will make proper provision so that the Stock Option will, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Parent would have received in respect of Option Shares had the Stock Option been exercised immediately prior to such consolidation, merger, sale or transfer or the record date therefor, as applicable, and shall make any other necessary adjustments. The Company shall take such steps in connection with such consolidation, merger, liquidation or other such transaction as may be reasonably necessary to assure that the provisions hereof shall thereafter apply as nearly as possible to any securities or property thereafter deliverable upon exercise of the Stock Option.

     SECTION 7. Further Assurances; Remedies.

     (a) The Company agrees to maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Stock Option may be fully exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights of third parties to purchase shares of Common Stock from the Company, and to issue the appropriate number of shares of Common Stock pursuant to the terms of this Agreement. All of the Option Shares to be issued pursuant to the Stock Option, upon issuance and delivery thereof pursuant to this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, and will be delivered free and clear of all claims, liens, charges, encumbrances and security interests (other than those created by this Agreement).

     (b) The Company agrees not to avoid or seek to avoid (whether by charter amendment or through reorganization, consolidation, merger, issuance of rights, dissolution or sale of assets, or by any other voluntary act) the observance or performance of any of the covenants, agreements or conditions to be observed or performed hereunder by the Company.

     (c) The Company agrees that promptly after the occurrence of a Company Trigger Event it shall take all actions as may from time to time be required (including (i) complying with all applicable premerger notification, reporting and waiting period requirements under the HSR Act and (ii) in the event that prior notification to or approval of any other regulatory authority in the United States or elsewhere is necessary before the Stock Option may be exercised, complying with its obligations thereunder and cooperating with Parent in preparing and processing the required notices or applications) in order to permit Parent to exercise the Stock Option and purchase Option Shares pursuant to such exercise.

     (d) The parties agree that Parent would be irreparably damaged if for any reason the Company failed to issue any of the Option Shares (or other securities or property deliverable pursuant to Section 6 hereof) upon exercise of the Stock Option or to perform any of its other obligations under this Agreement, and that Parent would not have an adequate remedy at law for money damages in such event. Accordingly, Parent shall be entitled to specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by the Company. Accordingly, if Parent should institute an action or proceeding seeking specific enforcement of the provisions hereof, the Company hereby waives the claim or defense that Parent has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. The Company further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief. This provision is without prejudice to any other rights that Parent may have against the Company for any failure to perform its obligations under this Agreement.

     SECTION 8. Listing of Option Shares. Promptly after the occurrence of a Company Trigger Event and from time to time thereafter if necessary, the Company will apply to list all of the Option Shares subject to the Stock Option on the NYSE and will use its reasonable best efforts to obtain approval of such listing as soon as practicable.

     SECTION 9. Registration of the Option Shares.

     (a) If, within two years of the exercise of the Stock Option, Parent requests the Company in writing to register under the Securities Act any of the Option Shares received by Parent hereunder, the Company will use its reasonable best efforts to cause the offering of the Option Shares so specified in such request to be registered as soon as practicable so as to permit the sale or other distribution by Parent of the Option Shares specified in its request (and to keep such registration in effect for a period of at least 90 days), and in connection therewith the Company shall prepare and file as promptly as reasonably possible (but in no event later than 60 days from receipt of Parent's request) a registration statement under the Securities Act to effect such registration on an appropriate form, which would permit the sale of the Option Shares by Parent in accordance with the plan of disposition specified by Parent in its request. The Company shall not be obligated to make effective more than two registration statements pursuant to the foregoing sentence; provided, however, that the Company may postpone the filing of a registration statement relating to a registration request by Parent under this Section 9 for a period of time (not in excess of 90 days) if in the Company's reasonable, good faith judgment (i) such filing would require the disclosure of material information that the Company has a bona fide business purpose for preserving as confidential or (ii) the sale of Option Shares by Parent would materially interfere with any pending or anticipated acquisition, financing or transaction involving the Company or its Subsidiaries (but in no event shall the Company exercise such postponement right more than once in any twelve-month period).

     (b) The Company shall notify Parent in writing not less than 10 days prior to filing a registration statement under the Securities Act (other than a filing on Form S-4 or S-8 or any successor form) with respect to any shares of Common Stock. If Parent wishes to have any portion of its Option Shares included in such registration, it shall advise the Company in writing to that effect within two business days following receipt of such notice, and the Company will thereupon include the number of Option Shares indicated by Parent in such registration; provided that if the managing underwriter(s) of the offering pursuant to such registration statement advise the Company that in their opinion the number of shares of Common Stock requested to be included in such registration exceeds the number which can be sold in such offering, the Company shall only include in such registration such number or dollar amount of Option Shares which, in the good faith opinion of the managing underwriter(s), can be sold without materially and adversely affecting such offering.

     (c) All expenses relating to or in connection with any registration contemplated under this Section 9 and the transactions contemplated thereby (including all filing, printing, reasonable professional, roadshow and other fees and expenses relating thereto) will be at the Company's expense except for underwriting discounts or commissions and brokers' fees. The Company and Parent agree to enter into a customary underwriting agreement with underwriters upon such terms and conditions as are customarily contained in underwriting agreements with respect to secondary distributions. The Company shall indemnify Parent, its officers, directors, agents, other controlling persons and any underwriters retained by Parent in connection with such sale of such Option Shares in the customary way, and shall agree to customary contribution provisions with such persons, with respect to claims, damages, losses and liabilities (and any expenses relating thereto) arising (or to which Parent, its officers, directors, agents, other controlling persons or underwriters may be subject) in connection with any such offer or sale under the federal securities laws or otherwise, except for information furnished in writing by Parent or its underwriters to the Company. Parent and its underwriters, respectively, shall indemnify the Company to the same extent with respect to information furnished in writing to the Company by Parent and such underwriters, respectively.

     SECTION 10. Miscellaneous.

     (a) Extension of Exercise Periods. The periods during which Parent may exercise its rights under Sections 2 and 3 hereof, or the Company may exercise its rights under Section 2(g), shall be extended in each such case at the request of Parent to the extent necessary to avoid liability by Parent under
Section 16(b) of the Exchange Act by reason of such exercise.

     (b) Amendments; Entire Agreement. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto. This Agreement, together with the Merger Agreement (including any exhibits and schedules thereto), contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions.

     (c) Notices. All notices, requests and other communications to either party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

     if to Parent, to:

        Harvey D. Hinman, Esq.
        Vice President and General Counsel
        Chevron Corporation
        575 Market Street
        San Francisco, California 94105
        Facsimile No.: (415) 894-6017

     with copies to:

        Alfred L. Pepin, Esq.
        1156 Mee Lane
        St. Helena, California 94574
        Facsimile No.: (707) 967-0551

     and

        Arthur Fleischer, Jr., Esq.
        Gary P. Cooperstein, Esq.
        Fried, Frank, Harris, Shriver & Jacobson
        One New York Plaza
        New York, NY 10004-1980
        Facsimile No.: (212) 859-4000

     and

        Terry M. Kee, Esq.
        Rodney R. Peck, Esq.
        Pillsbury Madison & Sutro LLP
        50 Fremont Street
        San Francisco, California 94105
        Facsimile No.: (415) 983-1200

     if to the Company, to:

        William M. Wicker
        Senior Vice President
        Texaco Inc.
        2000 Westchester Avenue
        White Plains, New York 10650
        Facsimile No.: (914) 253-4280

     with copies to:

        Deval Patrick, Esq.
        General Counsel and Vice President
        Texaco Inc.
        2000 Westchester Avenue
        White Plains, New York 10650
        Facsimile No.: (914) 253-4477
     and

        Dennis S. Hersch, Esq.
        Ulrika Ekman, Esq.
        Davis Polk & Wardwell
        450 Lexington Avenue
        New York, NY 10017
        Facsimile No.: (212) 450-4800

or to such other address or facsimile number as either party may hereafter specify for the purpose by notice to the other party hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received or (ii) if given by any other means, when delivered at the address specified in this Section.

     (d) Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise specifically provided herein and without limiting anything contained in the Merger Agreement.

     (e) Severability. If any term, provision, covenant or restriction of this Agreement is held to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     (f) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal or state court located in the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10(c) hereof shall be deemed effective service of process on such party.

     (g) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     (h) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

     (i) Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

     (j) Assignment. This Agreement shall be binding upon each party hereto and such party's successors and assigns. This Agreement shall not be assignable by the Company, but may be assigned by Parent in whole or in part to any direct or indirect wholly-owned subsidiary of Parent, provided that Parent shall remain liable for any obligations so assigned.

     (k) Survival. All representations, warranties and covenants contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

     (l) Time of the Essence. The parties agree that time shall be of the essence in the performance of obligations hereunder.

     (m) Public Announcement. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld. Notwithstanding the foregoing, any such press release or public statement as may be required by applicable law or any listing agreement with any national securities exchange, may be issued prior to such consultation, if the party making such release or statement has used its reasonable efforts to consult with the other party.

     SECTION 11. Profit Limitation.

     (a) Notwithstanding any other provision of this Agreement or the Merger Agreement, in no event shall Parent's Total Profit (as defined below) exceed $1,100,000,000 (the "Maximum Amount") and, if it otherwise would exceed such Maximum Amount, Parent at its sole election may (i) pay cash to the Company,
(ii) deliver to the Company for cancellation Option Shares previously purchased by Parent, or (iii) any combination thereof, so that Parent's actually realized Total Profit (as defined below) shall not exceed the Maximum Amount after taking into account the foregoing actions.

     (b) Notwithstanding any other provision of this Agreement, the Stock Option may not be exercised for a number of Option Shares as would, as of the date of the Stock Exercise Notice or Cash Exercise Notice, as applicable, result in a Notional Total Profit (as defined below) of more than the Maximum Amount and, if exercise of the Stock Option otherwise would result in the Notional Total Profit exceeding such amount, Parent, at its discretion, may (in addition to any of the actions specified in Section 11(a) above) increase the Exercise Price for that number of Option Shares set forth in the Stock Exercise Notice or Cash Exercise Notice, as applicable, so that the Notional Total Profit shall not exceed the Maximum Amount; provided, that nothing in this sentence shall restrict any exercise of the Stock Option permitted hereby on any subsequent date at the Exercise Price set forth in Section 2 hereof.

     (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the cash amount actually received by Parent pursuant to Section 10.5 of the Merger Agreement less any repayment by Parent to the Company pursuant to Section 11(a)(i) hereof, (ii)(x) the net cash amounts or the fair market value of any property received by Parent pursuant to the sale of Option Shares (or of any other securities into or for which such Option Shares are converted or exchanged), less (y) Parent's purchase price for such Option Shares (or other securities) plus (iii) the aggregate amounts received by Parent pursuant to Section 3(d).

     (d) As used herein, the term "Notional Total Profit" with respect to any number of Option Shares as to which Parent may propose to exercise the Stock Option shall mean the Total Profit determined as of the date of the Stock Exercise Notice or Cash Exercise Notice, as applicable, assuming that the Stock Option was exercised on such date for such number of Option Shares and assuming that such Option Shares, together with all other Option Shares previously acquired upon exercise of the Stock Option and held by Parent and its affiliates as of such date, were sold for cash at the closing price on the NYSE for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

     IN WITNESS WHEREOF, the Company and Parent have caused this Agreement to be duly executed as of the day and year first above written.

                                          TEXACO INC.

                                          By:      /s/ PETER I. BIJUR
                                            ------------------------------------
                                              Name: Peter I. Bijur
                                              Title:  Chairman of the Board and
                                                      Chief Executive Officer

                                          CHEVRON CORPORATION

                                          By:     /s/ DAVID J. O'REILLY
                                            ------------------------------------
                                              Name: David J. O'Reilly
                                              Title:  Chairman of the Board and
                                                      Chief Executive Officer

                                                                         ANNEX C

                             STOCK OPTION AGREEMENT

     THIS STOCK OPTION AGREEMENT (this "Agreement"), dated as of October 15, 2000, between Chevron Corporation, a Delaware corporation ("Parent"), and Texaco Inc., a Delaware corporation (the "Company").

                                  WITNESSETH:

     WHEREAS, Parent and the Company are concurrently with the execution and delivery of this Agreement entering into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which, among other things, Merger Subsidiary will merge with and into the Company on the terms and subject to the conditions stated therein; and

     WHEREAS, in order to induce the Company to enter into the Merger Agreement and as a condition for the Company's agreeing so to do, Parent has granted to the Company the Stock Option (as hereinafter defined), on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the Merger Agreement, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties hereto agree as follows:

     SECTION 1. Definitions. Capitalized terms used and not defined herein have the respective meanings assigned to them in the Merger Agreement.

     SECTION 2. Grant of Stock Option.

     (a) Parent hereby grants to the Company an irrevocable option (the "Stock Option") to purchase, on the terms and subject to the conditions hereof, for $85.96 per share (the "Exercise Price") in cash, up to 127,000,000 fully paid and non-assessable shares (the "Option Shares") of Parent's common stock, par value $0.75 per share (the "Common Stock"). The Exercise Price and number of Option Shares shall be subject to adjustment as provided in Sections 2(b) and 6 below.

     (b) In the event that any (i) additional shares of Common Stock are issued or otherwise become outstanding after the date of the Agreement (other than pursuant to this Agreement) or (ii) shares of Common Stock are redeemed, repurchased, retired or otherwise cease to be outstanding after the date of the Agreement, the number of shares of Common Stock subject to the Stock Option shall be increased or decreased, as appropriate, so that after such issuance or redemption, such number equals 19.9% of the number of shares of Common Stock then issued and outstanding (without giving effect to any shares subject or issued pursuant to the Stock Option). Nothing contained in this Section 2(b) or elsewhere in this Agreement shall be deemed to authorize Parent or the Company to breach any provision of the Merger Agreement.

     SECTION 3. Exercise of Stock Option.

     (a) The Company may, subject to the provisions of this Section, exercise the Stock Option, in whole or in part, at any time or from time to time, after the occurrence of a Parent Trigger Event (defined below) and prior to the Termination Date. "Termination Date" shall mean the earliest of (i) the Effective Time of the Merger, (ii) 90 days after the date full payment contemplated by Section 10.6 of the Merger Agreement is made by Parent to the Company thereunder or (iii) one day after the date of the termination of the Merger Agreement so long as, in the case of this clause (iii), no Parent Trigger Event has occurred or could still occur pursuant to Section 10.6 of the Merger Agreement. Notwithstanding the occurrence of the Termination Date, the Company shall be entitled to purchase Option Shares pursuant to any exercise of the Stock Option, on the terms and subject to the conditions hereof, to the extent the Company exercised the Stock Option prior to the occurrence of the Termination Date. A "Parent Trigger Event" shall mean an event the result of which is that Parent becomes obligated to pay a fee to the Company pursuant to
Section 10.6 of the Merger Agreement.

     (b) The Company may purchase Option Shares pursuant to the Stock Option only if all of the following conditions are satisfied: (i) no preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States shall be in effect prohibiting delivery of the Option Shares, (ii) any applicable waiting period under the HSR Act shall have expired or been terminated, and (iii) any prior notification to or approval of any other regulatory authority in the United States or elsewhere required in connection with such purchase shall have been made or obtained, other than those which if not made or obtained would not reasonably be expected to result in a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole.

     (c) If the Company shall be entitled to and wishes to exercise the Stock Option, it shall do so by giving Parent written notice (the "Stock Exercise Notice") to such effect, specifying the number of Option Shares to be purchased and a place and closing date not earlier than three business days nor later than 10 business days from the date of such Stock Exercise Notice. If the closing cannot be consummated on such date because any condition to the purchase of Option Shares set forth in Section 3(b) has not been satisfied or as a result of any restriction arising under any applicable law or regulation, the closing shall occur five days (or such earlier time as the Company may specify) after satisfaction of all such conditions and the cessation of all such restrictions; provided that in no event shall the closing of the purchase be postponed by more than nine months after the Termination Date as a result of this clause (c).

     (d) So long as the Stock Option is exercisable pursuant to the terms of
Section 3(a) the Company may elect to send a written notice to Parent (the "Cash Exercise Notice") specifying a date not later than 20 business days and not earlier than 10 business days following the date such notice is given on which date Parent shall pay to the Company in exchange for the cancellation of the relevant portion of the Stock Option an amount in cash equal to the Spread (as hereinafter defined) multiplied by all or such portion of the Option Shares subject to the Stock Option as the Company shall specify. As used herein, "Spread" shall mean the excess, if any, over the Exercise Price of the higher of
(x) if applicable, the highest price per share of Common Stock paid or proposed to be paid by any Person pursuant to any Acquisition Proposal relating to Parent (the "Alternative Exercise Price") or (y) the average of the closing price of the shares of Common Stock on the NYSE at the end of the regular session, as reported on the Consolidated Tape, Network A for the five consecutive trading days ending on and including the trading date immediately preceding the date on which the Cash Exercise Notice is given (the "Average Market Price"). If the Alternative Exercise Price includes any property other than cash, the Alternative Exercise Price shall be the sum of (i) the fixed cash amount, if any, included in the Alternative Exercise Price plus (ii) the fair market value of such other property. If such other property consists of securities with an existing public trading market, the average of the closing prices (or the average of the closing bid and asked prices if closing prices are unavailable) for such securities in their principal public trading market on the five trading days ending five days prior to the date on which the Cash Exercise Notice is given shall be deemed to equal the fair market value of such property. If such other property includes anything other than cash or securities with an existing public trading market, the Alternative Exercise Price shall be deemed to equal the Average Market Price. Upon exercise of its right pursuant to this Section 3(d) and the receipt by the Company of the applicable cash amount with respect to the Option Shares or the applicable portion thereof, the obligations of Parent to deliver Option Shares pursuant to Section 3(e) shall be terminated with respect to the number of Option Shares specified in the Cash Exercise Notice. The Spread shall be appropriately adjusted, if applicable, to give effect to Section 6.

     (e)(i) At any closing pursuant to Section 3(c) hereof, the Company shall make payment to Parent of the aggregate purchase price for the Option Shares to be purchased and Parent shall deliver to the Company a certificate representing the purchased Option Shares, registered in the name of the Company or its designee and (ii) at any closing pursuant to Section 3(d) hereof, Parent will deliver to the Company cash in an amount determined pursuant to Section 3(d) hereof. Any payment made by the Company to Parent, or by Parent to the Company, pursuant to this Agreement shall be made by wire transfer of immediately available funds to a bank designated by the party receiving such funds, provided that the failure or refusal by Parent to designate such a bank account shall not preclude the Company from exercising the Stock Option. If at the time of the issuance of Option Shares pursuant to the exercise of the Stock Option, Parent Rights or any similar securities are outstanding, then the Option Shares issued pursuant to such exercise shall be accompanied by corresponding Parent Rights or such similar securities.

     (f) Certificates for Common Stock delivered at the closing described in
Section 3(c) hereof shall be endorsed with a restrictive legend which shall read substantially as follows:

          "The transfer of the shares represented by this certificate is subject to resale restrictions arising under the Securities Act of 1933, as amended. The shares represented by this certificate are also subject to repurchase by the Issuer pursuant to the Stock Option Agreement dated as of October 15, 2000, a copy of which agreement may be obtained upon request from the Issuer."

     It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without this reference (i) if the Company shall have delivered to Parent a copy of a no-action letter from the staff of the Securities and Exchange Commission, or a written opinion of counsel, in form and substance reasonably satisfactory to Parent, to the effect that such legend is not required for purposes of, or resale may be effected pursuant to an exemption from registration under, the Securities Act or (ii) in connection with any sale registered under the Securities Act. In addition, these certificates shall bear any other legend as may be required by applicable law.

     (g) At any time following the exercise by the Company of the Stock Option, Parent shall have the right, within 5 business days after written notice to the Company, to purchase for cash all of the Option Shares received by the Company pursuant to this Agreement at a purchase price per share equal to the higher of
(x) the Alternative Exercise Price or (y) the Average Market Price. At any closing pursuant to this Section 3(g), Parent shall make payment to the Company of the aggregate purchase price for the Option Shares to be purchased and the Company shall deliver to Parent a certificate representing the purchased Option Shares.

     SECTION 4. Representations and Warranties of Parent. Parent hereby represents and warrants to the Company as follows:

          (a) Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby (i) are within Parent's corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) require no action by or in respect of, or filing with, any governmental body, agency or official, except for compliance with any applicable requirements of the HSR Act, the Exchange Act, the Securities Act, and laws, rules and regulations in foreign jurisdictions governing antitrust or merger control matters (iv) assuming compliance with the matters referred to in clause (iii), do not contravene, or constitute a violation of, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of Parent or of any judgment, injunction, order or decree binding upon Parent or any of its Subsidiaries,
     (v) do not and will not constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Parent or any of its Subsidiaries or to a loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement, contract or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by Parent or any of its Subsidiaries, and (vi) do not and will not result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause (iv) or defaults, rights of termination, cancellation or acceleration, or losses or Liens referred to in clauses (v) and (vi) that would not, individually or in the aggregate, have a Material Adverse Effect on Parent. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding agreement of Parent.

          (b) Parent has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof until such time as the obligation to deliver Option Shares upon the exercise of the Stock Option terminates, will have reserved for issuance upon any exercise of the Stock Option, the number of Option Shares subject to the Stock Option (less the number of Option Shares previously issued upon any partial exercise of the Stock Option). All of the Option Shares to be issued pursuant to the Stock Option have been duly authorized and, upon issuance and delivery thereof pursuant to this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will be delivered free and clear of all claims, liens, charges, encumbrances and security interests (other than those created by this Agreement). Option Shares issued upon exercise of the Stock Option will not be subject to any preemptive or similar rights. The Board of Directors of Parent has resolved to, and Parent promptly after execution of this Agreement will, take all necessary action to render the Parent Rights Agreement inapplicable to the grant or exercise of the Stock Option and the transactions contemplated hereby. The Board of Directors of Parent has (i) taken all necessary action to render section 203 of the Delaware Law, or any other antitakeover statute or similar statute or regulation inapplicable to the acquisition of the Option Shares pursuant to this Agreement, and (ii) has resolved to, and promptly after the execution of this Agreement will, take all necessary action to render the supermajority voting provisions of Article VII of Parent's Certificate of Incorporation inapplicable to the acquisition of the Option Shares pursuant to this Agreement.

     SECTION 5. Representations and Warranties of the Company. The Company hereby represents and warrants to Parent as follows: The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby (i) are within the Company's corporate powers and (ii) have been duly authorized by all necessary corporate action. The Option Shares acquired by the Company upon the exercise of the Stock Option will not be, and the Stock Option is not being, acquired by the Company with the intention of making a public distribution thereof. Neither the Stock Option nor the Option Shares acquired upon exercise of the Stock Option will be sold or otherwise disposed of by the Company except in compliance with the Securities Act. This agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company.

     SECTION 6. Adjustment upon Changes in Capitalization or Merger.

     (a) In the event of any change in the outstanding shares of Common Stock by reason of a stock dividend, stock split, reverse stock split, split-up, merger, consolidation, recapitalization, combination, conversion, exchange of shares, extraordinary or liquidating dividend or similar transaction which would affect the Company's rights hereunder, the type and number of shares or securities purchasable upon the exercise of the Stock Option and the Exercise Price shall be adjusted appropriately, and proper provision will be made in the agreements governing such transaction, as shall fully preserve the economic benefits provided hereunder to the Company and the full satisfaction of Parent's obligations hereunder. In no event shall the number of shares of Common Stock subject to the Stock Option exceed 19.9% of the number of shares of Common Stock issued and outstanding at the time of exercise (without giving effect to any shares subject or issued pursuant to the Stock Option).

     (b) Without limiting the foregoing, whenever the number of Option Shares purchasable upon exercise of the Stock Option is adjusted as provided in this
Section 6, the Exercise Price shall be adjusted by multiplying the Exercise Price by a fraction, the numerator of which is equal to the number of Option Shares purchasable prior to the adjustment and the denominator of which is equal to the number of Option Shares purchasable after the adjustment.

     (c) Without limiting or altering the parties' rights and obligations under the Merger Agreement, in the event that Parent enters into an agreement (i) to consolidate with or merge into any Person, other than the Company or one of its Subsidiaries, and Parent will not be the continuing or surviving corporation in such consolidation or merger, (ii) to permit any Person, other than the Company or one of its Subsidiaries, to merge into Parent and Parent will be the continuing or surviving corporation, but in connection with such merger, the shares of Common Stock outstanding immediately prior to the consummation of such merger will be changed into or exchanged for stock or other securities of Parent or any other Person or cash or any other property, or the shares of Common Stock outstanding immediately prior to the consummation of such merger will, after such merger, represent less than 50% of the outstanding voting securities of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any Person, other than the Company or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction will make proper provision so that the Stock Option will, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that the Company would have received in respect of Option Shares had the Stock Option been exercised immediately prior to such consolidation, merger, sale or transfer or the record date therefor, as applicable, and shall make any other necessary adjustments. Parent shall take such steps in connection with such consolidation, merger, liquidation or other such transaction as may be reasonably necessary to assure that the provisions hereof shall thereafter apply as nearly as possible to any securities or property thereafter deliverable upon exercise of the Stock Option.

     SECTION 7. Further Assurances; Remedies.

     (a) Parent agrees to maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Stock Option may be fully exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights of third parties to purchase shares of Common Stock from Parent, and to issue the appropriate number of shares of Common Stock pursuant to the terms of this Agreement. All of the Option Shares to be issued pursuant to the Stock Option, upon issuance and delivery thereof pursuant to this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, and will be delivered free and clear of all claims, liens, charges, encumbrances and security interests (other than those created by this Agreement).

     (b) Parent agrees not to avoid or seek to avoid (whether by charter amendment or through reorganization, consolidation, merger, issuance of rights, dissolution or sale of assets, or by any other voluntary act) the observance or performance of any of the covenants, agreements or conditions to be observed or performed hereunder by Parent.

     (c) Parent agrees that promptly after the occurrence of a Parent Trigger Event it shall take all actions as may from time to time be required (including
(i) complying with all applicable premerger notification, reporting and waiting period requirements under the HSR Act and (ii) in the event that prior notification to or approval of any other regulatory authority in the United States or elsewhere is necessary before the Stock Option may be exercised, complying with its obligations thereunder and cooperating with the Company in preparing and processing the required notices or applications) in order to permit the Company to exercise the Stock Option and purchase Option Shares pursuant to such exercise.

     (d) The parties agree that the Company would be irreparably damaged if for any reason Parent failed to issue any of the Option Shares (or other securities or property deliverable pursuant to Section 6 hereof) upon exercise of the Stock Option or to perform any of its other obligations under this Agreement, and that the Company would not have an adequate remedy at law for money damages in such event. Accordingly, the Company shall be entitled to specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by Parent. Accordingly, if the Company should institute an action or proceeding seeking specific enforcement of the provisions hereof, Parent hereby waives the claim or defense that Parent has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. Parent further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief. This provision is without prejudice to any other rights that the Company may have against Parent for any failure to perform its obligations under this Agreement.

     SECTION 8. Listing of Option Shares. Promptly after the occurrence of a Parent Trigger Event and from time to time thereafter if necessary, Parent will apply to list all of the Option Shares subject to the Stock Option on the NYSE and will use its reasonable best efforts to obtain approval of such listing as soon as practicable.

     SECTION 9. Registration of the Option Shares.

     (a) If, within two years of the exercise of the Stock Option, the Company requests Parent in writing to register under the Securities Act any of the Option Shares received by the Company hereunder, Parent will use its reasonable best efforts to cause the offering of the Option Shares so specified in such request to be registered as soon as practicable so as to permit the sale or other distribution by the Company of the Option Shares specified in its request (and to keep such registration in effect for a period of at least 90 days), and in connection therewith Parent shall prepare and file as promptly as reasonably possible (but in no event later than 60 days from receipt of the Company's request) a registration statement under the Securities Act to effect such registration on an appropriate form, which would permit the sale of the Option Shares by the Company in accordance with the plan of disposition specified by the Company in its request. Parent shall not be obligated to make effective more than two registration statements pursuant to the foregoing sentence; provided, however, that Parent may postpone the filing of a registration statement relating to a registration request by the Company under this Section 9 for a period of time (not in excess of 90 days) if in Parent's reasonable, good faith judgment (i) such filing would require the disclosure of material information that Parent has a bona fide business purpose for preserving as confidential or (ii) the sale of Option Shares by the Company would materially interfere with any pending or anticipated acquisition, financing or transaction involving Parent or its Subsidiaries (but in no event shall Parent exercise such postponement right more than once in any twelve-month period).

     (b) Parent shall notify the Company in writing not less than 10 days prior to filing a registration statement under the Securities Act (other than a filing on Form S-4 or S-8 or any successor form) with respect to any shares of Common Stock. If the Company wishes to have any portion of its Option Shares included in such registration, it shall advise Parent in writing to that effect within two business days following receipt of such notice, and Parent will thereupon include the number of Option Shares indicated by the Company in such registration; provided that if the managing underwriter(s) of the offering pursuant to such registration statement advise Parent that in their opinion the number of shares of Common Stock requested to be included in such registration exceeds the number which can be sold in such offering, Parent shall only include in such registration such number or dollar amount of Option Shares which, in the good faith opinion of the managing underwriter(s), can be sold without materially and adversely affecting such offering.

     (c) All expenses relating to or in connection with any registration contemplated under this Section 9 and the transactions contemplated thereby (including all filing, printing, reasonable professional, roadshow and other fees and expenses relating thereto) will be at Parent's expense except for underwriting discounts or commissions and brokers' fees. The Company and Parent agree to enter into a customary underwriting agreement with underwriters upon such terms and conditions as are customarily contained in underwriting agreements with respect to secondary distributions. Parent shall indemnify the Company, its officers, directors, agents, other controlling persons and any underwriters retained by the Company in connection with such sale of such Option Shares in the customary way, and shall agree to customary contribution provisions with such persons, with respect to claims, damages, losses and liabilities (and any expenses relating thereto) arising (or to which the Company, its officers, directors, agents, other controlling persons or underwriters may be subject) in connection with any such offer or sale under the federal securities laws or otherwise, except for information furnished in writing by the Company or its underwriters to Parent. The Company and its underwriters, respectively, shall indemnify Parent to the same extent with respect to information furnished in writing to Parent by the Company and such underwriters, respectively.

     SECTION 10. Miscellaneous.

     (a) Extension of Exercise Periods. The periods during which the Company may exercise its rights under Sections 2 and 3 hereof, or Parent may exercise its rights under Section 2(g), shall be extended in each such case at the request of the Company to the extent necessary to avoid liability by the Company under
Section 16(b) of the Exchange Act by reason of such exercise.

     (b) Amendments; Entire Agreement. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto. This Agreement, together with the Merger Agreement (including any exhibits and schedules thereto), contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions.

     (c) Notices. All notices, requests and other communications to either party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

     if to Parent, to:

        Harvey D. Hinman, Esq.
        Vice President and General Counsel
        Chevron Corporation
        575 Market Street
        San Francisco, California 94105
        Facsimile No.: (415) 894-6017

     with copies to:

        Alfred L. Pepin, Esq.
        1156 Mee Lane
        St. Helena, California 94574
        Facsimile No.: (707) 967-0551

     and

        Arthur Fleischer, Jr., Esq.
        Gary P. Cooperstein, Esq.
        Fried, Frank, Harris, Shriver & Jacobson
        One New York Plaza
        New York, New York 10004-1980
        Facsimile No.: (212) 859-4000

     and

        Terry M. Kee, Esq.
        Rodney R. Peck, Esq.
        Pillsbury Madison & Sutro LLP
        50 Fremont Street
        San Francisco, California 94105
        Facsimile No.: (415) 983-1200

     if to the Company, to:

        William M. Wicker
        Senior Vice President
        Texaco Inc.
        2000 Westchester Avenue
        White Plains, New York 10650
        Facsimile No.: (914) 253-4280
     with copies to:

        Deval Patrick, Esq.
        General Counsel and Vice President
        Texaco Inc.
        2000 Westchester Avenue
        White Plains, New York 10650
        Facsimile No.: (914) 253-4477

     and

        Dennis S. Hersch, Esq.
        Ulrika Ekman, Esq.
        Davis Polk & Wardwell
        450 Lexington Avenue
        New York, New York 10017
        Facsimile No.: (212) 450-4800

or to such other address or facsimile number as either party may hereafter specify for the purpose by notice to the other party hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received or (ii) if given by any other means, when delivered at the address specified in this Section.

     (d) Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise specifically provided herein and without limiting anything contained in the Merger Agreement.

     (e) Severability. If any term, provision, covenant or restriction of this Agreement is held to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     (f) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal or state court located in the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10(c) hereof shall be deemed effective service of process on such party.

     (g) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     (h) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

     (i) Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

     (j) Assignment. This Agreement shall be binding upon each party hereto and such party's successors and assigns. This Agreement shall not be assignable by Parent, but may be assigned by the Company in whole or in part to any direct or indirect wholly-owned subsidiary of the Company, provided that the Company shall remain liable for any obligations so assigned.

     (k) Survival. All representations, warranties and covenants contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

     (l) Time of the Essence. The parties agree that time shall be of the essence in the performance of obligations hereunder.

     (m) Public Announcement. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld. Notwithstanding the foregoing, any such press release or public statement as may be required by applicable law or any listing agreement with any national securities exchange, may be issued prior to such consultation, if the party making such release or statement has used its reasonable efforts to consult with the other party.

     SECTION 11. Profit Limitation.

     (a) Notwithstanding any other provision of this Agreement or the Merger Agreement, in no event shall the Company's Total Profit (as defined below) exceed $1,100,000,000 (the "Maximum Amount") and, if it otherwise would exceed such Maximum Amount, the Company at its sole election may (i) pay cash to Parent, (ii) deliver to Parent for cancellation Option Shares previously purchased by the Company, or (iii) any combination thereof, so that the Company's actually realized Total Profit (as defined below) shall not exceed the Maximum Amount after taking into account the foregoing actions.

     (b) Notwithstanding any other provision of this Agreement, the Stock Option may not be exercised for a number of Option Shares as would, as of the date of the Stock Exercise Notice or Cash Exercise Notice, as applicable, result in a Notional Total Profit (as defined below) of more than the Maximum Amount and, if exercise of the Stock Option otherwise would result in the Notional Total Profit exceeding such amount, the Company, at its discretion, may (in addition to any of the actions specified in Section 11(a) above) increase the Exercise Price for that number of Option Shares set forth in the Stock Exercise Notice or Cash Exercise Notice, as applicable, so that the Notional Total Profit shall not exceed the Maximum Amount; provided, that nothing in this sentence shall restrict any exercise of the Stock Option permitted hereby on any subsequent date at the Exercise Price set forth in Section 2 hereof.

     (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the cash amount actually received by the Company pursuant to Section 10.6 of the Merger Agreement less any repayment by the Company to Parent pursuant to Section 11(a)(i) hereof, (ii) (x) the net cash amounts or the fair market value of any property received by the Company pursuant to the sale of Option Shares (or of any other securities into or for which such Option Shares are converted or exchanged), less (y) the Company's purchase price for such Option Shares (or other securities) plus (iii) the aggregate amounts received by the Company pursuant to Section 3(d).

     (d) As used herein, the term "Notional Total Profit" with respect to any number of Option Shares as to which the Company may propose to exercise the Stock Option shall mean the Total Profit determined as of the date of the Stock Exercise Notice or Cash Exercise Notice, as applicable, assuming that the Stock Option was exercised on such date for such number of Option Shares and assuming that such Option Shares, together with all other Option Shares previously acquired upon exercise of the Stock Option and held by the Company and its affiliates as of such date, were sold for cash at the closing price on the NYSE for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

     IN WITNESS WHEREOF, the Company and Parent have caused this Agreement to be duly executed as of the day and year first above written.

                                          TEXACO INC.

                                          By:      /s/ PETER I. BIJUR
                                            ------------------------------------
                                              Name: Peter I. Bijur
                                              Title:  Chairman of the Board and
                                                      Chief Executive Officer

                                          CHEVRON CORPORATION

                                          By:     /s/ DAVID J. O'REILLY
                                            ------------------------------------
                                              Name: David J. O'Reilly
                                              Title:  Chairman of the Board and
                                                      Chief Executive Officer

                                                                         ANNEX D

                                LEHMAN BROTHERS

                                                                October 15, 2000

Board of Directors
Chevron Corporation
575 Market Street
San Francisco, CA 94105

Members of the Board:

     We understand that Chevron Corporation ("Chevron" or the "Company") and Texaco Inc. ("Texaco") are considering entering into a transaction pursuant to which, among other things, (i) Texaco will merge with a newly formed subsidiary of Chevron ("Merger Sub"), with Texaco being the surviving corporation (the "Merger"); and (ii) upon the effectiveness of the Merger, each share of common stock of Texaco issued and outstanding prior to the Merger will be converted into the right to receive 0.77 shares of the common stock of Chevron (the "Exchange Ratio"). We further understand that the Merger is subject to the condition that it qualify for pooling-of-interests accounting treatment. The terms and conditions of the Merger are set forth in more detail in an Agreement and Plan of Merger to be entered into among Chevron, Texaco and Merger Sub (the "Agreement").

     We have been requested by the Board of Directors of Chevron to render our opinion with respect to the fairness, from a financial point of view, to the Company, of the Exchange Ratio to be paid to Texaco's stockholders in the Merger. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Merger.

     In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and specific terms of the Merger; (2) publicly available information concerning Chevron and Texaco that we believe to be relevant to our analysis, including Annual Reports on Form 10-K for the fiscal year ended December 31, 1999 and Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2000; (3) financial and operating information with respect to the business, operations and prospects of Chevron furnished to us by Chevron, including the amounts and timing of the cost savings and operating synergies which management of Chevron estimates will result from a combination of the businesses of Chevron and Texaco (the "Expected Synergies); (4) the trading histories of Chevron's common stock and Texaco's common stock from September 22, 1999 to the present and a comparison of these trading histories with each other and with those of other companies that we deemed relevant; (5) a comparison of the historical financial results and present financial condition of each of Chevron and Texaco with each other and with those of other companies that we deemed relevant; (6) a comparison of the financial terms of the Merger with the financial terms of certain other transactions that we deemed relevant; (7) the potential pro forma impact of the Merger on the future financial performance of Chevron (including the Expected Synergies); (8) the relative contributions of Chevron and Texaco to the historical and future financial performance of the combined company on a pro forma basis; and (9) the pro forma impact on the combined company of the potential divestiture of Texaco's two domestic downstream businesses in connection with the Merger. In addition, we have had discussions with the managements of Texaco and the Company concerning their respective businesses, operations, assets, financial conditions and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and, with respect to information regarding Chevron, have further relied upon the assurances of management of Chevron that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. In arriving at our opinion, we have not used any financial forecasts or business plans of Chevron or Texaco prepared by management of Chevron or Texaco. Accordingly, with the consent of Chevron, we have assumed that the published estimates of third party research analysts are a reasonable basis upon which to evaluate the future financial performance of Chevron and Texaco and that Chevron and Texaco will perform substantially in accordance with such estimates. Upon advice of Chevron, we also have assumed that the amounts and timing of the Expected Synergies are reasonable and that the Expected Synergies will be realized substantially in accordance with such estimates. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of Chevron or Texaco and have not made or obtained any evaluations or appraisals of specific assets or liabilities of Chevron or Texaco. Upon the advice of Chevron and its legal and accounting advisors, we have assumed that the Merger will qualify (i) for pooling-of-interests accounting treatment and
(ii) as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction to the stockholders of Texaco. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio to be paid by the Company in the Merger is fair to the Company.

     We have acted as financial advisor to Chevron in connection with the Merger and will receive a fee for our services which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past and have received customary fees for such services. In the ordinary course of our business, we actively trade in the debt and equity securities of the Company and Texaco for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of Chevron and is rendered to the Board of Directors in connection with its consideration of the Merger. This opinion is not intended to be and does not constitute a recommendation to any stockholder of Chevron as to how such stockholder should vote with respect to the Merger.

                                          Very truly yours,

                                          /s/ LEHMAN BROTHERS

                                                                         ANNEX E

                                    CREDIT SUISSE FIRST BOSTON CORPORATION


                                    Eleven Madison Avenue          Telephone 212
                                    325 2000

                                    New York, NY 10010-3629

October 15, 2000

Board of Directors
Texaco Inc.
2000 Westchester Avenue
White Plains, NY 10650

Members of the Board:

You have asked us to advise you with respect to the fairness from a financial point of view to the holders of Texaco Common Stock (as defined below) of the Exchange Ratio (as defined below) set forth in the Agreement and Plan of Merger, dated as of October 15, 2000 (the "Merger Agreement"), among Texaco Inc. ("Texaco"), Chevron Corporation ("Chevron") and Keepep Inc., a wholly owned subsidiary of Chevron ("Merger Sub"). The Merger Agreement provides for, among other things, the merger of Merger Sub with and into Texaco (the "Merger") pursuant to which each outstanding share of the common stock, par value $3.125 per share of Texaco ("Texaco Common Stock") will be converted into the right to receive 0.77 (the "Exchange Ratio") of a share of the common stock, par value $0.75 per share, of Chevron ("Chevron Common Stock"). As a result of the Merger, Texaco will become a wholly owned subsidiary of Chevron.

In arriving at our opinion, we have reviewed the Merger Agreement and certain related documents, and certain publicly available business and financial information relating to Texaco and Chevron. We have also reviewed certain other information relating to Texaco and Chevron, including financial forecasts, provided to or discussed with us by Texaco and Chevron, and have met with the managements of Texaco and Chevron to discuss the business and prospects of Texaco and Chevron. We have also considered certain financial and stock market data of Texaco and Chevron, and we have compared those data with similar data for other publicly held companies in businesses similar to Texaco and Chevron, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts, we have been advised, and have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Texaco and Chevron as to the future financial performance of Texaco and Chevron and the potential synergies (including the amount, timing and achievability thereof) anticipated to result from the Merger. We have also assumed, with your consent, that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver of any condition to the Merger. We also have assumed, with your consent, that the Merger will be accounted for as a pooling of interests in accordance with generally accepted accounting principles and will qualify as a tax-free reorganization for U.S. federal income tax purposes. We have further assumed, with your consent, that in the course of obtaining the necessary regulatory and third-party consents for the proposed Merger and the transactions contemplated by the Merger Agreement, no delay or restriction will result or be imposed that will have a material effect on the expected benefits of the proposed Merger to the holders of Texaco Common Stock. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Texaco or Chevron, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon information available to us, and financial, economic, market and other conditions as they exist and can be evaluated, on the date hereof. We are not expressing any opinion as to the actual value of the Chevron Common Stock when issued pursuant to the Merger or the prices at which the Chevron Common Stock will trade subsequent to the Merger. In connection with our engagement, we were not requested to, and did not, solicit third-party indications of interest in the possible acquisition of all or part of Texaco. We have been advised that the Exchange Ratio was determined through arms' length negotiations between the parties.

We have acted as financial advisor to Texaco in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We and our affiliates have in the past provided financial services to Texaco and certain of its affiliates and to Chevron and certain of its affiliates unrelated to the proposed Merger for which services we have received compensation, and are currently providing financial services to Texaco and certain of its affiliates with regard to matters arising out of but unrelated to the proposed Merger. In the ordinary course of business, we and our affiliates may actively trade the debt and equity securities of both Texaco and Chevron for our and their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities.

It is understood that this letter is for the information of the Board of Directors of Texaco in connection with its evaluation of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the Merger. Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of Texaco Common Stock.

Very truly yours,


/S/ CREDIT SUISSE FIRST BOSTON CORPORATION

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law ("Delaware Law") permits Chevron's board of directors to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his or her being or having been a director, officer, employee or agent of Chevron, or serving or having served, at the request of Chevron, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by law, agreement, vote of stockholders or disinterested directors, or otherwise.

     Article IX of Chevron's Restated Certificate of Incorporation (the "Chevron Certificate") provides for indemnification of its directors, officers, employees and other agents to the fullest extent permitted by law.

     As permitted by sections 102 and 145 of Delaware Law, the Chevron Certificate eliminates the liability of a Chevron director for monetary damages to Chevron and its stockholders arising from a breach or alleged breach of a director's fiduciary duty except for liability under section 174 of Delaware Law or liability for any breach of the director's duty of loyalty to Chevron or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction from which the director derived an improper personal benefit.

     In addition, Chevron maintains officers' and directors' insurance covering certain liabilities that may be incurred by officers and directors in the performance of their duties.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits.

     See Exhibit Index for the list of exhibits at page II-4 of this registration statement, which is incorporated herein by reference.

     (b) Financial Statement Schedules.


     None.


ITEM 22. UNDERTAKINGS

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The registrant undertakes that every prospectus (1) that is filed pursuant to the paragraph immediately preceding, or (2) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 of the Securities Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus which forms a part of this registration statement pursuant to Items 4, 10(b), 11, or 13 of this registration statement, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

     The registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of San Francisco, State of California, on June 4, 2001.


                                          CHEVRON CORPORATION

                                          By     /s/ DAVID J. O'REILLY*
                                            ------------------------------------
                                                     David J. O'Reilly
                                                 Chairman of the Board and
                                                  Chief Executive Officer


     Pursuant to the requirements of the Securities Exchange Act of 1933, this Amendment No. 2 to Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated on the 4th day of June, 2001.



PRINCIPAL EXECUTIVE OFFICERS (AND DIRECTORS)                     DIRECTORS

           /s/ DAVID J. O'REILLY*                         /s/ SAMUEL H. ARMACOST*
---------------------------------------------  ---------------------------------------------
             David J. O'Reilly,                             Samuel H. Armacost
            Chairman of the Board
                                                               /s/ SAM GINN*
           /s/ RICHARD H. MATZKE*              ---------------------------------------------
---------------------------------------------                    Sam Ginn
             Richard H. Matzke,
         Vice Chairman of the Board                         /s/ CARLA A. HILLS*
                                               ---------------------------------------------
         PRINCIPAL FINANCIAL OFFICER                          Carla A. Hills
             /s/ JOHN S. WATSON*                         /s/ J. BENNETT JOHNSTON*
---------------------------------------------  ---------------------------------------------
               John S. Watson,                              J. Bennett Johnston
           Vice President, Finance
         and Chief Financial Officer                       /s/ FRANK A. SHRONTZ*
                                               ---------------------------------------------
        PRINCIPAL ACCOUNTING OFFICER                         Frank A. Shrontz
            /s/ STEPHEN J. CROWE*                             /s/ CARL WARE*
---------------------------------------------  ---------------------------------------------
              Stephen J. Crowe,                                  Carl Ware
       Vice President and Comptroller
                                                            /s/ JOHN A. YOUNG*
                                               ---------------------------------------------
                                                               John A. Young

           *By /s/ LYDIA I. BEEBE
---------------------------------------------
               Lydia I. Beebe,
              Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT                            DESCRIPTION
-------                            -----------
 2.1       Agreement and Plan of Merger, dated as of October 15, 2000, among Chevron Corporation, Texaco Inc. and Keepep, Inc.,
           included as Annex A to the joint proxy statement/prospectus forming a part of this Registration Statement and
           incorporated herein by reference.
 2.2       Amendment No. 1 to Agreement and Plan of Merger, dated as of
           March 30, 2001 among Texaco Inc., Chevron Corporation and
           Keepep Inc., included as Annex A-1 to the joint proxy
           statement/prospectus forming a part of this Registration
           Statement and incorporated herein by reference.
 3.1       Restated Certificate of Incorporation of Chevron
           Corporation, dated May 3, 2000, filed as Exhibit 3.1 to
           Chevron Corporation's Report on Form 10-Q for the quarterly period ended March 31, 2000 and incorporated herein by
           reference.
 3.2       By-laws of Chevron Corporation, as amended April 25, 2001, filed as Exhibit 3.2 to Chevron Corporation's Report on Form
           10-Q for the quarterly period ended March 31, 2001 and
           incorporated herein by reference.
 4.1       Rights Agreement dated as of November 22, 1998 between
           Chevron and ChaseMellon Shareholder Services, L.L.C., as
           Rights Agent, filed as Exhibit 4.1 to Chevron's Current
           Report on Form 8-K filed November 25, 1998 and incorporated herein by reference.
 4.2       Amendment No. 1 to Rights Agreement, dated as of October 15,
           2000, between Chevron Corporation and ChaseMellon
           Shareholder Services L.L.C., as Rights Agent, filed as
           Exhibit 4.2 to Chevron Corporation's Amendment No. 1 to Form
           8-A filed December 7, 2000 and incorporated herein by
           reference.
           Pursuant to the Instructions to Exhibits, certain
           instruments defining the rights of holders of long-term debt securities of Chevron Corporation and its consolidated
           subsidiaries are not filed because the total amount of
           securities authorized under any such instrument does not
           exceed 10 percent of the total assets of Chevron Corporation and its subsidiaries on a consolidated basis. A copy of such instrument will be furnished to the Commission upon request.
 5.1**     Opinion of Pillsbury Winthrop LLP regarding the validity of the securities being registered in this Registration
           Statement.
 8.1**     Form of Opinion of McDermott, Will & Emery regarding certain federal income tax consequences relating to the merger.
 8.2**     Form of Opinion of Davis Polk & Wardwell regarding certain federal income tax consequences relating to the merger.
10.1       Stock Option Agreement dated as of October 15, 2000 between
           Chevron Corporation and Texaco Inc., included as Annex B to the joint proxy statement/prospectus forming a part of this
           Registration Statement and incorporated herein by reference.
10.2       Stock Option Agreement dated as of October 15, 2000 between
           Chevron Corporation and Texaco Inc. included as Annex C to the joint proxy statement/prospectus forming a part of this
           Registration Statement and incorporated herein by reference.
10.3       Chevron Corporation Management Incentive Plan, as amended
           and restated effective March 29, 2000, filed as Exhibit 10.2 to Chevron Corporation's Report on Form 10-Q for the
           quarterly period ended March 31, 2000 and incorporated
           herein by reference.
10.4       Chevron Corporation Excess Benefit Plan, amended and
           restated as of July 1, 1996, filed as Exhibit 10 to Chevron
           Corporation's Report on Form 10-Q for the quarterly period ended March 31, 1997 and incorporated herein by reference.
10.5       Supplemental Pension Plan of Gulf Oil Corporation, amended as of June 30, 1986, filed as Exhibit 10.4 to Chevron
           Corporation's Annual Report on Form 10-K for the year ended
           December 31, 1986 and incorporated herein by reference.

EXHIBIT                            DESCRIPTION
-------                            -----------
10.6       Chevron Restricted Stock Plan for Non-Employee Directors, as
           amended and restated effective April 30, 1997, filed as
           Appendix A to Chevron Corporation's Notice of Annual Meeting
           of Stockholders and Proxy Statement dated March 21, 1997 and incorporated herein by reference.
10.7       Chevron Corporation Long-Term Incentive Plan, as amended and restated effective March 29, 2000, filed as Exhibit 10.1 to
           Chevron Corporation's Report on Form 10-Q for the quarterly period ended March 31, 2000 and incorporated herein by
           reference.
10.8       Chevron Corporation Salary Deferral Plan for Management
           Employees, as amended and restated effective March 29, 2000, filed as Exhibit 10.3 to Chevron Corporation's Report on
           Form 10-Q for the quarterly period ended March 31, 2000 and incorporated herein by reference.
12.1       Computation of Ratios of Earnings to Fixed Charges and
           Preferred Stock Dividend Requirements for Period Ended
           September 30, 2000 filed as Exhibit 12 to Chevron
           Corporation's Report on Form 10-Q for the quarterly period ended September 30, 2000 and incorporated herein by
           reference.
21.1       Subsidiaries of Chevron Corporation, filed as Exhibit 21.1 to Chevron Corporation's Annual Report on Form 10-K for the
           year ended December 31, 1999 and incorporated herein by
           reference.
23.1**     Consent of Pillsbury Winthrop LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement.
23.2**     Consent of McDermott, Will & Emery (included in the form of opinion filed as Exhibit 8.1 to this Registration
           Statement).
23.3**     Consent of Davis Polk & Wardwell (included in the form of
           opinion filed as Exhibit 8.2 to this Registration
           Statement).
23.4**     Consent of PricewaterhouseCoopers LLP.
23.5**     Consent of KPMG (regarding its report on the combined
           financial statements of the Caltex Group of Companies).
23.6**     Consent of Arthur Andersen LLP.
23.7       Intentionally omitted.
23.8       Intentionally omitted.
23.9**     Consent of Arthur Andersen LLP and PricewaterhouseCoopers
           LLP (regarding their report on the consolidated financial
           statements of Equilon Enterprises LLC).
23.10**    Consent of Arthur Andersen LLP, PricewaterhouseCoopers LLP
           and Deloitte & Touche LLP (regarding their report on the
           financial statements of Motiva Enterprises LLC).
24.1*      Powers of Attorney for directors and certain officers of
           Chevron Corporation, authorizing the signing of this
           Registration Statement on Form S-4 on their behalf.
99.1**     Form of Chevron Proxy Card.
99.2**     Form of Texaco Proxy Card.
99.3*      Consent of Lehman Brothers Inc.
99.4*      Consent of Credit Suisse First Boston Corporation.


-------------------------
 * Previously filed.


** Filed herewith.